 Exhibit 99.1
[  ], 2025
Dear Fortive Corporation Shareholder:
In September 2024, we announced our intention to separate our company into two independent, publicly traded companies, each with a focused business model and its own clear growth and capital allocation priorities.
The separation will occur through a distribution by Fortive of all of the outstanding shares of a newly formed company named Ralliant Corporation (“Ralliant”). Ralliant will be a global technology company consisting of Fortive’s leading test and measurement and sensors and safety systems brands currently operating as the Precision Technologies segment. With extraordinary expertise in precision and reliability, Ralliant will continue to pursue a focused strategy delivering customer-centric innovation in key secular growth industries, enabling engineers to advance technology and safeguard mission-critical applications. As a stand-alone entity, we expect that Ralliant will leverage its free cash flow generation to focus on returning capital to shareholders, as well as selectively pursuing acquisitions aligned to its core domain expertise and secular growth strategy.
Upon completion of this separation, Fortive will be a technology solutions company comprised of a leading portfolio of brands currently operating under Fortive’s Intelligent Operating Solutions (IOS) and Advanced Healthcare Solutions (AHS) business segments. These durable growth-oriented businesses, with approximately 50 percent recurring revenue, are aligned with significant long-term growth trends driven by the shift towards software-enabled workflows, the growing importance of connected devices and IoT offerings, rising productivity, safety and security requirements, and the demand for safer, high-quality healthcare globally. Fortive will focus on resilient, high-quality recurring growth by delivering productivity and safety solutions to customers across industrial and healthcare operating environments. With the separation, we believe Fortive will be well positioned to continue to drive growth and profitability across its portfolio through a combination of organic compounding and execution of a focused and balanced capital allocation strategy, prioritizing M&A that enhances recurring revenue, growth, and free cash flow.
Further, in connection with the separation, we also announced exciting leadership changes aligned with our internal talent-development and succession plans. Upon completion of the separation, Olumide Soroye, currently President and CEO of our IOS and AHS segments, will become Fortive’s next President and CEO. Tami Newcombe, President and CEO of our PT segment, will assume the role of President and CEO of Ralliant. Given their expertise, strategic and operational achievements, and passion for FBS, I, together with the other members of our Board, have the utmost confidence that Olumide and Tami’s leadership at their respective companies will deliver long-term value for stakeholders.
Benefits of the Separation
As standalone companies, Fortive and Ralliant are each expected to benefit from:
•
Enhanced management focus driven by individual board and management teams that leverage relevant expertise and are able to focus on strengthening each company;

•
Tailored capital allocation strategies and the ability to make company-specific investment decisions to drive innovation and enhance growth and returns;

•
The ability to pursue growth through selective M&A opportunities aligned to each company’s core strategy;

•
Improved operational agility and focus, enabling each company to pursue its distinct operating priorities and strategies with increased flexibility, with a continued commitment to our culture of continuous improvement, better positioning each for long-term success;

•
Enhanced talent management, recruitment and retention, including the ability to attract and retain team members aligned with our more tailored business model and growth strategy; and

•
The creation of distinct, compelling investment profiles, which will allow investors to more clearly understand the separate business models, financial profiles, strategies and investment identities of each company and invest in each based on a better appreciation of these characteristics.

We are confident that the separation builds on our track record of differentiated multi-year financial performance and will best position each company for the future to deliver enhanced value for all stakeholders.
What This Means For You
The separation will be in the form of a pro rata distribution of 100% of the outstanding shares of Ralliant to holders of Fortive common stock. Each Fortive shareholder will receive             share[s] of Ralliant common stock for every             share[s] of Fortive common stock held on            , 2025, the record date for the distribution.
No vote of Fortive shareholders is required for the distribution. You do not need to take any action to receive shares of Ralliant common stock to which you are entitled as a Fortive shareholder. You do not need to pay any consideration or surrender or exchange your shares of Fortive common stock to participate in the spin-off. The distribution is intended to be tax-free to Fortive shareholders for U.S. federal income tax purposes, except for any cash received by shareholders in lieu of fractional shares.
We encourage you to read the attached information statement, which is being provided to all Fortive shareholders who held shares on the record date for the distribution. The information statement describes the planned separation in detail and contains important business and financial information about Ralliant.
We believe the separation is a significant opportunity to create the strategic clarity at each company to deliver long-term value for all stakeholders. Further, the impactful contributions of our collective team members have set both companies on a path to success, which gives me great confidence in their future.
Sincerely,
James A. Lico
President and Chief Executive Officer
Fortive Corporation

[Ralliant Logo]
[   ] , 2025
Dear Future Ralliant Shareholder:
It is my honor to welcome you as a Ralliant shareholder. Together, we embark on an exciting journey to build an industry-leading business rooted in disciplined operational execution. We take immense pride in our heritage, our talented team, and our portfolio of globally-recognized brands that hold strong positions across critical industries. With a proven track record of operational and financial success, we are confident in our ability to deliver long-term value as we empower our customers with the precision technologies that drive breakthrough innovation in an electrified and digital world.
Ralliant is a global technology leader dedicated to designing, developing, manufacturing, and servicing precision instruments and highly engineered solutions. Through our strategic segments — Test and Measurement and Sensors and Safety Systems — we empower engineers to advance breakthrough technologies and safeguard critical systems and help our customers bring next-generation technological advancements to the market faster and more efficiently. With over 150 years of operating experience and a legacy of customer trust, we are known for delivering innovative, high-quality products with the precision that mission-critical applications demand. Our expertise spans next-generation semiconductors, power electronics, energy storage systems, AI data centers, power grid, aero, defense, and space technologies, and industrial manufacturing to enable an intelligent, more connected future.
As a stand-alone company, we will benefit from our intensified focus on our strategic priorities. We are committed to a value-creation strategy that drives growth in key industries aligned with electrification and digitization, leveraging our globally recognized brands. We will continue our legacy of customer-centric innovation, partnering with our customers to achieve breakthroughs in next-generation technologies across industries. Our business model has resulted in sustained through-cycle growth, and we are committed to delivering a superior operating margin profile with strong free cash flow. Our strategy also includes a disciplined approach to capital return and deployment, along with selective acquisitions, all aimed at strengthening our leadership position.
How we do things is as important as what we achieve. Central to this philosophy is the Ralliant Business System (“RBS”), our comprehensive set of processes and tools that originated from Danaher Corporation and have been rigorously applied and evolved at Fortive Corporation to continuously improve business performance in the critical areas of quality, delivery, cost, growth, and innovation. Our operating companies utilize RBS to drive sustainable improvements in product development, sales and marketing, supply chain and manufacturing efficiency. RBS is the foundation to our innovation and our culture of relentless execution and continuous improvement. We see RBS as a differentiator, as this ensures we deliver effective, measurable, and sustainable outcomes for our customers, employees, and shareholders.
I invite you to learn more about Ralliant and our strategic initiatives in the attached information statement.
Sincerely,
Tamara Newcombe
President & Chief Executive Officer
Ralliant Corporation

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been confidentially submitted to the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.
Preliminary and Subject to Completion, dated [           ], 2025
INFORMATION STATEMENT
[      ]

This information statement is being furnished in connection with the distribution by Fortive Corporation (“Fortive”) to its shareholders of 100% of the outstanding shares of common stock of Ralliant, a wholly-owned subsidiary of Fortive that will hold, directly or indirectly, the assets and liabilities associated with Fortive’s Precision Technologies business (“Ralliant” or the “Company”).
For every share of Fortive common stock held of record by you as of the close of business on       , 2025, the record date for the distribution, you will receive             share[s] of Ralliant common stock. You will receive cash in lieu of any fractional shares of Ralliant common stock that you would have received after application of the above ratio.
The distribution is intended to qualify as tax-free to Fortive shareholders for U.S. federal income tax purposes, except for any cash received in lieu of fractional shares.
No vote of Fortive shareholders is required for the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send Fortive a proxy, in connection with the distribution. You do not need to pay any consideration, exchange or surrender your existing shares of Fortive common stock or take any other action to receive your shares of Ralliant common stock.
There is no current trading market for Ralliant common stock, although Ralliant expects that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution, and Ralliant expects “regular-way” trading of Ralliant common stock to begin on the first trading day following the distribution. Ralliant has applied to have its common stock authorized for listing on the New York Stock Exchange (the “NYSE”) under the symbol “RAL.” Following the distribution, Fortive will continue to trade on the NYSE under the symbol “FTV.”
In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 14.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.
This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.
The date of this information statement is                  , 2025.
A Notice of Internet Availability of Information Statement Materials containing instructions describing how to access this information statement was first mailed to Fortive shareholders on or about [      ], 2025. This information statement will be mailed to Fortive’s shareholders who previously elected to receive a paper copy of Fortive’s materials.

i

Presentation of Information
Unless the context otherwise requires, (i) references in this information statement to “Ralliant,” the “Company,” “we,” “us” and “our” refer to Ralliant Corporation, a Delaware corporation, and its consolidated subsidiaries after giving effect to the separation, (ii) references in this information statement to the “Precision Technologies business,” “NEWCO” or the Company’s historical business and operations refer to the business and operations of Fortive’s Precision Technologies segment that will be transferred to the Company in connection with the separation and distribution and (iii) references in this information statement to “Fortive” and “Parent” refer to Fortive Corporation, a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires.
In connection with the separation and distribution, we will enter into a series of transactions with Fortive pursuant to which Fortive will transfer the assets and liabilities of its Precision Technologies segment to us in exchange for shares of our common stock and a Cash Distribution, each as defined herein. As used herein, (i) the “separation” refers to the separation of the Precision Technologies business from Fortive and the creation of a separate, publicly traded company holding the Precision Technologies business and (ii) the “distribution” refers to the distribution of 100% of the shares of Ralliant common stock owned by Fortive as of the record date to the Fortive shareholders. Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about Ralliant assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution.
Market, Industry and Other Data
Unless otherwise indicated, information contained in this information statement concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from third-party sources and management estimates. Our management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause future performance to differ materially from our assumptions and estimates. See “Cautionary Statement Concerning Forward-Looking Statements.”
Trademarks and Trade Names
The name and mark, Ralliant, and other trademarks, trade names and service marks of the Company appearing in this information statement are our property or, as applicable, licensed to us, or, as applicable, are the property of Fortive. The name and mark, Fortive, and other trademarks, trade names and service marks of Fortive appearing in this information statement are the property of Fortive. This information statement also contains additional trade names, trademarks and service marks belonging to other companies. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION
What is Ralliant and why is Fortive separating Ralliant’s businesses and distributing Ralliant’s stock?	Ralliant, which is currently a wholly-owned subsidiary of Fortive, was formed to hold Fortive’s Precision Technologies business. The separation of Ralliant from Fortive and the distribution of Ralliant common stock are intended to create two separate, publicly traded companies that will be able to focus on each of their respective business strategies. The separation is expected to, among other things, allow each of Fortive and Ralliant to have an independent corporate strategy and distinct profit drivers, allowing each company to effectively allocate its respective resources and manage its capital in line with its strategic priorities. Fortive and Ralliant believe that the separation will result in enhanced long-term performance of each business for the reasons discussed in the sections entitled “The Separation and Distribution — Background” and “The Separation and Distribution — Reasons for the Separation.”
Why am I receiving this document?	Fortive is delivering this document to you because you are a holder of record of shares of Fortive common stock. If you are a holder of Fortive common stock as of the close of business on , 2025, the record date of the distribution, you will be entitled to receive [ ] share[s] of Ralliant common stock for every share of Fortive common stock that you held at the close of business on such date. This document will help you understand how the separation and distribution will affect your post-separation ownership of Fortive and us.
How will the separation of Ralliant from Fortive work?	As part of the separation, and prior to the distribution, Fortive and its subsidiaries expect to complete an internal reorganization (which we refer to as the “internal reorganization”) to transfer to Ralliant the Precision Technologies business that Ralliant will own following the separation. To accomplish the separation of Ralliant into a separate, publicly-traded company, Fortive will distribute 100% of the outstanding shares of our common stock to Fortive shareholders on a pro rata basis in a distribution intended to be tax-free for U.S. federal income tax purposes, except for cash received in lieu of fractional shares.
What is the record date for the distribution?	The record date for the distribution will be , 2025.
When will the distribution occur?	It is expected that 100% of our common stock will be distributed by Fortive at [ ] [a.m.], Eastern Time, on , 2025, to holders of record of Fortive common stock at the close of business on , 2025, the record date for the distribution.
What do shareholders need to do to participate in the distribution?	Shareholders of Fortive as of the record date will not be required to take any action or pay any consideration to receive our common stock in the distribution, but you are urged to read this entire information statement carefully. Shareholder approval is not required, so if you do not want to receive our common stock in the distribution, you should sell your Fortive common stock prior to the record date for the distribution. The distribution will not affect the number of outstanding Fortive shares or any rights of Fortive shareholders, although it will affect the market value of each outstanding share of Fortive common stock.
How will shares of Ralliant common stock be issued?	You will receive shares of Ralliant common stock through the same or substantially similar channels that you currently use to hold or trade shares of Fortive common stock, whether through a brokerage account, 401(k) plan or other channel. Receipt of shares of Ralliant common stock will be documented for you in substantially the same manner that you typically receive shareholder updates, such as monthly broker statements and 401(k) statements.

If you own shares of Fortive common stock as of the close of business on the record date, Fortive, with the assistance of Computershare Trust Company, N.A. (“Computershare”), the settlement and distribution agent, will electronically distribute shares of Ralliant common stock to you or to your brokerage firm on your behalf by way of direct registration in book-entry form. Computershare will mail you a book-entry account statement that reflects your shares of our common stock, or your bank or brokerage firm will credit your account for the shares.
How many shares of Ralliant common stock will I receive in the distribution?	Fortive will distribute to you share[s] of Ralliant common stock for every share[s] of Fortive common stock held by you as of the record date for the distribution. Based on approximately shares of Fortive common stock outstanding as of , 2025, Ralliant expects that a total of approximately shares of Ralliant common stock will be distributed to Fortive’s shareholders. For additional information on the distribution, see the section entitled “The Separation and Distribution.”
Will Ralliant issue fractional shares of its common stock in the distribution?
No. We will not issue fractional shares of our common stock in the distribution. The receipt of cash in lieu of fractional shares is described in the section entitled “Material U.S. Federal Income Tax Consequences.”

What are the conditions to the distribution?
The Fortive board of directors must give its final approval of the distribution and the following conditions must be satisfied (or waived by the Fortive board of directors):
•
the transfer of assets and liabilities to us in accordance with the separation agreement will have been completed, other than any assets and liabilities intended to transfer after the distribution pursuant to the separation agreement;

•
the receipt by Fortive and continuing validity of a private letter ruling from the Internal Revenue Service (the “IRS”) and an opinion of its outside tax counsel, in each case, satisfactory to the Fortive board of directors, regarding the qualification of the distribution, together with certain related transactions, as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”), and which ruling and opinion shall not have been withdrawn, rescinded, or modified in any material respect;

•
the making of a cash distribution of approximately $       billion (the “Cash Distribution”) from Ralliant to Fortive as partial consideration for the contribution of assets to Ralliant by Fortive in connection with the separation, and the determination by Fortive in its sole and absolute discretion that following the separation, Fortive will have no further liability or obligation whatsoever with respect to any of the financing arrangements that Ralliant will be entering into in connection with the separation;

•
the U.S. Securities and Exchange Commission (the “SEC”) will have declared effective the registration statement on Form 10 of which this information statement forms a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and this information statement will have been made available to Fortive shareholders;

•
all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;

•
the agreements relating to the separation will have been duly executed and delivered by the parties;

•
no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;

•
the shares of our common stock to be distributed will have been accepted for listing on the NYSE, subject to official notice of distribution;

•
an independent appraisal firm acceptable to the Fortive board of directors will have delivered one or more opinions to the Fortive board of directors confirming the solvency and financial viability of Ralliant after completion of the distribution, in a form and substance acceptable to the Fortive board of directors in its sole and absolute discretion;

•
the financing described under the section entitled “Description of Material Indebtedness” will have been completed; and

•
no other event or development will have occurred or exist that, in the judgment of Fortive’s board of directors, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

Fortive and Ralliant cannot assure you that any or all of these conditions will be met. For a complete discussion of all of the conditions to the distribution, see the section entitled “The Separation and Distribution — Conditions to the Distribution.”

What is the expected date of completion of the separation and distribution?
It is expected that the shares of Ralliant common stock will be distributed by Fortive at [      ] a.m., Eastern Time, on           , 2025 to the holders of record of shares of Fortive common stock at the close of business on           , 2025, the record date for the distribution. No assurance can be provided as to the timing of the separation or that all conditions to the distribution will be met.

Can Fortive decide to cancel the distribution of Ralliant common stock even if all the conditions have been met?
Yes. Until the distribution has occurred, Fortive has the right to terminate, modify or abandon the distribution, even if all of the conditions set forth in the section “The Separation and Distribution — Conditions to the Distribution” are satisfied.

What if I want to sell my Fortive common stock or my Ralliant common stock?	You should consult with your financial advisor, such as your stockbroker, bank or tax advisor.
What is “regular-way” and “ex-distribution” trading of Fortive stock?
Beginning on or shortly before the record date for the distribution and continuing up to and through the distribution date, it is expected that there will be two markets in Fortive common stock: a “regular-way” market and an “ex-distribution” market. Shares of Fortive common stock that trade in the “regular-way” market will trade with an entitlement to shares of our common stock distributed pursuant to the distribution. Shares that trade in

v

the “ex-distribution” market will trade without an entitlement to shares of our common stock distributed pursuant to the distribution. If you decide to sell any shares of Fortive common stock before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Fortive common stock with or without your entitlement to our common stock distributed pursuant to the distribution.

Where will I be able to trade shares of Ralliant common stock?	We intend to apply to list Ralliant’s common stock on the NYSE under the symbol “RAL.” We anticipate that trading in shares of Ralliant’s common stock will begin on a “when-issued” basis on or shortly before the record date for the distribution and will continue up to the distribution date and that “regular-way” trading in Ralliant’s common stock will begin on the first trading day following the completion of the distribution. If trading begins on a “when-issued” basis, you may purchase or sell Ralliant’s common stock up to the distribution date, but your transaction will not settle until after the distribution date. We cannot predict the trading prices for Ralliant’s common stock before, on or after the distribution date.
What will happen to the listing of Fortive common stock?	Fortive common stock will continue to trade on the NYSE after the distribution under the symbol “FTV.”
Will the number of shares of Fortive common stock that I own change as a result of the distribution?	No. The number of shares of Fortive common stock that you own will not change as a result of the distribution.
Will the distribution affect the market price of my Fortive shares?	Yes. As a result of the distribution, Fortive expects the trading price of shares of Fortive common stock immediately following the distribution to be lower than the “regular-way” trading price of such shares immediately prior to the distribution because the trading price will no longer reflect the value of the Precision Technologies business held by us. There can be no assurance that the aggregate market value of the Fortive common stock and our common stock following the separation will be higher or lower than the market value of Fortive common stock if the separation did not occur. This means, for example, that the combined trading prices of one share of Fortive common stock and share[s] of our common stock after the distribution may be equal to, greater than or less than the trading price of one share of Fortive common stock before the distribution.
What are the material U.S. federal income tax consequences of the separation and the distribution?
It is a condition to the distribution that Fortive receive a private letter ruling from the IRS and an opinion of its outside tax counsel, in each case, satisfactory to the Fortive board of directors, regarding the qualification of the distribution, together with certain related transactions, as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code.
If the distribution, together with certain related transactions, so qualifies, it is expected that Fortive shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of Ralliant common stock pursuant to the distribution, except with respect to any cash received in lieu of fractional shares.
You should consult your tax advisor as to the particular tax consequences of the separation and distribution to you, including the applicability and effect of any U.S. federal, state and local and non-U.S. tax laws. For more information regarding the material U.S. federal income tax consequences of the distribution, see the section entitled “Material U.S. Federal Income Tax Consequences.”

What will Ralliant’s relationship be with Fortive following the separation?	We expect to enter into a separation and other agreements with Fortive to effect the separation and provide a framework for our relationship with Fortive after the separation. These agreements will govern the separation between us and Fortive of the assets, employees, services, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) of Fortive and its subsidiaries attributable to periods prior to, at and after our separation from Fortive and will govern certain relationships between us and Fortive after the separation. For additional information regarding the separation agreement and other transaction agreements, see the sections entitled “Risk Factors — Risks Related to the Separation and Our Relationship with Fortive” and “Certain Relationships and Related Person Transactions.”
Who will manage Ralliant after the separation?	Ralliant’s management team will be led by Tamara Newcombe, who will be Ralliant’s President and Chief Executive Officer. For more information regarding Ralliant’s management, see the section entitled “Management.”
Are there risks associated with owning Ralliant common stock?	Yes. Ownership of our common stock is subject to both general and specific risks, including those relating to our businesses, the industries in which we operate, the separation, our ongoing contractual relationships with Fortive after the separation, and our status as a separate, publicly traded company. These risks are described in the “Risk Factors” section of this information statement beginning on page [ ].
Does Ralliant plan to pay dividends?	Ralliant has not yet determined whether it expects to pay a regular dividend after the separation and distribution. The timing, declaration, amount of, and payment of any dividends following the separation and distribution will be within the discretion of Ralliant’s board of directors (our “Board” or the “Board”) and will depend upon many factors. See the section entitled “Dividend Policy.”
Will Ralliant incur any indebtedness prior to or at the time of the distribution?	Yes. We expect that a portion of the net proceeds of such indebtedness will be distributed to Fortive in the Cash Distribution as partial consideration for the contribution of assets by Fortive to Ralliant in connection with the separation, with the remainder being of such indebtedness retained by us. See the sections entitled “Description of Material Indebtedness” and “Risk Factors — Risks Related to Our Business.”
Who will be the distribution agent, transfer agent, registrar and information agent for the Ralliant common stock?
The distribution agent, transfer agent and registrar for our common stock will be Computershare. For questions relating to the transfer or mechanics of the distribution, you should contact:
Computershare Trust Company, N.A.
P.O. Box 43010 Providence, RI 02940-3010
United States
[•]
If your shares are held by a bank, broker or other nominee, you may call the information agent for the distribution, Computershare, toll-free at [•].

Where can I find more information about Fortive and Ralliant?	Before the distribution, if you have any questions relating to Fortive’s business performance, you should contact: Fortive Corporation 6920 Seaway Blvd. Everett, WA 98203 Attention: Investor Relations

After the distribution, Ralliant shareholders who have any questions relating to our business performance should contact us at:
[      ]
Attention: Investor Relations
We maintain a website at www.[          ].com. Our website, and the information contained therein, or connected thereto, is not incorporated by reference into this information statement.

INFORMATION STATEMENT SUMMARY
This summary highlights information included elsewhere in this information statement and does not contain all of the information that may be important to you. You should read this entire information statement carefully, including the sections entitled “Risk Factors,” “Cautionary Statement Concerning Forward-Looking Statements,” — “Summary Historical and Unaudited Pro Forma Combined Financial Data,” — “Unaudited Pro Forma Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” — and our combined financial statements and the notes thereto (the “Combined Financial Statements”).

Ralliant

Empowering Engineers with Precision Technologies for an Electrified and Digital World

- **Global technology** company focused on precision instruments and highly-engineered products essential for breakthrough innovation
- Aligned to **powerful secular trends** providing growth tailwinds across diverse end markets
- Ralliant Business System mindset and culture of continuous improvement to drive execution and performance
- **Balanced capital deployment**, including return of cash to shareholders and focused M&A aligned to domain expertise and secular growth strategies

$2.2B	+MSD	90K	90+	7K
'24 revenue	3-year core revenue CAGR	customers	countries	people & teams

Powerful secular trends across diverse end markets

ELECTRIFICATION

DIGITIZATION

SEGMENTS

[Test and Measurement]

Precision test and measurement instruments, systems, software, and services for our customer's most complex innovation challenges

~$0.94B / 44%

'24 Revenue

[Sensors and Safety Systems]

Power grid monitoring solutions, defense and space safety systems, and sensors for critical environments where uptime, precision and reliability are essential

~$1.22B / 56%

'24 Revenue

SECTOR

Prominent positions in:

- Power Semi and Electronics, R&D Labs, and Energy Storage Systems Test
- High Performance Data Comms Interface Test
- Transformer and Sub-Station Health Monitoring
- Electronic Ignition Safety Systems

$26B

Market size*

[Test and Measurement]

Semi-Conductor | Diversified Electronics | Communications

[Sensors and Safety Systems]

Utilities | Aero, Defense, and Space | Industrial Manufacturing | Other

COMPETITIVE STRENGTHS

Innovation leader, trusted partner to engineers

1,400+

engineers serving engineers globally

World-class precision technology expertise

2K+

active patents

NewCo Business System

driving strong free cash flow generation to reinvest in people and growth

Industry leading partner ecosystem

>20%

revenue through distribution partners

*Based on Ralliant management's estimates for 2024

Our Company
We are a global technology company with businesses that design, develop, manufacture and service precision instruments and highly engineered products. We empower engineers with precision technologies essential for breakthrough innovation in an electrified and digital world, enabling our customers to bring advanced technologies to the market faster and more efficiently.
Our strategic segments — Test and Measurement and Sensors and Safety Systems — include well-known brands with positions across a range of attractive end-markets. Our solutions are used in more than 90 countries by over 90,000 customers.
Ralliant has decades of domain expertise in delivering high precision innovative solutions, extensive proprietary assets that include our portfolio of over 2,100 active patents, and the trust of our diverse customers. Our customers include engineers at industry leading companies, research institutions, and governments, across semiconductor, datacenter, consumer electronics, automotive, energy storage, aero, defense and space, utilities, industrial manufacturing, and other industries. Our team of over 1,400 engineers across the globe enables our unique ‘engineer to engineer’ approach, which allows us to build enduring trust, credibility, and partnerships with customers across both Fortune 1000 companies and next generation start-up enterprises.
Our products and services are sold either directly to customers by the Company and its subsidiaries, or indirectly through third-parties such as representatives and distribution partners. The manner in which our products and services are sold differs by business and by region. In the United States, we predominantly sell through direct channels. Outside of the United States, by contrast, a larger percentage of our sales occur through indirect channels. This is a result of, among other factors, our distinct go-to-market strategies in the United States and outside of the United States, as well as the nature of the customers served in the United States. In countries with low sales volumes, we generally rely on indirect sales through representatives and distributors.
The chart below illustrates our 2024 sales based on end market and geography.
2024 Sales
By End Market	By Geography

Portfolio Overview
	Test and Measurement	Sensors and Safety Systems
Overview	• A leading provider of precision test and measurement instruments, systems, software, and services
•
Provides (i) leading power grid monitoring solutions, (ii) safety systems for aero, defense, and space applications, and (iii) sensing solutions where uptime, precision and reliability are essential

Key Brands	• Tektronix • Keithley Instruments • Sonix • EA Elektro-Automatik	• Qualitrol • Gems Sensors • Setra Systems • Hengstler Dynapar • Anderson-Negele • Dover Motion • Specialty Product Technologies • Pacific Scientific Energetic Materials Company
Solutions and Products Provided	• Oscilloscopes • Probes • Source measuring units • Semiconductor test systems • High-power bi-directional power supplies • Measurement analysis software packages	• Advanced monitoring, protection, and diagnostic solutions • Premium sensing products • Energetic materials • Ignition safety systems • Precision pyrotechnic devices
Markets Served	• Semiconductor • Diversified electronics • Communications	• Utilities • Aero, defense and space • Industrial manufacturing and other
Sector Growth Drivers
•
Need for next generation semiconductors with higher power density, efficiency, and high-performance computing capability

•
Electrification of mobility, DC factories, connected homes, smart buildings, and digital health

•
Exponential growth in data from next generation computing and networking technologies

•
Growing need for power and efficient energy management

•
Global defense modernization and ramping investments in space exploration and space commercialization

•
Rise of industrial automation and increasing digitization of manufacturing workflows

•
Increasing complexity of safety and regulatory needs

Percent of Total 2024 Revenues	44%	56%

Ralliant Business System
The Ralliant Business System (“RBS”) consists of a philosophy and a comprehensive set of processes and tools, which originated from Danaher Corporation, and have been rigorously applied and evolved at Fortive Corporation. RBS principles of Lean, Growth and Innovation, and Leadership and related processes and tools guide all our actions and our approach to creating value for our people, customers, and shareholders.
As we accelerate our innovation and organic growth, RBS, including our Lean Portfolio Management tools and processes described below, enables discipline, velocity, focus, and efficiency in the delivery of solutions to our customers. In addition, RBS facilitates structured problem solving, identification of inefficiencies, elimination of waste and creating a mindset of continuous improvement across the organization.
The Fortive Business System (“FBS”), from which our RBS has been replicated, has been successfully deployed in numerous contexts:
Application to Accelerate Growth and Innovation.    We use Lean Portfolio Management, an FBS process focused across three phases of the product lifecycle, to identify value-add activities and eliminate waste for our customers. In the first phase, known as the “Dream” phase, we use FBS principles and tools, such as using the voice of the customer, experimentation, and our growth accelerator toolkit, to identify solutions that will solve workflow pain points for our customers. In the second phase, known as the “Develop” phase, we deploy our Agile Project Management framework to develop products within the customer’s budget and within the customer’s timing needs. In the third phase, known as the “Deliver” phase, FBS commercial tools such as value stream mapping and benchmarking inform how we empower our sales, marketing and distribution channels to scale our product sales and drive customer success. Post launch, we use our Policy Deployment principle to track performance and initiate appropriate countermeasures proactively to meet our target results.
Application to Drive Scale, Productivity and Automation Across Our Operations.    We use FBS principles and tools such as Standard Work, Problem Solving, Daily Visual Management, Daily Standups, Obeya Rooms, and Kaizen to ensure we are continuously executing inside our facilities and through our supply chain to meet customers’ expectations regarding quality and delivery. This starts in individual manufacturing cells, which have defined targets for quality, delivery, and productivity. We track performance of each cell on an hourly basis and immediately initiate problem solving as necessary. This rigor and discipline enable us to exceed our targets for on-time delivery and field failure rates, reduce past due backlog, drive productivity per cell, and optimize our floor space. Results achieved are tracked and sustained through 30-60-90-day check-ins.
Application to Improve Working Capital Management.    We use our Material Systems framework to manage inventory efficiently, gauge customer demand and optimize lead times. FBS tools such as Standard Work, Value Stream Mapping, Daily Visual Management, and Regional Cash Obeyas are leveraged to drive improvements in our inventory levels and other metrics such as days sales outstanding and days payable outstanding, all of which improve our working capital turns.
In summary, application of RBS at Ralliant enables disciplined operational execution (improved quality, delivery, yield), accelerates our innovation velocity, and enhances commercial productivity, which we expect will provide us with free cash flow that is available for reinvestment in our business or for returning to shareholders should the Ralliant Board determine it is in the best interests of the Company.
Industry Overview
We primarily operate in the following end markets: Semiconductor, Diversified Electronics, Communications, Utilities, Aero, Defense and Space, Industrial Manufacturing, and Other. These end markets are large, diverse and poised for growth from sustained tailwinds in electrification and digitization. Our focus on continuous innovation and our extensive product portfolio will position us as a key enabler of technologies necessary to drive electrification and digitization. With key application expertise and solutions for engineers to enable advancements, we are positioned to benefit from these secular tailwinds. Based on third-party reports, proprietary company intelligence from market diligence, and market size estimates as reported in peer companies’ publicly available materials, management estimates that, as of December 2024, the potential serviceable addressable market is approximately [$16 billion] within a total potential addressable market of approximately [$26 billion].
Based on third-party studies and external market reports and data, the following are the key trends and drivers of our primary end markets that underlie the favorable secular growth trends we expect to capitalize on:
Semiconductor:
•
Next generation semiconductor technologies with higher power density, efficiency, and high-performance computing capability are required to support electrification and digitization across a wide range of end markets, which provides demand for our industry leading power test and measurement solutions as well as high-performance communications interface test and measurement solutions.

Diversified Electronics:
•
Electrification of mobility, DC factories, connected homes, smart buildings, and digital health is creating a need for high-performance electronics, which has resulted in new sustained demand for our electronic test and measurement solutions in order to ensure the performance, reliability and safety of these electronic components and systems.

Communications:
•
Exponential growth in data from next generation computing and networking technologies (AI/ML, Quantum Computing, Edge Computing, Silicon Photonics) creates the need for our communications test and measurement solutions to ensure compliance with new communications protocols.

Utilities:
•
The growing need for power and efficient energy management in diverse industries (AI data centers, electric mobility and DC factories), increasing adoption of renewables (wind, solar and hydrogen), bi- directional flow of power in the grid and distributed energy resource management (DERM) are driving grid complexity and capacity expansion. This has created demand for our grid monitoring solutions, which monitor critical assets that are deployed in the grid, including transformers, switch gears, solar and wind farms, and nuclear reactors.

Aero, Defense, and Space:
•
Advancements in space programs, including the increasing use of advanced electronics to support defense modernization and space exploration as well as the rise of electric propulsion systems for satellites and spacecrafts, have increased demand for our precise safety ignition systems and energetic materials.

Industrial Manufacturing and Other:
•
The rise of industrial automation and the increasing digitization of manufacturing workflows are accelerating global investment in precision sensing technologies.

•
Safety and regulatory needs are becoming increasingly complex, and the cost of failure is rising rapidly for critical environments monitoring such as food and beverage as well as healthcare.

Our Competitive Strengths
Our differentiation is rooted in enduring trust and long-standing relationships with innovation leaders. Engineers depend on our deep expertise in precision as well as our reliability to advance next-generation technologies and safeguard mission-critical applications. Some of our competitive strengths include:
•
Long-standing global reputation as a trusted innovation partner to engineers.   We are a team of passionate engineers serving engineers. Our ability to understand and address unique challenges faced by engineers positions us as a trusted ally and preferred innovation partner. We operate as a global company with diverse channels, regional manufacturing footprints and product development teams designed to best meet local needs, with the scale advantage and credibility of a global solutions provider. A wide range of customers trust our precision technology expertise, with no customer making up more than 5% of our 2024 revenue and our top 10 accounting for less than 20% of our sales in 2024.
•
World-class precision technology expertise and intellectual property.   We believe our ability to harness decades of domain expertise and customer application know-how uniquely positions us to deliver unrivaled precision, accuracy and reliability for cutting edge technologies and mission critical applications. This leadership is shown through our prominent positions in power electronics testing, high performance data communications interface testing, energy storage systems testing, transmission transformer health monitoring, electronic ignition safety systems, and sensing solutions for monitoring critical environments.

•
The Ralliant Business System.   Our team has been united by the Fortive Business System (FBS), which has been consistently and rigorously applied across our businesses, leveraging Lean, Growth and Innovation, and Leadership principles. This has resulted in higher through-cycle core growth, significant margin expansion, and industry-leading free cash flow generation. Through the evolution of FBS into RBS, we expect to drive continuous improvement, measured by metrics such as quality, delivery, cost, growth and innovation.

•
Industry leading partner ecosystem.   Our people are our key strategic advantage. Through decades of cultivation, we have built an extensive eco-system of loyal partners that enable our scale and reach and accelerate expansion to new markets. These partners are deeply engaged, committed to our high-performance culture, and are empowered to deliver customer value.

Our Business Strategy
We have identified the following key drivers of value creation that underpin our business strategy:
•
Empower winning teams.   We start with people — building a workforce, leadership team, and loyal partner community that is deeply engaged, inspired, and committed to driving a high-performance culture. This culture is centered on a growth mindset, continuous improvement, and the belief that empowered individuals lead to better results. By investing in our employees’ growth, we foster a sense of ownership, accountability, and innovation that permeates the entire organization. This focus on building winning teams fuels sustainable growth, strengthens our competitive position, and ensures that we make a lasting impact in the mission-critical industries we serve worldwide.

•
Culture of continuous improvement.   We will continue to rigorously apply the RBS across all areas of the business — to drive operational efficiency, reduce waste, and accelerate new product development efficiently. Our history of continuous improvement has resulted in operational efficiencies, allowing us to generate more consistent earnings and free cash flow to reinvest for growth with the goal of creating sustainable long-term value for our shareholders.

•
Target key secular growth industries by being at the forefront of electrification and digitization.   We are strategically targeting large and diverse end markets with multi-year growth tailwinds from electrification and digitization. This includes prioritizing technological advancements in semiconductors, power electronics (electric vehicle and mobility, DC factories, and renewable energy), communications (datacenter, networking, modern defense communications), utility grid modernization, and aero, defense, and space industries. Our ability to drive higher growth and market outperformance in these end markets is a proof point of our business strategy. In addition to organic growth, we also intend to pursue expansion through focused M&A in high growth areas aligned with our core competencies.

•
Deliver customer-centric innovation.   Our commitment to customer-centric innovation, grounded in our domain expertise in precision and reliability, has enabled us to build enduring trust and credibility with our customers. We aim to continue our legacy by leveraging our platform approach to innovation. Our focus on customer-centric innovation, supported by the strength of our platform approach and systematic RBS process to dream, develop, and deliver new products, is designed to drive organic growth.

•
Focus on returns and capital deployment.   We intend to leverage our industry-leading free cash flow generation to deliver returns to shareholders. We also intend to selectively pursue organic growth investments and acquisition opportunities aligned to our core domain expertise and secular growth strategy to enhance our leadership across industries. Through innovation and disciplined execution, we have delivered +MSD compounded annual core revenue growth over the last three years. Our value creation model anchored in RBS has enabled strategic reinvestments in innovation and growth, laying a solid foundation for future returns.

People Strategy
We are a global team of approximately 7,000 employees, energized by a powerful shared purpose.
Our people strategy centers on empowering inclusive teams working together to solve problems no one could solve alone. We intentionally seek out different skills, backgrounds, and voices to deliver results for our customers. Our people strategy is defined by our inclusive growth culture and is advanced through our career development and reward systems. We continually measure, review, and refine our strategy through measured employee experience processes. These key elements enable us to accelerate progress for our customers, our teams, and the world.
The Separation and Distribution
The Separation and Distribution
On September 4, 2024, Fortive announced its intention to separate its Precision Technologies business from the remainder of its businesses.
It is expected that the Fortive board of directors, or a duly authorized committee thereof, will approve the distribution of 100% of our issued and outstanding shares of common stock on the basis of            share[s] of our common stock for every             share[s] of Fortive common stock held as of the close of business on            , 2025, the record date for the distribution.
Ralliant’s Post-Separation Relationship with Fortive
Prior to the completion of the distribution, we will be a wholly-owned subsidiary of Fortive, and all of our outstanding shares of common stock will be owned by Fortive. Following the separation and distribution, we and Fortive will operate separately, each as a public company.
Prior to the completion of the distribution, we will enter into a separation and distribution agreement with Fortive, which is referred to in this information statement as the “separation agreement.” We will also enter into various other agreements to effect the separation and provide a framework for our relationship with Fortive after the separation, including a transition services agreement, an employee matters agreement, a tax matters agreement, an intellectual property matters agreement, and an FBS license agreement. These agreements will provide for the allocation between us and Fortive of the assets, employees, services, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) of Fortive and its subsidiaries attributable to periods prior to, at and after the separation and will govern certain relationships between us and Fortive after the separation. In exchange for the transfer of the assets and liabilities of Fortive’s Precision Technologies business to us, we will deliver to Fortive shares of our common stock and a Cash Distribution in the amount of approximately $             billion. For additional information regarding the separation agreement and such other agreements, please refer to sections entitled “Risk Factors — Risks Related to the Separation and Our Relationship with Fortive,” “Certain Relationships and Related Person Transactions” and “The Separation and Distribution.”
Reasons for the Separation
The Fortive board of directors believes that separating its Precision Technologies business from the remainder of Fortive is in the best interests of Fortive and its shareholders for the following reasons:
•
Enhanced Strategic and Management Focus, with Improved Operational Agility.   The separation will allow each company to more effectively pursue its distinct operating priorities and strategies with increased flexibility and enable its respective boards and management teams to better focus on strengthening its core businesses and operations, to more effectively address its singular operating and other needs, and to focus exclusively on its unique opportunities for long-term growth and profitability, all with a continued commitment to our culture of continuous improvement, better positioning each for long-term success. Our board and management will be able to focus exclusively on the Precision Technologies business, while the board and management of Fortive will remain dedicated to its remaining businesses.
•
Separate Capital Structures and Tailored Capital Allocation Strategies.   The separation will give each business the ability to create its own optimal capital structure and allow it to manage capital allocation and capital return strategies with greater agility and focus in response to changes in the operating environment and industry landscape. The separation will also permit each company to concentrate its financial resources solely on its own operations without having to compete with each other for investment capital, providing each company with greater flexibility to invest capital in its business in a time and manner appropriate for its distinct objectives, strategy and business needs. This will facilitate a more efficient allocation of capital based on each company’s profitability, cash flow and growth opportunities, allowing each company to make company-specific investment decisions to drive innovation and enhance growth and returns.

•
Creation of Independent Equity Structures and Greater Access to Unique Strategic Opportunities.   The separation will create independent equity structures for Fortive and Ralliant, aligned with each company’s respective industry and providing each with an enhanced ability to capitalize on unique growth opportunities. In addition, each company will be able to directly access the capital markets and will have more flexibility to pursue growth through selective M&A opportunities that are more closely aligned with each company’s core strategy.

•
Enhanced Talent Management, Recruitment and Retention and Alignment of Management Incentives and Performance.   The separation will permit each company to more effectively attract, retain and motivate team members, and to offer stock-based incentive compensation to its employees and executives that is more closely aligned with the business model and growth strategy of its business.

•
Distinct, Compelling Investment Profiles.   The separation will allow investors to more clearly understand the separate business models, financial profiles and investment identities of each company and to separately value each company based on its distinct investment identity. Our businesses differ from Fortive’s other businesses in several respects, such as the market for products and services, manufacturing processes and R&D capabilities. The separation will enable investors to evaluate the merits, performance and future prospects of each company’s respective businesses and to invest in each company separately based on a better appreciation of these characteristics. This will provide each company with better and more efficient access to the capital markets.

The Fortive board of directors also considered the following potentially negative factors in evaluating the separation:
•
Loss of Joint Purchasing Power and Increased Costs.   As a current part of Fortive, the Precision Technologies business that will become our business benefits from Fortive’s size and purchasing power in procuring certain goods, services and technologies. After the separation, as a separate, independent entity, we may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those Fortive obtained prior to the separation. We may also incur costs for certain functions previously performed by Fortive, such as accounting, tax, legal, human resources and other general administrative functions, that are higher than the amounts reflected in our historical financial statements, which could cause our profitability to decrease.

•
Disruptions to the Business as a Result of the Separation.   The actions required to separate our and Fortive’s respective businesses could disrupt our and Fortive’s operations after the separation.

•
Increased Significance of Certain Costs and Liabilities.   Certain costs and liabilities that were otherwise less significant to Fortive as a whole will be more significant for us and Fortive, after the separation, as stand-alone companies.

•
One-time Costs of the Separation.   We (and prior to the separation, Fortive) will incur costs in connection with the transition to being a stand-alone public company that may include accounting,

tax, legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning our personnel, costs related to establishing a new brand identity in the marketplace and costs to separate information systems.
•
Risk of Failure to Realize Anticipated Benefits of the Separation.   We may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our businesses; (ii) following the separation, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of Fortive; and (iii) following the separation, we may be more susceptible to market fluctuations, and other events may be more disadvantageous for us than if we were still part of Fortive, because our businesses will be less diversified than Fortive’s businesses prior to the separation.

•
Limitations on Strategic Transactions.   Under the terms of the tax matters agreement that we will enter into with Fortive, we will be restricted from taking certain actions that could cause the distribution or certain related transactions (including certain transactions undertaken as part of the internal reorganization) to fail to qualify as tax-free for U.S. federal income tax purposes or other applicable law. These restrictions may limit our ability to pursue certain strategic transactions or engage in other transactions that might increase the value of our businesses.

While all of the bullets above are considered to be potentially negative factors to us, only the second, third and fourth bullets above are considered to be potentially negative factors to Fortive.
The Fortive board of directors concluded that the potential benefits of the separation outweighed these factors. For more information, please refer to the sections entitled “The Separation and Distribution —  Reasons for the Separation” and “Risk Factors.”
Description of Material Indebtedness
We anticipate having certain indebtedness upon completion of the separation. Additional details regarding such financing arrangements will be provided in subsequent amendments to this information statement. Please refer to the sections entitled “Description of Material Indebtedness” and “Risk Factors — Risks Related to Our Business.”
Risks Associated with Our Business and the Separation
An investment in our common stock is subject to a number of risks, including risks relating to the separation, the successful implementation of our strategy and the ability to grow our business. The following list of risk factors is not exhaustive. Please read the information in the section entitled “Risk Factors” for a more thorough description of these and other risks.
Risks Related to Our Business
•
Conditions in the global economy, the markets we serve, and the financial markets may adversely affect our business and financial results.

•
Our growth could suffer if the markets into which we sell our products and services decline, do not grow as anticipated, or experience cyclicality.

•
We face intense competition and if we are unable to compete effectively, we may experience decreased demand and decreased market share. Even if we compete effectively, we may be required to reduce prices for our products and services.

•
Our growth depends in part on the timely development and commercialization, and customer acceptance, of new and enhanced products and services based on technological innovation.

•
Changes in industry standards and governmental regulations may reduce demand for our products or services or increase our expenses.

•
Our reputation, ability to do business, and financial results may be impaired by improper conduct by any of our employees, agents, or business partners.

•
Any inability to consummate acquisitions at our anticipated rate and at appropriate prices, and to make appropriate investments that support our long-term strategy, could negatively impact our growth rate and stock price.

•
Our acquisition of businesses, investments, joint ventures and other strategic relationships could negatively impact our financial results.

•
The indemnification provisions of acquisition agreements by which we have acquired companies may not fully protect us and as a result we may face unexpected liabilities.

•
Divestitures or other dispositions could negatively impact our business, and contingent liabilities from businesses that we have sold could adversely affect our financial results.

•
Our operations, products, and services expose us to the risk of environmental, health and safety liabilities, costs, and violations that could adversely affect our reputation and financial results.

•
Our businesses are subject to extensive regulation; failure to comply with those regulations could adversely affect our financial results and our business, including our reputation.

•
Climate change, or legal or regulatory measures to address climate change, may negatively affect us.

•
International economic, political, legal, compliance and business factors could negatively affect our financial results.

•
Changes in U.S. GAAP could adversely affect our reported financial results and may require significant changes to our internal accounting systems and processes.

•
We may be required to recognize impairment charges for our goodwill and other intangible assets.

•
Trade relations between the United States and other countries could have a material adverse effect on our business and financial results.

•
Foreign currency exchange rates, including the volatility thereof, may adversely affect our financial results.

•
Changes in our effective tax rates or exposure to additional tax liabilities or assessments could affect our profitability. In addition, audits by tax authorities could result in additional tax payments for prior periods.

•
We are subject to a variety of litigation and other legal and regulatory proceedings in the course of our business that could adversely affect our financial results.

•
If we do not or cannot adequately protect our intellectual property, or if third parties infringe our intellectual property rights, we may suffer competitive injury or expend significant resources enforcing our rights.

•
Third parties may claim that we are infringing or misappropriating their intellectual property rights, and we could suffer significant litigation expenses, losses, or licensing expenses or be prevented from selling products or services.

•
Disruptions in, or breaches in security of, our information technology systems have adversely affected, and in the future could adversely affect, our business.

•
We may use artificial intelligence in our business and in our products, and challenges with properly managing its use could result in reputational harm, competitive harm, and legal liability, and adversely affect our results of operations.

•
Defects and unanticipated use or inadequate disclosure with respect to our products (including software) or services could adversely affect our business, reputation and financial results.

•
Adverse changes in our relationships with, or the financial condition, performance, purchasing patterns or inventory levels of, key distributors and other channel partners could adversely affect our financial results.

•
Our financial results are subject to fluctuations in the cost and availability of commodities or components that we use in our operations.

•
If we cannot adjust our manufacturing capacity, supply chain management or the purchases required for our manufacturing activities to reflect changes in market conditions, customer demand and supply chain disruptions, our profitability may suffer. In addition, our reliance upon sole or limited sources of supply for certain materials, components and services could cause production interruptions, delays and inefficiencies.

•
Our restructuring activities could have long-term adverse effects on our business.

•
Work stoppages, works council campaigns, and other labor disputes could adversely impact our productivity and results of operations.

•
If we suffer loss to our facilities, supply chains, distribution systems, or information technology systems due to catastrophe or other events, our operations could be seriously harmed.

•
Our ability to attract, develop, and retain senior leaders and other key employees is critical to our success.

Risks Related to the Separation and Our Relationship with Fortive
•
We have no history of operating as a separate, publicly traded company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

•
As a separate, publicly traded company, we may not enjoy the same benefits that we did as a part of Fortive.

•
The unaudited pro forma combined financial results included in this information statement are presented for informational purposes only and may not be an indication of our financial condition or results of operations in the future.

•
We expect that Fortive and its directors and officers will have limited liability to us or you for breach of fiduciary duty.

•
Our rebranding initiative will involve substantial costs and may not be favorably received by our customers, business partners, or investors.

•
Our customers, prospective customers, suppliers or other companies with whom we conduct business may conclude that our financial stability as a separate, publicly traded company is insufficient to satisfy their requirements for doing or continuing to do business with them.

•
Potential indemnification liabilities to Fortive pursuant to the separation agreement could materially and adversely affect our businesses, financial condition, results of operations and cash flows.

•
In connection with the separation into two public companies, each of Fortive and Ralliant will indemnify each other for certain liabilities. If we are required to pay under these indemnities to Fortive, our financial results could be negatively impacted. In addition, there can be no assurance that the Fortive indemnities will be sufficient to insure us against the full amount of liabilities for which Fortive will be allocated responsibility, or that Fortive’s ability to satisfy its indemnification obligation will not be impaired in the future.

•
If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, or if certain internal restructuring transactions do not qualify as transactions that are generally tax-free for applicable tax purposes, we, as well as Fortive and Fortive’s shareholders, could incur significant U.S. federal income tax liabilities and, in certain circumstances, we could be required to indemnify Fortive for material amounts of taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement.

•
We may be affected by significant restrictions following the distribution, including on our ability to engage in certain desirable capital-raising, strategic or other corporate transactions, in order to avoid triggering significant tax-related liabilities.

•
After the distribution, certain of our executive officers and directors may have actual or potential conflicts of interest because of their equity interest in Fortive.

•
Fortive may compete with us.

•
We may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect our businesses.

•
We may have received better terms from unaffiliated third parties than the terms we will receive in our agreements with Fortive.

•
We or Fortive may fail to perform under various transaction agreements that will be executed as part of the separation or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.

•
Our inability to resolve favorably any disputes that arise between us and Fortive with respect to our past and ongoing relationships may adversely affect our operating results.

•
Fortive’s plan to separate into two independent, publicly traded companies is subject to various risks and uncertainties and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense, which could disrupt or adversely affect our business.

•
Challenges in the commercial and credit environment may adversely affect the expected benefits of the separation, the expected plans or anticipated timeline to complete the separation, and our future access to capital on favorable terms.

•
As of the date of this information statement, we expect to have outstanding indebtedness at the closing of the distribution of approximately [$1.15 billion] and the ability to incur an additional [$750 million] of indebtedness under a revolving credit agreement that we expect to enter into, and in the future we may incur additional indebtedness. This indebtedness could adversely affect our businesses and our ability to meet our obligations and pay dividends.

•
We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

•
We may be held liable to Fortive if we fail to perform certain services under the transition services agreement, and the performance of such services may negatively impact our business and operations.

•
Following the distribution, we will be dependent on Fortive to provide us with certain transition services, which may not be sufficient to meet our needs, and we may have difficulty finding replacement services or be required to pay increased costs to replace these services after our transition services agreement with Fortive expires.

•
Certain non-U.S. entities or assets that are part of our separation from Fortive may not be transferred to us prior to the distribution or at all.

•
The transfer to us of certain contracts, permits and other assets and rights may require the consents or approvals of, or provide other rights to, third parties and governmental authorities. If such consents or approvals are not obtained, we may not be entitled to the benefit of such contracts, permits and other assets and rights, which could increase our expenses or otherwise harm our business and financial performance.

•
Until the distribution occurs, the Fortive board of directors has sole and absolute discretion to change the terms of the separation and distribution in ways that may be unfavorable to us.

Risks Related to Shares of Our Common Stock
•
We cannot be certain that an active trading market for our common stock will develop or be sustained after the separation, and following the separation, the stock price of our common stock may fluctuate significantly.

•
There may be substantial and rapid changes in our shareholder base, which may cause our stock price to fluctuate significantly.

•
A significant number of shares of our common stock are or will be eligible for future sale, which may cause the market price of our common stock to decline.

•
If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may be negatively affected.

•
The obligations associated with being a public company will require significant resources and management attention.

•
The market price of shares of our common stock may be volatile, which could cause the value of your investment to decline.

•
We cannot guarantee the payment of dividends on our common stock, or the timing or amount of any such dividends.

•
If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

•
Your percentage ownership in us may be diluted in the future.

•
Certain provisions in our amended and restated certificate of incorporation and bylaws, and of Delaware law, may prevent or delay an acquisition of our company, which could decrease the trading price of our common stock.

•
Our amended and restated certificate of incorporation will designate the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders. Our amended and restated certificate of incorporation will further designate the federal district courts of the United States of America as the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. These forum selection provisions could discourage lawsuits against us and our directors and officers.

•
The combined post-separation value of           share[s] of Fortive common stock and            share[s] of Ralliant common stock may not equal or exceed the pre-distribution value of          share[s] of Fortive common stock.

Corporate Information
We were incorporated in Delaware on September 26, 2024 for the purpose of holding Fortive’s Precision Technologies business in connection with the separation and the distribution. Prior to the separation, which is expected to occur immediately prior to completion of the distribution, we have had no operations. The address of our principal executive offices is [        ]. Our telephone number is [        ].
We maintain an Internet website at www.[           ].com. Our website, and the information contained therein, or connected thereto, is not incorporated by reference into this information statement.
Reason for Furnishing This Information Statement
This information statement is being furnished solely to provide information to shareholders of Fortive who will receive shares of our common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities. The information contained in this information statement is believed by us to be accurate as of the date set forth on its cover. Changes may occur after that date and neither Fortive nor we will update the information except as required by federal securities laws or in the normal course of their and our respective disclosure obligations and practices.

RISK FACTORS
You should carefully consider the risks and uncertainties described below, together with the information included elsewhere in this information statement. The risks and uncertainties described below are those that we have identified as material but are not the only risks and uncertainties facing us. Our business is also subject to general risks and uncertainties that affect many other companies, such as market conditions, economic conditions, geopolitical events, changes in laws, regulations or accounting rules, fluctuations in interest rates, terrorism, wars or conflicts, major health concerns, natural disasters or other disruptions of expected business conditions. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may impair our business, including our results of operations, liquidity and financial condition.
Risks Related to Our Business Operations
Conditions in the global economy, the markets we serve, and the financial markets may adversely affect our business and financial results.
Our business is impacted by general economic conditions, and adverse economic conditions arising from any slower global economic growth, reduced demand or consumer confidence, energy, manufacturing or component supply constraints arising from international conflicts, high inflation rates and the corresponding interest rate policies, volatility in currency and credit markets, actual or anticipated default on sovereign debt, changes in global trade policies, unemployment and underemployment rates, reduced levels of capital expenditures, changes in government fiscal and monetary policies, political initiatives targeted at reducing government funding, government deficit reduction and budget negotiation dynamics, sequestration, other austerity measures, political and social instability, other geopolitical conflict, sanctions, natural disasters, public health crises, terrorist attacks, and other challenges affect us and our distributors, customers, and suppliers, including having the effect of:
•
reducing demand for our products, software, and services, limiting the financing available to our customers and suppliers, increasing order cancellations, and resulting in longer sales cycles and slower adoption of new technologies;

•
increasing the difficulty in collecting accounts receivable and the risk of excess and obsolete inventories;

•
increasing price competition in our served markets;

•
supply interruptions, which could disrupt our ability to produce our products;

•
increasing the risk of impairment of goodwill and other long-lived assets, and the risk that we may not be able to fully recover the value of other assets such as real estate and tax assets;

•
increasing the impact of currency translation; and

•
increasing the risk that counterparties to our contractual arrangements will become insolvent or otherwise unable to fulfill their contractual obligations which, in addition to increasing the risks identified above, could result in preference actions against us.

In addition, adverse general economic conditions may lead to instability in U.S. and global capital and credit markets, including market disruptions, limited liquidity, and interest rate volatility. If we are unable to access capital and credit markets on terms that are acceptable to us or our lenders are unable to provide financing in accordance with their contractual obligations, we may not be able to make certain investments or acquisitions or fully execute our business plans and strategies. Furthermore, our suppliers and customers are also dependent upon the capital and credit markets. Limitations on the ability of customers, suppliers, or financial counterparties to access credit at interest rates and on terms that are acceptable to them could lead to insolvencies of key suppliers and customers, limit or prevent customers from obtaining credit to finance purchases of our products and services, and cause delays in the delivery of key products from suppliers.
If growth in the global economy or in any of the markets we serve slows for a significant period, if there is significant deterioration in the global economy or such markets, if there is instability in global capital and credit markets, or if improvements in the global economy do not benefit the markets we serve, our business and financial results would be adversely affected.
Our growth could suffer if the markets into which we sell our products and services decline, do not grow as anticipated, or experience cyclicality.
Our growth depends in part on the growth of the markets which we serve, and visibility into our markets is limited (particularly for markets into which we sell through distribution). Our quarterly sales and profits depend substantially on the volume and timing of orders received during the fiscal quarter, which are difficult to forecast. Any decline or lower than expected growth in our served markets could diminish demand for our products and services, which could adversely affect our financial results. Certain of our businesses operate in industries that may experience periodic, cyclical downturns. For example, our [Test and Measurement] segment serves the semiconductor industry which is affected by cyclical trends in downstream markets, including cyclicality in automotive and consumer electronics due to consumer spending trends. The [Test and Measurement] segment also serves the communications industry, which experiences cyclicality driven by significant one-time investments to support transitions to new communication standards and technologies. Our [Sensors and Safety Systems] segment serves the industrial manufacturing industry, which experiences expansions and contractions driven by the macroeconomic environment and overall economic growth trends.
In addition, in certain of our businesses, demand depends on customers’ capital spending budgets, and product and economic cycles can affect the spending decisions of these entities. Demand for our products and services is also sensitive to changes in customer order patterns, which may be affected by announced price changes, changes in our competitors’ pricing discounts and other incentive programs, new product introductions, and customer inventory levels. Any of these factors could adversely affect our growth and results of operations in any given period.
We face intense competition and if we are unable to compete effectively, we may experience decreased demand and decreased market share. Even if we compete effectively, we may be required to reduce prices for our products and services.
Many of our businesses operate in industries that are intensely competitive and have been subject to consolidation. Because of the range of the products and services we sell and the variety of markets we serve, we encounter a wide variety of competitors. See “Business — Competition.” In order to compete effectively, we must retain longstanding relationships with major customers and continue to grow our business by establishing relationships with new customers, continually developing new or enhanced products and services to maintain and expand our brand recognition and leadership position in various product and service categories, and penetrating new markets, including high-growth markets. Our failure to compete effectively and/or pricing pressures resulting from competition may adversely impact our financial results, and our expansion into new markets may result in greater-than-expected risks, liabilities and expenses.
Our growth depends in part on the timely development and commercialization, and customer acceptance, of new and enhanced products and services based on technological innovation.
We generally sell our products and services in industries that are characterized by rapid technological changes, frequent new product introductions and changing industry standards. If we do not develop innovative new and enhanced products and services on a timely basis, our offerings will become obsolete over time and our competitive position and financial results will suffer. Our success will depend on several factors, including our ability to:
•
accurately identify customer needs and preferences and predict future needs and preferences;

•
allocate our research and development funding to products and services with higher growth prospects;

•
anticipate and respond to our competitors’ development of new products and services and technological innovations;

•
differentiate our offerings from our competitors’ offerings and avoid commoditization;

•
innovate and develop new technologies and applications, and acquire or obtain rights to third-party technologies that may have valuable applications in our served markets;

•
obtain adequate intellectual property rights with respect to key technologies before our competitors do;

•
successfully commercialize new technologies in a timely manner, price them competitively, and cost-effectively manufacture and deliver sufficient volumes of new products of appropriate quality on time; and

•
stimulate customer demand for and convince customers to adopt new technologies.

In addition, if we fail to accurately predict future customer needs and preferences or fail to produce viable technologies, we may invest heavily in research and development of products and services that do not lead to significant revenue, which would adversely affect our profitability. Even if we successfully innovate and develop new and enhanced products and services, we may incur substantial costs in doing so, and our profitability may suffer.
Changes in industry standards and governmental regulations may reduce demand for our products or services or increase our expenses.
We compete in markets in which we and our customers must comply with supranational, federal, state, local, and other jurisdictional regulations, such as regulations governing health and safety, the environment, and electronic communications, and market standardizations. We develop, configure, and market our products and services to meet customer needs created by these regulations and standards. These regulations and standards are complex, change frequently, have tended to become more stringent over time, and may be inconsistent across jurisdictions. Any significant change or delay in implementation in any of these regulations or standards (or in the interpretation, application, or enforcement thereof) could reduce or delay demand for our products and services, increase our costs of producing or delay the introduction of new or modified products and services, or restrict our existing activities, products, and services. In addition, in certain of our markets our growth depends in part upon the introduction of new regulations or implementation of industry standards on the timeline we expect. In these markets, the delay or failure of governmental and other entities to adopt or enforce new regulations or industry standards, or the adoption of new regulations or industry standards which our products and services are not positioned to address, could adversely affect demand. In addition, regulatory deadlines or industry standard implementation timelines may result in substantially different levels of demand for our products and services from period to period.
Our reputation, ability to do business, and financial results may be impaired by improper conduct by any of our employees, agents, or business partners.
We cannot provide assurance that our internal controls and compliance systems will always protect us from acts committed by employees, agents, or business partners of ours (or of businesses we acquire or partner with) that would violate U.S. and/or non-U.S. laws, including the laws governing payments to government officials, bribery, fraud, kickbacks, and false claims, sales and marketing practices, conflicts of interest, competition, export and import compliance, money laundering and data privacy. In particular, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to government officials for the purpose of obtaining or retaining business, and we operate in many parts of the world that have experienced governmental corruption to some degree. Any such improper actions or allegations of such acts could damage our reputation and subject us to civil or criminal investigations in the United States and in other jurisdictions and related shareholder lawsuits, could lead to substantial civil and criminal, monetary and non-monetary penalties and could cause us to incur significant legal and investigatory fees. In addition, though we rely on the third parties with whom we do business to adhere to the law and to our high standards of conduct, material violations of such standards of conduct could occur that could have a material effect on our financial results.

Any inability to consummate acquisitions at our anticipated rate and at appropriate prices, and to make appropriate investments that support our long-term strategy, could negatively impact our growth rate and stock price.
Our ability to grow revenue, earnings, and cash flow at or above our anticipated rates depends in part upon our ability to identify and successfully acquire and integrate businesses at appropriate prices and realize anticipated synergies, and to make appropriate investments that support our long-term strategy. We may not be able to consummate acquisitions at anticipated rates, which could adversely impact our growth rate and our stock price. Acquisitions and investments that align with our portfolio strategy may be difficult to identify and execute for a number of reasons, including high valuations, competition among prospective buyers, the availability of affordable funding in the capital markets and the need to satisfy applicable closing conditions and obtain antitrust and other regulatory approvals on acceptable terms. In addition, competition for acquisitions and investments may result in higher purchase prices. Changes in accounting or regulatory requirements or instability in the credit markets could also adversely impact our ability to consummate acquisitions and investments.
Our acquisition of businesses, investments, joint ventures and other strategic relationships could negatively impact our financial results.
As part of our business strategy we acquire businesses, make investments, and enter into joint ventures and other strategic relationships in the ordinary course, some of which may be material; please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional details. These acquisitions, investments, joint ventures, and strategic relationships involve a number of financial, accounting, managerial, operational, legal, compliance, and other risks and challenges, including the following, any of which could adversely affect our financial results:
•
any business, technology, service, or product that we acquire or invest in could under-perform relative to our expectations and the price that we paid for it, or not perform in accordance with our anticipated timetable, or we could fail to operate any such business profitably;

•
we may incur or assume significant debt in connection with our acquisitions, investments, joint ventures or strategic relationships, which could also cause a deterioration of our credit ratings, result in increased borrowing costs and interest expense and diminish our future access to the capital markets;

•
acquisitions, investments, joint ventures, or strategic relationships could cause our financial results to differ from our own or the investment community’s expectations in any given period, or over the long-term;

•
pre-closing and post-closing earnings charges could adversely impact operating results in any given period, and the impact may be substantially different from period to period;

•
acquisitions, investments, joint ventures, or strategic relationships could create demands on our management, operational resources, and financial and internal control systems that we are unable to effectively address;

•
we could experience difficulty in integrating personnel, operations, and financial and other controls and systems and retaining key employees and customers;

•
we may be unable to achieve cost savings or other synergies anticipated in connection with an acquisition, investment, joint venture, or strategic relationship;

•
we may assume by acquisition or strategic relationship unknown liabilities, known contingent liabilities that become realized, known liabilities that prove greater than anticipated, internal control deficiencies, or exposure to regulatory sanctions resulting from the acquired company’s or investee’s activities and the realization of any of these liabilities or deficiencies may increase our expenses, adversely affect our financial position, or cause us to fail to meet our public financial reporting obligations;

•
in connection with acquisitions and joint ventures, we may enter into post-closing financial arrangements such as purchase price adjustments, earn-out obligations, and indemnification obligations, which may have unpredictable financial results;

•
in connection with acquisitions and investments, we have recorded significant goodwill and other intangible assets on our balance sheet and if we are not able to realize the value of these assets, we may be required to incur charges relating to the impairment of these assets; and

•
we may have interests that diverge from those of our joint venture partners or other strategic partners and we may not be able to direct the management and operations of the joint venture or other strategic relationship in the manner we believe is most appropriate, exposing us to additional risk.

The indemnification provisions of acquisition agreements by which we have acquired companies may not fully protect us and as a result we may face unexpected liabilities.
Certain of the acquisition agreements by which we have acquired companies require the former owners to indemnify us against certain liabilities related to the operation of the company before we acquired it. In most of these agreements, however, the liability of the former owners is limited and certain former owners may be unable to meet their indemnification responsibilities. We cannot assure you that these indemnification provisions will protect us fully or at all, and as a result we may face unexpected liabilities that adversely affect our financial results.
Divestitures or other dispositions could negatively impact our business, and contingent liabilities from businesses that we have sold could adversely affect our financial results.
We continually assess the strategic fit of our existing businesses and may divest or otherwise dispose of businesses that are deemed not to fit with our strategic plan or are not achieving the desired return on investment. These transactions pose risks and challenges that could negatively impact our business. For example, when we decide to sell or otherwise dispose of a business or assets, we may be unable to do so on satisfactory terms within our anticipated timeframe or at all, and even after reaching a definitive agreement to sell or dispose a business the sale is typically subject to satisfaction of pre-closing conditions which may not become satisfied. In addition, divestitures or other dispositions may dilute our earnings per share, have other adverse financial and accounting impacts and distract management, and disputes may arise with buyers. In addition, we have retained responsibility for and/or have agreed to indemnify buyers against some known and unknown contingent liabilities related to a number of businesses we have sold or disposed of. The resolution of these contingencies has not had a material effect on our financial results, but we cannot be certain that this favorable pattern will continue.
Our operations, products, and services expose us to the risk of environmental, health and safety liabilities, costs, and violations that could adversely affect our reputation and financial results.
Our operations, products and services are subject to environmental laws and regulations, which impose limitations on the discharge of pollutants into the environment and establish standards for the use, generation, treatment, storage and disposal of hazardous and non-hazardous wastes. We must also comply with various health and safety regulations in the United States and abroad in connection with our operations. In addition, some of our operations require the controlled use of hazardous or energetic materials in the development, manufacturing, or servicing of our products. We have received notification from the United States Environmental Protection Agency, and from state and non-U.S. environmental agencies, that conditions at certain sites where we and others previously disposed of hazardous wastes and/or are or were property owners require clean-up and other possible remedial action, including sites where we have been identified as a potentially responsible party under United States federal and state environmental laws.
We cannot assure you that our environmental, health and safety compliance program has been or will at all times be effective. Failure to comply with any of these laws could result in civil and criminal, monetary and non-monetary penalties and damage to our reputation. In addition, we cannot provide assurance that our costs of complying with current or future environmental protection and health and safety laws will not exceed our estimates or adversely affect our financial results. Moreover, any accident that results in significant personal injury or property damage, whether occurring during development, manufacturing, servicing, use, or storage of our products, may result in significant production interruption, delays or claims for substantial damages caused by personal injuries or property damage, harm to our reputation, and reduction in morale among our employees, any of which may adversely and materially affect our results of operations.

In addition, we may incur costs related to remedial efforts or alleged environmental damage associated with past or current waste disposal practices or other hazardous materials handling practices. We are also from time to time party to personal injury or other claims brought by private parties alleging injury due to the presence of or exposure to hazardous substances. We may also become subject to additional remedial, compliance or personal injury costs due to future events such as changes in existing laws or regulations, changes in agency direction or enforcement policies, developments in remediation technologies, changes in the conduct of our operations and changes in accounting rules. For additional information regarding these risks, please refer to Note 12 to the audited Combined Financial Statements included in this information statement. We cannot assure you that our liabilities arising from past or future releases of, or exposures to, hazardous substances will not exceed our estimates or adversely affect our reputation and financial results or that we will not be subject to additional claims for personal injury or remediation in the future based on our past, present or future business activities.
Our businesses are subject to extensive regulation; failure to comply with those regulations could adversely affect our financial results and our business, including our reputation.
In addition to the environmental, health, safety, anticorruption, data privacy, and other regulations noted elsewhere in this information statement, our businesses are subject to extensive regulation by U.S. and non-U.S. governmental and self-regulatory entities at the supranational, federal, state, local, and other jurisdictional levels, including the following:
•
we are required to comply with various import laws and export control and economic sanctions laws, which may affect our transactions with certain customers, business partners, and other persons and dealings between our employees and between our subsidiaries. In certain circumstances, export control and economic sanctions regulations may prohibit the export of certain products, services, and technologies. In other circumstances, we may be required to obtain an export license before exporting the controlled item. Compliance with the various import laws that apply to our businesses can restrict our access to, and increase the cost of obtaining, certain products and at times can interrupt our supply of imported inventory. We may also face audits or investigations by one or more domestic or foreign government agencies relating to our compliance with these regulations. An adverse outcome in any such audit or investigation could subject us to fines or other penalties;

•
we also have agreements to sell products and services to government entities and are subject to various statutes, regulations and other requirements that apply to companies doing business with government entities (approximately $106 million of our 2024 sales were made to the U.S. federal government). The laws governing government contracts differ from the laws governing private contracts. For example, many government contracts contain pricing and other terms and conditions that are not applicable to private contracts. Our agreements with government entities may be subject to termination, reduction, or modification at the convenience of the government or in the event of changes in government requirements, reductions in federal spending and other factors, and we may underestimate our costs of performing under the contract. In certain cases, a governmental entity may require us to pay back amounts it has paid to us. Government contracts that have been awarded to us following a bid process could become the subject of a bid protest by a losing bidder, which could result in loss of the contract. We are also subject to investigation and audit for compliance with the requirements governing government contracts. An adverse outcome in any such investigation or audit could subject us to fines or other penalties;

•
we are also required to comply with increasingly complex and changing data privacy regulations in multiple jurisdictions that regulate the collection, use, protection, and transfer of personal data, including the transfer of personal data between or among countries. In particular, the General Data Protection Regulation became effective in the European Union in May 2018 and the California Consumer Privacy Act became effective in January 2020. We may also face audits or investigations by one or more domestic or foreign government agencies relating to our compliance with these regulations. An adverse outcome in any such audit or investigation could subject us to fines or other penalties. That or other circumstances related to our collection, use, and transfer of personal data could cause a loss of reputation in the market and/or adversely affect our business and financial position;

•
we are also required to comply with complex and evolving state, U.S. and foreign laws regarding the distribution of our products and services. These rules are subject to change due to new or amended legislation or regulations, administrative or judicial interpretation or government enforcement policies. Any such change could adversely impact our current distribution business models and result in a decrease in sales or expose us to other significant costs affecting our business and financial position;

•
we are also subject to the federal False Claims Act (the “FCA”), which imposes civil and criminal liability on individuals or entities that knowingly submit false or fraudulent claims for payment to the government or knowingly make, or cause to be made, a false statement in order to have a false claim paid, including qui tam or whistleblower suits. There are many potential bases for liability under the FCA. In addition, we could be held liable under the FCA if we are deemed to “cause” the submission of false or fraudulent claims; and

•
we are also required to comply with ever changing labor and employment laws and regulations in multiple jurisdictions. These changes could negatively impact our business or financial position.

These are not the only regulations that our businesses must comply with. Generally, regulations we are subject to have tended to become more stringent over time and may be inconsistent across jurisdictions. We, our representatives, and the industries in which we operate may at times be under review and/or investigation by regulatory authorities. Failure to comply (or any alleged or perceived failure to comply) with the regulations referenced above or any other regulations could result in civil and criminal, monetary and non-monetary penalties, and any such failure or alleged failure (or becoming subject to a regulatory enforcement investigation) could also damage our reputation, disrupt our business, limit our ability to manufacture, import, export, and sell products and services, result in loss of customers and disbarment from selling to certain federal agencies and cause us to incur significant legal and investigatory fees. Compliance with these and other regulations may also affect our returns on investment, require us to incur significant expenses or modify our business model, or impair our flexibility in modifying product, marketing, pricing, or other strategies for growing our business. We voluntarily comply with the standards of certain industrial standards bodies such as the International Standards Organization (ISO) and SEMI Standards, and, in certain cases, follow third-party certification guidelines, including for UL, CSA, ATEX, CE and FM approvals. This voluntary compliance enables us to sell our products into certain applications and in certain geographies and to satisfy certain customer requirements and expectations. Failure to comply with these rules could result in withdrawal of certifications we rely on to sell our products and services and otherwise adversely impact our business and financial results. For additional information regarding these risks, please refer to the section entitled “Business — Regulatory Matters.”
Climate change, or legal or regulatory measures to address climate change, may negatively affect us.
Climate change resulting from increased concentrations of carbon dioxide and other greenhouse gases in the atmosphere could present risks to our operations. Physical risk resulting from acute changes (such as hurricane, tornado, wildfire or flooding) or chronic changes (such as droughts, heat waves or sea level changes) in climate patterns can adversely impact our facilities and operations and disrupt our supply chains and distribution systems. Concern over climate change can also result in new or additional legal or regulatory requirements designed to reduce greenhouse gas emissions and/or mitigate the effects of climate change on the environment (such as taxation of, or caps on the use of, carbon-based energy). Any such new or additional legal or regulatory requirements, including extensive disclosure requirements in various jurisdictions, including in the European Union and domestically, may increase the costs associated with, or disrupt, sourcing, manufacturing and distribution of our products, which may adversely affect our business and financial results. In addition, any failure to adequately address stakeholder expectations with respect to environmental, social and governance matters may result in the loss of business, adverse reputational impacts, diluted market valuations and challenges in attracting and retaining customers and talented employees.
International economic, political, legal, compliance and business factors could negatively affect our financial results.
In 2024, approximately 49% of our sales were derived from customers outside the United States. In addition, many of our manufacturing operations, suppliers, and employees are located outside the United

States. Our principal markets outside the United States are in [Europe and Asia]. Since our growth strategy depends in part on our ability to further penetrate markets outside the United States and increase the localization of our products and services, we expect to continue to increase our sales and presence outside the United States, particularly in high-growth markets, such as Eastern Europe, the Middle East, Africa, Latin America, and Asia. Our international business, including our business in high-growth markets outside the United States, is subject to risks that are customarily encountered in non-U.S. operations, as well as increased risks due to significant uncertainties related to political and economic changes, including:
•
impact of geopolitical conflict;

•
interruption in the transportation of materials to us and finished goods to our customers;

•
differences in terms of sale, including payment terms;

•
local product preferences and product requirements;

•
changes in a country’s or region’s political or economic conditions, including changes in relationship with the United States, particularly with respect to China;

•
trade protection measures, sanctions, increased trade barriers, imposition of significant tariffs on imports or exports, embargoes, and import or export restrictions and requirements;

•
new conditions to, and possible restrictions of, existing free trade agreements;

•
epidemics, such as the coronavirus outbreak, that adversely impact travel, production, or demand;

•
unexpected changes in laws or regulatory requirements, including negative changes in tax laws in the United States and in countries in which we manufacture or sell our products;

•
limitations on ownership and on repatriation of earnings and cash;

•
the potential for nationalization of enterprises;

•
limitations on legal rights and our ability to enforce such rights;

•
difficulty in staffing and managing widespread operations;

•
differing labor regulations;

•
difficulties in implementing restructuring actions on a timely or comprehensive basis; and

•
differing protection of intellectual property.

Any of these risks could negatively affect our financial results and growth rate.
Changes in U.S. GAAP could adversely affect our reported financial results and may require significant changes to our internal accounting systems and processes.
We prepare our combined financial results in conformity with generally accepted accounting principles in the United States of America (“GAAP”). These principles are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC, and various bodies formed to interpret and create appropriate accounting principles and guidance. Any new or amended standards may result in different accounting principles, which may significantly impact our reported results or could result in volatility of our financial results.
We may be required to recognize impairment charges for our goodwill and other intangible assets.
As of [           ], 2025, the net carrying value of our goodwill and other intangible assets totaled approximately $[      ]. In accordance with generally accepted accounting principles, we periodically assess these assets to determine if they are impaired. Significant negative industry or economic trends, disruptions to our business, inability to effectively integrate acquired businesses, unexpected significant changes or planned changes in use of our assets, changes in the structure of our business, divestitures, market capitalization declines, or increases in associated discount rates may impair our goodwill and other intangible assets. Any charges relating to such impairments would adversely affect our results of operations in the periods recognized.

Trade relations between the United States and other countries could have a material adverse effect on our business and financial results.
We participate in various end markets outside the United States. During 2024, sales outside the United States accounted for approximately 49% of our total sales for the year. In addition, we have several facilities outside the United States, many of which serve multiple Ralliant operating companies in manufacturing, distribution, product design, and selling, general and administrative functions.
There continues to be significant uncertainty about the future relationship between the United States and other countries, including with respect to trade policies, treaties, government regulations, sanctions and tariffs. In particular, there continues to be uncertainty about U.S. foreign trade policy with respect to China, including any changes to the trade policies that may be adopted by the Trump administration. Any increased sanctions, tariffs or other trade barriers or restrictions on global trade, especially trade with China, could adversely materially and impact our business and financial results.
Foreign currency exchange rates, including the volatility thereof, may adversely affect our financial results.
Sales and purchases in currencies other than the U.S. dollar expose us to fluctuations in foreign currencies relative to the U.S. dollar and may adversely affect our financial results. Overall strengthening of the U.S. dollar during most of fiscal year 2024 has increased the effective price of our products sold in U.S. dollars into other countries, which may require us to lower our prices or adversely affect sales to the extent we do not increase local currency prices. Decreased strength of the U.S. dollar could adversely affect the cost of materials, products and services we purchase overseas. Sales and expenses of our non-U.S. businesses are also translated into U.S. dollars for reporting purposes and the strengthening or weakening of the U.S. dollar could result in unfavorable translation effects. In addition, certain of our businesses transact in a currency other than the business’s functional currency, and movements in the transaction currency relative to the functional currency could also result in unfavorable exchange rate effects. We also face exchange rate risk from our investments in subsidiaries owned and operated in foreign countries and borrowings denominated in foreign currencies.
Changes in our effective tax rates or exposure to additional tax liabilities or assessments could affect our profitability. In addition, audits by tax authorities could result in additional tax payments for prior periods.
We are subject to income, transaction and other taxes in the United States and in multiple foreign jurisdictions. Our future income tax rates could be volatile and difficult to predict due to changes in business profit by jurisdiction, changes in the amount and recognition of deferred tax assets and liabilities, or by changes in tax laws, regulations, or accounting principles. For example, the Organisation for Economic Co-operation and Development continues to advance proposals for modernizing international tax rules, including the introduction of global minimum tax standards. We closely monitor changes to tax laws, regulations, accounting principles, and global tax standards; and at the time of a change, the related expense or benefit recorded may be material to the quarter and year of change. Furthermore, certain tax laws are inherently ambiguous requiring subjective interpretation on the application thereof. Our interpretation and the corresponding amount of taxes we pay is, and may in the future continue to be, subject to audits by U.S. federal, state, and local tax authorities and by non-U.S. tax authorities. If these audits result in payments or assessments different from our reserves, our future results may include unfavorable adjustments to our tax liabilities and our financial results could be adversely affected.
We are subject to a variety of litigation and other legal and regulatory proceedings in the course of our business that could adversely affect our financial results.
We are subject to a variety of litigation and other legal and regulatory proceedings incidental to our business (or the business operations of previously owned entities), including claims for damages arising out of the use of products or services and claims relating to intellectual property matters, employment matters, tax matters, commercial disputes, disputes with our suppliers or vendors, competition and sales and trading practices, environmental matters, personal injury, insurance coverage, and acquisition or divestiture-related matters, as well as regulatory investigations or enforcement. We may also become subject to lawsuits as a result of past or future acquisitions or as a result of liabilities retained from, or representations, warranties or indemnities provided in connection with, divested businesses. These lawsuits may include claims for compensatory damages, punitive and consequential damages and/or injunctive relief. The defense of these lawsuits may divert our management’s attention, we may incur significant expenses in defending these lawsuits, we may experience disruption in supply or sales, and we may be required to pay damage awards or settlements or become subject to equitable remedies that could adversely affect our operations and financial results. Moreover, any insurance or indemnification rights that we may have may be insufficient or unavailable to protect us against such losses. In addition, developments in proceedings in any given period may require us to adjust the loss contingency estimates that we have recorded in our financial results, record estimates for liabilities or assets that we were previously unable to estimate, or pay cash settlements or judgments. Any of these developments could adversely affect our financial results in any particular period. We cannot assure you that our liabilities in connection with litigation and other legal and regulatory proceedings will not exceed our estimates or adversely affect our financial results and reputation.
If we do not or cannot adequately protect our intellectual property, or if third parties infringe our intellectual property rights, we may suffer competitive injury or expend significant resources enforcing our rights.
We own numerous patents, trademarks, copyrights, trade secrets, and other intellectual property and have licenses to intellectual property owned by others, which in aggregate are important to our business. The intellectual property rights that we obtain, however, may not be sufficiently broad or otherwise may not provide us a significant competitive advantage, and patents may not be issued for pending or future patent applications owned by or licensed to us. In addition, the steps that we and our licensors have taken to maintain and protect our intellectual property may not prevent it from being challenged, invalidated, circumvented, designed-around, or becoming subject to compulsory licensing, particularly in countries where intellectual property rights are not highly developed or protected. In some circumstances, enforcement may not be available to us because an infringer has a dominant intellectual property position or for other business reasons, or countries may require compulsory licensing of our intellectual property. We also rely on nondisclosure and noncompetition agreements with employees, consultants, and other parties to protect, in part, trade secrets and other proprietary rights. There can be no assurance that these agreements will adequately protect our trade secrets and other proprietary rights and will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information, or that third parties will not otherwise gain access to our trade secrets or other proprietary rights. Our failure to obtain or maintain intellectual property rights that convey competitive advantage, adequately protect our intellectual property or detect or prevent circumvention or unauthorized use of such property, and the cost of enforcing our intellectual property rights could adversely impact our business, including our competitive position, and financial results.
Third parties may claim that we are infringing or misappropriating their intellectual property rights and we could suffer significant litigation expenses, losses, or licensing expenses or be prevented from selling products or services.
From time to time, we receive notices from third parties alleging intellectual property infringement or misappropriation. Any dispute or litigation regarding intellectual property could be costly and time-consuming due to the complexity of many of our technologies and the uncertainty of intellectual property litigation. Our intellectual property portfolio may not be useful in asserting a counterclaim, or negotiating a license, in response to a claim of infringement or misappropriation. In addition, as a result of such claims of infringement or misappropriation, we could lose our rights to critical technology, be unable to license critical technology or sell critical products and services, be required to pay substantial damages or license fees with respect to the infringed rights, be required to license technology or other intellectual property rights from others, be required to cease marketing, manufacturing, or using certain products, or be required to redesign, re-engineer, or re-brand our products at substantial cost, any of which could adversely impact our competitive position and financial results. Third-party intellectual property rights may also make it more difficult or expensive for us to meet market demand for particular product or design innovations. If we are required to seek licenses under patents or other intellectual property rights of others, we may not be able to acquire these licenses on acceptable terms, if at all. Even if we successfully defend against claims of infringement or misappropriation, we may incur significant costs and diversion of management attention and resources, which could adversely affect our business and financial results.

Disruptions in, or breaches in security of, our information technology systems have adversely affected, and in the future could adversely affect, our business.
We rely on information technology systems, some of which are managed by third parties and some of which are managed on a decentralized, independent basis by our operating companies, to process, transmit, and store electronic information (including sensitive data such as confidential business information and personally identifiable data relating to employees, customers, and other business partners), and to manage or support a variety of critical business processes and activities. These systems may be damaged, disrupted, accessed, or shut down due to attacks by computer hackers, nation states, cyber-criminals, computer viruses, error or malfeasance by employee or former employees, power outages, hardware failures, telecommunication or utility failures, catastrophes, or other similar events, and in any such circumstances our system redundancy and other disaster recovery planning may be ineffective or inadequate. In addition, security breaches of our systems or lack of sufficient control in our systems (or the systems of our customers, suppliers or other business partners) could result in the misappropriation, change, destruction, exfiltration or unauthorized disclosure of confidential information or personal data belonging to us or to our employees, partners, customers, or suppliers. Like many multinational corporations, our information technology systems have been subject to computer viruses, malicious codes, and other cyber-attacks that have resulted in disruption of our operations, unauthorized access to confidential information and increased the cost of operations through containment, investigation and remediation efforts, including cybersecurity incidents in the fourth quarter of 2023. To date, the disruptions from the cybersecurity incidents did not materially impact business continuity or operations. Furthermore, we expect to be subject to similar incidents in the future as such attacks become more sophisticated and frequent, any of which may have a material adverse impact on our business continuity, operations or financial results. Increasing use of artificial intelligence may increase these risks. Any of the attacks, breaches, or other disruptions or damage described above, as well as corresponding remediation efforts, can disrupt our operations, delay production and shipments, result in theft of our and our customers’ intellectual property and trade secrets, damage customer and business partner relationships and our reputation, or result in defective products or services, legal claims and proceedings, liability and penalties under privacy laws, and increased costs for security and remediation, each of which could adversely affect our business and financial results.
We may use artificial intelligence in our business and in our products, and challenges with properly managing its use could result in reputational harm, competitive harm, and legal liability, and adversely affect our results of operations.
We may incorporate artificial intelligence (“AI”) solutions into our products, services and features, and we may leverage AI, including generative AI, in our product development, our operations, and our software programming. Our competitors or other third parties may incorporate AI into their products or operational processes more quickly or more successfully than us, which could impair our ability to compete effectively and adversely affect our results of operations.
In addition, there are significant risks involved in developing and deploying AI and there can be no assurance that the usage of AI will enhance our products or services or be beneficial to our business, including our efficiency or profitability. For example, our AI-related efforts, particularly those related to generative AI, subject us to risks related to accuracy, intellectual property infringement or misappropriation, data privacy, and cybersecurity, among others. It is also uncertain how various laws related to online services, intermediary liability, and other issues will apply to content generated by AI. AI also presents emerging ethical issues, and if our use of AI becomes controversial, we may experience brand or reputational harm, competitive harm, or legal liability. The rapid evolution of AI, including the regulation of AI by government or other regulatory agencies, will require significant resources to develop, test and maintain our platforms, offerings, services, and features to implement AI ethically and minimize any unintended harmful impacts.
Defects and unanticipated use or inadequate disclosure with respect to our products (including software) or services could adversely affect our business, reputation and financial results.
Manufacturing or design defects impacting safety, cybersecurity or quality issues (or the perception of such issues) for our products and services can lead to personal injury, death, property damage, data loss or other damages. These events could lead to recalls or safety or other public alerts, result in product or service downtime or the temporary or permanent removal of a product or service from the market and result in product liability or similar claims being brought against us. Recalls, downtime, removals and product liability and similar claims (regardless of their validity or ultimate outcome) can result in significant costs, as well as negative publicity and damage to our reputation that could reduce demand for our products and services.
Adverse changes in our relationships with, or the financial condition, performance, purchasing patterns or inventory levels of, key distributors and other channel partners could adversely affect our financial results.
Certain of our businesses sell a significant amount of their products to key distributors and other channel partners that have valuable relationships with customers and end-users. Some of these distributors and other partners also sell our competitors’ products or compete with us directly, and if they favor competing products for any reason they may fail to market our products effectively. Adverse changes in our relationships with these distributors and other partners, or adverse developments in their financial condition, performance or purchasing patterns, could adversely affect our financial results. The levels of inventory maintained by our distributors and other channel partners, and changes in those levels, can also significantly impact our results of operations in any given period. In addition, the consolidation of distributors and customers in certain of the industries in which we operate could adversely impact our profitability.
Our financial results are subject to fluctuations in the cost and availability of commodities or components that we use in our operations.
As further discussed in the section entitled “Business — Materials,” our manufacturing and other operations employ a wide variety of components, raw materials and other commodities. Prices for and availability of these components, raw materials and other commodities have fluctuated significantly in the past. In particular, the widespread supply chain challenges due to labor, raw material, and component shortages, as well as widespread logistics issues, affected multiple industries, raised material and shipping costs, limited the quantities available, and extended the lead time required for supplies and deliveries. Any sustained interruption in the supply of these items, including as a result of general supply chain constraints, increasing demand outpacing supplies, or contractual disputes with suppliers or vendors, could adversely affect our business. In addition, due to the highly competitive nature of the industries that we serve, the cost-containment efforts of our customers and the terms of certain contracts we are party to, if commodity or component prices rise we may be unable to pass along cost increases through higher prices. If we are unable to fully recover higher commodity or component costs through price increases or offset these increases through cost reductions, or if there is a time delay between the increase in costs and our ability to recover or offset these costs, we could experience lower margins and profitability and our financial results could be adversely affected.
If we cannot adjust our manufacturing capacity, supply chain management or the purchases required for our manufacturing activities to reflect changes in market conditions, customer demand and supply chain disruptions, our profitability may suffer. In addition, our reliance upon sole or limited sources of supply for certain materials, components and services could cause production interruptions, delays and inefficiencies.
We purchase materials, components, and equipment from third parties for use in our manufacturing operations. Our income could be adversely impacted if we are unable to adjust our purchases and supply chain management to reflect any supply chain or transportation disruptions or changes in customer demand and market fluctuations, geopolitical disruptions, severe weather events, increases in demand outpacing supply capabilities, labor shortages, seasonality or cyclicality. During a market upturn or general supply chain disruptions, suppliers have extended lead times, limited supplies, or increased prices. If we cannot purchase sufficient products at competitive prices and quality and on a timely enough basis to meet demand for our products, we may not be able to satisfy market demand, product shipments may be delayed, our costs may increase, or we may breach our contractual commitments and incur liabilities.
Conversely, in order to secure supplies for the production of products, we sometimes enter into noncancelable purchase commitments with vendors, which could impact our ability to adjust our inventory to reflect declining market demands. If demand for our products is less than we expect, we may experience additional excess and obsolete inventories and be forced to incur additional charges and our profitability may suffer.

In addition, some of our businesses purchase certain requirements from sole or limited source suppliers for reasons of quality assurance, cost effectiveness, availability, contractual obligations or uniqueness of design. If these or other suppliers encounter financial, operating, quality, or other difficulties or if our relationship with them changes, including as a result of contractual disputes, we might not be able to quickly establish or qualify replacement sources of supply. The supply chains for our businesses could also be disrupted by supplier capacity constraints, operational or quality issues, bankruptcy or exiting of the business for other reasons, decreased availability of key raw materials or commodities, and external events such as natural disasters, severe weather events that are occurring more frequently or with more intense effects as a result of global climate change, public health crises, war, terrorist actions, governmental actions, and legislative or regulatory changes, among others. Any of these factors could result in production interruptions, delays, extended lead times, and inefficiencies.
Because we cannot always immediately adapt our production capacity and related cost structures to changing market conditions, our manufacturing capacity may at times exceed or fall short of our production requirements. Any or all of these problems could result in the loss of customers, provide an opportunity for competing products to gain market acceptance, and otherwise adversely affect our profitability.
Our restructuring activities could have long-term adverse effects on our business.
We have implemented, and may continue to implement, significant restructuring activities across our businesses to adjust our cost structure. These significant restructuring activities as well as our regular ongoing cost reduction activities (including in connection with the integration of acquired businesses) reduce our available talent, assets and other resources and could slow improvements in our products and services, adversely affect our ability to respond to customers and limit our ability to increase production quickly if demand for our products increases. In addition, delays in implementing planned restructuring activities or other productivity improvements, unexpected costs or failure to meet targeted improvements may diminish the operational or financial benefits we realize from such actions. Any of the circumstances described above could adversely impact our business and financial results.
Work stoppages, works council campaigns, and other labor disputes could adversely impact our productivity and results of operations.
We have various non-U.S. collective labor arrangements. We are subject to potential work stoppages, works council campaigns, and other labor disputes, any of which could adversely impact our productivity, results of operations, and reputation.
If we suffer loss to our facilities, supply chains, distribution systems, or information technology systems due to catastrophe or other events, our operations could be seriously harmed.
Our facilities, supply chains, distribution systems, and information technology systems are subject to catastrophic loss due to fire, flood, earthquake, hurricane, public health crises, war, terrorism, or other natural or man-made disasters, including those caused by climate change and other climate-related causes. If any of these facilities, supply chains, or systems were to experience a catastrophic loss, it could disrupt our operations, delay production and shipments, result in defective products or services, damage customer relationships and our reputation, and result in legal exposure and large repair or replacement expenses. The third-party insurance coverage that we maintain will vary from time to time in both type and amount depending on cost, availability, and our decisions regarding risk retention, and may be unavailable or insufficient to protect us against losses.
Our ability to attract, develop, and retain senior leaders and other key employees is critical to our success.
Our future performance is dependent upon our ability to attract, motivate and retain executives and other key employees. The loss of services of executives and other key employees or the failure to attract, motivate and develop talented new executives or other key employees could prevent us from successfully implementing and executing business strategies, and therefore adversely affect our financial results. In particular, the market for highly skilled employees and leaders in the technology industry remains competitive. Our success also depends on our ability to attract, develop and retain a talented employee base. Our brand, our culture, our ability to provide competitive compensation, our locations of operations, and our reputation are important to our ability to recruit and retain key employees in these competitive markets. If we are not competitive or successful in our recruiting efforts, if we cannot attract or retain key employees, if we do not adequately ensure effective succession planning or transfer of knowledge for our key employees, or if our employees leave us given uncertainties relating to the separation, resulting in the inability to operate our business with employees possessing the appropriate expertise, our ability to deliver and execute on our operational, development, or portfolio strategies would be adversely affected.
Risks Related to the Separation and Our Relationship with Fortive
We have no history of operating as a separate, publicly traded company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.
The historical information about us in this information statement refers to our businesses as operated by and integrated with Fortive. Our historical and pro forma financial information included in this information statement is derived from the combined financial results and accounting records of Fortive. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below:
•
prior to the separation, our businesses have been operated by Fortive as part of its broader corporate organization, rather than as a separate, publicly traded company. Fortive or one of its affiliates performed various corporate functions for us such as legal, treasury, accounting, auditing, human resources, investor relations, corporate affairs and finance. Our historical and pro forma financial results reflect allocations of corporate expenses from Fortive for such functions and are likely to be less than the expenses we would have incurred had we operated as a separate publicly-traded company. Following the separation, our costs related to such functions previously performed by Fortive may therefore increase;

•
currently, our businesses are integrated with the other businesses of Fortive. Historically, we have shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. Although we will enter into transition agreements with Fortive, these arrangements may not fully capture the benefits that we have enjoyed as a result of being integrated with Fortive and may result in us paying higher charges than in the past for these services. This could have an adverse effect on our results of operations and financial condition following the completion of the separation;

•
generally, our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, have historically been satisfied as part of the corporate-wide cash management policies of Fortive. Following the completion of the separation, our results of operations and cash flows are likely to be more volatile, and we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may or may not be available and may be more costly;

•
as a current part of Fortive, we take advantage of Fortive’s overall size and scope to obtain more advantageous procurement terms. After the distribution, as a stand-alone company, we may be unable to obtain similar arrangements to the same extent that Fortive did, or on terms as favorable as those Fortive obtained, prior to completion of the distribution;

•
after the completion of the separation, the cost of capital for our businesses may be higher than Fortive’s cost of capital prior to the separation;

•
our historical financial information does not reflect the debt or the associated interest expense that we are expected to incur as part of the separation and distribution; and

•
as an independent public company, we will separately become subject to, among other things, the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and

Consumer Protection Act, and the regulations of the NYSE and will be required to prepare our stand-alone financial results according to the rules and regulations required by the SEC. These reporting and other obligations will place significant demands on our management and administrative and operational resources. Moreover, to comply with these requirements, we anticipate that we will need to migrate our systems, including information technology systems, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. We expect to incur additional annual expenses related to these steps, and those expenses may be significant. If we are unable to implement our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired.
Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a company separate from Fortive. For additional information about the past financial performance of our businesses and the basis of presentation of the historical Combined Financial Statements and the unaudited pro forma combined financial results of our businesses, please refer to the sections entitled “Unaudited Pro Forma Combined Financial Statements,” “Summary Historical and Unaudited Pro Forma Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited Combined Financial Statements and accompanying notes included elsewhere in this information statement.
As a separate, publicly traded company, we may not enjoy the same benefits that we did as a part of Fortive.
The separation will result in Ralliant being a smaller, less diversified company than Fortive. There is a risk that, by separating from Fortive, we may become more susceptible to market fluctuations and other adverse events than we would have been if we were still a part of the current Fortive organizational structure. As part of Fortive, we have been able to enjoy certain benefits from Fortive’s operating diversity, purchasing power and opportunities to pursue integrated strategies with Fortive’s other businesses. As a separate, publicly traded company, we will not have similar diversity or integration opportunities and may not have similar purchasing power or access to capital markets.
The unaudited pro forma combined financial results included in this information statement are presented for informational purposes only and may not be an indication of our financial condition or results of operations in the future.
The unaudited pro forma combined financial results included in this information statement are presented for informational purposes only and are not necessarily indicative of what our actual financial condition or results of operations would have been had the separation been completed on the date indicated. The assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect our financial condition or results of operations. Accordingly, our financial condition and results of operations in the future may not be evident from or consistent with such pro forma financial information.
We expect that Fortive and its directors and officers will have limited liability to us or you for breach of fiduciary duty.
Our amended and restated certificate of incorporation will provide that, subject to any contractual provision to the contrary, Fortive and its directors and officers will have no obligation to refrain from engaging in the same or similar business activities or lines of business as we do or doing business with any of our clients or consumers. As such, neither Fortive nor any officer or director of Fortive will be liable to us or to our shareholders for breach of any fiduciary duty by reason of any of these activities.
Our rebranding initiative will involve substantial costs and may not be favorably received by our customers, business partners, or investors.
Prior to the separation, we have conducted our business under the Fortive brand. In connection with the separation, we will conduct our business under a new brand and are currently in the process of planning our rebranding. We may not improve upon the brand recognition associated with the “Fortive” name that we previously established with customers and business partners. In addition, the initiative will involve significant costs and require the dedication of significant time and effort by management and other personnel.
We cannot predict the impact of this rebranding initiative on our business. However, if we fail to establish, maintain and/or enhance brand recognition associated with the “Ralliant” name, it may affect our ability to attract and retain customers, which may adversely affect our ability to generate revenues and could impede our business plan. Additionally, the costs and the dedication of time and effort associated with the rebranding initiative may negatively impact our profitability.
Our customers, prospective customers, suppliers or other companies with whom we conduct business may conclude that our financial stability as a separate, publicly traded company is insufficient to satisfy their requirements for doing or continuing to do business with them.
Some of our customers, prospective customers, suppliers or other companies with whom we conduct business may conclude that our financial stability as a separate, publicly traded company is insufficient to satisfy their requirements for doing or continuing to do business with them, or may require us to provide additional credit support, such as letters of credit or other financial guarantees. Any failure of parties to be satisfied with our financial stability could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Potential indemnification liabilities to Fortive pursuant to the separation agreement could materially and adversely affect our businesses, financial condition, results of operations and cash flows.
The separation agreement, among other things, provides for indemnification obligations (for uncapped amounts) designed to make us financially responsible for substantially all liabilities that may exist relating to our business activities, whether incurred prior to or after the separation. If we are required to indemnify Fortive under the circumstances set forth in the separation agreement, we may be subject to substantial liabilities. Please refer to the section entitled “Certain Relationships and Related Person Transactions — Agreements with Fortive — The Separation Agreement — Release of Claims and Indemnification.”
In connection with the separation into two public companies, each of Fortive and Ralliant will indemnify each other for certain liabilities. If we are required to pay under these indemnities to Fortive, our financial results could be negatively impacted. In addition, there can be no assurance that the Fortive indemnities will be sufficient to insure us against the full amount of liabilities for which Fortive will be allocated responsibility, or that Fortive’s ability to satisfy its indemnification obligation will not be impaired in the future.
Pursuant to the separation agreement and certain other agreements with Fortive, each party will agree to indemnify the other for certain liabilities, in each case for uncapped amounts, as discussed further in “Certain Relationships and Related Person Transactions.” Indemnities that we may be required to provide Fortive are not subject to any cap, may be significant and could negatively impact our business. Third parties could also seek to hold us responsible for any of the liabilities that Fortive has agreed to retain. Any amounts we are required to pay pursuant to these indemnification obligations and other liabilities could require us to divert cash that would otherwise have been used in furtherance of our operating business.
Further, third parties could also seek to hold us responsible for any of the liabilities that Fortive has agreed to retain, and there can be no assurance that the indemnity from Fortive will be sufficient to protect us against the full amount of such liabilities, or that Fortive will be able to fully satisfy its indemnification obligations. In addition, Fortive’s insurance will not necessarily be available to us for liabilities associated with occurrences of indemnified liabilities prior to the separation, and in any event Fortive’s insurers may deny coverage to us for liabilities associated with certain occurrences of indemnified liabilities prior to the separation. Moreover, even if we ultimately succeed in recovering from Fortive or such insurance providers any amounts for which we are held liable, we may be temporarily required to bear these losses. Each of these risks could negatively affect our businesses, financial position, results of operations and cash flows.

If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, or if certain internal restructuring transactions do not qualify as transactions that are generally tax-free for applicable tax purposes, we, as well as Fortive and Fortive’s shareholders, could incur significant U.S. federal income tax liabilities and, in certain circumstances, we could be required to indemnify Fortive for material amounts of taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement.
It is a condition to the distribution that Fortive receive a private letter ruling from the IRS and an opinion of its outside tax counsel, in each case, satisfactory to the Fortive board of directors, regarding the qualification of the distribution, together with certain related transactions, as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code, and which ruling and opinion shall not have been withdrawn, rescinded or modified in any material respect. The receipt and continued effectiveness of the IRS private letter ruling and the opinion of outside tax counsel are separate conditions to the distribution, either or all of which may be waived by the Fortive board of directors in its sole and absolute discretion. The IRS private letter ruling and the opinion of Fortive’s outside tax counsel will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings from Fortive and us, including facts, assumptions, representations, statements and undertakings relating to the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations, statements or undertakings are or become inaccurate, incomplete, or not otherwise satisfied, or if any such undertaking is not complied with, Fortive may not be able to rely on the IRS private letter ruling and/or the opinion of its outside tax counsel and could be subject to significant tax liabilities.
Notwithstanding Fortive’s receipt of the IRS private letter ruling and opinion of its outside tax counsel, the IRS could determine on audit that the distribution or any related transaction is taxable for U.S. federal income tax purposes if it determines that any of the facts, assumptions, representations, statements or undertakings upon which the ruling or the opinion were based are not correct or have been violated, or if it disagrees with any of the conclusions in the opinion, or for other reasons, including as a result of certain changes in the stock ownership of Fortive or us after the distribution or other post-distribution actions or transactions. Accordingly, notwithstanding Fortive’s receipt of the IRS private letter ruling and the opinion of its outside tax counsel, there can be no assurance that the IRS will not assert that the distribution or any of the related transactions does not qualify for tax-free treatment for U.S. federal income tax purposes, or that a court would not sustain such a challenge. In the event the IRS were to prevail in any such challenge or if the distribution or any related transaction is determined to be taxable for U.S. federal income tax purposes, Fortive and/or its shareholders could incur significant U.S. federal income tax liabilities, and we could also incur significant liabilities. For a discussion of the tax consequences of the distribution, together with certain related transactions, please refer to the section entitled “Material U.S. Federal Income Tax Consequences.”
In addition, as part of the separation, and prior to the distribution, Fortive and its subsidiaries expect to complete the internal reorganization, and certain tax costs may be incurred by Fortive, us and our respective subsidiaries in connection with the internal reorganization, including non-U.S. tax costs resulting from transactions in non-U.S. jurisdictions, which may be material. It is intended that the transactions comprising the internal reorganization be completed in a tax-efficient manner, and certain internal restructuring transactions are intended to qualify as tax-free for applicable tax purposes. Notwithstanding this intention, there can be no assurance that the relevant taxing authorities will not assert that the tax treatment of the relevant transactions differs from the intended tax treatment. In the event the relevant taxing authorities prevail with any challenge in respect of any relevant transaction, Fortive and its subsidiaries could be subject to significant tax liabilities, and we could also incur significant tax liabilities.
Under the tax matters agreement, we will generally be required to indemnify Fortive against taxes incurred by Fortive and related amounts resulting from (a) any inaccuracy or breach of a representation, covenant or undertaking made by us in any of the separation-related agreements and documents or in any documents relating to the IRS private letter ruling, the opinion of tax counsel relating to the distribution, and/or any other opinions of Fortive’s tax advisors relating to the internal reorganization, (b) an acquisition of all or a portion of our equity securities or assets, whether by merger or otherwise (and regardless of whether we participated in or otherwise facilitated the transaction) or (c) any other action undertaken or failure to act by us. For a discussion of the tax matters agreement, please refer to the section entitled “Certain Relationships and Related Person Transactions — Agreements with Fortive — Tax Matters Agreement.”
We may be affected by significant restrictions following the distribution, including on our ability to engage in certain desirable capital-raising, strategic or other corporate transactions, in order to avoid triggering significant tax-related liabilities.
Under current U.S. federal income tax law, a spin-off that otherwise qualifies for tax-free treatment can be rendered taxable to the parent corporation and its shareholders as a result of certain post-spin-off transactions, including certain acquisitions of shares or assets of the spun-off corporation. For example, a spin-off may result in taxable gain to the parent corporation under Section 355(e) of the Code if it were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50 percent or greater interest (by vote or value) in the spun-off corporation. To preserve the tax-free treatment for U.S. federal income tax purposes of the distribution and certain related transactions, and in addition to our indemnity obligations described above, under the tax matters agreement that we will enter into with Fortive, we will be restricted from taking any action that prevents the distribution, together with certain related transactions, from being tax-free for U.S. federal income tax purposes. Under the tax matters agreement, for the two-year period following the distribution, we will be subject to specific restrictions on our ability to enter into certain acquisition, merger, liquidation, sale and stock redemption transactions with respect to our stock. Moreover, we will be subject to restrictions on discontinuing the active conduct of our trade or business, the issuance or sale of stock or other securities (including securities convertible into our stock but excluding certain compensatory arrangements), and sales of assets outside the ordinary course of business. Further, the tax matters agreement will impose similar restrictions on us and our subsidiaries that are intended to prevent certain transactions undertaken as part of the internal reorganization from failing to qualify as transactions that are generally tax-free for applicable tax purposes. These restrictions may limit our ability to pursue certain strategic transactions or other transactions that we may believe to be in the best interests of our shareholders or that might increase the value of our business, and may reduce our strategic and operating flexibility. In addition, under the tax matters agreement, we may be required to indemnify Fortive against any such tax liabilities as a result of the acquisition of our stock or assets, even if we do not participate in or otherwise facilitate the acquisition. For more information, please refer to the section entitled “Certain Relationships and Related Person Transactions — Agreements with Fortive — Tax Matters Agreement.”
After the distribution, certain of our executive officers and directors may have actual or potential conflicts of interest because of their equity interest in Fortive.
Because of their current or former positions with Fortive, certain of our executive officers and directors own equity interests in Fortive. Continuing ownership of shares of Fortive common stock and equity awards could create, or appear to create, potential conflicts of interest if we and Fortive face decisions that could have implications for both Fortive and us, after the separation. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between Fortive and us regarding the terms of the agreements governing the distribution and the relationship with Fortive thereafter. These agreements include the separation agreement, transition services agreement, employee matters agreement, tax matters agreement, intellectual property matters agreement, FBS license agreement and any commercial agreements between the parties or their affiliates. Potential conflicts of interest may also arise out of any commercial arrangements that we may enter into with Fortive in the future.
Fortive may compete with us.
Fortive will not be restricted from competing with us. If Fortive in the future decides to engage in the type of business we conduct, it may have a competitive advantage over us, which may cause our business, financial condition and results of operations to be materially adversely affected.
We may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect our businesses.
We may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation is expected to provide the following benefits, among others:

•
the separation will allow each company to more effectively pursue its distinct operating priorities and strategies and enable its respective management to better focus on strengthening its core businesses and operations, to more effectively address its singular operating and other needs, and to focus exclusively on its unique opportunities for long-term growth and profitability. Our management will be able to focus exclusively on the Precision Technologies business, while the management of Fortive will remain dedicated to its remaining businesses;

•
the separation will give each business the ability to create its own optimal capital structure and allow it to manage capital allocation and capital return strategies with greater agility and focus in response to changes in the operating environment and industry landscape. The separation will also permit each company to concentrate its financial resources solely on its own operations without having to compete with each other for investment capital, providing each company with greater flexibility to invest capital in its business in a time and manner appropriate for its distinct objectives, strategy and business needs. This will facilitate a more efficient allocation of capital based on each company’s profitability, cash flow and growth opportunities;

•
the separation will create an independent equity structure for both companies, affording each with direct access to the capital markets and an enhanced ability to capitalize on unique growth opportunities. In addition, each company will be able to use its own pure-play equity currency to pursue accretive M&A opportunities that are more closely aligned with each company’s strategic goals and expected growth trajectories;

•
the separation will permit each company to more effectively attract, retain and motivate talent as a completely separate company, and to offer stock-based incentive compensation to its employees and executives that is more closely aligned with the specific growth objectives, financial goals and performance of its business; and

•
the separation will allow investors to more clearly understand the separate business models, financial profiles and investment identities of the two companies and to separately value each company based on its distinct investment identity. Our businesses differ from Fortive’s other businesses in several respects, such as the market for products and services, manufacturing processes and R&D capabilities. The separation will enable investors to evaluate the merits, performance and future prospects of each company’s respective businesses and to invest in each company separately based on its distinct characteristics. This will provide each company with better and more efficient access to the capital markets.

We may not achieve these and other anticipated benefits for a variety of reasons, including, among others:
•
as a current part of Fortive, our businesses benefit from Fortive’s size and purchasing power in procuring certain goods and services. After the separation, as a separate entity, we may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those Fortive obtained prior to the separation. We may also incur costs for certain functions previously performed by Fortive, such as accounting, tax, legal, human resources and other general administrative functions that are higher than the amounts reflected in our historical financial results, which could cause our profitability to decrease;

•
the actions required to separate our and Fortive’s respective businesses could disrupt our and Fortive’s operations;

•
certain costs and liabilities that were otherwise less significant to Fortive as a whole will be more significant for us and Fortive as separate companies, after the separation;

•
we (and prior to the separation, Fortive) will incur costs in connection with the transition to being a separate, publicly traded company that may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning our personnel, costs related to establishing a new brand identity in the marketplace and costs to separate information systems;

•
we may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort,

which may divert management’s attention from operating and growing our businesses; (ii) following the separation, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of Fortive; and (iii) following the separation, our businesses will be less diversified than Fortive’s businesses prior to the separation; and
•
under the terms of the tax matters agreement that we will enter into with Fortive, we will be restricted from taking certain actions that could cause the distribution or certain related transactions (including certain transactions undertaken as part of the internal reorganization) to fail to qualify as tax-free for U.S. federal income tax purposes or other applicable law. These restrictions may limit our ability to pursue certain strategic transactions or engage in other transactions that might increase the value of our businesses.

If we fail to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, our businesses, operating results and financial condition could be adversely affected.
We may have received better terms from unaffiliated third parties than the terms we will receive in our agreements with Fortive.
The agreements we will enter into with Fortive in connection with the separation, including the separation agreement, transition services agreement, employee matters agreement, tax matters agreement, intellectual property matters agreement, and FBS license agreement, were prepared in the context of our separation from Fortive while we were still a wholly-owned subsidiary of Fortive. Accordingly, during the period in which the terms of those agreements were prepared, we did not have a separate or independent Board of Directors or a management team that was separate from or independent of Fortive. As a result, while we believe those agreements reflect arm’s length terms, they may not reflect terms that would have resulted from negotiations between unaffiliated third parties. For example, negotiations between Fortive and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party. For more information, please refer to the section entitled “Certain Relationships and Related Person Transactions.”
We or Fortive may fail to perform under various transaction agreements that will be executed as part of the separation or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.
The separation agreement and other agreements to be entered into in connection with the separation (including the documents and agreements by which the internal reorganization will be effected) will determine the allocation of assets and liabilities between the companies following the separation for those respective areas and will include any necessary indemnifications related to liabilities and obligations. The transition services agreement will provide for the performance of certain services by each company for the benefit of the other for a period of time after the separation. We will rely on Fortive after the separation to satisfy its performance and payment obligations under these agreements. If Fortive is unable or unwilling to satisfy its obligations under these agreements, including its indemnification obligations, we could incur operational difficulties or losses. If we do not have in place our own systems and services, or if we do not have agreements with other providers of these services once certain transaction agreements expire, we may not be able to operate our businesses effectively and our profitability may decline. We are in the process of creating our own, or engaging third parties to provide, systems and services to replace many of the systems and services that Fortive currently provides to us. However, we may not be successful in implementing these systems and services or in transitioning data from Fortive’s systems to us in a timely manner or at all, we may incur additional costs in connection with, or following, the implementation of these systems and services, and we may not be successful in transitioning data from Fortive’s systems to ours.
In addition, we expect this process to be complex, time-consuming and costly. We are also establishing or expanding our own tax, treasury, internal audit, investor relations, corporate governance and listed company compliance and other corporate functions. We expect to incur one-time costs to replicate, or outsource from other providers, these corporate functions to replace the corporate services that Fortive historically provided us prior to the separation. Any failure or significant downtime in our own financial, administrative or other support systems or in the Fortive financial, administrative or other support systems during the transitional period during which Fortive provides us with support could negatively impact our results of operations or prevent us from paying our suppliers and employees, executing business combinations and foreign currency transactions or performing administrative or other services on a timely basis, which could negatively affect our results of operations.
In particular, our day-to-day business operations rely on information technology systems. A significant portion of the communications among our personnel, customers and suppliers take place on information technology platforms. We expect the transfer of information technology systems from Fortive to us to be complex, time consuming and costly. There is also a risk of data loss in the process of transferring information technology. As a result of our reliance on information technology systems, the cost of such information technology integration and transfer and any such loss of key data could have an adverse effect on our business, financial condition and results of operations.
Our inability to resolve favorably any disputes that arise between us and Fortive with respect to our past and ongoing relationships may adversely affect our operating results.
Disputes may arise between Fortive and us in a number of areas relating to our ongoing relationships, including:
•
labor, tax, employee benefit, indemnification and other matters arising from our separation from Fortive;

•
employee retention and recruiting;

•
business combinations involving us; and

•
the nature, quality and pricing of services that we and Fortive have agreed to provide each other.

We may not be able to resolve potential conflicts, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party.
Fortive’s plan to separate into two independent, publicly traded companies is subject to various risks and uncertainties and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense, which could disrupt or adversely affect our business.
Fortive’s separation into two independent, publicly traded companies is complex in nature, and unanticipated developments or changes, including changes in the law, the macroeconomic environment, competitive conditions of Fortive’s markets, regulatory approvals or clearances, the uncertainty of the financial markets and challenges in executing the separation, could delay or prevent the completion of the proposed separation, or cause the separation to occur on terms or conditions that are different or less favorable than expected. Additionally, the Fortive board of directors, in its sole and absolute discretion, may decide not to proceed with the distribution at any time prior to the distribution date.
The process of completing the proposed separation has been and is expected to continue to be time-consuming and involves significant costs and expenses. The separation costs may be significantly higher than what we currently anticipate and may not yield a discernible benefit if the separation is not completed or is not well executed, or if the expected benefits of the separation are not realized. Executing the proposed separation will also require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business. Other challenges associated with effectively executing the separation include attracting, retaining and motivating employees during the pendency of the separation and following its completion; addressing disruptions to our supply chain, manufacturing, sales and distribution, and other operations resulting from separating Fortive into two independent companies; and separating Fortive’s information systems.
Challenges in the commercial and credit environment may adversely affect the expected benefits of the separation, the expected plans or anticipated timeline to complete the separation, and our future access to capital on favorable terms.
Volatility in global financial markets could increase borrowing costs or affect our ability to access the capital markets. Our ability to issue debt or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for our services or in the solvency of our customers or suppliers or if there are other significantly unfavorable changes in economic conditions. These conditions may adversely affect our anticipated timeline to complete the separation and the expected benefits of the separation, including by increasing the time and expense involved in the separation.
As of the date of this information statement, we expect to have outstanding indebtedness at the closing of the distribution of approximately [$1.15 billion] and the ability to incur an additional [$750 million] of indebtedness under a revolving credit agreement that we expect to enter into, and in the future we may incur additional indebtedness. This indebtedness could adversely affect our businesses and our ability to meet our obligations and pay dividends.
As of the date of this information statement, we expect to have outstanding indebtedness at the closing of the distribution of approximately [$1.15 billion], and have the ability to incur an additional [$750 million] of indebtedness under a revolving credit agreement that we expect to enter into prior to the closing of the separation. See the section entitled “Description of Material Indebtedness.” This debt could have important, adverse consequences to us and our investors, including:
•
requiring a substantial portion of our cash flow from operations to make interest payments;

•
making it more difficult to satisfy other obligations;

•
increasing the risk of a future credit ratings downgrade of our debt, which could increase future debt costs and limit the future availability of debt financing;

•
increasing our vulnerability to general adverse economic and industry conditions;

•
reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow our businesses;

•
limiting our ability to pay dividends;

•
placing us at a competitive disadvantage relative to our competitors that may not be as highly leveraged with debt;

•
limiting our flexibility in planning for, or reacting to, changes in our businesses and industries; and

•
limiting our ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase shares of our common stock.

The debt financing will not be available for borrowings until the date on which certain conditions are satisfied, which we expect will be satisfied prior to the completion of the distribution. We anticipate that the instruments governing the debt financing will contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term interest, including for example EBITDA-based leverage and interest coverage ratios. If we breach any of these restrictions and cannot obtain a waiver from the lenders on favorable terms, subject to applicable cure periods, the outstanding indebtedness (and any other indebtedness with cross-default provisions) could be declared immediately due and payable, which would adversely affect our liquidity and financial results. In addition, any failure to obtain and maintain credit ratings from independent rating agencies would adversely affect our cost of funds and could adversely affect our liquidity and access to the capital markets. If we incur additional debt, the risks described above could increase. For additional information regarding the debt financing, please refer to the section entitled “Description of Material Indebtedness.”
The risks described above will increase with the amount of indebtedness we incur, and in the future, we may incur significant indebtedness in addition to the indebtedness described above. In addition, our actual cash requirements in the future may be greater than expected. Our cash flow from operations may not be sufficient to service our outstanding debt or to repay the outstanding debt as it becomes due, and we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to service or refinance our debt.
We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.
Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on our indebtedness.
If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures, or to dispose of material assets or operations, alter our dividend policy (if we pay dividends), seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The instruments that will govern our indebtedness may restrict our ability to dispose of assets and may restrict the use of proceeds from those dispositions. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations when due.
In addition, we conduct our operations through our subsidiaries. Accordingly, repayment of our indebtedness will depend on the generation of cash flow by our subsidiaries, including certain international subsidiaries, and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries may not have any obligation to pay amounts due on our indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make adequate distributions to enable us to make payments in respect of our indebtedness. Each subsidiary is a distinct legal entity and, under certain circumstances, legal, tax and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.
Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, may materially adversely affect our business, financial condition and results of operations and our ability to satisfy our obligations under our indebtedness or pay dividends on our common stock.
We may be held liable to Fortive if we fail to perform certain services under the transition services agreement, and the performance of such services may negatively impact our business and operations.
In connection with the separation, Ralliant and Fortive will enter into a transition services agreement that will provide for the performance of certain services by each company for the benefit of the other for a period of time after the separation. If we do not satisfactorily perform our obligations under the agreement, we may be held liable for any resulting losses suffered by Fortive, subject to certain limits. In addition, during the transition services periods, our management and employees may be required to divert their attention away from our business in order to provide services to Fortive, which could adversely affect our business.
Following the distribution, we will be dependent on Fortive to provide us with certain transition services, which may not be sufficient to meet our needs, and we may have difficulty finding replacement services or be required to pay increased costs to replace these services after our transition services agreement with Fortive expires.
Historically, Fortive has provided, and until our separation from Fortive, Fortive will continue to provide, significant corporate and shared services related to corporate functions such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, tax, treasury, procurement and other services. Following our separation from Fortive, we expect Fortive to continue to provide many of these services on a transitional basis for a fee. While these services are being provided to us by Fortive, we will be dependent on Fortive for services that are critical to our operation as a separate, publicly traded company, and our operational flexibility to modify or implement changes with respect to such services and the amounts we pay for them will be limited. After the expiration of the transition services agreement, we may not be able to replace these services or enter into appropriate third-party agreements on terms and conditions, including cost and quality of service, comparable to those that we will receive from Fortive under the transition services agreement. Although we intend to replace portions of the services currently provided by Fortive following the separation, we may encounter difficulties replacing certain services or be unable to negotiate pricing or other terms as favorable as those we currently have in effect.

Certain non-U.S. entities or assets that are part of our separation from Fortive may not be transferred to us prior to the distribution or at all.
Certain non-U.S. entities and assets that are part of our separation from Fortive may not be transferred prior to the distribution because the entities or assets, as applicable, are subject to foreign government or third party approvals that we may not receive prior to the distribution. In particular, with respect to the transfer of non-U.S. entities, the separation of a company into two distinct entities in India takes the form of a demerger, which involves certain requirements that must be satisfied, and requires obtaining approval of the demerger from a national tribunal, including approvals to form new entities as part of the demerger. Finally, the transfer of certain non-U.S. assets may require the consents or approvals of, or provide other rights to, third parties, as described under “Risk Factors — Risks Related to the Separation and Our Relationship with Fortive — The transfer to us of certain contracts, permits and other assets and rights may require the consents or approvals of, or provide other rights to, third parties and governmental authorities. If such consents or approvals are not obtained, we may not be entitled to the benefit of such contracts, permits and other assets and rights, which could increase our expenses or otherwise harm our business and financial performance.”
It is currently anticipated that all material transfers will occur without delays beyond the closing of the distribution, but we cannot offer any assurance that such transfers will ultimately occur or not be delayed for an extended period of time. To the extent such transfers do not occur prior to the distribution, under the separation agreement, the economic benefits and burdens of owning such assets and/or entities will, to the extent reasonably possible and permitted by applicable law, be provided to the Company.
In the event such transfers do not occur or are significantly delayed because we do not receive the required approvals, we may not realize all of the anticipated benefits of our separation from Fortive and we may be dependent on Fortive for transition services for a longer period of time than would otherwise be the case. For additional information, see “Risk Factors — Risks Related to the Separation and Our Relationship with Fortive — Following the distribution, we will be dependent on Fortive to provide us with certain transition services, which may not be sufficient to meet our needs, and we may have difficulty finding replacement services or be required to pay increased costs to replace these services after our transition services agreement with Fortive expires.”
The transfer to us of certain contracts, permits and other assets and rights may require the consents or approvals of, or provide other rights to, third parties and governmental authorities. If such consents or approvals are not obtained, we may not be entitled to the benefit of such contracts, permits and other assets and rights, which could increase our expenses or otherwise harm our business and financial performance.
The separation agreement will provide that certain contracts, permits and other assets and rights are to be transferred from Fortive or its subsidiaries to Ralliant or its subsidiaries in connection with the separation. The transfer of certain of these contracts, permits and other assets and rights may require consents or approvals of third parties or governmental authorities or provide other rights to third parties. In addition, in some circumstances, we and Fortive are joint beneficiaries of contracts, and we and Fortive may need the consents of third parties in order to split or separate the existing contracts or the relevant portion of the existing contracts to us or Fortive.
Some parties may use consent requirements or other rights to seek to terminate contracts or obtain more favorable contractual terms from us, which, for example, could take the form of adverse price changes, require us to expend additional resources in order to obtain the services or assets previously provided under the contract or require us to seek arrangements with new third parties or obtain letters of credit or other forms of credit support. If we are unable to obtain required consents or approvals, we may be unable to obtain the benefits, permits, assets and contractual commitments that are intended to be allocated to us as part of our separation from Fortive, and we may be required to seek alternative arrangements to obtain services and assets which may be more costly and/or of lower quality. The termination or modification of these contracts or permits or the failure to timely complete the transfer or separation of these contracts or permits could negatively impact our business, financial condition, results of operations and cash flows.

Until the distribution occurs, the Fortive board of directors has sole and absolute discretion to change the terms of the separation and distribution in ways that may be unfavorable to us.
Until the distribution occurs, Ralliant will be a wholly-owned subsidiary of Fortive. Accordingly, the Fortive board of directors will have the sole and absolute discretion to determine and change the terms of the separation, including the establishment of the record date for the distribution and the distribution date. These changes could be unfavorable to us. In addition, the Fortive board of directors, in its sole and absolute discretion, may decide not to proceed with the distribution at any time prior to the distribution date.
Risks Related to Shares of Our Common Stock
We cannot be certain that an active trading market for our common stock will develop or be sustained after the separation, and following the separation, the stock price of our common stock may fluctuate significantly.
Prior to the completion of the distribution, there has been no public market for our common stock. We anticipate that on or prior to the record date for the distribution, trading of shares of our common stock will begin on a “when-issued” basis and will continue through the distribution date. However, we cannot guarantee that an active trading market will develop or be sustained for our common stock after the distribution, nor can we predict the prices at which shares of our common stock may trade after the distribution. If an active trading market does not develop, you may have difficulty selling your shares of our common stock at an attractive price, or at all. In addition, we cannot predict the prices at which shares of our common stock may trade after the distribution or whether the combined market value of [      ] shares of our common stock and [      ] share of Fortive common stock will be less than, equal to or greater than the market value of [      ] share of Fortive common stock prior to the distribution.
Until the market has fully evaluated Fortive’s businesses without Ralliant, the price at which each share of Fortive common stock trades may fluctuate more significantly than might otherwise be typical, even with other market conditions, including general volatility, held constant. Similarly, until the market has fully evaluated our business as a stand-alone entity, the prices at which shares of our common stock trade may fluctuate more significantly than might otherwise be typical, even with other market conditions, including general volatility, held constant. The increased volatility of our stock price following the distribution may have a material adverse effect on our business, financial condition and results of operations.
The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:
•
our quarterly or annual earnings, or those of other companies in our industry;

•
the failure of securities analysts to cover our common stock after the separation;

•
actual or anticipated fluctuations in our operating results;

•
changes in earnings estimated by securities analysts or our ability to meet those estimates;

•
the operating and stock price performance of other comparable companies;

•
changes to the regulatory and legal environment in which we operate;

•
actual or anticipated fluctuations in commodities prices;

•
overall market fluctuations and domestic and worldwide economic conditions; and

•
other factors described in these “Risk Factors” and elsewhere in this information statement.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.
There may be substantial and rapid changes in our shareholder base, which may cause our stock price to fluctuate significantly.
Many investors holding shares of Fortive common stock may hold that stock because of a decision to invest in a company with Fortive’s profile. Following the distribution, the shares of Ralliant common stock held by those investors will represent an investment in a company with a different profile. This may not be aligned with a holder’s investment strategy and may cause the holder to sell the shares rapidly. As a result, the price of Ralliant common stock may decline or experience volatility as Ralliant’s shareholder base changes.
A significant number of shares of our common stock are or will be eligible for future sale, which may cause the market price of our common stock to decline.
Upon completion of the separation and distribution, Ralliant will have an aggregate of approximately [           ] million shares of common stock outstanding. Virtually all of those shares will be freely tradable without restriction or registration under the Securities Act. We are unable to predict whether large amounts of Ralliant common stock will be sold in the open market following the separation and distribution. We are also unable to predict whether a sufficient number of buyers of Ralliant common stock with demand for shares of Ralliant common stock will exist to purchase such shares of Ralliant common stock at attractive prices. It is possible that Fortive shareholders will sell the shares of Ralliant common stock they receive in the distribution for various reasons. For example, such shareholders may not believe that Ralliant’s business profile or its level of market capitalization as an independent company fits their investment objectives. The sale of significant amounts of Ralliant common stock or the perception in the market that this will occur may lower the market price of Ralliant common stock.
If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may be negatively affected.
Our financial results previously were included within the combined results of Fortive, and we believe that our reporting and control systems were appropriate for those of subsidiaries of a public company. However, we were not directly subject to the reporting and other requirements of the Exchange Act. As a result of the distribution, we will be directly subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act, which will require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing these assessments. In addition, our independent registered public accounting firm will be required to express an opinion as to the effectiveness of our internal control over financial reporting. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. These reporting and other obligations will place significant demands on our management and administrative and operational resources, including accounting resources. We may not have sufficient time following the separation to meet these obligations by the applicable deadlines.
The process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation is time consuming, costly, and complicated. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could limit Ralliant’s ability to access the global capital markets and could have a material adverse effect on our business, financial condition, results of operations, cash flows or the market price of Ralliant securities.
The obligations associated with being a public company will require significant resources and management attention.
Currently, we are not directly subject to the reporting and other requirements of the Exchange Act. Following the effectiveness of the registration statement of which this information statement forms a part, we will be directly subject to such reporting and other obligations under the Exchange Act and the rules of the NYSE. As a separate public company, we are required to, among other things:

•
prepare and distribute periodic reports, proxy statements and other shareholder communications in compliance with the federal securities laws and rules;

•
have our own board of directors and committees thereof, which comply with federal securities laws and rules and applicable stock exchange requirements;

•
maintain an internal audit function;

•
institute our own financial reporting and disclosure compliance functions;

•
establish an investor relations function;

•
establish internal policies, including those relating to trading in our securities and disclosure controls and procedures; and

•
comply with the Sarbanes-Oxley Act, the Dodd-Frank Act, and the rules and regulations implemented by the SEC, the Public Company Accounting Oversight Board and the NYSE.

These reporting and other obligations will place significant demands on our management and our administrative and operational resources, and we expect to face increased legal, accounting, administrative and other costs and expenses relating to these demands that we had not incurred as a segment of Fortive. Certain of these functions will be provided on a transitional basis by Fortive pursuant to a transition services agreement. See “Certain Relationships and Related Person Transactions.” Our investment in compliance with existing and evolving regulatory requirements will result in increased administrative expenses and a diversion of management’s time and attention from sales-generating activities to compliance activities, which could have an adverse effect on our business, financial position, results of operations and cash flows.
The market price of shares of our common stock may be volatile, which could cause the value of your investment to decline.
Even if a trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of our common stock regardless of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly operating results or dividends, if any, to shareholders, additions or departures of key management personnel, failure to meet analysts’ earnings estimates, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, or adverse publicity about the industries we participate in or individual scandals, and in response the market price of shares of our common stock could decrease significantly.
In the past few years, stock markets have experienced extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.
We cannot guarantee the payment of dividends on our common stock, or the timing or amount of any such dividends.
We have not yet determined whether or the extent to which we will pay any dividends on our common stock. The payment of any dividends in the future, and the timing and amount thereof, to our shareholders will fall within the discretion of our Board. The Board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in our then existing debt agreements, industry practice, legal requirements and other factors that the Board deems relevant. For more information, please refer to the section entitled “Dividend Policy.” Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and on our access to the capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividends if we commence paying dividends.
If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage for Ralliant common stock. If there is no research coverage of Ralliant common stock, the trading price for shares of Ralliant common stock may be negatively impacted. If we obtain research coverage for Ralliant common stock and if one or more of the analysts downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of the analysts ceases coverage of Ralliant common stock or fails to publish reports on us regularly, demand for Ralliant common stock could decrease, which could cause our common stock price or trading volume to decline.
Your percentage ownership in us may be diluted in the future.
In the future, your percentage ownership in us may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that we will be granting to our directors, officers and employees. In addition, following the distribution, our employees will have rights to purchase or receive shares of our common stock as a result of the conversion of their Fortive stock options, restricted stock units (“RSUs”) and performance stock units (“PSUs”) into our stock options and restricted stock units. The conversion of these Fortive awards into our awards is described in further detail in the section entitled “Treatment of Outstanding Equity Awards at the Time of the Distribution.” As of the date of this information statement, the exact number of shares of our common stock that will be subject to the converted equity awards is not determinable, and, therefore, it is not possible to determine the extent to which your percentage ownership in us could by diluted as a result of the conversion. It is anticipated that our Compensation Committee will grant additional equity awards to our employees and directors after the distribution, from time to time, under our employee benefits plans. These additional awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock.
In addition, our amended and restated certificate of incorporation will authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common stock respecting dividends and distributions, as the Board generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, we could grant the holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences that we could assign to holders of preferred stock could affect the residual value of the common stock. Please refer to the section entitled “Description of Capital Stock.”
Certain provisions in our amended and restated certificate of incorporation and bylaws, and of Delaware law, may prevent or delay an acquisition of our company, which could decrease the trading price of our common stock.
Our amended and restated certificate of incorporation and amended and restated bylaws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirers to negotiate with the Board rather than to attempt an unsolicited takeover not approved by the Board. These provisions include, among others:
•
until the third annual shareholder meeting following the distribution, the inability of our shareholders to call a special meeting;

•
the inability of our shareholders to act by written consent;

•
rules regarding how shareholders may present proposals or nominate directors for election at shareholder meetings;

•
the right of the Board to issue preferred stock without shareholder approval;

•
until the third annual shareholder meeting following the distribution, the division of the Board into three classes of directors, with each class consisting, as nearly as may be possible, of one-third of the total number of directors and serving a three-year term, which could have the effect of making the replacement of incumbent directors more time consuming and difficult;

•
so long as the Board is classified, the provision that shareholders may only remove directors with cause;

•
the ability of our directors, and not shareholders, to fill vacancies (including those resulting from an enlargement of the Board) on the Board; and

•
until the third annual shareholder meeting following the distribution, the requirement that the affirmative vote of shareholders holding at least two-thirds of our voting stock is required to amend our amended and restated bylaws and certain provisions in our amended and restated certificate of incorporation.

In addition, because we have not chosen to be exempt from Section 203 of the Delaware General Corporation Law (the “DGCL”), this provision could delay or prevent a change of control that our shareholders may favor. Section 203 provides that, subject to limited exceptions, persons that acquire, or are affiliated with a person that acquires, more than 15% of the outstanding voting stock of a Delaware corporation (an “interested stockholder”) shall not engage in any business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which the person became an interested stockholder, unless (i) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.
We believe these provisions will protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with the Board and by providing the Board with more time to assess any acquisition proposal. These provisions are not intended to make our company immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that the Board determines is not in the best interests of our company and our shareholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.
Our amended and restated certificate of incorporation will designate the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders. Our amended and restated certificate of incorporation will further designate the federal district courts of the United States of America as the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. These forum selection provisions could discourage lawsuits against us and our directors and officers.
Our amended and restated certificate of incorporation will provide that, unless the Board determines otherwise, the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of our company, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or shareholders to our company or our shareholders, any action asserting a claim against our company or any of our directors or officers arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws, or any action asserting a claim against our company or any of our directors or officers governed by the internal affairs doctrine. We recognize that this forum selection clause may impose additional litigation costs on shareholders in pursuing any such claims, particularly if the shareholders do not reside in or near the State of Delaware.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation will further provide that, unless we consent otherwise, the federal district courts of the United States of America will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty of liability created by the Exchange Act or the rules and regulations thereunder, and as a result, the exclusive forum provision does not apply to actions arising under the Exchange Act or the rules and regulations thereunder. While the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our federal forum provision described above. Our shareholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.
Although Ralliant believes these exclusive forum provisions benefit the Company by providing increased consistency in the application of law in the types of lawsuits to which they apply, these provisions may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with our company or our directors or officers, and it may be costlier for Ralliant shareholders to bring a claim in the designated courts than other judicial forums, each of which may discourage such lawsuits against Ralliant and our directors and officers.
The combined post-separation value of             share[s] of Fortive common stock and        share[s] of Ralliant common stock may not equal or exceed the pre-distribution value of             share[s] of Fortive common stock.
As a result of the separation, we expect the trading price of shares of Fortive common stock immediately following the separation to be different from the “regular-way” trading price of Fortive common shares immediately prior to the separation because the trading price will no longer reflect the value of Ralliant. There can be no assurance that the aggregate market value of             share[s] of Fortive common stock and             shares of Ralliant common stock following the separation will be higher than, lower than or the same as the market value of a share of Fortive common stock if the separation did not occur.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Certain statements included in this information statement, in other documents we file with or furnish to the SEC, in our press releases, webcasts, conference calls, materials delivered to shareholders and other communications, are “forward-looking statements” within the meaning of the U.S. federal securities laws. All statements other than historical factual information are forward-looking statements, including, without limitation, statements regarding: future financial performance, tax rates, tax provisions, cash flows, pension and benefit obligations and funding requirements, our liquidity position or other financial measures; management’s plans and strategies for future operations, including statements relating to anticipated operating performance, cost reductions, restructuring activities, new product and service developments, competitive strengths or market position, acquisitions, divestitures, strategic opportunities, securities offerings, stock repurchases, dividends and executive compensation; the effects of the separation or the distribution, if consummated, on our business; growth, declines and other trends in markets we sell into, including the expected impact of trade and tariff policies; new or modified laws, regulations and accounting pronouncements; impact of climate-related events or transition activities; outstanding claims, legal proceedings, tax audits and assessments and other contingent liabilities; foreign currency exchange rates and fluctuations in those rates; impact of changes to tax laws; general economic and capital markets conditions, including expected impact of inflation or interest rate changes; impact of geopolitical events and other hostilities; the timing of any of the foregoing; assumptions underlying any of the foregoing; and any other statements that address events or developments that we intend or believe will or may occur in the future. Terminology such as “believe,” “anticipate,” “will,” “should,” “could,” “intend,” “plan,” “expect,” “estimate,” “project,” “target,” “may,” “possible,” “potential,” “forecast” and “positioned” and similar references to future periods are intended to identify forward-looking statements, although not all forward-looking statements are accompanied by such words. Forward-looking statements are based on assumptions and assessments made by our management in light of their experience and perceptions of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the risks and uncertainties set forth under “Risk Factors.”
Forward-looking statements are not guarantees of future performance and actual results may differ materially from the results, developments and business decisions contemplated by our forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. Forward-looking statements speak only as of the date of the information statement, document, press release, webcast, call, materials or other communication in which they are made (or such earlier date as may be specified in such statement). Except to the extent required by applicable law, neither Fortive nor we assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

DIVIDEND POLICY
We have not yet determined the extent to which we will pay any dividends on our common stock. The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of the Board. The Board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in our then existing debt agreements, industry practice, legal requirements and other factors that our Board deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and on our access to the capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividends if we commence paying dividends.

CAPITALIZATION
The following table sets forth our cash and equivalents and capitalization as of December 31, 2024:
•
on a historical basis; and

•
on a pro forma basis to give effect to the Pro Forma Transactions, as defined in the “Unaudited Pro Forma Combined Financial Statements.”

The information below is not necessarily indicative of what our cash and equivalents and capitalization would have been had the separation been completed as of December 31, 2024. In addition, it is not indicative of our future cash and equivalents and capitalization. This table should be read in conjunction with “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and notes thereto included elsewhere in this information statement (amounts in millions, except per share data).
	As of December 31, 2024
	Historical	Pro Forma
		(unaudited)
Cash and equivalents(1)	$—	$150.0
Capitalization:
Debt:
Long-term debt(2)	$—	$1,146.8
Total Debt	—	1,146.8
Equity:
Common Stock – $0.01 par value, [•] shares authorized, [•] shares issued and outstanding on a pro forma basis(3)	—	[•]
Additional paid-in capital	—	3,257.3
Net Parent investment(4)	4,254.1	—
Accumulated other comprehensive loss	(491.3)	(491.3)
Total Equity	3,762.8	2,766.0
Total Capitalization	$3,762.8	$3,912.8

(1)
Concurrent with the date of separation, we expect to have $150 million in cash and equivalents as reflected on our Pro Forma Combined Balance Sheet.

(2)
Pro forma long-term debt is presented net of unamortized debt issuance costs.

(3)
The number of Ralliant pro forma shares issued and outstanding is based on the number of Parent common shares issued and outstanding as of December 31, 2024, assuming a distribution ratio of [•] share(s) of Ralliant common stock for every [•] share(s) of Parent common stock.

(4)
Reflects the Net Parent investment impact as a result of the anticipated post-separation and post-distribution capital structure.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
The following unaudited summary financial data was derived from our audited annual combined financial statements, which are included elsewhere in this information statement, and from our unaudited combined pro forma financial statements included in the “Unaudited Pro Forma Combined Financial Statements” section of this information statement. Our underlying financial records were derived from the financial records of Fortive for the periods reflected herein. Our historical and pro forma results may not necessarily reflect our results of operations, financial position and cash flows for future periods or what they would have been had we been a separate, publicly traded company during the periods presented.
The summary unaudited pro forma combined financial data presented has been prepared to reflect the separation, which is described in “Unaudited Pro Forma Combined Financial Statements.” The unaudited pro forma combined statement of earnings data presented reflects the financial results as if the separation occurred on January 1, 2024, which was the first day of fiscal year 2024. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information.
This summary historical and unaudited pro forma combined financial data should be reviewed in combination with “Unaudited Pro Forma Combined Financial Statements,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and accompanying notes included in this information statement.
Net Earnings, EBITDA, Adjusted EBITDA, and Adjusted Net Earnings
The following presents the summary GAAP Net Earnings, EBITDA, Adjusted EBITDA, and Adjusted Net Earnings on a historical basis, for the three years ended December 31, 2024, 2023, and 2022, and on a pro forma basis for the year ended December 31, 2024. We define EBITDA as GAAP Net Earnings before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted to exclude acquisition and divestiture related adjustments and costs, gain on sale of property, loss from divestiture, discrete restructuring charges, and Russia exit and wind down costs. We define Adjusted Net Earnings as GAAP Net Earnings adjusted to exclude the pretax amortization of acquisition-related intangible assets, and pretax adjustments noted above in Adjusted EBITDA and the associated tax effect as applicable.
The tables below also present a reconciliation of GAAP Net Earnings to EBITDA, Adjusted EBITDA, and Adjusted Net Earnings for the years ended December 31, 2024, 2023, and 2022, and for the unaudited pro forma year ended December 31, 2024.
	Year Ended December 31,
	Pro Forma	Historical
($ in millions)	2024	2024	2023	2022
	(unaudited)
Net Earnings (GAAP)	$303.9	$354.6	$416.8	$370.7
Interest expense	66.3	—	—	—
Income taxes	62.4	78.0	93.0	101.2
Depreciation	29.0	29.0	27.1	24.8
Amortization	84.0	84.0	3.6	13.5
EBITDA (Non-GAAP)	545.6	545.6	540.5	510.2
Acquisition and divestiture related adjustments and costs	36.0	36.0	2.0	—
Gain on sale of property	(63.1)	(63.1)	—	—
Loss from divestiture	25.6	25.6	—	—
Discrete restructuring charges	9.1	9.1	20.4	—
Russia exit and wind down costs	—	—	—	2.3
Adjusted EBITDA (Non-GAAP)	$553.2	$553.2	$562.9	$512.5

	Year Ended December 31,
	Pro Forma	Historical
($ in millions)	2024	2024	2023	2022
	(unaudited)
Net Earnings (GAAP)	$303.9	$354.6	$416.8	$370.7
Pretax amortization of acquisition-related intangible assets	84.0	84.0	3.6	13.5
Pretax acquisition and divestiture related adjustments and costs	36.0	36.0	2.0	—
Pretax gain on sale of property	(63.1)	(63.1)	—	—
Loss from divestiture	25.6	25.6	—	—
Pretax discrete restructuring charges	9.1	9.1	20.4	—
Pretax Russia exit and wind down costs	—	—	—	2.3
Tax effect of the adjustments reflected above(a)	(27.7)	(27.7)	(4.7)	(3.0)
Adjusted Net Earnings (Non-GAAP)	$367.8	$418.5	$438.1	$383.5

(a)
The loss from divestiture had no tax impact. The tax effect of the adjustments includes all other line items.

Operating Profit and Adjusted Operating Profit
The following presents the summary GAAP Operating Profit and Adjusted Operating Profit on a historical basis, for the three years ended December 31, 2024, 2023, and 2022 for Ralliant and each segment, and on a pro forma basis for the year ended December 31, 2024 for Ralliant. We define Adjusted Operating Profit as GAAP Operating Profit, adjusted to exclude amortization of acquisition-related intangible assets, acquisition and divestiture related adjustments and costs, gain on sale of property, discrete restructuring charges, and Russia exit and wind down costs.
The table below presents a reconciliation of GAAP Operating Profit to Adjusted Operating Profit for the years ended December 31, 2024, 2023, and 2022 for Ralliant and each segment, and for the unaudited pro forma year ended December 31, 2024 for Ralliant.
	Year Ended December 31,
Ralliant ($ in millions)	Pro Forma	Historical
	2024	2024	2023	2022
	(unaudited)
Revenue (GAAP)	$2,154.7	$2,154.7	$2,155.7	$2,089.7
Operating Profit (GAAP)	$459.6	$459.6	$511.8	$473.8
Amortization of acquisition-related intangible assets	84.0	84.0	3.6	13.5
Acquisition and divestiture related adjustments and costs	36.0	36.0	2.0	—
Gain on sale of property	(63.1)	(63.1)	—	—
Discrete restructuring charges	9.1	9.1	20.4	—
Russia exit and wind down costs	—	—	—	2.3
Adjusted Operating Profit (Non-GAAP)	$525.6	$525.6	$537.8	$489.6
Operating Profit Margin (GAAP)	21.3%	21.3%	23.7%	22.7%
Adjusted Operating Profit Margin (Non-GAAP)	24.4%	24.4%	24.9%	23.4%

[Test and Measurement] ($ in millions)	Year Ended December 31,
	2024	2023	2022
Revenue (GAAP)	$937.5	$941.3	$868.9
Operating Profit (GAAP)	$122.8	$191.1	$142.0
Amortization of acquisition-related intangible assets	81.6	0.7	9.7
Acquisition related adjustments and costs	35.6	2.0	—
Gain on sale of property	(63.1)	—	—
Discrete restructuring charges	5.5	8.1	—
Adjusted Operating Profit (Non-GAAP)	$182.4	$201.9	$151.7
Operating Profit Margin (GAAP)	13.1%	20.3%	16.3%
Adjusted Operating Profit Margin (Non-GAAP)	19.5%	21.4%	17.5%
[Sensors and Safety Systems] ($ in millions)	Year Ended December 31,
	2024	2023	2022
Revenue (GAAP)	$1,217.2	$1,214.4	$1,220.8
Operating Profit (GAAP)	$336.8	$320.7	$334.1
Amortization of acquisition-related intangible assets	2.4	2.9	3.8
Acquisition and divestiture related adjustments and costs	0.4	—	—
Discrete restructuring charges	3.6	12.3	—
Adjusted Operating Profit (Non-GAAP)	$343.2	$335.9	$337.9
Operating Profit Margin (GAAP)	27.7%	26.4%	27.4%
Adjusted Operating Profit Margin (Non-GAAP)	28.2%	27.7%	27.7%
Operating Cash Flow and Free Cash Flow
The following presents the summary of GAAP operating cash flow and Free Cash Flow (“FCF”) on a historical basis, for the three years ended December 31, 2024, 2023, and 2022. With respect to FCF, we calculate it as net cash provided by operating activities less purchases of property, plant and equipment (“capital expenditures”).
The table below also presents a reconciliation of GAAP operating cash flow to FCF for the years ended December 31, 2024, 2023, and 2022:
	Year Ended December 31,
	Historical
($ in millions)	2024	2023	2022
Operating Cash Flow (GAAP)	$454.5	$461.8	$391.7
Less: Capital expenditures (GAAP)	(34.3)	(29.2)	(30.8)
Free Cash Flow (Non-GAAP)	$420.2	$432.6	$360.9
Statement Regarding Non-GAAP Measures
Each of the non-GAAP measures set forth above should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. Management believes that these measures provide useful information to investors by offering additional ways of viewing our results that, when reconciled to the corresponding GAAP measure, help our investors to:
•
with respect to Adjusted operating profit, EBITDA, Adjusted EBITDA, and Adjusted net earnings, understand the long-term profitability trends of our business and facilitate comparisons of our performance and profitability to prior and future periods and to our peers; and

•
with respect to FCF, understand our ability to generate cash without external financing, fund acquisitions and other investments and, in the absence of refinancing, repay our debt obligations (although a limitation of Free Cash Flow is that it excludes certain expenditures that are required or that we have committed to, such as debt service requirements and other non-discretionary expenditures).

The items excluded from the non-GAAP measures set forth above have been excluded for the following reasons:
•
With respect to Adjusted operating profit, EBITDA, Adjusted EBITDA, and Adjusted Net Earnings:

◦
As a result of our acquisition activity, we have significant amortization expense associated with definite-lived intangible assets. We exclude the amortization expense of acquisition related intangible assets incurred in each period, and impairment charges incurred, if any. We believe that this adjustment provides our investors with additional insight into our operational performance and profitability as such impacts are not related to our core business performance.

◦
We exclude the acquisition and divestiture related adjustments and costs. While we have a history of acquisition and divestiture activity, we do not acquire and divest businesses or assets on a predictable cycle. The amount of an acquisition’s purchase price allocated to inventory fair value adjustments are unique to each acquisition and can vary significantly from acquisition to acquisition. In addition, transaction costs, which include acquisition, divestiture, integration and restructuring costs related to completed or announced transactions, and the non-recurring gains on divestitures of businesses or assets are unique to each transaction and are impacted from period to period depending on the number of acquisitions or divestitures evaluated, pending, or completed during such period, and the complexity of such transactions. We adjust for transaction costs, acquisition related fair value adjustments to inventory, integration costs and corresponding restructuring charges related to acquisitions, in each case, incurred in a given period.

◦
On March 14, 2024, we completed a transaction to sell land and certain office buildings in our [Test and Measurement] segment for $90 million. During the year ended December 31, 2024, we recorded a gain on sale of property of $63.1 million in the Combined Statements of Earnings. We adjust for the gain on sale of property because we believe the adjustment facilitates comparison of our performance with prior and future periods and provides our investors with additional insight into our operational performance.

◦
We exclude costs incurred pursuant to discrete restructuring plans that are fundamentally different in terms of the size, strategic nature and planning requirements, as well as the inconsistent frequency, of such plans originating from significant macroeconomic trends or material disruptions to operations, economy or capital markets from the ongoing productivity improvements that result from application of the Ralliant Business System or from execution of general cost saving strategies. Because these restructuring plans will be incremental to the fundamental activities that arise in the ordinary course of our business and we believe are not indicative of our ongoing operating costs in a given period, we exclude these costs to facilitate a more consistent comparison of operating results over time. Restructuring costs related primarily to an acquisition are not included in this adjustment but are instead included in acquisition and divestiture related items.

◦
In connection with the invasion of Ukraine by Russian forces, the Company exited business operations in Russia in the second quarter of 2022. As a result of the exit of our business operations in Russia, the Company recorded a pre-tax charge totaling $2.3 million for the year ended December 31, 2022, to reflect the write-off of net assets, the write-off of the cumulative translation adjustment in earnings for legal entities deemed substantially liquidated, and to record provisions for employee severance and legal contingencies. These costs are recorded within Selling, general, and administrative expenses in the Combined Statements of Earnings. We adjust for the non-recurring Russia exit and wind down costs because we believe that this adjustment facilitates comparison of our performance with prior and future periods and provides our investors with additional insight into our operational performance.

•
In addition, with respect to EBITDA and Adjusted EBITDA:

◦
We exclude interest, taxes, and depreciation expense because we believe these adjustments help investors understand operational factors associated with our financial performance.

•
In addition, with respect to Adjusted EBITDA and Adjusted Net Earnings:

◦
In June 2024, we divested and transferred ownership of Invetech, excluding the Dover Motion Business, to its management team (the “Invetech Divestiture”). We exclude the loss from the Invetech Divestiture because we believe the adjustment facilitates comparison of our performance with prior and future periods and provides our investors with additional insight into our operational performance.

•
In addition, with respect to Adjusted Net Earnings:

◦
Excluding the tax effect (to the extent tax deductible) of the pretax adjustments noted above. The tax effect of such adjustments was calculated by applying our overall estimated effective tax rate to the pretax amount of each adjustment (unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment). We expect to apply our overall estimated effective tax rate to each adjustment going forward.

•
With respect to FCF, we calculate it as net cash provided by operating activities less purchases of property, plant and equipment (“capital expenditures”).

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma combined financial statements consist of an Unaudited Pro Forma Combined Statement of Earnings for the year ended December 31, 2024 and an Unaudited Pro Forma Combined Balance Sheet as of December 31, 2024. These unaudited pro forma combined statements were derived from the Company’s historical audited Combined Financial Statements included elsewhere in this information statement. The pro forma adjustments give effect to the transactions described below. The Unaudited Pro Forma Combined Statement of Earnings for the year ended December 31, 2024 gives effect to the transactions described below as if they had occurred on January 1, 2024, the first day of fiscal 2024. The Unaudited Pro Forma Combined Balance Sheet gives effect to the transactions described below as if they had occurred on December 31, 2024, our latest balance sheet date. References to the “Company” or “Ralliant” in this section and in the following unaudited pro forma combined financial statements and our combined financial statements included in this information statement shall mean Fortive’s Precision Technologies segment.
The unaudited pro forma combined financial statements have been prepared to reflect transaction accounting and autonomous entity adjustments to present the financial condition and results of operations as if we were a separate stand-alone entity. In addition, the unaudited pro forma combined financial statements include a presentation of management adjustments that management believes are necessary to enhance an understanding of the pro forma effects of the transaction.
The unaudited pro forma combined financial statements give effect to the following transactions, which we refer to as the “Pro Forma Transactions”:
•
the impact of the consummation of the separation and the transactions contemplated by the separation agreement, the tax matters agreement, the transition services agreement, the employee matters agreement, the intellectual property agreement, the FBS license agreement, and other commercial agreements between Ralliant and Parent and the provisions contained therein;

•
the long-term debt arrangements entered into by the Company in connection with the separation;

•
the transfer to us from Fortive and Fortive affiliates pursuant to the separation agreement in consideration for (i) shares of our common stock, and [(ii) a Cash Distribution of $997 million, consisting of all of the proceeds to us of the indebtedness under the USD Term Loans representing our indebtedness in an aggregate principal amount of $1.15 billion other than such proceeds therefrom necessary to ensure we have approximately $150 million in available cash on our balance sheet upon completion of the distribution]; and

•
the anticipated capital structure after giving effect to the distribution; and

•
the incremental costs Ralliant expects to incur as an autonomous entity.

The Unaudited Pro Forma Combined Financial Statements were prepared in accordance with Article 11 of Regulations S-X.
The unaudited pro forma combined financial statements are subject to the assumptions and adjustments described in the accompanying notes.
[In connection with the separation, we expect to enter into a transition services agreement with Fortive, pursuant to which Fortive and we will provide to each other certain specified services on a temporary basis, including various information technology, financial and administrative services. The charges for the transition services are based on arm’s length terms. Any incremental costs expected to be incurred from the transition services agreement are reflected as an autonomous entity adjustment.]
The unaudited pro forma combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of our results of operations or financial condition had the separation and the related transactions been completed on the dates assumed and should not be relied upon as a representation of our future performance or financial position as a separate public company.

The following unaudited pro forma combined financial statements should be read in conjunction with our historical combined financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this information statement.
RALLIANT CORPORATION
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
($ and shares in millions, except per share amounts)
	As of December 31, 2024
	Historical	Transaction Accounting Adjustments	Autonomous Entity Adjustments		Pro Forma
ASSETS
Current assets:
Cash and equivalents	$—	$150.0(a)		$—	$150.0
Accounts receivable, net	293.8	—		—	293.8
Inventories	282.9	—		—	282.9
Prepaid expenses and other current assets	41.9	—		—	41.9
Total current assets	618.6	150.0		—	768.6
Property, plant and equipment, net	200.2	—		—	200.2
Other assets	151.0	—		[•] (g)	151.0
Goodwill	2,940.0	—		—	2,940.0
Other intangible assets, net	809.6	—		—	809.6
Total assets	$4,719.4	$150.0	$	[•]	$4,869.4
LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowing	$—	$—		$—	$—
Trade accounts payable	254.6	—		—	254.6
Accrued expenses and other current liabilities	279.1	—		—	279.1
Total current liabilities	533.7	—		—	533.7
Other long-term liabilities	422.9	—		[•] (g)	422.9
Long-term debt	—	1,146.8(a)(b)		—	1,146.8
Equity:
Common stock: [•] par value, [•] shares authorized; [•] shares issued and outstanding, pro forma	—	[•] (c)		—	[•]
Additional paid-in capital	—	3,257.3(c)		—	3,257.3
Net Parent investment	4,254.1	(4,254.1)(c)		—	—
Accumulated other comprehensive loss	(491.3)	—		—	(491.3)
Total Parent’s equity	3,762.8	(996.8)		—	2,766.0
Total liabilities and equity	$4,719.4	$150.0	$	[•]	$4,869.4
See the accompanying notes to the unaudited pro forma combined financial statements.

RALLIANT CORPORATION
UNAUDITED PRO FORMA COMBINED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts)
	Year Ended December 31, 2024
	Historical	Transaction Accounting Adjustments	Autonomous Entity Adjustments		Pro Forma
Sales	$2,154.7	$—		$—		$2,154.7
Cost of sales	(1,042.6)	—		[•] (g)		(1,042.6)
Gross profit	1,112.1	—		[•]		1,112.1
Operating costs:
Selling, general, and administrative	(552.1)	—		[•] (g)(h)		(552.1)
Research and development	(163.5)	—		—		(163.5)
Gain on sale of property	63.1	—		—		63.1
Operating profit	459.6	—		[•]		459.6
Non-operating income (expense), net:
Interest income (expense), net	—	(66.3)(d)		—		(66.3)
Loss from divestiture	(25.6)	—		—		(25.6)
Other non-operating expenses, net	(1.4)	—		—		(1.4)
Earnings before income taxes	432.6	(66.3)		—		366.3
Income taxes	(78.0)	15.6(e)		[•] (i)		(62.4)
Net earnings	$354.6	$(50.7)	$	[•]		$303.9
Net earnings per common share:
Basic				(f)	$	[•]
Diluted				(f)	$	[•]
Average common stock and common equivalent shares outstanding:
Basic				(f)		[•]
Diluted				(f)		[•]
See the accompanying notes to the unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
For further information regarding the historical combined financial statements, please refer to the audited combined financial statements included in this information statement. The Unaudited Pro Forma Combined Balance Sheet as of December 31, 2024 and Unaudited Pro Forma Combined Statement of Earnings for the year ended December 31, 2024 include adjustments related to the following:
Transaction Accounting Adjustments:
(a)
Reflects a pro forma adjustment to cash calculated as follows:

Net proceeds from USD Term Loans	$1,146.8
Less: Distribution of net proceeds from USD Term Loans to Parent	(996.8)
Total pro forma adjustment for unremitted cash held by Ralliant	$150.0
In connection with the distribution, Parent will transfer to us certain cash balances and amounts due to banks. As of December 31, 2024, these adjusted amounts included cash held by us of $150 million (reflected as cash and equivalents in the accompanying Unaudited Pro Forma Balance Sheet). The ultimate amount of cash that Parent will transfer to us will depend on the related balances as of the date of distribution.
(b)
Reflects $1.15 billion of estimated proceeds from the USD Term Loans that we will enter into in connection with the distribution, net of $3.2 million in estimated financing costs. Proceeds from these anticipated borrowings are expected to be used to fund a payment to Parent of approximately $997 million in connection with the distribution.

(c)
Reflects the Net Parent investment impact as a result of the anticipated post-separation and post-distribution capital structure. As of the distribution date, the Net Parent investment after reflecting the impact of the payment to Parent described in note (b) above will be adjusted to reflect the distribution of [•] million outstanding shares of Ralliant common stock to Parent stockholders. Ralliant’s common stock account reflects an adjustment for the par value of the anticipated [•] million outstanding shares of Ralliant common stock, par value of $[•] per share, expected to be issued upon the distribution. Ralliant’s additional paid-in capital account reflects an adjustment related to the reclassification of Parent’s net investment in Ralliant. Parent’s net investment in Ralliant will be allocated between common stock and additional paid in capital based on the number of shares of Ralliant common stock outstanding at the distribution date. The Parent has assumed the number of outstanding shares of Ralliant’s common stock based on [•] shares of Fortive common stock outstanding as of December 31, 2024 and assumed a distribution of [•] of the outstanding shares of Ralliant’s common stock to Fortive’s stockholders, on the basis of [•] share of Ralliant’s common stock for every [•] share of Fortive common stock. The actual number of shares issued will not be known until the record date for the spin-off.

(d)
Reflects estimated interest expense of $66 million for the year ended December 31, 2024 related to the anticipated borrowing to be entered into in connection with the distribution reflecting an estimated average borrowing cost of approximately 5.8% per annum.

(e)
Reflects the tax effect of transaction pro forma adjustments using the respective statutory combined state and federal tax rate of 23.5% for the year ended December 31, 2024. This represents our U.S. statutory tax rate during the period, which differs from our effective tax rate as the adjustments to pro forma earnings before tax will be taxable in the U.S. The pro forma taxes have not been adjusted to reflect any change in our effective tax rate subsequent to the distribution.

(f)
The number of Ralliant shares used to compute pro forma basic and diluted earnings per share is based on the number of shares of Ralliant common stock assumed to be outstanding, based on the number of Parent common shares used for determination of Parent’s basic and diluted earnings per share for the year ended December 31, 2024, assuming a distribution ratio of [•] shares of Ralliant common stock for every [•] shares of Parent common stock outstanding. This calculation does not take into account the dilutive effect that will result from the issuance of Ralliant stock-based compensation awards in connection with the adjustment of outstanding Parent stock-based compensation awards held by Ralliant employees or the grant of new stock-based compensation awards. The number of dilutive shares of Ralliant common stock underlying stock-based compensation awards issued in connection with the adjustment of outstanding Parent stock-based compensation awards will not be determined until after the distribution date.
Autonomous Entity Adjustments:
(g)
Reflects the impact of new lease agreements for the corporate headquarters and certain facilities. The lease adjustment recognizes operating lease assets and liabilities of $[•] million based on the estimated present value of the lease payments over the lease term and incremental rent expense of $[•] for the year ended December 31, 2024.

(h)
Reflects the impact of the transition services agreement, which results in incremental corporate and administrative costs not included in the Company’s historical combined financial statements. An adjustment of $[•] million to increase Selling, general and administrative expense were recorded in the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2024.

(i)
Reflects the income tax impact of the autonomous entity pro forma adjustments for the year ended December 31, 2024. This adjustment was calculated by applying the statutory federal income tax rate and state income tax rate to the pre-tax pro forma adjustments. The applicable tax rates could be impacted (either higher or lower) depending on certain factors subsequent to the separation including the legal entity structure implemented and may be materially different from the pro forma results.

Management Adjustments:
The Company has elected to present management adjustments to the pro forma financial information and included all adjustments necessary for a fair statement of such information. As a separate public company, Ralliant expects to incur incremental costs within certain corporate functions including accounting and finance, tax, legal, human resources and other general and administrative related functions. The Company received the benefit of economies of scale as a segment within the Parent, however, in establishing these functions independently, the expenses will be higher than the prior corporate allocation from Parent.
As a separate public company, Ralliant expects to incur certain costs in addition to those reflected in the autonomous entity adjustments and described above, including employee related costs, IT system costs, corporate governance costs, including board of director compensation and expenses, audit and other professional services fees, annual report and proxy statement costs, SEC filing fees, transfer agent fees, consulting and legal fees and stock exchange listing fees. The Company expects to begin recognizing recurring costs at the date of the spin-off and one-time costs are expected to be incurred over a period of 12 to 24 months post-separation.
The Company estimated that it would incur approximately $50 million of total incremental expenses (including one-time expenses of approximately $[•] million and estimated recurring expenses of $[•] million) for the year ended December 31, 2024, as if the separation had occurred on January 1, 2024.
We estimated these additional recurring and one-time expenses by assessing the resources and associated recurring costs each function (e.g., finance, information technology, human resources, etc.) will require to stand up and operate as part of a separate publicly traded company. We expect to address any required resources incremental to the services provided by Fortive under the transition services agreement through additional hiring or incremental vendor and other third-party services spend.
The additional expenses have been estimated based on assumptions that our management believes are reasonable. However, actual additional costs that will be incurred could differ from these estimates and would depend on several factors, including the economic environment, results of contractual negotiations with third party vendors, ability to execute on proposed separation plans and strategic decisions made in areas such as manufacturing, selling and marketing, research and development, information technology and infrastructures. In addition, adverse effects and limitations including those discussed in the section entitled “Risk Factors” to this document may impact actual costs incurred. We may also decide to increase or reduce resources or invest more heavily in certain areas in the future, which may result in further differences between management’s estimates and actual costs incurred in the future.
These management adjustments include forward-looking information that is subject to the safe harbor protections of the Exchange Act. Please see “Cautionary Statement Concerning Forward-Looking Statements”. The tax effect has been determined by applying the respective statutory tax rates to the aforementioned adjustments in jurisdictions where valuation allowances were not required.
For the year ended December 31, 2024:
	Net income	Basic earnings per share		Diluted earnings per share(2)
($ in millions except per share amounts)
Unaudited pro forma combined net earnings(1)	$303.9	$	[•]	$	[•]
Management adjustments	(50.0)		[•]		[•]
Tax effect	11.8		[•]		[•]
Unaudited pro forma combined net earnings after management adjustments	$265.7	$	[•]	$	[•]
Weighted average number of common shares outstanding
Basic	[•]
Diluted	[•]

(1)
As shown in the unaudited pro forma combined statement of earnings

(2)
Net earnings per share amounts do not sum due to rounding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
Unless the context otherwise requires, references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) to NEWCO (“Ralliant”) or the Company (“we”, “us”, or “our”) shall mean the businesses comprising Fortive’s Precision Technologies segment. Ralliant has engaged in no business activities to date and has no assets or liabilities of any kind, other than those incident to its formation.
MD&A is designed to provide material information relevant to an assessment of the Company’s financial condition and results of operations, including an evaluation of the amounts and certainty of cash flows from operations and from outside sources. The MD&A is designed to focus specifically on material events and uncertainties known to management that are reasonably likely to cause reported financial information not to be necessarily indicative of future operating results or of future financial condition. This includes descriptions and amounts of matters that have had a material impact on reported operations, as well as matters that are reasonably likely based on management’s assessment to have a material impact on future operations. You should read the following discussion in conjunction with the “Unaudited Pro Forma Combined Financial Statements,” the Company’s Combined Financial Statements and notes thereto and the section entitled “Business” included in this information statement.
This MD&A contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risk, uncertainties, and other factors that could cause actual results to differ materially from those projected or implied in the forward-looking statements. Please see “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.
The Company’s MD&A is divided into seven sections:
•
Basis of Presentation

•
Overview

•
Results of Operations

•
Risk Management

•
Liquidity and Capital Resources

•
Critical Accounting Estimates

•
New Accounting Standards

BASIS OF PRESENTATION
The accompanying Combined Financial Statements present the historical financial position, results of operations, changes in Fortive’s equity and cash flows of the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for the preparation of carved-out Combined Financial Statements.
The Company has historically operated as part of Fortive and not as a stand-alone company. The financial statements have been derived from Fortive’s historical accounting records and are presented on a carve-out basis. All revenues and costs, as well as assets and liabilities, directly associated with the business activity of the Company are included as a component of the financial statements. The financial statements also include allocations of certain general, administrative, and sales and marketing expenses from Fortive’s corporate office and from other Fortive businesses to the Company. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company been an entity that operated independently of Fortive. Related party allocations, including the method for such allocation, are discussed further in Note 15 of the Notes to the audited Combined Financial Statements.
As part of Fortive, the Company is dependent upon Fortive for all of its working capital and financing requirements as Fortive uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Company are accounted for through the Company’s Net Parent investment account. Accordingly, none of Fortive’s cash, cash equivalents or debt at the corporate level has been assigned to the Company in the financial statements.
The Company’s business consists of two segments: [Test and Measurement] and [Sensors and Safety Systems]. For additional details regarding these businesses, please refer to the section titled “Business” included in this information statement.
Segment Realignment and Divestiture
In January 2024, Fortive realigned Invetech from the Advanced Healthcare Solutions (“AHS”) segment to the Precision Technologies (“PT”) segment (the “Segment Realignment”). In June 2024, Fortive divested and transferred ownership of Invetech, excluding the Dover Motion Business, to its management team (the “Invetech Divestiture”). As a result of the divestiture, in the year ended December 31, 2024, Ralliant recorded a net realized loss of $25.6 million, which is identified as “Loss from divestiture” in the Combined Statements of Earnings. The divested businesses accounted for less than 2% of total revenue and approximately 1% of total assets for the fiscal year ended December 31, 2023. The Invetech Divestiture did not represent a strategic shift with a major effect on the Ralliant’s operations and financial results, and therefore the divested businesses are not reported as discontinued operations. The results of the divested businesses are included in all periods presented, however, they are excluded from core results, as defined below.

OVERVIEW
General
Please see the “Business” section in the Information Statement Summary for a discussion of our products, customer base, and strategy. We are a global technology company with businesses that design, develop, manufacture and service precision instruments and highly engineered products. We empower engineers with precision technologies essential for breakthrough innovation in an electrified and digital world, enabling our customers to bring advanced technologies to market faster and more efficiently. Our strategic segments — [Test and Measurement] and [Sensors and Safety Systems] — include well-known brands with prominent positions across a range of attractive end-markets.
Ralliant is a multinational business with global operations with approximately 49% and 47% of our 2024 and 2023 sales, respectively, derived from customers outside the United States, including high-growth markets. We define high-growth markets as developing markets of the world experiencing extended periods of accelerated growth in gross domestic product and infrastructure which include Eastern Europe, the Middle East, Africa, Latin America, and Asia with the exception of Japan and Australia.
As a company with global operations, our businesses are affected by worldwide, regional, and industry-specific economic and political factors. Our geographic and industry diversity, as well as our broad product and service offerings, typically limits the impact of any single industry or the economy of any single country (except for the United States) on our operating results. Given the broad range of our offerings and the geographies served, we do not use any indices other than general economic trends to predict the overall outlook for the Company. We monitor key competitors and customers, including their sales to the extent possible, to gauge relative performance and the outlook for the markets within which we compete.
We operate in a highly competitive business environment and our long-term growth and profitability will depend, in particular, on our ability to execute across geographies and end markets, develop innovative and differentiated new product offerings, continue to reduce costs, improve operating efficiency and attract, retain and develop an empowered workforce. We make and expect to continue to make investments in research and development, customer-facing resources, our work force and our manufacturing capabilities and capacity to meet the needs of our customers.
Non-GAAP Measures
In this report, references to sales from existing businesses (“core revenue”) refer to sales from operations calculated according to generally accepted accounting principles in the United States (“GAAP”) but excluding (1) the impact from acquired and divested businesses and (2) the impact of currency translation. References to sales attributable to acquisitions or acquired businesses refer to GAAP sales from acquired businesses recorded prior to the first anniversary of the acquisition, less the amount of sales attributable to certain businesses or product lines that, at the time of reporting, have been divested or are pending divestiture, but are not, and will not be, considered discontinued operations prior to the first anniversary of the divestiture. The portion of sales attributable to the impact of currency translation is calculated as the difference between (a) the period-to-period change in sales (excluding sales impact from acquired businesses) and (b) the period-to-period change in sales (excluding sales impact from acquired businesses) after applying the current period foreign exchange rates to the prior year period. Core revenue should be considered in addition to, and not as a replacement for or superior to, sales, and may not be comparable to similarly titled measures reported by other companies.
Management believes that reporting the non-GAAP financial measure of core revenue provides useful information to investors by helping identify underlying growth trends in our business and facilitating comparisons of our sales performance with our performance in prior and future periods and to our peers. We exclude the effect of acquisition and divestiture related items because the nature, size, and number of such transactions can vary dramatically from period to period and between us and our peers. We exclude the effect of currency translation from core revenue because the impact of currency translation is not under management’s control and is subject to volatility. Management believes the exclusion of the effect of acquisitions and divestitures and currency translation may facilitate the assessment of underlying business trends and may assist in comparisons of long-term performance. References to sales volume from existing businesses refer to the impact of both price and unit sales.
Acquisitions
On January 3, 2024, Ralliant acquired EA Elektro-Automatik Holding GmbH (“EA”), a leading supplier of high-power electronic test solutions for energy storage, mobility, hydrogen, and renewable energy applications. The acquisition of EA will bolster Ralliant’s innovative portfolio of products and services for engineers with complementary test and measurement solutions enabling the global energy transition. The total consideration paid was approximately $1.72 billion, net of acquired cash. Fortive, on behalf of Ralliant, funded this transaction with financing activities and available cash. Ralliant recorded approximately $1.18 billion of goodwill within its [Test and Measurement] segment related to the EA acquisition, which is not tax deductible. We also anticipate future tax benefits as a result of the transaction.
Other Matters
In the fourth quarter of 2024, Ralliant initiated a discrete restructuring plan that is expected to be completed by December 31, 2025. The nature of the activities in 2024 was related to the separation from the Parent and consisted primarily of targeted workforce reductions to realign the cost structure. In the first quarter of 2023, Ralliant initiated a discrete restructuring plan that was completed by the end of 2023. The nature of the activities in 2023 were consisted primarily of targeted workforce reductions in response to overall macroeconomic and other external conditions. Ralliant incurred these costs to position itself to provide superior products and services to customers in a cost-efficient manner, while taking into consideration the impact of broad economic uncertainties. Ralliant incurred charges of $9 million and $20 million during the year ended December 31, 2024 and 2023, respectively. These charges are recorded within Cost of sales and Selling, general, and administrative expenses in the Combined Statements of Earnings.
Business Performance
Business Performance During the Year Ended December 31, 2024
During 2024, year-over-year sales was relatively flat, primarily driven by a 4.5% increase from the acquisition of EA, net of the Invetech Divestiture, offset by a 4.1% decrease in core revenue and a 0.4% decrease due to unfavorable currency translation. The decrease in core revenue was comprised of a volume decline of 6.4%, partially offset by favorable pricing of 2.3%.
Geographically, year-over-year core revenue in developed markets decreased by mid-single-digits, driven by a low single-digit decline in North America, a high single-digit decline in Western Europe, and a low double-digit decline in Japan. Year-over-year core revenue in high growth markets decreased by mid-single-digits, driven by a low double-digit decline in China, partially offset by mid-teens growth in South Korea and high-teens growth in Latin America.
Business Performance During the Year Ended December 31, 2023
During 2023, year-over-year sales increased 3.2%, primarily driven by core revenue which increased year over year by 4.5%, partially offset by a 0.9% decrease at Invetech, which is excluded from core given its subsequent divestment, and a 0.4% decrease due to unfavorable currency translation. The increase in core revenue was comprised of favorable pricing of 5.5% partially offset by a volume decline of 0.9%.
Geographically, year-over-year core revenue in developed markets increased by mid-single-digits, driven by mid-single-digit growth in North America, low single-digit growth Western Europe, and mid-teens growth in Japan. Year-over-year core revenue in high growth markets increased slightly, driven by high-twenties growth in the Middle East, low-twenties growth in Eastern Europe, offset by a low single-digit decline in Asia, where a low single-digit decline in China was partially offset by high-teens growth in India.

RESULTS OF OPERATIONS
Selected Financial Data
	For the Year Ended December 31,
($ in millions)	2024	2023	2022
Sales	$2,154.7	$2,155.7	$2,089.7
Operating profit	459.6	511.8	473.8
Depreciation	29.0	27.1	24.8
Amortization	84.0	3.6	13.5
Operating profit as a % of sales	21.3%	23.7%	22.7%
Depreciation as a % of sales	1.3%	1.3%	1.2%
Amortization as a % of sales	3.9%	0.2%	0.6%
Components of Sales Growth
	2024 vs. 2023	2023 vs. 2022
Total revenue growth (GAAP)	—%	3.2%
Impact of:
Acquisitions and divestitures	(4.5)%	0.9%
Currency exchange rates	0.4%	0.4%
Core revenue growth (Non-GAAP)	(4.1)%	4.5%
Refer to [Test and Measurement], and [Sensors and Safety Systems] sections below for further discussion of year-over-year sales growth.
Operating Profit Margins
2024 Compared to 2023
Operating profit margins were 21.3% for the year ended December 31, 2024, a decrease of 240 basis points as compared to 23.7% in 2023 with year-over-year operating profit margin comparisons impacted by:
•
The year-over-year decrease in results from existing businesses — unfavorable 125 basis points, driven by:

◦
-190 basis points from overall price increases offset by net volume reduction and unfavorable product mix; +85 basis points from benefits from productivity measures through our RBS initiatives; and -20 basis points from higher salaries and wages partially offset by lower variable compensation costs.

•
The year-over-year net effect of acquisition and divestiture-related transaction costs incurred in the year primarily related to the EA acquisition — unfavorable 145 basis points

•
The year-over-year net effect of acquired and divested businesses, including amortization and acquisition-related fair value adjustments — unfavorable 315 basis points

•
The year-over-year effect of costs relating to the discrete restructuring plans — favorable 50 basis points

•
The year-over-year effect of the gain on sale of land and certain office buildings in 2024 — favorable 295 basis points

2023 Compared to 2022
Operating profit margins were 23.7% for the year ended December 31, 2023, an increase of 100 basis points as compared to 22.7% in 2022 with year-over-year operating profit margin comparisons impacted by:

•
The year-over-year increase in results from existing businesses — favorable 150 basis points, driven by:

◦
+355 basis points from overall price increases and volume increases in both segments, partially offset by unfavorable product mix; -70 basis points from higher employee compensation; +30 basis points from benefits from productivity measures through our RBS initiatives; and -165 basis points largely from strategic growth investments initiated by management as a result of the strong increase in sales.

•
The year-over-year effect of amortization from existing businesses — favorable 45 basis points

•
The year-over-year net effect of acquisition and divestiture-related transaction expenses incurred in 2023 — unfavorable 10 basis points

•
The year-over-year effect of costs relating to the discrete restructuring plan in 2023 — unfavorable 95 basis points

•
Russia exit and wind down costs that were incurred during 2022 — favorable 10 basis points

Business Segments and Geographic Area Results
Sales by business segment and geographic area for the year ended December 31 are as follows ($ in millions):
	Year Ended December 31,
	2024	2023	2022
Segments
[Test and measurement]	$937.5	$941.3	$868.9
[Sensors and safety systems]	1,217.2	1,214.4	1,220.8
Total	$2,154.7	$2,155.7	$2,089.7
Geographic area
United States	$1,101.4	$1,132.9	$1,076.4
China	322.7	359.2	376.6
All other	730.6	663.6	636.7
Total	$2,154.7	$2,155.7	$2,089.7
[TEST AND MEASUREMENT]
Our [test and measurement] segment provides precision test and measurement instruments, systems, software, and services. Through our portfolio of industry leading solutions, including oscilloscopes, probes, source measuring units, semiconductor test systems, high-power bi-directional power supplies, and measurement analysis software packages, we empower scientists, engineers and technicians to create and realize technological advances with ever greater efficiency, speed and accuracy.
[Test and Measurement] Selected Financial Data
	For the Year Ended December 31,
($ in millions)	2024	2023	2022
Sales	$937.5	$941.3	$868.9
Operating profit	122.8	191.1	142.0
Depreciation	16.8	14.4	12.7
Amortization	81.6	0.7	9.7
Operating profit as a % of sales	13.1%	20.3%	16.3%
Depreciation as a % of sales	1.8%	1.5%	1.5%
Amortization as a % of sales	8.7%	0.1%	1.1%

Components of Sales Growth
	2024 vs. 2023	2023 vs. 2022
Total revenue growth (GAAP)	(0.4)%	8.3%
Impact of:
Acquisitions and divestitures	(12.6)%	—%
Currency exchange rates	1.0%	0.9%
Core revenue growth (Non-GAAP)	(12.0)%	9.2%
2024 Compared to 2023
The sales result for 2024 was driven by increased sales from the EA acquisition which contributed 12.6% to revenue growth during the year, offset by a decrease in core revenue of 12.0% and the impact of changes in foreign currency exchange rates due to the strengthening of the U.S. dollar in 2024 compared to 2023.
The decrease in core revenue, which excludes the impact of the EA acquisition, was attributable to an 13.1% decline in sales volumes in the segment primarily in product lines for oscilloscopes and related accessories as well as precision instruments which were driven by demand weakness across communications and diversified electronics end markets. Year-over-year price increases in the segment contributed 1.0% to sales growth in 2024, as compared to 2023, as a result of pricing increases partially offset by product discounting, and is reflected as a component of the change in core revenue.
Geographically, year-over-year core revenue in developed markets decreased by low double-digits, driven by a low double-digit decline in North America, a high single-digit decline in Western Europe, and a low double-digit decline in Japan. Year-over-year core revenue in high growth markets decreased by low double-digits, driven by a low double-digit decline in Asia, where China decreased by high-teens while South Korea increased by high-single digits.
Operating profit margins were 13.1% for the year ended December 31, 2024, a decrease of 720 basis points as compared to 20.3% in 2023 with year-over-year operating profit margin comparisons impacted by:
•
The year-over-year decrease in results from existing businesses — unfavorable 335 basis points, driven by:

◦
-465 basis points from price increases offset by volume decline due to demand weakness in certain end markets; +150 basis points from lower variable compensation costs; and -20 basis points primarily from higher salaries and wages.

•
The year-over-year net effect of acquisition-related transaction costs incurred in the year-to-date period related to the EA acquisition — unfavorable 335 basis points

•
The year-over-year net effect of the EA acquisition, including amortization, and acquisition-related fair value adjustments — unfavorable 750 basis points

•
The year-over-year effect of costs relating to the discrete restructuring plans — favorable 25 basis points

•
The year-over-year effect of the gain on sale of land and certain office buildings in 2024 — favorable 675 basis points

2023 Compared to 2022
The sales increase in 2023 was driven by overall price increases across the segment and is included as a component of the change in core revenue. Year-over-year price increases contributed 7.1% to sales growth in 2023, as compared to 2022, stemming from price adjustments to reflect rising materials costs and demand due to supply chain challenges. Volume increases across the segment also contributed 2.1% to the year-over-year increase and was primarily driven by demand in diversified electronics and communications end markets for oscilloscopes, related accessories and precision instruments. These increases were offset by the impact of changes in foreign currency exchange rates due to the strengthening of the U.S. dollar in 2023 compared to 2022.
Geographically, year-over-year core revenue in developed markets increased by high-teens, driven by high-teens growth in North America, low double-digit growth in Western Europe, and mid-teens growth in Japan. Year-over-year core revenue in high growth markets was essentially flat, driven by mid-twenties growth in India and mid-thirties growth in the Middle East, offset by a mid-single-digit decline in China.
Operating profit margin was 20.3% for the year ended December 31, 2023, an increase of 400 basis points as compared to 16.3% in 2022 with year-over-year operating profit margin comparisons impacted by:
•
The year-over-year increase in results from existing businesses — favorable 400 basis points, driven by:

◦
+925 basis points from price and volume increases due to stronger customer demand and favorable product mix; -220 basis points from higher employee compensation; and -305 basis points largely from strategic growth investments initiated by management as a result of the strong increase in sales.

•
The year-over-year effect of amortization from existing businesses — favorable 105 basis points

•
The year-over-year net effect of acquisition-related transaction expenses incurred in 2023 — unfavorable 20 basis points

•
The year-over-year effect of costs relating to the discrete restructuring plan in 2023 — unfavorable 85 basis points

[SENSORS AND SAFETY SYSTEMS]
Our [sensors and safety systems] segment provides leading power grid monitoring solutions, safety systems for mission critical aero, defense and space applications, and sensing solutions for critical environments where uptime, precision and reliability are essential. We provide advanced monitoring, protection, and diagnostic solutions for high-voltage electrical assets in power generation, transmission, and distribution. Our energetic materials, ignition safety systems, and precision pyrotechnic devices are used in mission-critical applications such as satellite deployment, rocket propulsion initiation, aerial vehicle safety systems, and military defense systems. We also provide premium sensing products encompassing liquid level, flow, and pressure sensors, motion sensors and components, and hygienic sensors.
[Sensors and Safety Systems] Selected Financial Data
	For the Year Ended December 31,
($ in millions)	2024	2023	2022
Sales	$1,217.2	$1,214.4	$1,220.8
Operating profit	336.8	320.7	334.1
Depreciation	12.2	12.7	12.1
Amortization	2.4	2.9	3.8
Operating profit as a % of sales	27.7%	26.4%	27.4%
Depreciation as a % of sales	1.0%	1.0%	1.0%
Amortization as a % of sales	0.2%	0.2%	0.3%
Components of Sales Growth
	2024 vs. 2023	2023 vs. 2022
Total revenue growth (GAAP)	0.2%	(0.5)%
Impact of:
Acquisitions and divestitures	1.7%	1.5%
Currency exchange rates	0.2%	0.2%
Core revenue growth (Non-GAAP)	2.1%	1.2%

2024 Compared to 2023
The sales result for 2024 was primarily driven by price increases across the segment and a net volume decrease of 1.2%. Additionally, the Invetech Divestiture resulted in a 1.7% unfavorable impact.
Year-over-year price increases in our [sensors and safety systems] segment contributed 3.2% to sales growth in 2024, as compared to 2023, stemming from price adjustments and is reflected as a component of the change in core revenue. The net volume effect resulted from strong demand in the utilities sector for grid modernization as well as growth in our energetic materials product line from aero, defense, and space customers. Demand weakness for liquid and air sensors, along with automation and control applications in manufacturing and other end markets, outweighed the gains in volume.
Geographically, year-over-year core revenue in developed markets was essentially flat, driven by low single-digit growth in North America, partially offset by a high single-digit decline in Western Europe. Year-over-year core revenue in high growth markets increased by high single-digits, driven by high single-digit growth in Asia, including high-thirties growth in South Korea, and mid-twenties growth in Latin America.
Operating profit margin was 27.7% for the year ended December 31, 2024, an increase of 130 basis points as compared to 26.4% in 2023 with year-over-year operating profit margin comparisons impacted by:
•
The year-over-year decrease in results from existing businesses — unfavorable 35 basis points, driven by:

◦
-55 basis points from price increases offset by unfavorable volume from demand weakness in certain product lines, and unfavorable product mix; +135 basis points from benefits from productivity measures through our RBS initiatives; and -115 basis points from higher employee compensation.

•
The year-over-year effect of amortization from existing businesses — favorable 5 basis points

•
The year-over-year net effect of changes in certain Invetech businesses that were divested in 2024 —  favorable 90 basis points

•
The year-over-year effect of costs relating to the discrete restructuring plans — favorable 70 basis points

2023 Compared to 2022
The sales result for 2023 was primarily driven by price increases across the segment and a net volume decline of 3.1% for the segment. Additionally, declines at Invetech, which is excluded from core given its subsequent divestment, resulted in a 1.5% unfavorable impact.
Year-over-year price increases in our [sensors and safety systems] segment contributed 4.3% to sales growth in 2023, as compared to 2022, as a result of upward price adjustments to countermeasure inflationary materials costs, and is reflected as a component of the change in core revenue. The net volume impact was attributable to strong demand in utilities end markets to support electric grid modernization, and increased unit sales in our energetic materials product line from aero, defense, and space customers. However, softer demand in manufacturing and other end markets for liquid and air sensors as well as automation and control applications more than offset volume increases.
Geographically, year-over-year core revenue in developed markets increased by low single-digits, driven by low single-digit growth in North America, partially offset by a low single-digit decline in Western Europe. Year-over-year core revenue in high growth markets increased by low single-digits, driven by high-twenties growth in the Middle East, mid-thirties growth in Eastern Europe, offset by a mid-single-digit decline in Asia, despite mid-single-digit growth in China.
Operating profit margins were 26.4% for the year ended December 31, 2023, a decrease of 100 basis points as compared to 27.4% in 2022 with year-over-year operating profit margin comparisons impacted by:
•
The year-over-year increase in results from existing businesses — unfavorable 10 basis points, driven by:

◦
-30 basis points from price increases offset by unfavorable volume from softening demand in certain end markets, and unfavorable product mix; and +20 basis points primarily related to benefits from productivity measures through our RBS initiatives.

•
The year-over-year effect of amortization from existing businesses — favorable 5 basis points

•
The year-over-year net effect of changes in certain Invetech businesses that were subsequently divested — favorable 5 basis points

•
The year-over-year effect of costs relating to the discrete restructuring plan in 2023 — unfavorable 100 basis point

COST OF SALES AND GROSS PROFIT
	For the Year Ended December 31,
($ in millions)	2024	2023	2022
Sales	$2,154.7	$2,155.7	$2,089.7
Cost of sales	(1,042.6)	(1,036.0)	(1,041.5)
Gross profit	1,112.1	1,119.7	1,048.2
Gross profit margin	51.6%	51.9%	50.2%
The slight year-over-year decrease in gross profit during 2024 as compared to 2023 is due to the contribution from the recent EA acquisition, year-over-year increases in price in both segments, benefits from productivity measures and improvement initiatives offset by net volume declines in both segments, and higher employee compensation costs.
The year-over-year increase in gross profit during 2023 as compared to 2022 is due to year-over-year increases in price in both segments, volume increases in [Test and Measurement], productivity measures and improvement initiatives, all partially offset by volume declines in core and divested products in [Sensors and Safety Systems], higher employee compensation costs, restructuring charges, and unfavorable foreign exchange rates.
OPERATING EXPENSES
	For the Year Ended December 31,
($ in millions)	2024	2023	2022
Sales	$2,154.7	$2,155.7	$2,089.7
Selling, general, and administrative (“SG&A”)	552.1	446.4	419.3
Research and development (“R&D”)	163.5	161.5	155.1
SG&A as a % of sales	25.6%	20.7%	20.1%
R&D as a % of sales	7.6%	7.5%	7.4%
SG&A expenses increased during 2024 as compared to 2023 due to higher intangible amortization, incremental operating costs and transaction expenses from our EA acquisition, all partially offset by benefits from productivity measures and lower discrete restructuring costs.
SG&A expenses increased during 2023 as compared to 2022 due to increased employee compensation expenses, facility costs, and restructuring costs.
R&D expenses, consisting principally of internal and contract engineering personnel costs, increased slightly during 2024 as compared to 2023 due to the incremental costs from our recent acquisitions and ongoing investments in innovation.
R&D expenses, consisting principally of internal and contract engineering personnel costs, increased during 2023 as compared to 2022 due to higher compensation costs and timing of project expenditures.
NON-OPERATING EXPENSE, NET
During the year ended December 31, 2024, we recognized a net realized loss of $25.6 million related to the Invetech Divestiture. For further discussion of this transaction, refer to Note 1 and 3 to the audited combined financial statements.

INCOME TAXES
General
Our operating results were included in Fortive’s consolidated U.S. federal and certain state income tax returns, as well as certain non-U.S. returns. We account for income taxes under the separate return method. Under this approach, income tax expense and deferred tax assets and liabilities are determined as if we were filing separate returns. Income tax expense and deferred tax assets and liabilities reflect management’s assessment of future taxes expected to be paid on items reflected in our financial statements. We record the tax effect of discrete items and items that are reported net of tax effects in the period in which they occur.
Our effective tax rate can be affected by, among others, changes in the mix of earnings in countries with differing statutory tax rates (including as a result of business acquisitions and dispositions), changes in the valuation of deferred tax assets and liabilities, accruals related to contingent tax liabilities and period-to-period changes in such accruals, the results of audits and examinations of previously filed tax returns (as discussed below), the expiration of statutes of limitations, the implementation of tax planning strategies, tax rulings, court decisions, settlements with tax authorities, and changes in tax laws.
As part of Fortive, the amount of income taxes we pay is subject to ongoing audits by federal, state and foreign tax authorities, which often result in proposed assessments. We perform a comprehensive review of our global tax positions on a quarterly basis. Based on these reviews, the results of discussions and resolutions of matters with certain tax authorities, tax rulings and court decisions, and the expiration of statutes of limitations, reserves for contingent tax liabilities are accrued or adjusted as necessary.
We are subject to income, transaction and other taxes in the United States and in multiple foreign jurisdictions. Our future income tax rates could be volatile and difficult to predict due to changes in business profit by jurisdiction, changes in the amount and recognition of deferred tax assets and liabilities, or by changes in tax laws, regulations, or accounting principles. For example, the Organisation for Economic Co-operation and Development continues to advance proposals for modernizing international tax rules, including the introduction of global minimum tax standards. We closely monitor changes to tax laws, regulations, accounting principles, and global tax standards; and at the time of a change, the related expense or benefit recorded may be material to the quarter and year of change. Furthermore, certain tax laws are inherently ambiguous requiring subjective interpretation on the application thereof. Our interpretation and the corresponding amount of taxes we pay is, and may in the future continue to be, subject to audits by U.S. federal, state, and local tax authorities and by non-U.S. tax authorities. If these audits result in payments or assessments different from our reserves, our future results may include unfavorable adjustments to our tax liabilities and our financial statements could be adversely affected.
For a discussion of risks related to these and other tax matters, please refer to “Risk Factors.”
Comparison of the Years Ended December 31, 2024, 2023, and 2022
Our effective tax rate for the years ended December 31, 2024, 2023, 2022 was 18.0%, 18.2%, and 21.4%, respectively.
Ralliant’s estimated effective tax rate for 2024 differs from the U.S. federal statutory rate of 21% due primarily to the impacts of credits and deductions provided by law, including those associated with state income taxes, and changes in our uncertain tax position reserves.
Ralliant’s estimated effective tax rate for 2023 and 2022 differs from the U.S. federal statutory rate of 21% due primarily to the positive and negative effects of the Tax Cuts and Jobs Act (“TCJA”), U.S. federal permanent differences, the impacts of credits and deductions provided by law, including those associated with state income taxes.
COMPREHENSIVE INCOME
Comprehensive income decreased by $192.3 million in 2024 as compared to 2023, primarily due to unfavorable changes in foreign currency translation adjustments of $130.6 million, and a decrease in net income of $62.2 million.

Comprehensive income increased by $61.9 million in 2023 as compared to 2022, primarily due to an increase in net income of $46.1 million and favorable changes in foreign currency translation adjustments of $43.3 million, partially offset by unfavorable changes in pension benefit adjustments of $27.5 million.

RISK MANAGEMENT
We are exposed to market risk from changes in interest rates, foreign currency exchange rates, credit risk and commodity prices, each of which could impact our financial statements. We generally address our exposure to these risks through our normal operating and financing activities. In addition, our broad-based business activities help to reduce the impact that volatility in any particular area or related areas may have on our operating profit as a whole.
Foreign Currency Exchange Rate Risk
We face transactional exchange rate risk from transactions with customers in countries outside of the United States and from intercompany transactions between affiliates. Transactional exchange rate risk arises from the purchase and sale of goods and services in currencies other than our functional currency or the functional currency of an applicable subsidiary. We also face translational exchange rate risk related to the translation of financial statements of our foreign operations into U.S. dollars, our functional currency. Costs incurred and sales recorded by subsidiaries operating outside of the United States are translated into U.S. dollars using exchange rates effective during the respective period. As a result, we are exposed to movements in the exchange rates of various currencies against the U.S. dollar. The effect of a change in currency exchange rates on our net investment in international subsidiaries is reflected in the accumulated other comprehensive income (loss) (“AOCI”) component of equity. A 10% depreciation in major currencies relative to the U.S. dollar as of December 31, 2024 would have resulted in a reduction of foreign currency-denominated net assets and parent’s equity of approximately $207 million.
Currency exchange rates unfavorably impacted 2024 reported sales by 0.4% as compared to 2023, as the U.S. dollar was, on average, stronger against most major currencies during 2024 as compared to exchange rate levels during 2023. If the exchange rates in effect as of December 31, 2024 were to prevail throughout 2025, currency exchange rates would negatively impact 2025 estimated sales by approximately 1.3% relative to our performance in 2024. In general, additional strengthening of the U.S. dollar against other major currencies would further negatively impact our sales and results of operations on an overall basis.
We have generally accepted the exposure to exchange rate movements without using derivative financial instruments to manage this risk. Both positive and negative movements in currency exchange rates against the U.S. dollar will therefore continue to affect the reported amount of sales, profit, and assets and liabilities in our combined financial statements.
Credit Risk
We are exposed to potential credit losses in the event of nonperformance by counterparties to our financial instruments. Financial instruments that potentially subject us to credit risk consist of receivables from customers. In addition, concentrations of credit risk arising from receivables from customers are limited due to the diversity of our customers. Our businesses perform credit evaluations of their customers’ financial conditions as appropriate and also obtain collateral or other security when appropriate.
Commodity Price Risk
Our manufacturing and other operations employ a wide variety of components, raw materials and other commodities, exposing our business to commodity price risk. We manage commodity price risk through diversification, strategic procurement and continuous monitoring. We diversify our commodity and spend portfolios to minimize exposure to any single commodity or producer / manufacturer, reducing the potential impact of price fluctuations on our overall business performance. Our procurement teams negotiate supplier contracts that include favorable pricing mechanisms allowing us to adapt to changing market conditions and minimize the risk of price escalations. We continuously track commodity markets assessing potential risks and developing strategies to manage them effectively. For further discussion of risks relating to commodity prices, refer to “Risk Factors.”

LIQUIDITY AND CAPITAL RESOURCES
As part of Fortive, we are dependent upon Fortive for all our working capital and financing requirements as Fortive uses a centralized approach to cash management and financing of our operations. Financial transactions relating to us are accounted for through our Net Parent investment account. Accordingly, none of Fortive’s cash, cash equivalents or debt at the Fortive corporate level has been assigned to us in the accompanying financial statements. During the years ended December 31, 2024, 2023 and 2022, we generated sufficient cash from operating activities to fund our capital spending.
We assess our liquidity in terms of our ability to generate cash to fund our operating and investing activities. We generate substantial cash from operating activities and believe that our operating cash flow and other sources of liquidity, will, after giving effect to any dividend payments and debt servicing obligations, be sufficient to allow us to continue investing in our existing businesses, consummate strategic acquisitions, fulfill our contractual obligations, and manage our capital structure on a short and long-term basis.
However, we cannot assure you that our net cash provided by operating activities, [cash and equivalents or cash available under our credit facilities] will be sufficient to meet our future needs. If we are unable to generate sufficient cash flows from operations in the future [and if availability under our credit facilities is not sufficient, we may have to obtain additional financing]. If we obtain additional capital by issuing equity, the interests of our existing stockholders will be diluted. If we incur additional indebtedness, that indebtedness may contain financial and other covenants that may significantly restrict our operations. We cannot assure you that we could obtain refinancing or additional financing on favorable terms or at all. See “Risk Factors — Risks Related to the Separation and Our Relationship with Fortive — We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.”
Overview of Cash Flows and Liquidity
Following is an overview of our cash flows and liquidity:
	Year Ended December 31,
($ in millions)	2024	2023	2022
Net cash provided by operating activities	$454.5	$461.8	$391.7
Cash paid for acquisitions, net of cash received	$(1,718.2)	$—	$—
Purchases of property, plant and equipment	(34.3)	(29.2)	(30.8)
Proceeds from sale of property	60.2	6.8	—
Cash infusion into divestiture	(14.0)	—	—
All other investing activities	(1.0)	—	(1.4)
Net cash used in investing activities	$(1,707.3)	$(22.4)	$(32.2)
Net transfers from (to) Parent	$1,261.1	$(431.7)	$(341.0)
Net cash provided (used) in financing activities	$1,261.1	$(431.7)	$(341.0)
Operating Activities
Operating cash flows can fluctuate significantly from period-to-period as working capital needs and the timing of payments for pension funding, and other items impact reported cash flows.
Operating cash flows were approximately $455 million in 2024, representing a decrease of $7 million, or approximately 2%, as compared to 2023, and primarily attributable to the following factors:
•
Year-over-year decrease of $18 million in Operating cash flow from net earnings, net of non-cash items (Amortization, Depreciation, Stock-based compensation, Gain on sale of property, and Loss from divestiture).

•
The aggregate changes in accounts receivable, inventories, and trade accounts payable generated $48 million of cash during 2024 compared to using $19 million of cash during 2023. The amount of cash flow generated from or used by the aggregate of accounts receivable, inventories, and trade accounts payable depends upon how effectively we manage the cash conversion cycle, which generally represents the number of days that elapse from the day we pay for the purchase of raw materials and components to the collection of cash from our customers, and can be significantly impacted by the timing of collections and payments in a period.
•
The aggregate change in prepaid expenses and other assets, accrued expenses and other liabilities, and changes in deferred income taxes used $48 million of cash in 2024 as compared to generating $8 million in 2023. The year-over-year changes were driven by timing differences related to contract liabilities, restructuring activities in the prior year, and timing of tax- related amounts deemed to be immediately settled with Parent.

Operating cash flows were approximately $461.8 million in 2023, representing an increase of $70.1 million, or approximately 18%, as compared to 2022, and primarily attributable to the following factors:
•
Year-over-year increases of $43.2 million in Operating cash flow from net earnings, net of non-cash items (Amortization, Depreciation, and Stock-based compensation).

•
The aggregate changes in accounts receivable, inventories, and trade accounts payable used $19 million of cash during 2023 compared to using $35 million of cash during 2022. The amount of cash flow generated from or used by the aggregate of accounts receivable, inventories, and trade accounts payable depends upon how effectively we manage the cash conversion cycle, which generally represents the number of days that elapse from the day we pay for the purchase of raw materials and components to the collection of cash from our customers, and can be significantly impacted by the timing of collections and payments in a period.

•
The aggregate change in prepaid expenses and other assets, accrued expenses and other liabilities, and changes in deferred income taxes generated $8 million of cash in 2023 as compared to using $3 million in 2022. The year-over-year changes were driven by timing differences related to employee compensation and benefits, contract assets, and contract liabilities.

Investing Activities
Net cash used in investing activities increased by $1,685 million during 2024 as compared to 2023 primarily due to cash used for acquisitions, net of cash acquired, totaling $1.72 billion, the cash infusion into the Invetech Divestiture entity totaling $14 million, and year-over-year increase in cash paid for capital expenditures, partially offset by year-over-year increase in proceeds from sale of property.
Net cash used in investing activities decreased by $10 million during 2023 as compared to 2022 primarily due to proceeds from sale of property and a decrease in cash paid for capital expenditures.
Capital expenditures are made primarily for increasing production capacity, replacing aged equipment, supporting product development initiatives for product offerings, and improving information technology systems. Capital expenditures totaled $34 million in 2024, $29 million in 2023 and $31 million in 2022.
Financing Activities
Net cash used in financing activities reflects net cash returned to Fortive.
Cash Requirements
For a description of the Company’s operating lease obligations, commitments and litigation and contingencies, refer to Note 8 and Note 12 to the audited Combined Financial Statements.
Legal Proceedings
Refer to Note 12 in the accompanying audited combined financial statements for information regarding legal proceedings and contingencies. For a discussion of risks related to legal proceedings and contingencies, refer to the section entitled “Risk Factors” above.

CRITICAL ACCOUNTING ESTIMATES
Management’s discussion and analysis of our financial condition and results of operations is based upon our combined financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base these estimates and judgments on historical experience, the current economic environment, and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ materially from these estimates and judgments.
We believe the following accounting estimates are most critical to an understanding of our financial statements. Estimates are considered to be critical if they meet both of the following criteria: (1) the estimate requires assumptions about material matters that are uncertain at the time the estimate is made, and (2) material changes in the estimate are reasonably likely from period to period. For a detailed discussion on the application of these and other accounting estimates, refer to Note 2 to the combined financial statements.
Acquired Intangibles and Goodwill:   Our business acquisitions typically result in the recognition of goodwill, developed technology, and other intangible assets, which affect the amount of future period amortization expense and possible impairment charges that we may incur. The fair value of acquired intangible assets are determined using information available near the acquisition date based on estimates and assumptions that are deemed reasonable by us. Significant assumptions include the discount rates and certain assumptions that form the basis of the forecasted cash flows of the acquired business including earnings before interest, taxes, depreciation and amortization (“EBITDA”), revenue, revenue growth rates, royalty rates, customer attrition rates, and technology obsolescence rates. These assumptions are forward looking and could be affected by future economic and market conditions. We engage third-party valuation specialists who review our critical assumptions and calculations of the fair value of acquired intangible assets in connection with material acquisitions. In connection with the EA acquisition in the first quarter of 2024, we recorded approximately $1.18 billion of goodwill and approximately $681 million of intangible assets. Refer to Note 2, 3, and 5 to the combined financial statements for a description of our policies relating to goodwill, acquired intangibles, and acquisitions.
In performing our goodwill impairment testing, we estimate the fair value of our reporting units primarily using a market based approach. We estimate fair value based on multiples of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) determined by current trading market multiples of earnings for companies operating in businesses similar to each of our reporting units, in addition to recent market available sale transactions of comparable businesses. In evaluating the estimates derived by the market based approach, we make judgments about the relevance and reliability of the multiples by considering factors unique to our reporting units, including operating results, business plans, economic projections, anticipated future cash flows, and transactions and marketplace data as well as judgments about the comparability of the market proxies selected. In certain circumstances we also evaluate other factors including results of the estimated fair value utilizing a discounted cash flow analysis (i.e., an income approach), market positions of the businesses, comparability of market sales transactions, and financial and operating performance in order to validate the results of the market approach. The discounted cash flow model requires judgmental assumptions about projected revenue growth, future operating margins, discount rates, and terminal values. There are inherent uncertainties related to these assumptions and management’s judgment in applying them to the analysis of goodwill impairment.
In 2024, we performed goodwill impairment testing for our reporting units. Reporting units that include recent acquisitions generally present the highest risk of impairment. We believe the impairment risk associated with these reporting units generally decreases as we integrate these businesses and better position them for potential future earnings growth. Our annual goodwill impairment analysis in 2024 indicated that, in all instances, the fair values of our reporting units exceeded their carrying values and consequently did not result in an impairment charge.
The excess of the estimated fair value over carrying value (expressed as a multiple of the carrying value for the respective reporting unit) for each of our reporting units as of the annual testing date ranged from approximately 2.1x to approximately 13.1x. In order to evaluate the sensitivity of the fair value calculations used in the goodwill impairment test, we applied a hypothetical 10% decrease to the fair values of each reporting unit and compared those hypothetical values to the reporting unit carrying values. Based on this hypothetical 10% decrease, the excess of the estimated fair value over carrying value (expressed as a multiple of the carrying value for the respective reporting unit) for each of our reporting units ranged from approximately 1.9x to approximately 11.8x. We evaluated other factors relating to the fair value of the reporting units, including, as applicable, results of the estimated fair value using an income approach, market positions of the businesses, comparability of market sales transactions and financial and operating performance, and concluded no impairment charges were required.
We review identified intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining whether an impairment loss occurred for intangible assets with definite lives requires a comparison of the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset. We also test intangible assets with indefinite lives at least annually for impairment. These analyses require management to make judgments and estimates about future revenues, expenses, market conditions, and discount rates related to these assets. We evaluated events or circumstances that may indicate the carrying value of our intangible assets may not be fully recoverable during the year ended December 31, 2024, and recorded no impairments.
If actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may be overstated and a charge would need to be taken against net earnings which would adversely affect our financial statements.
Income Taxes:   For a description of our income tax accounting policies, refer to Note 2 and Note 11 to the accompanying audited combined financial statements.
Our domestic and foreign operating results are included in the income tax returns of Parent. We account for income taxes under the separate return method. Under this approach, we determine our deferred tax assets and liabilities and related tax expense as if we were filing separate tax returns. The accompanying Combined Balance Sheets do not contain current taxes payable or other long-term taxes payable liabilities, with the exception of certain unrecognized tax benefits which will remain with us, as such amounts are deemed settled with Fortive when due and therefore are included in Parent’s equity. In accordance with GAAP, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the differences reverse. Deferred tax assets generally represent items that can be used as a tax deduction or credit in our tax return in future years for which the tax benefit has already been reflected in our Combined Statements of Earnings. Deferred tax liabilities generally represent items that have already been taken as a deduction on our tax return but have not yet been recognized as an expense in our Combined Statements of Earnings. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income tax expense in the period that includes the enactment date.
We recognize tax benefits from uncertain tax positions only if, in our assessment, it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Judgment is required in evaluating tax positions and determining income tax provisions. We re-evaluate the technical merits of our tax positions and may recognize an uncertain tax benefit in certain circumstances, including when: (i) a tax audit is completed; (ii) applicable tax laws change, including a tax case ruling or legislative guidance; or (iii) the applicable statute of limitations expires. We recognize potential accrued interest and penalties with unrecognized tax positions in income tax expense.
Our deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not (a likelihood of more than 50 percent) that some portion or all of the deferred tax assets will not be realized. We evaluate the realizability of deferred income tax assets for each of the jurisdictions in which we operate. If we experience cumulative pretax income in a particular jurisdiction in the three-year period including the current and prior two years, we normally conclude that the deferred income tax assets will more likely than not be realizable and no valuation allowance is recognized, unless known or planned operating developments would lead management to conclude otherwise. However, if we experience cumulative pretax losses in a particular jurisdiction in the three-year period including the current and prior two years, we then consider a series of factors in the determination of whether the deferred income tax assets can be realized. These factors include historical operating results, known or planned operating developments, the period of time over which certain temporary differences will reverse, consideration of the utilization of certain deferred income tax liabilities, tax law carryback capability in the particular country, and prudent and feasible tax planning strategies. After evaluation of these factors, if the deferred income tax assets are expected to be realized within the tax carryforward period allowed for that specific country, we would conclude that no valuation allowance would be required. To the extent that the deferred income tax assets exceed the amount that is expected to be realized within the tax carryforward period for a particular jurisdiction, we establish a valuation allowance.
NEW ACCOUNTING STANDARDS
For a discussion of new accounting standards relevant to our businesses, refer to Note 2 to the accompanying combined financial statements.

BUSINESS
Our Company
We are a global technology company with businesses that design, develop, manufacture, and service precision instruments and highly engineered products. We empower engineers with precision technologies essential for breakthrough innovation in an electrified and digital world, enabling our customers to bring advanced technologies to the market faster and more efficiently.
Our strategic segments — Test and Measurement and Sensors and Safety Systems — include well-known brands with prominent positions across a range of attractive end-markets. Our solutions are used in more than 90 countries by over 90,000 customers.
Ralliant has decades of domain expertise in delivering high precision innovative solutions, extensive proprietary assets that include our portfolio of over 2,100 active patents, and the trust of our diverse customers. Our customers include engineers at industry leading companies, research institutions, and governments, across semiconductor, datacenter, consumer electronics, automotive, energy storage, aero, defense and space, utilities, industrial manufacturing, and other industries. Our team of over 1,400 engineers across the globe enables our unique ‘engineer to engineer’ approach, which allows us to build enduring trust, credibility, and partnerships with customers across both Fortune 1000 companies and next generation start-up enterprises.
Ralliant is a Delaware corporation and was incorporated in 2024 in preparation for the separation of Ralliant from Fortive. Our headquarters are located in [Raleigh, North Carolina].
Ralliant Business System
The Ralliant Business System (“RBS”) consists of a philosophy and a comprehensive set of processes and tools, which originated from Danaher Corporation, and have been rigorously applied and evolved at Fortive Corporation. RBS principles of Lean, Growth and Innovation, and Leadership and related processes and tools guide all our actions and our approach to creating value for our people, customers, and shareholders.
As we accelerate our innovation and organic growth, RBS, including our Lean Portfolio Management tools and processes described below, enables discipline, velocity, focus, and efficiency in the delivery of solutions to our customers. In addition, RBS facilitates structured problem solving, identification of inefficiencies, elimination of waste and creating a mindset of continuous improvement across the organization.

The Fortive Business System (“FBS”), from which our RBS has been replicated, has been successfully deployed in numerous contexts:
Application to Accelerate Growth and Innovation.   We use Lean Portfolio Management, an FBS process focused across three phases of the product lifecycle, to identify value-add activities and eliminate waste for our customers. In the first phase, known as the “Dream” phase, we use FBS principles and tools, such as using the voice of the customer, experimentation, and our growth accelerator toolkit, to identify solutions that will solve workflow pain points for our customers. In the second phase, known as the “Develop” phase, we deploy our Agile Project Management framework to develop products within the customer’s budget and within the customer’s timing needs. In the third phase, known as the “Deliver” phase, FBS commercial tools such as value stream mapping and benchmarking inform how we empower our sales, marketing and distribution channels to scale our product sales and drive customer success. Post launch, we use our Policy Deployment principle to track performance and initiate appropriate countermeasures proactively to meet our target results.
Application to Drive Scale, Productivity and Automation Across Our Operations.   We use FBS principles and tools such as Standard Work, Problem Solving, Daily Visual Management, Daily Standups, Obeya Rooms, and Kaizen to ensure we are continuously executing inside our facilities and through our supply chain to meet customers’ expectations regarding quality and delivery. This starts in individual manufacturing cells, which have defined targets for quality, delivery, and productivity. We track performance of each cell on an hourly basis and immediately initiate problem solving as necessary. This rigor and discipline enable us to exceed our targets for on-time delivery and field failure rates, reduce past due backlog, drive productivity per cell, and optimize our floor space. Results achieved are tracked and sustained through 30-60-90-day check-ins.
Application to Improve Working Capital Management.   We use our Material Systems framework to manage inventory efficiently, gauge customer demand and optimize lead times. FBS tools such as Standard Work, Value Stream Mapping, Daily Visual Management, and Regional Cash Obeyas are leveraged to drive improvements in our inventory levels and other metrics such as days sales outstanding and days payable outstanding, all of which improve our working capital turns.
In summary, application of RBS at Ralliant enables disciplined operational execution (improved quality, delivery, yield), accelerates our innovation velocity, and enhances commercial productivity, which we expect will provide us with free cash flow that is available for reinvestment in our business or for returning to shareholders should the Ralliant Board determine it is in the best interests of the Company.

CULTURE
our mindset, how we think and operate every day
POWER OF
RBS
TOOLS
proven best practices that deliver results
CADENCE
how we operate the business to deliver sustainable results

Segments
We are organized in two strategic segments: Test and Measurement and Sensors and Safety Systems.

•
Test and Measurement.   Our Test and Measurement businesses go to market under the following brands: Tektronix, Keithley Instruments, Sonix, and EA Elektro-Automatik.

•
Sensors and Safety Systems.   Our Sensors and Safety Systems businesses go to market under the following brands: Qualitrol, Gems Sensors, Setra Systems, Hengstler Dynapar, Anderson-Negele, Dover Motion, Specialty Product Technologies (SPT), and Pacific Scientific Energetic Materials Company.

The table below describes the percentage of our total annual revenues attributable to each of the two segments over each of the last three years ended December 31. For additional information regarding sales, operating profit and identifiable assets by segment, please refer to Note 14 to the audited Combined Financial Statements for the year ending December 31, 2024 included in this Information Statement.
	2024	2023	2022
Test and Measurement	44%	44%	42%
Sensors and Safety Systems	56%	56%	58%
Attractive End Markets Mix
[Test and Measurement]
We are the measurement insight company committed to performance and compelled by possibilities to define the future of electronics. Through our [Test and Measurement] segment, we provide precision test and measurement instruments, systems, software, and services. Our ‘By Engineers For Engineers’ approach enables us to be a trusted partner to customers for their most complex innovation challenges. Our portfolio of industry leading solutions, including oscilloscopes, probes, source measuring units, semiconductor test systems, high-power bi-directional power supplies, and measurement analysis software packages, empowers scientists, engineers, and technicians to create and realize technological advances with ever greater efficiency, speed, and accuracy.
Primary applications enabled by our comprehensive solutions include:
•
Research and development of high-power electronics for semiconductors, e-mobility, industrials, and renewable energy applications;

•
Testing communications protocols for artificial intelligence, quantum computing, internet of things (IoT) and cybersecurity;

•
Testing automation software to accelerate innovation and time to market for our customers;

•
Analysis of advanced materials to create next generation semiconductor devices; and

•
Premier quality repair, calibration, and other value add services for customer lifecycle engagement.

Our invention of the first time-based triggered oscilloscope in 1947 significantly accelerated the advancement of the digital age. Since then, every day, we continue to eliminate the barriers between inspiration and realization of world changing technologies. We believe our solutions have supported many of mankind’s greatest advances in electronics over the past more than 70 years. Some of the historical breakthrough innovations enabled by our solutions include next-generation technologies fueling AI, datacenters, electrification, and advanced defense and space communications.
The solutions offered by our [Test and Measurement] segment are used by our customers to test their underlying electronics. Key categories of customers of our [Test and Measurement] segment include, among others, semiconductor design companies, foundries, integrated device manufacturers, hyperscalers, manufacturers of networking components and systems, defense technology and space program providers, consumer electronics design and manufacturing companies, electric mobility companies, designers and manufacturers of renewable energy systems, manufacturers of industrial electronics, and universities and advanced research laboratories.
[Sensors and Safety Systems]
Through our [Sensors and Safety Systems] segment, we provide (i) leading power grid monitoring solutions, (ii) safety systems for aero, defense and space applications, and (iii) sensing solutions for critical environments where uptime, precision, and reliability are essential.
We provide [Sensors and Safety Systems] solutions across the following primary areas:
•
Intelligent Energy Infrastructure Solutions:   We provide advanced monitoring, protection, and diagnostic solutions for high-voltage electrical assets in power generation, transmission, and distribution. Customers globally rely on our solutions to ensure their energy grid stability. As global electrification and the energy transition accelerate, particularly with the integration of renewable energy and distributed energy resources, our grid monitoring solutions will be increasingly essential for maintaining grid stability and asset reliability. We have installed more than 4,000,000 advanced grid monitoring solutions on critical power assets to keep the power flowing reliably around the globe for the last 75 years. With the wide coverage of transformer failure modes, we enjoy prominent positions in monitoring transmission transformers and sub-stations.

•
High-Precision Electronics Safety Systems:   Our energetic materials, ignition safety systems, and precision pyrotechnic devices are used in mission-critical applications such as satellite deployment, rocket propulsion initiation, aerial vehicle safety systems, and military defense systems. The modernization of defense systems and increasing space exploration require advanced electronics such as electronic propulsion systems, driving the need for our high voltage safety ignition systems to support increased safety and reliability needs. Based on internal metrics and data, we believe our solutions have 99.99% reliability and have enabled over 1,500 successful, life-saving emergency egress escape system initiations.

•
Sensing Solutions:   Our sensing and monitoring technologies cater to a diverse customer base with prominent positions in multiple niche markets. We provide premium sensing products encompassing liquid level, flow, and pressure sensors, motion sensors and components, and hygienic sensors. We serve a wide range of critical environments and end markets such as healthcare, food and beverage, datacenters, HVAC systems and industrial automation. With more than 300 years of combined domain expertise, and an installed base of more than 10 million sensors, our sensing solutions serve many of the world’s leading companies in critical applications. We rank consistently as a leading provider of control solutions for industrial automation and hygienic instrumentation for food and beverage processing, and have industry leading expertise in the monitoring of critical environments with our pressure and level sensing solutions.

The solutions offered by our [Sensors and Safety Systems] segment are used by our customers to enable diverse technologies and applications and monitor the underlying assets. Key categories of customers of our [Sensors and Safety Systems] segment include, among others, designers and manufacturers of critical power grid assets, federal defense agencies, space agencies, defense suppliers, commercial aerospace and aviation companies, food and beverage processors, industrial manufacturers, hyperscalers, building automation and HVAC providers, healthcare providers, and semiconductor capital equipment providers.
Industry Overview
We primarily operate in the following end markets: Semiconductor, Diversified Electronics, Communications, Utilities, Aero, Defense and Space, Industrial Manufacturing, and Other. These end markets are large, diverse and poised for growth from sustained tailwinds in electrification and digitization. Our focus on continuous innovation and our extensive product portfolio will position us as a key enabler of technologies necessary to drive electrification and digitization. With key application expertise and solutions for engineers to enable advancements, we are positioned to benefit from these secular tailwinds. Based on third-party reports, proprietary company intelligence from market diligence, and market size estimates as reported in peer companies’ publicly available materials, management estimates that, as of December 2024, the potential serviceable addressable market is approximately [$16 billion] within a total potential addressable market of approximately [$26 billion].
Based on third-party studies and external market reports and data, the following are the key trends and drivers of our primary end markets that underlie the favorable secular growth trends we expect to capitalize on:
Semiconductor:
•
Next generation semiconductor technologies with higher power density, efficiency, and high-performance computing capability are required to support electrification and digitization across a wide range of end markets, which provides demand for our industry leading power test and measurement solutions as well as high-performance communications interface test and measurement solutions.

Diversified Electronics:
•
Electrification of mobility, DC factories, connected homes, smart buildings, and digital health is creating a need for high performance electronics, which has resulted in new sustained demand for our electronic test and measurement solutions in order to ensure the performance, reliability and safety of these electronic components and systems.

Communications:
•
Exponential growth in data from next generation computing and networking technologies (AI/ML, Quantum Computing, Edge Computing, Silicon Photonics) creates the need for our communications test and measurement solutions to ensure compliance with new communications protocols.

Utilities:
•
The growing need for power and efficient energy management in diverse industries (AI data centers, electric mobility and DC factories), increasing adoption of renewables (wind, solar and hydrogen), bi-directional flow of power in the grid and distributed energy resource management (DERM) are driving grid complexity and capacity expansion. This has created demand for our grid monitoring solutions, which monitor critical assets that are deployed in the grid, including transformers, switch gears, solar and wind farms, and nuclear reactors.

Aero, Defense, and Space:
•
Advancements in space programs, including the increasing use of advanced electronics to support defense modernization and space exploration, as well as the rise of electric propulsion systems for satellites and spacecrafts, have increased demand for our precise safety ignition systems and energetic materials.

Industrial Manufacturing and Other:
•
The rise of industrial automation and the increasing digitization of manufacturing workflows are accelerating global investment in precision sensing technologies.

•
Safety and regulatory needs are becoming increasingly complex, and the cost of failure is rising rapidly for critical environments monitoring such as food and beverage as well as healthcare.

Our Competitive Strengths
Our differentiation is rooted in enduring trust and long-standing relationships with innovation leaders. Engineers depend on our deep expertise in precision as well as our reliability to advance next-generation technologies and safeguard mission-critical applications. Some of our competitive strengths include:
•
Long-standing global reputation as a trusted innovation partner to engineers.   We are a team of passionate engineers serving engineers. Our ability to understand and address unique challenges faced by engineers positions us as a trusted ally and preferred innovation partner. We operate as a global company with diverse channels, regional manufacturing footprints and product development teams designed to best meet local needs, with the scale advantage and credibility of a global solutions provider. A wide range of customers trust our precision technology expertise, with no customer making up more than 5% of our 2024 revenue and our top 10 accounting for less than 20% of our sales in 2024.

•
World-class precision technology expertise and intellectual property.   We believe our ability to harness decades of domain expertise and customer application know-how uniquely positions us to deliver unrivaled precision, accuracy and reliability for cutting edge technologies and mission critical applications. This leadership is shown through our prominent positions in power electronics testing, high performance data communications interface testing, energy storage systems testing, transmission transformer health monitoring, electronic ignition safety systems, and sensing solutions for monitoring critical environments.

•
The Ralliant Business System.   Our team has been united by the Fortive Business System (FBS), which has been consistently and rigorously applied across our businesses, leveraging Lean, Growth and Innovation, and Leadership principles. This has resulted in higher through-cycle core growth, significant margin expansion, and industry-leading free cash flow generation. Through the evolution of FBS into RBS, we expect to drive continuous improvement, measured by metrics such as quality, delivery, cost, growth and innovation.

•
Industry leading partner ecosystem.   Our people are our key strategic advantage. Through decades of cultivation, we have built an extensive eco-system of loyal partners that enable our scale and reach and accelerate expansion to new markets. These partners are deeply engaged, committed to our high-performance culture, and are empowered to deliver customer value.

Our Business Strategy
We have identified the following key drivers of value creation that underpin our business strategy:
•
Empower winning teams.   We start with people — building a workforce, leadership team, and loyal partner community that is deeply engaged, inspired, and committed to driving a high-performance culture. This culture is centered on a growth mindset, continuous improvement, and the belief that empowered individuals lead to better results. By investing in our employees’ growth, we foster a sense of ownership, accountability, and innovation that permeates the entire organization. This focus on building winning teams fuels sustainable growth, strengthens our competitive position, and ensures that we make a lasting impact in the mission-critical industries we serve worldwide.

•
Culture of continuous improvement.   We will continue to rigorously apply the RBS across all areas of the business — to drive operational efficiency, reduce waste, and accelerate new product development efficiently. Our history of continuous improvement has resulted in operational efficiencies, allowing us to generate more consistent earnings and free cash flow to reinvest for growth with the goal of creating sustainable long-term value for our shareholders.

•
Target key secular growth industries by being at the forefront of electrification and digitization.   We are strategically targeting large and diverse end markets with multi-year growth tailwinds from electrification and digitization. This includes prioritizing technological advancements in semiconductors, power electronics (electric vehicle and mobility, DC factories, and renewable energy), communications (datacenter, networking, modern defense communications), utility grid modernization, and aero, defense, and space industries. Our ability to drive higher growth and market outperformance in these end markets is a proof point of our business strategy. In addition to organic growth, we also intend to pursue expansion through focused M&A in high growth areas aligned with our core competencies.

•
Deliver customer-centric innovation.   Our commitment to customer-centric innovation, grounded in our domain expertise in precision and reliability, has enabled us to build enduring trust and credibility with our customers. We aim to continue our legacy by leveraging our platform approach to innovation. Our focus on customer-centric innovation, supported by the strength of our platform approach and systematic RBS process to dream, develop, and deliver new products, is designed to drive organic growth.

•
Focus on returns and capital deployment.   We intend to leverage our industry-leading free cash flow generation to deliver returns to shareholders. We also intend to selectively pursue organic growth investments and acquisition opportunities aligned to our core domain expertise and secular growth strategy to enhance our leadership across industries. Through innovation and disciplined execution, we have delivered +MSD compounded annual core revenue growth over the last three years. Our value creation model anchored in RBS has enabled strategic reinvestments in innovation and growth, laying a solid foundation for future returns.

Materials
Our manufacturing operations employ a wide variety of raw materials, including electronic components, steel, plastics and other petroleum-based products, aluminum, and copper. Prices of oil and gas affect our costs for freight and utilities. We purchase raw materials from a large number of independent sources around the world. Tariffs affect our costs for impacted materials or components we import into the United States and other countries. Based on allocation of annual spend among our various suppliers, no single supplier is material. However, some components that require particular specifications or qualifications are dependent on a single supplier or a limited number of suppliers that can readily provide such components. We utilize a number of techniques to address potential disruption in and other risks relating to our supply chain, including in certain cases the use of safety stock, alternative materials that meet the quality and regulatory requirements, and qualification of multiple supply sources. While external events such as natural disasters, geopolitical events, and hostilities have raised material and shipping costs in certain markets, our supply chain was responsive to these dynamics, as we have implemented solutions to effectively support our operations and to help countermeasure production material shortages and distribution limitations. For a further discussion of risks related to the materials and components required for our operations, please refer to “Risk Factors.”
Intellectual Property
To protect our R&D investments in our products and services, we maintain a portfolio of patents, trademarks, copyrights, trade secrets, and licenses, related to our businesses. Globally, we currently own approximately 2,700 issued patents and approximately 1,400 pending applications, of which 700 applications were filed in the last three years. Our patent filings are concentrated in the United States, Europe, and Asia. Our patent portfolio includes over 1,650 US-granted patents and pending US applications, as well as corresponding patents and applications in other global jurisdictions. No material patents, licenses or other intellectual property will be licensed or transferred by Fortive to Ralliant pursuant to the Intellectual Property Matters Agreement.
Our patent portfolio is a valuable Ralliant asset that helps distinguish our products from competing products. The technology areas protected by the Ralliant patent portfolio cover a wide range of applications, including test and measurement, probes, and specialty sensors. Overall, the patents cover a broad range of mission-critical technologies used in various industries.

We believe our patents and trade secrets create a competitive advantage and have taken reasonable measures to build a portfolio of valid and enforceable intellectual property rights. However, we cannot be assured that none of these intellectual property rights will be challenged, found invalid, or found unenforceable. Loss of some of our patents or trade secrets could adversely affect our competitiveness. See the “Risk Factors” section for further discussion of intellectual property matters.
Although in the aggregate our intellectual property is critical to our operations, we do not consider any single patent, trademark, copyright, trade secret, or license to be of material importance to any segment or to the business as a whole. From time to time, we engage in litigation to protect our intellectual property rights. For a discussion of risks related to our intellectual property, please refer to “Risk Factors.” All capitalized brands and product names throughout this document are, or will be, trademarks owned by, or licensed to, Ralliant.
Competition
Our businesses generally operate in highly competitive markets, and we believe that we are a leader across many of our products and industry verticals. Because of the range of the products and services we sell and the variety of industries we serve, we encounter a wide variety of competitors, including larger companies or divisions of larger companies with substantial sales, marketing, research, and financial capabilities, as well as well-established competitors who are more specialized than we are in particular geographic markets or industry verticals. We also face increased competition as a result of the entry of competitors, including those with lower cost manufacturing locations, and increasing consolidation and scaling of some of our competitors. The segments in which we operate are fragmented with numerous global and regional players, and the number of competitors varies by product and service line. In our [Test and Measurement] segment, our main competitors include Keysight Technologies, Rohde & Schwarz, Ametek, and Teledyne Technologies, among others. In our [Sensors and Safety Systems] segment, our main competitors include Esco Technologies, Ensign-Bickford Aerospace & Defense, Endress+Hauser, ifm Efector, and Brooks Instrument, among others.
Key competitive factors vary among our businesses and product and service lines, but include the specific factors noted above with respect to each particular business and typically also include price, quality, performance, delivery speed, applications expertise, distribution channel access, service and support, technology and innovation, breadth of product, service and software offerings, and brand name recognition. For a discussion of risks related to competition, please refer to “Risk Factors.”
Seasonal Nature of Business
General economic conditions impact our business and financial results, and certain of our businesses experience seasonal and other trends related to the industries and end markets that they serve. For example, sales of capital equipment are often stronger in the fourth calendar quarter and sales to OEMs are often stronger immediately preceding and following the launch of new products. However, as a whole, we are not subject to material seasonality.
People Strategy (Human Capital)
We are a global team of approximately 7,000 employees, energized by a powerful shared purpose.
Our people strategy centers on empowering inclusive teams working together to solve problems no one could solve alone. We intentionally seek out different skills, backgrounds, and voices to deliver results for our customers. Our people strategy is defined by our inclusive growth culture and is advanced through our career development and reward systems. We continually measure, review, and refine our strategy through measured employee experience processes. These key elements enable us to accelerate progress for our customers, our teams, and the world.
Business, Career Development, and Reward Systems
At Ralliant, we believe that growing the business is deeply connected to each individual’s personal and professional success. As we expand, we create more opportunities for employees to take on new challenges, develop their skills, and advance in their careers. A culture of continuous improvement underpins everything we do; we encourage employees to innovate, refine processes, and pursue excellence in every task. This commitment to improvement is woven into our development programs and daily practices, providing each team member with the tools and support to grow alongside Ralliant. By aligning our strategic goals with personal growth and continuous improvement, we foster an environment where employees are empowered to contribute to Ralliant’s success while advancing their own career aspirations.
Our total rewards system is designed to reflect our commitment to growth and continuous improvement. We believe that recognizing and rewarding employees for their contributions reinforces a high-performance culture where everyone is motivated to innovate, improve, and drive success. Through a combination of competitive compensation, performance-based incentives, and development opportunities, our rewards are closely aligned with the impact employees have on our growth trajectory. At Ralliant, rewards are more than recognition — they are an investment in each employee’s journey, encouraging ongoing improvement and supporting long-term career progression as we build our future together.
Employee Experience and Communication
Our leaders at all levels of the organization actively seek feedback from our employees and other stakeholders to strengthen our culture. Our employee experience surveys are one of the many ways we actively solicit input.
Our employee experience survey approach continues to mature through quarterly touchpoints and leader accountability. Our results inform both management and our Board of Directors on appropriate actions to enhance our employee experience.
Government Contracts
Although the substantial majority of our revenue in 2024 was from customers other than governmental entities, each of our segments has agreements relating to the sale of products and services to government entities. As a result, we are subject to various statutes and regulations that apply to companies doing business with governments and government-owned entities. For a discussion of risks related to government contracting requirements, please refer to “Risk Factors.”
Regulatory Matters
We face extensive government regulation both within and outside the United States relating to the development, manufacture, marketing, sale, and distribution of our products, software, and services. The following sections describe certain significant regulations that we are subject to. These are not the only regulations that our businesses must comply with. For a description of the risks related to the regulations that our businesses are subject to, please refer to “Risk Factors.”
Anti-Bribery and Anti-Corruption Laws
Given the international scope of operation, we are subject to various U.S. and non-U.S. laws outlawing bribes, kickbacks, payoffs, and other improper payments. In particular, the U.S. Foreign Corrupt Practices Act (“FCPA”), the UK Bribery Act, and other similar laws in other jurisdictions prohibit companies, their officers and employees, and their intermediaries from making improper payments to public officials to influence those officials or secure an improper advantage in order to obtain or retain business. In the past several years, there has been a substantial increase in the enforcement of these global anti-bribery and anti-corruption laws. Our operations throughout the world, including in developing countries with heightened risks of corruption, and interactions with individuals who are considered public officials under these laws expose us to the risk of violating these laws. Violations of these laws or even allegations of violations of these laws could pose reputational risks, subject us to investigations and related litigation, cause disruptions to our business, and result in monetary fines and damages and other sanctions.
Data Privacy and Security Laws
As a global organization, we are subject to data privacy and security laws, regulations, and customer-imposed controls in numerous jurisdictions as a result of having access to and processing confidential, personal, and/or sensitive data in the course of our business.

Data privacy and security laws are rapidly evolving. In particular, a broad privacy law in California, the California Consumer Privacy Act (“CCPA”), which came into effect in January 2020 and was amended by the California Privacy Rights Act effective January 2023, has some of the same features as the GDPR (discussed below) and has prompted several other states to enact or consider similar legislation.
Across the European Economic Area, the General Data Protection Regulation (“GDPR”), and similar laws in the United Kingdom and Switzerland impose strict requirements on how we process personal data, including, among other things, in certain circumstances a requirement for prompt notification of data breaches to supervisory authorities and/or to data subjects, with the risk of significant fines for non-compliance. Regulators throughout Europe also require additional safeguards to facilitate the transfer of personal information outside of Europe.
Several other countries in which we operate, such as China, Russia, and Brazil, have passed, and other countries are considering passing, laws that meaningfully expand the compliance requirements around confidential, personal, and/or sensitive data that we may have access to or process in the course of our business. In China and Russia, privacy and security laws may require a copy of personal data relating to citizens to be maintained on local servers and impose additional data transfer restrictions. Brazil’s Lei Geral de Proteção de Dados (“LGPD”) increases compliance requirements related to privacy, data protection, and information security for businesses that are located or do business within Brazil. Although the LGPD shares similarities with the GDPR, it also contains a number of unique features, including specific legal bases not found in the GDPR that allow an organization to process personal data and requirements for the role or appointment of a data protection officer. In these countries and elsewhere, the laws applicable to data privacy and security may require changes to business practices or additional investment for compliance purposes.
Environmental Laws and Regulations
Our operations and properties are subject to laws and regulations relating to environmental protection, including those governing air emissions, water discharges and waste management, and workplace health and safety. We have received notification from the United States Environmental Protection Agency, and from state and non-U.S. environmental agencies, that conditions at certain sites where we and others previously disposed of hazardous wastes and/or are or were property owners require clean-up and other possible remedial action, including sites where we have been identified as a potentially responsible party under United States federal and state environmental laws.
For a discussion of the environmental laws and regulations that our operations, products, and services are subject to and other environmental contingencies, please refer to Note 12 to the combined financial statements. For a discussion of risks related to compliance with environmental and health and safety laws and risks related to past or future releases of, or exposures to, hazardous substances, please refer to “Risk Factors.”
Export/Import Regulations
We sell products and services to customers all over the world and are required to comply with various U.S. export/import control and economic sanctions laws, such as:
•
the International Traffic in Arms Regulations administered by the U.S. Department of State, Directorate of Defense Trade Controls, which, among other things, impose license requirements on the export from the United States of defense articles and defense services listed on the United States Munitions List;

•
the Export Administration Regulations administered by the U.S. Department of Commerce, Bureau of Industry and Security, which, among other things, impose licensing requirements on the export, in-country transfer, and re-export of certain dual-use goods, technology, and software (which are items that have both commercial and military or proliferation applications);

•
the regulations administered by the U.S. Department of Treasury, Office of Foreign Assets Control, which implement economic sanctions imposed against designated countries, governments, and persons based on United States foreign policy and national security considerations; and

•
the import regulations administered by U.S. Customs and Border Protection.

Other nations’ governments have implemented similar export/import control and economic sanction regulations, which may affect our operations or transactions subject to their jurisdictions. These controls and regulations may impose licensing requirements on exports of certain technology and software from the United States and may impact our ability to transact business in certain countries or with certain customers. We have developed compliance programs and training to prevent violations of these programs and regulations, and we regularly monitor changes in the law and regulations. Changes in these or other import or export laws and regulations may restrict or further restrict our ability to sell certain products and solutions and may require us to develop additional compliance programs and training. For a discussion of risks related to export/import control and economic sanctions laws, please refer to “Risk Factors.”
Competition Laws
Our global operations are subject to complex and changing antitrust and competition laws and regulations, including conflicting laws and regulations in the jurisdictions in which we operate that have increased the cost of conducting our global operations. We have implemented policies and procedures designed to ensure compliance with applicable global laws and regulations, but there can be no assurance of complete and consistent compliance with all laws and regulations given the complex and evolving policies implemented by governments around the world. If we are found to have violated laws and regulations, it could materially adversely affect our business, reputation, results of operations and financial condition. For a discussion of risks related to changes in governmental laws and regulations and how that may reduce demand for our products or services or increase our expenses, please refer to “Risk Factors.”
Whistleblower Laws
We operate in jurisdictions, such as the United States and the European Union, that provide significant legal protection for whistleblowers who make compliance reports about potential violations internally and to government authorities. Non-compliance with the Whistleblower Directive can result in fines and other penalties against entities. In the United States, the SEC and the Department of Justice can provide monetary awards to whistleblowers who report violations that are subsequently pursued. In addition, the False Claims Act permits whistleblowers to bring a lawsuit on behalf of the government and share in any monetary recovery, even if the government decides not to intervene in the case.
International Operations
Our products and services are available in markets worldwide, and our principal markets outside the United States are in Europe and Asia. We also have operations around the world, and this geographic diversity allows us to draw on the skills of a worldwide workforce, provides greater stability to our operations, allows us to drive economies of scale, provides revenue streams that may help offset economic trends that are specific to individual economies, and offers us an opportunity to access new markets for products. In addition, we believe that our future growth depends in part on our ability to continue developing products and sales models that successfully target high-growth markets outside of the United States.
Our products and services are sold either directly to customers by the Company and its subsidiaries, or indirectly through third-parties such as representatives and distribution partners. The manner in which our products and services are sold differs by business and by region. In the United States, we predominantly sell through direct channels. Outside of the United States, by contrast, a larger percentage of our sales occur through indirect channels. This is a result of, among other factors, our distinct go-to-market strategies in the United States and outside of the United States, as well as the nature of the customers served in the United States. In countries with low sales volumes, we generally rely on indirect sales through representatives and distributors.
Properties
Our corporate headquarters will be located in Raleigh, North Carolina in a facility that we [lease]. As of December 31, 2024, our facilities included 31 significant facilities, which are used for manufacturing, distribution, warehousing, research and development, general administrative, and/or sales functions.

Particularly outside the United States, facilities may serve more than one business segment and may be used for multiple purposes, such as administration, sales, manufacturing, warehousing, and/or distribution.
We consider our facilities suitable and adequate for the purposes for which they are used and do not anticipate difficulty in renewing existing leases as they expire or in finding alternative facilities. We believe our properties and equipment have been well-maintained. Please refer to Note 8 to the audited combined financial statements for additional information with respect to our lease commitments.
The following table sets forth information regarding our significant facilities as of December 31, 2024:
	[Test and Measurement]		[Sensors and Safety Systems]
State	Leased	Owned	Leased	Owned	Total
Arizona	—	—	3	—	3
California	—	—	—	3	3
Connecticut	—	—	—	1	1
Maryland	1	—	—	—	1
Massachusetts	—	—	2	—	2
New York	—	—	—	2	2
North Carolina	—	—	—	1	1
Ohio	—	1	—	—	1
Oregon	2	1	—	—	3
South Carolina	—	—	—	1	1
Total	3	2	5	8	18
	[Test and Measurement]		[Sensors and Safety Systems]
Country	Leased	Owned	Leased	Owned	Total
Brazil	—	—	1	—	1
Canada	—	—	1	—	1
China	1	—	1	—	2
Germany	1	—	—	1	2
United Kingdom	—	—	3	1	4
India	1	—	—	—	1
Japan	1	—	—	—	1
Slovakia	—	—	1	—	1
Total	4	—	7	2	13
Legal Proceedings
We are, from time to time, subject to a variety of litigation and other legal and regulatory proceedings and claims incidental to our business. Based upon our experience, current information, and applicable law, we do not believe that these proceedings and claims will have a material effect on our financial position, results of operations or cash flows. Please refer to Note 12 to the audited combined financial statements for information regarding legal proceedings and contingencies, and for a discussion of risks related to legal proceedings and contingencies, refer to “Risk Factors.”

MANAGEMENT
Executive Officers
The following table sets forth information, as of            , 2025, with respect to the individuals who serve as our executive officers, including their positions, and is followed by a biography of each such individual.
Name	Age	Position
Tamara S. Newcombe	58	President and Chief Executive Officer; Director Nominee
Karen M. Bick	54	Senior Vice President — Chief People Officer
Prior to the separation of Ralliant from Fortive, Tamara S. Newcombe has served as President and CEO of the Precision Technologies segment of Fortive since January 2022 and President and CEO of the Advanced Healthcare Solutions segment of Fortive since June 2023. Prior to January 2022, Ms. Newcombe was Group President of Fortive from May 2021 to December 2021, President of Tektronix from April 2019 to December 2021, and Commercial President of Tektronix from February 2017 to April 2019. Prior to joining Tektronix, Ms. Newcombe was Vice President of Sales at Cisco Systems, Inc. from November 2009 to February 2017.
Prior to the separation of Ralliant from Fortive, Karen M. Bick has served as Vice President of Human Resources for the Precision Technologies and the Advanced Healthcare Solutions segments of Fortive since March 2024 and as Vice President of Human Resources for the Advanced Healthcare Solutions segment of Fortive from August 2020 to March 2024. Prior to joining Fortive, Ms. Bick was Vice President of Human Resources at Stryker Corporation from November 2017 to December 2019. Prior to joining Stryker Corporation, Ms. Bick served in various roles at Bristol-Myers Squibb from January 2003 to November 2017, including as an Executive Director of Human Resources.

DIRECTORS
Board Structure and Directors Following the Distribution
Our amended and restated certificate of incorporation will provide for a classified board of directors, divided into three classes denominated as Class I, Class II and Class III, with members of each class serving staggered three-year terms. We will have two directors in Class I, whose terms will expire at the first annual meeting of our shareholders following the completion of the distribution; two directors in Class II, whose terms will expire at the second annual meeting of our shareholders following the completion of the distribution; and three directors in Class III, whose terms will expire at the third annual meeting of our shareholders following the completion of the distribution. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
The following table sets forth information, as of            , 2025, with respect to the individuals who are expected, as of the date of this information statement, to serve on the Board following the completion of the distribution, and is followed by a biography of each such individual. Additional directors of the Company will be identified prior to completion of the distribution, and the names and biographies of such additional persons will be provided in subsequent amendments to this information statement.
Name	Age	Position	Class
Tamara Newcombe	58	President and Chief Executive Officer; Director Nominee
Ganesh Moorthy	65	Chair; Director Nominee
Kate Mitchell	66	Director Nominee
Alan Spoon	73	Director Nominee
The biography of Tamara Newcombe is set forth under the section entitled “Management — Executive Officers.”
Mr. Moorthy served as President and Chief Executive Officer of Microchip Technology Incorporated from 2021 until his retirement in 2024, and in various senior roles at Microchip Technology Inc. prior to that, including President and Chief Operating Officer from 2016 to 2021, Chief Operating Officer from 2009 to 2016, and in various other leadership roles from 2001 to 2009. Prior to joining Microchip Technology, Mr. Moorthy served as the Chair and Chief Executive Officer of Cybercilium from 2000 to 2001 and in various senior leadership roles at Intel Corporation from 1981 to 2000. Since 2023, Mr. Moorthy has served as a member of the board of directors of Celanese Corporation and previously served as a director of Rogers Corporation from 2013 to 2024. As a director and the Chair of the Board of Ralliant, Mr. Moorthy will provide deep experience and insight into the high-technology market and secular trends from more than forty years of leadership experience in the semiconductor industry, global manufacturing, operational, R&D, and marketing expertise from his senior leadership roles at Microchip Technology and Intel, mergers and acquisition and corporate finance expertise from overseeing numberous acquisitions and integrations, and corporate governance and public board experience from his extensive experience serving on boards, including board committees, of public companies.
Ms. Mitchell currently serves as a partner and co-founder of Scale Venture Partners, a Silicon Valley-based firm that invests in early-stage technology companies, a role she has held since 1997. Ms. Mitchell previously held various roles at Bank of America from 1988 to 1996, including Senior Vice President for Bank of America Online Banking. Ms. Mitchell has served on the board of directors of Fortive Corporation since 2016, and is expected to continue as a director of Fortive Corporation following completion of the distribution. Ms. Mitchell previously served as a member of the board of directors of SVB Financial Group from 2010 to 2024. Ms. Mitchell brings to the Ralliant Board over 40 years of experience in the technology industry, with a focus on building and investing in high growth, innovative software companies solving business problems at scale, expertise in digital transformation through technology cycles including the current wave driven by artificial intelligence, and deep experience as a director, investor and senior executive in the areas of governance, finance, product development, business management, investment and acquisition strategy, cybersecurity, and executive compensation.

Mr. Spoon has served on the board of directors of Fortive Corporation since 2016, including as chair from 2016 to January 2024, and will be retiring from the board of directors of Fortive Corporation as of June 3, 2025. Mr. Spoon previously served as a Partner of Polaris Partners, a company that invests in private technology and life science firms, from 2000 to 2018, including as Managing General Partner from 2000 to 2010 and as Partner Emeritus from 2015 to 2018, and served in senior leadership roles at the Washington Post Company (now known as Graham Holdings Company), including as Chief Operating Officer and a director from 1991 to 2000, as President from 1993 to 2000, and as President of Newsweek from 1989 to 1991. Mr. Spoon is currently a member of the board of directors of each of Danaher Corporation, IAC Inc., and Match Group, Inc. Mr. Spoon brings to the Ralliant Board public and private company leadership experience that gives him insight into business strategy, leadership, marketing, finance, cybersecurity, corporate governance, executive compensation and board management, as well as public company and private equity experience that gives him insight into trends in the internet and technology industries, acquisition strategy and financing, each of which represents an area of key strategic opportunity for Ralliant.
Majority Voting Standard
Upon completion of the distribution, our amended and restated bylaws are expected to provide for majority voting in uncontested director elections, and the Board is expected to adopt a director resignation policy. Under the policy, our Board would not appoint or nominate for election to the Board any person who has not tendered in advance an irrevocable resignation effective in such circumstances where the individual does not receive a majority of the votes cast in an uncontested election and such resignation is accepted by the Board. If an incumbent director is not elected by a majority of the votes cast in an uncontested election, our Nominating and Governance Committee would submit for prompt consideration by the Board a recommendation whether to accept or reject the director’s resignation. The Board would expect the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. At any meeting of shareholders for which the number of nominees for director standing for election at such meeting exceeds the number of directors to be elected at such meeting, the directors would be elected by a plurality of the votes cast. This means that the nominees who receive the most affirmative votes would be elected to serve as directors. In the event that a director nominee fails to receive a majority of the votes cast in an election where the number of nominees is less than or equal to the number of directors to be elected, the Board, within its powers, may take any appropriate action, including decreasing the number of directors or filling a vacancy.
Director Independence
The Board has determined that                  ,                   and                   are independent directors under the applicable rules of the NYSE.
The Board will assess on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating and Governance Committee, will make a determination as to which members are independent.
Committees of the Board of Directors
Effective immediately prior to the commencement of “when issued” trading of shares of common stock on the NYSE, the Board will have a standing Audit Committee, and effective upon the completion of the separation, the Board will have a standing Compensation Committee and a standing Nominating and Governance Committee.
Audit Committee.   The initial members of the Audit Committee will be                   and                   and                   , and                   will serve as chair of the Audit Committee. The Board has determined that                   is an “audit committee financial expert” for purposes of the rules of the SEC. In addition, the Board has determined that                   and                   and                   are independent, as defined by the rules of the NYSE and Section 10A(m)(3) of the Exchange Act. Rule 10A-3 of the Exchange Act and the NYSE rules require that our Audit Committee have at least one independent member upon the listing of our common stock, have a majority of independent members within 90 days of the date of this information statement and be composed entirely of independent members within one year of the date of this information statement. The Audit Committee typically meets in executive session, without the presence of management, at each regularly scheduled meeting, and reports to the Board on its actions and recommendations at each regularly scheduled Board meeting. The Audit Committee will meet at least quarterly and will assist the Board in:
•
assessing the qualifications and independence of our independent auditors;

•
appointing, compensating, retaining, and evaluating our independent auditors;

•
overseeing the quality and integrity of our financial statements and making a recommendation to the Board regarding the inclusion of the audited financial statements in our Annual Report on Form 10-K;

•
overseeing our internal auditing processes;

•
overseeing management’s assessment of the effectiveness of our internal control over financial reporting;

•
overseeing management’s assessment of the effectiveness of our disclosure controls and procedures;

•
overseeing risks related to financial controls, legal and compliance risks and major financial, privacy, security and business continuity risks;

•
overseeing our risk assessment and risk management policies;

•
overseeing our compliance with legal and regulatory requirements;

•
overseeing our cybersecurity risk management and risk controls; and

•
overseeing swap and derivative transactions and related policies and procedures.

Compensation Committee.   The initial members of the Compensation Committee will be                   and                  , and                   will serve as the Chair of the Compensation Committee. The Board has determined that                   and                   are independent, as defined by the rules of the NYSE and Section 10C(a) of the Exchange Act. In addition, we expect that                   and             will qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee will discharge the Board’s responsibilities relating to the compensation of our executive officers, including setting goals and objectives for, evaluating the performance of, and approving the compensation paid to, our executive officers. The Compensation Committee is also responsible for:
•
determining and approving the form and amount of annual compensation of the CEO and our other executive officers, including evaluating the performance of, and approving the compensation paid to, our CEO and other executive officers;

•
reviewing and making recommendations to the Board with respect to the adoption, amendment and termination of all executive incentive compensation plans and all equity compensation plans, and exercising all authority with respect to the administration of such plans;

•
reviewing and making recommendations to the Board with respect to the form and amounts of director compensation;

•
overseeing and monitoring compliance by directors and executive officers with our stock ownership requirements;

•
overseeing risks associated with our compensation policies and practices; and

•
overseeing our engagement with shareholders and proxy advisory firms regarding executive compensation matters.

Nominating and Governance Committee.   The initial members of the Nominating and Governance Committee will be                  ,                   and                   will serve as the Chair of the Nominating and Governance Committee. The Board has determined that                   is independent, as defined by the rules of the NYSE. The Nominating and Governance Committee is responsible for:

•
reviewing and making recommendations to the Board regarding the size, classification and composition of the Board;

•
assisting the Board in identifying individuals qualified to become Board members;

•
assisting the Board in identifying characteristics, skills, and experiences for the Board with the objective of having a Board with diverse backgrounds, experiences, skills, and perspectives;

•
proposing to the Board the director nominees for election by our shareholders at each annual meeting;

•
assisting the Board in determining the independence and qualifications of the Board and Committee members and making recommendations to the Board regarding committee membership;

•
developing and making recommendations to the Board regarding a set of corporate governance guidelines and reviewing such guidelines on an annual basis;

•
overseeing compliance with the corporate governance guidelines;

•
overseeing our corporate social responsibility reporting;

•
assisting the Board and the Board committees in engaging in annual self-assessment of their performance;

•
overseeing the education and orientation process for newly elected members of the Board and continuing director education; and

•
administering our Related Person Transactions Policy.

The Board is expected to adopt a written charter for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. These charters will be posted on our website in connection with the separation.
Compensation Committee Interlocks and Insider Participation
During our fiscal year ended December 31, 2024, we were not a separate or independent company and did not have a Compensation Committee or any other committee serving a similar function. Decisions as to the compensation for that fiscal year of those who will serve as our executive officers were made by Fortive, as described in the section of this information statement captioned “Executive Compensation —  Compensation Discussion and Analysis.”
Corporate Governance
Shareholder Recommendations for Director Nominees
Our amended and restated bylaws will contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board. We expect that the Board will adopt a policy concerning the evaluation of shareholder recommendations of Board candidates by the Nominating and Governance Committee.
Corporate Governance Guidelines
The Board is expected to adopt a set of Corporate Governance Guidelines in connection with the separation to assist it in guiding our governance practices. These practices will be regularly reevaluated by the Nominating and Governance Committee in light of changing circumstances and best practices to ensure the Guidelines continue to serve our best interests and the best interests of our shareholders. These guidelines will cover a number of areas, including the role of the Board of Directors, Board composition, director independence, director selection, qualification and election, director compensation, executive sessions, key Board responsibilities, CEO evaluation, succession planning, risk management, Board leadership and operations, conflicts of interest, annual Board assessments, Board committees, director orientation and continuing education, Board agenda, materials, information and presentations, director access to management and independent advisers, and Board communication with shareholders and others. A copy of our corporate governance guidelines will be posted on our website.

Director Qualification Standards
Our Corporate Governance Guidelines will provide that the Nominating and Governance Committee is responsible for reviewing with the Board the appropriate skills and characteristics required of board members in the context of the makeup of the Board and developing criteria for identifying and evaluating board candidates. We believe that it is important that our directors possess and demonstrate:
•
personal and professional integrity and character;

•
prominence and reputation in his or her profession;

•
skills, knowledge and expertise (including business or other relevant experience) that in aggregate are useful and appropriate in overseeing and providing strategic direction with respect to our business and serving the long-term interests of our shareholders;

•
the capacity and desire to represent the interests of the shareholders as a whole; and

•
ability to devote sufficient time to overseeing the affairs of Ralliant.

The Nominating and Governance Committee will be responsible for recommending to the Board a slate of nominees for election at each annual meeting of shareholders. Nominees may be suggested by directors, members of management, shareholders or, in some cases, by a third-party search firm. The Nominating and Governance Committee will consider a wide range of factors when assessing potential director nominees. This includes consideration of the current composition of the Board, any perceived need for one or more particular areas of expertise, the balance of management and independent directors, the need for committee-specific expertise, the evaluations of other prospective nominees and the qualifications of each potential nominee relative to the attributes, skills and experience described above. The Board does not expect to have a formal or informal policy with respect to diversity but believes that the Board, taken as a whole, should embody a diverse set of skills, knowledge, experiences and backgrounds appropriate in light of our needs, and in this regard expects to subjectively take into consideration the diversity (with respect to race, gender and national origin) of the Board when considering director nominees. The Board does not expect to make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.
A shareholder who wishes to recommend a prospective nominee for the Board should notify the Nominating and Governance Committee in writing using the procedures described under “— Corporate Governance — Shareholder Recommendations for Director Nominees” with whatever supporting material the shareholder considers appropriate. If a prospective nominee has been identified other than in connection with a director search process initiated by the Nominating and Governance Committee, the Nominating and Governance Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. The Nominating and Governance Committee’s determination of whether to conduct a full evaluation will be based primarily on the Nominating and Governance Committee’s view as to whether a new or additional Board member is necessary or appropriate at such time, the likelihood that the prospective nominee can satisfy the evaluation factors described above and any other factors as the Nominating and Governance Committee may deem appropriate. The Nominating and Governance Committee will take into account whatever information is provided to the Nominating and Governance Committee with the recommendation of the prospective candidate and any additional inquiries the Nominating and Governance Committee may in its discretion conduct or have conducted with respect to such prospective nominee.
Board’s Role in Risk Oversight
Our management will have day-to-day responsibility for assessing and managing our risk exposure and the Board and its committees will oversee those efforts, with particular emphasis on the most significant risks facing us. Each committee will report to the full Board on a regular basis, including as appropriate with respect to the committee’s risk oversight activities.

BOARD/COMMITTEE	PRIMARY AREAS OF RISK OVERSIGHT
Full Board ...................................	Risks associated with our strategic plan, acquisition and capital allocation program, capital structure, liquidity, organizational structure and other significant risks, and overall risk assessment and risk management policies.
Audit Committee ........................	Risks related to financial controls, legal and compliance risks and major financial, privacy, security and business continuity risks, cybersecurity risk management and risk controls.
Compensation Committee ..........	Risks associated with compensation policies and practices and human capital management.
Nominating and Governance Committee ...............................	Risks related to corporate governance and board management, succession planning for the CEO and other executive officers, and sustainability.
Policies on Business Ethics
In connection with the separation, we will adopt Standards of Conduct that require all of our business activities to be conducted in compliance with applicable laws and regulations and ethical principles and values. All of our directors, officers and employees will be required to read, understand and abide by the requirements of the Standards of Conduct.
These documents will be accessible on our website. Any waiver of the Standards of Conduct for directors or executive officers may be made only by the Board or a committee of the Board. We will disclose any amendment to, or waiver from, a provision of the Standards of Conduct for the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on our website within four business days following the date of the amendment or waiver. In addition, we will disclose any waiver from the Standards of Conduct for our other executive officers and our directors on our website. Our website, and the information contained therein, or connected thereto, is not incorporated by reference into this information statement.
Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters
In accordance with the Sarbanes-Oxley Act, we expect that our Audit Committee will adopt procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.
Website Disclosure
We may provide disclosure in the “Investors — Corporate Governance” section of our corporate website, http://www.[      ].com, of any of the following: (1) the identity of the presiding director at meetings of non-management or independent directors, or the method of selecting the presiding director if such director changes from meeting to meeting; (2) the method for interested parties to communicate directly with the Board or with individual directors or the non-management or independent directors as a group; (3) the identity of any member of our Audit Committee who also serves on the audit committees of more than three public companies and a determination by the Board that such simultaneous service will not impair the ability of such member to effectively serve on our Audit Committee; and (4) contributions by the Company to a tax exempt organization in which any non-management or independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues. We also intend to disclose any amendment to the Code of Conduct that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, and any waiver from a provision of the Code of Conduct granted to any of our directors, principal executive officer, principal financial officer, principal accounting officer or controller, or any other executive officer, in the “Investors — Corporate Governance” section of our corporate website, http://www.[      ].com, within four business days following the date of such amendment or waiver.

Executive Compensation
COMPENSATION DISCUSSION AND ANALYSIS
As discussed elsewhere in this information statement, Fortive is separating into two publicly traded companies, Fortive and Ralliant. Ralliant is not yet an independent company, and its compensation committee has not yet been formed. Following the separation, Ralliant will have its own executive officers and its own compensation committee of its board of directors (the “Ralliant compensation committee”). As of the date of this information statement and based on their roles and/or 2024 compensation, the following individuals would have constituted the named executive officers of Ralliant had it been an independent public company during 2024 (“Ralliant NEOs”):
•
Tamara Newcombe, President and Chief Executive Officer

•
Karen Bick, Senior Vice President — Chief People Officer

The following sections of this Compensation Discussion and Analysis describe Fortive’s executive compensation philosophy, the 2024 executive compensation program elements applicable to its named executive officers (including Ms. Newcombe), and certain Fortive executive compensation plans, policies and practices, as well as certain aspects of Ralliant’s anticipated executive compensation arrangements following the separation. Policies, practices and arrangements that are disclosed as those intended to apply to Ralliant following the separation generally remain subject to the review of, and may generally be modified by, the Ralliant compensation committee after the separation. Ms. Bick, while an employee of Fortive in 2024, was not an executive officer of Fortive at any time in 2024.
Fortive’s Compensation Philosophy
Fortive’s compensation philosophy is aligned with building long-term value for its shareholders and other stakeholders, with its executive compensation program designed to accomplish the principles set forth below. We expect to adhere to a similar compensation philosophy following the separation.
Principle	Description
Attract, Recruit & Retain	• Recruit, retain, and motivate talented, high-performing leaders by delivering a total pay opportunity that is competitive in the market.
Align with Shareholders	• Place a strong emphasis on long-term, equity-based compensation to align interests of Fortive’s executive officers and its shareholders.
Align with Business Strategy	• Incentivize performance that leads to achievement of Fortive’s business objectives in both the short-term and long-term.
Align with Performance	• Reward both short-term and long-term performance aligned with Fortive’s culture of high expectations.
Compensation Best Practices
Fortive’s executive compensation program reflects the following best practices in design and governance, which we currently expect to adhere to following the separation:
What Fortive Does	What Fortive Doesn’t Do

•
Frequent and Robust Shareholder Outreach

•
Performance Measures Aligned with Business Objectives

•
Rigorous Performance Goal Setting

•
Extended Vesting Requirements for Equity Awards

•
Enhanced Compensation Recoupment Policy

•
No Excise Tax Gross-Ups

•
No “Single-Trigger” Change-in-Control Benefits

•
No Pledging or Hedging

•
No Evergreen Provision in Stock Incentive Plan

•
No Repricing of Stock Options without Shareholder Approval

What Fortive Does	What Fortive Doesn’t Do
• Stock Ownership Requirements • Annual Risk Assessment • Independent Compensation Consultant • Limited Perquisites	• No Liberal Share Recycling under Stock Incentive Plan • No Defined Benefit Plans for Executive Officers • No Delivery of Dividends or Dividend Equivalents on Unvested Equity Awards
How Fortive Makes Compensation Decisions
The compensation committee of the Fortive board of directors (the “Fortive compensation committee”) is comprised of independent, non-employee members of the Fortive board of directors. The Fortive compensation committee oversees the executive compensation program for Fortive’s NEOs and works very closely with the full Fortive board of directors, management and Fortive’s independent compensation consultant to examine the effectiveness of the company’s executive compensation program throughout the year. We expect that the Ralliant compensation committee will operate in a similar fashion with respect to Ralliant’s executive compensation program.
Compensation Elements and Objectives
As set forth in the table below, the principal components of Fortive’s executive compensation program include base salary, annual cash incentive compensation and long-term equity incentives. We expect that, following the separation, the principal components of Ralliant’s executive compensation program will consist of the same components.
Element	Form	Compensation Period	Primary Objectives
Base Salary	Cash	1-year Paid regularly	• Attract and retain executive talent. • Recognize day-to-day role and scope of responsibility and impact. • Provide stable source of income.
Annual Incentive Compensation	Cash	1-year Annual performance, paid once	• Align compensation with business strategy. • Reward annual performance on key strategic, financial, and operational measures. • Motivate and reward high performance.
Long-Term Incentive	PSUs	4-years 3-year performance, with an additional 1-year holding period	• Align the interests of Fortive’s executives with the delivery of long-term value to shareholders. • Retain executive talent through an extended vesting period.
	RSUs	4-years 50% vesting in years 3 and 4	• Incentivize strong relative TSR and absolute core revenue growth.
	Stock Options	4-years 50% vesting in years 3 and 4
How Fortive Stays Competitive
In designing the 2024 executive compensation program, the Fortive compensation committee worked with its independent compensation consultant to assess the competitiveness of Fortive’s executive compensation practices, using the peer group of companies listed below. In assessing the composition of the peer group, the Fortive compensation committee considered: companies in relevant industries (e.g., electrical/

electronic equipment, industrial conglomerates/machinery, healthcare equipment & supplies, life science, software, etc.), companies with whom Fortive competes for executive talent, and companies with similar revenue (primary metric), market capitalization, an enterprise value/revenue ratio of at least 2x, and strong operating margin and long-term TSR results.
Fortive’s 2024 Compensation Peer Group
Companies
• Ametek Inc • IDEX Corporation • Mettler-Toledo International Inc. • STERIS plc • Ecolab, Inc. • Honeywell International Inc. • Roper Technologies, Inc • Autodesk, Inc.	• ServiceNow, Inc. • Illinois Tool Works Inc. • Rockwell Automation Inc. • Stryker Corporation • Trimble Inc. • Zebra Technologies Corporation • Synopsys, Inc.
The compensation committee of Fortive avoids relying solely on peer group data or compensation surveys when determining executive officer compensation. Additionally, rather than strictly benchmarking against a specific market positioning, Fortive considers its diverse business mix, individual performance, succession planning, and complexity of role to establish meaningful compensation. It is expected that, after the separation, the Ralliant compensation committee will identify a compensation peer group and determine the manner in which the peer group compensation data will be utilized in designing executive compensation programs.
How Fortive Measures Performance
Fortive’s executive compensation program’s performance measures and goals are based on the factors Fortive believes are most relevant to its shareholders and consistent with the expectations Fortive communicates. Performance goals are based on the financial guidance provided to Fortive’s shareholders, with targets established at or above the midpoint of the corresponding guidance, and the thresholds set within a narrow range of the target.
A Closer Look at Fortive’s Financial Performance Measures
The Fortive compensation committee has selected a carefully balanced mix of quantifiable absolute and relative financial measures across its incentive plans to support its business strategy and align with shareholder interests, as set forth below. It is expected that, after the separation, the Ralliant compensation committee will likewise select appropriate financial measures across its incentive plans, which financial measures may differ from those utilized in Fortive’s incentive plans.
2024 Executive Compensation in Detail
Base Salaries
In making base salary decisions, the Fortive compensation committee considers the Fortive CEO’s recommendations (other than concerning the Fortive CEO’s own base salary) and each Fortive NEO’s position and level of responsibility within Fortive. The Fortive compensation committee also considers factors such as competitive market data, as well as individual performance, experience, internal equity, and succession. The Ralliant compensation committee may take into account these and other factors when making its base salary determinations. The rate of annual base salary for each Ralliant NEO during 2024 was as follows.

Executive Officer	2024 Base Salary
Tamara Newcombe	$725,000
Karen Bick(1)	$440,000

(1)
The annual rate of base salary for Ms. Bick reflects a mid-year salary adjustment effective March 1, 2024. Prior to the adjustment, Ms. Bick’s annual rate of base salary was $397,500.

Annual Incentive Compensation for Fortive NEOs (including Ms. Newcombe)
For 2024, each Fortive NEO, including Ms. Newcombe, was eligible for an annual incentive award equal to his or her base salary multiplied by his or her target award opportunity, multiplied by the Composite Performance Factor (which is the sum of the Company Performance Factor (80% weighting) and the individual Strategic Performance Factor (20% weighting)), as more fully described below. The target award opportunity for 2024 for Ms. Newcombe was as follows:
Executive Officer	2024 Target Award Opportunity (%)	2024 Target Award Opportunity ($)
Tamara Newcombe	150%	$1,087,500
Fortive Company Performance Factor
The Company Performance Factor portion applicable to each Fortive NEO’s 2024 Annual Incentive Compensation consisted of the following core metrics (with their respective weightings) measured on a Fortive company-wide basis: Adjusted EPS (60%); Free Cash Flow (20%); and Core Revenue Growth (20%).
The chart below shows the 2024 maximum, target and threshold goals and weightings that the Fortive compensation committee established for each measure, as well as actual results. The payout percentages for performance between threshold and target, or between target and maximum, respectively, were determined by linear interpolation.
			2024 Performance Measures & Results
Payout Level	% of Target	Actual	Adjusted EPS	FCF (Millions)	Core Revenue Growth
Maximum	200%		$4.17	$1,513	5.6%
Target	100%		$3.79	$1,375	4.0%
Threshold	50%	(0% for Core Revenue Growth)	$3.41	$1,169	2.8%
		Actual Results	$3.89	$1,406	1.3%
		Payout % (Before Weighting)	126.3%	122.5%	0%
		Weighting of Measure	60%	20%	20.0%
		Weighted Payout	75.8%	24.5%	0%
		Final Company Performance Factor		100.3%

*
Adjusted EPS, Free Cash Flow (“FCF”), and Core Revenue Growth are non-GAAP financial measures. For the definition of these non-GAAP financial measures and the reconciliation of such measures to the corresponding GAAP measures, please refer to “Non-GAAP Financial Measures” in Appendix [•] to the Fortive annual proxy statement filed in respect of the fiscal year ending December 31, 2024.

Strategic Performance Factor
The Strategic Performance Factor portion applied to each Fortive NEO’s 2024 Annual Incentive Compensation was determined based on the evaluation of his or her contributions to predefined financial, operational, strategic, and ESG measures across four performance categories that align with Fortive’s corporate values. The performance categories and weightings varied based on the NEOs’ responsibilities and the function or group he or she leads, and included:
Fortive Values	Wgt.	Goal	2024 Performance	Wgtd. Payout
Extraordinary Teams	20%	People Strategy: Yield year-on-year improvements in employee experience, turnover, and improving succession with developing leaders.	Achieved year-on-year progress in employee turnover, engagement, and leadership development: • Increased leadership funnels, succession and hired key talent into critical roles across the Advance Healthcare Solutions (“AHS”) and Precision Technologies (“PT”) segments • Accelerated the ramp-up of new leaders • Improved 3-month rolling turnover within PT by 100bps • Improved 3-month rolling turnover within AHS by 300bps	30%
Customer Success	20%	Innovation: Evolve segment strategies to drive organic and inorganic portfolio evolution and innovation.	Year-over-year progress against segment market strategies: • Double digit initiatives across PT Segment to drive automation and AI-powered capabilities to boost productivity in engineering, customer experience, and operational efficiency • Investment in innovation of three AI-driven solutions to integrate AI and advanced analytics into hardware, firmware, and software systems	25%
Kaizen	20%	FBS: Apply FBS know-how to reduce cyber and geopolitical risk.	• Significant geopolitical and cyber risk reduction among PT and AHS segments with year-over-year improvement on operating companies now measuring low risk	20%
Shareholders	40%	Segment Financials:* Year-over-year improvement of core growth, core operating margin and other financials metrics.	• Delivered strong financial results for the PT and AHS segments with improvements in core revenue growth rate, margin expansion, acquisition ROIC and other financial performance measures	35%
			Total Strategic Performance Factor	110%

*
Core Revenue Growth, Adjusted Gross Margin, Adjusted Operating Profit Margin, and Adjusted EPS are non-GAAP financial measures. For the definition of these non-GAAP financial measures, please refer to “Non-GAAP Financial Measures” in Appendix [•] to the Fortive annual proxy statement filed in respect of the fiscal year ending December 31, 2024.

2024 Annual Incentive Award Payouts
Based on the results described above, the Fortive compensation committee approved an annual incentive award for Ms. Newcombe for 2024 performance, as follows:
Executive Officer	2024 Base Salary	Target Award Opportunity (%)	Target Award Opportunity ($)	Final Performance Factor (%)	Final Award Payout
Tamara Newcombe	$725,000	150%	$1,087,500	102.2%	$1,111,860

Annual Incentive Compensation Plan for Ms. Bick
Ms. Bick participated in Fortive’s 2024 annual cash incentive compensation program that covers non-executive corporate employees of Fortive (the “Corporate Incentive Compensation Plan”) as a segment leader for the AHS and PT segments. Pursuant to the Corporate Incentive Compensation Plan, Ms. Bick was eligible for an incentive award equal to her target bonus amount, multiplied by (i) a Company Financial Factor based on the average payout of the AHS segment and PT segment against each segment-level financial performance metrics described below, and (ii) a Personal Performance Factor determined by Ms. Bick’s manager based on a subjective review of her performance against annual individual performance goals.
The Company Financial Factor applicable to Ms. Bick’s annual incentive compensation was based on the achievement of the following annual financial metrics with respect to the AHS and PT segments: (i) operating profit, which is an important indicator of the overall health of the segment, (ii) core revenue growth %, which is a key measure of the segment’s ability to drive demand for products and services and customer expansion excluding the impact of acquisitions and currency fluctuation, and (iii) working capital turnover, which is a key operational metric of how efficiently the segment is generating sales through money used to fund operations.
For 2024, Ms. Bick’s Personal Performance Factor consisted of strategic and qualitative financial and operational goals relating to Fortive’s HR Transformation initiative, as well as her duties as a segment HR Leader relating to year-over-year improvement in talent engagement and year-over-year improvement in OpCo leadership talent funnels within the AHS and PT segments.
The annual cash incentive award reflected in the Summary Compensation Table for Ms. Bick is based on the Personal Performance Factor as determined by Ms. Bick’s manager and the outcome of the Company Financial Factor for the AHS and PT segments.
Long-Term Incentive Compensation — Fortive Executive Officers — Ms. Newcombe
Fortive’s long-term incentive program is designed to align the interest of Fortive’s executive officers with those of its shareholders while promoting a balance between driving sustainable business performance and providing meaningful retention.
For 2024, the Fortive compensation committee granted long-term incentive awards to its NEOs using the below mix of equity vehicles.
Form of Award	Key Terms
PSUs (50%)
•
60% contingent on relative TSR versus the S&P 500 over a three-year performance period and 40% contingent on three-year average core revenue growth.

•
Earned shares are subject to a one-year holding requirement after performance vesting.

•
No prorated vesting prior to completion of the full three-year performance period.

RSUs (25%)
•
Ratable vesting on third and fourth anniversaries of grant.

•
NEOs may earn “incremental” RSUs above the “base” number of RSUs depending on outperformance of the Adjusted EBITDA Margin goals as described below.

Stock Options (25%)	• Ratable vesting on the third and fourth anniversaries of grant. • Exercise price based on the closing price on grant date.

2024 Target Award Values
The Fortive compensation committee considers market data in setting target award amounts. Target award values for Ms. Newcombe in 2024 were as follows:
Executive Officer	2024 PSUs (at target)	2024 RSUs	2024 Stock Options	2024 Total Target Value(1)
Tamara Newcombe	$2,250,000	$1,125,000	$1,125,000	$4,500,000

(1)
The target dollar values of the equity grants noted above do not reflect the grant date valuations computed in accordance with FASB Accounting Standards Codification Topic 718 (“ASC 718”). Instead, based upon the target dollar value of the equity awards and the types of equity awards noted below, the actual number of RSUs and target number of PSUs granted was determined by dividing the corresponding allocation of the dollar value by the 20-day average of the closing price of Fortive’s common stock as of the grant date (“20 Day Average”) and the actual number of stock options granted was determined by dividing the corresponding allocation of the dollar value by one-third of the 20 Day Average. Additional details on amounts of the 2024 equity grants to Ralliant NEOs, including the grant date fair values of such awards computed in accordance with FASB ASC 718, are shown in “Executive Compensation Tables — Grants of Plan-Based Awards for Fiscal 2024.”

2024 PSU Performance Measures
The actual payout for the PSU awards granted in 2024 will be based on the following performance measures:
•
60% on relative Total Shareholder Return (“rTSR Percentile PSUs”) over a three-year performance period, and

•
40% on a three-year average of absolute Core Revenue Growth (“Core Revenue Growth PSUs”).

rTSR Percentile PSUs (60%)
The 2024 rTSR Percentile PSU Performance Goals:
Payout Level	% of Target(1)	rTSR Ranking (Relative to the S&P 500 Index)
Maximum	200%	≥75th percentile
Target	100%	55th percentile
Threshold	25%	25th percentile
Below Threshold	0%	<25th percentile

(1)
The payout percentages for performance between threshold and target, or between target and maximum, respectively, will be determined by linear interpolation. However, if Fortive’s absolute TSR performance for the period were negative, then a maximum of 100% of the target PSUs would vest (regardless of how strong Fortive’s performance was on a relative basis).

Core Revenue Growth PSUs (40%)
During the first quarter of each year of the three-year performance period, the Fortive compensation committee will establish an annual Core Revenue Growth target based at or above the midpoint of the initial Core Revenue Growth guidance provided to the investment community for such year. For each year during the three-year performance period, an annual performance result from 0% to 200%, based on a linear interpolation, will be assigned, with the final performance result for the Core Revenue Growth PSUs based on the average of the three consecutive annual performance results over the corresponding three consecutive performance years. The 2024 PSU Core Revenue Growth Performance Goal was used to establish performance goals for year 1 of the 2024 PSUs, year 2 of the 2023 PSUs and year 3 of the 2022 PSUs.
The 2024 Core Revenue Growth PSU Performance Goals were as follows:
Payout Level	% of Target	2024 Core Revenue Growth Performance Goal(2)
Maximum	200%	5.6%
Target(1)	100%	4.0%
Threshold	0%	2.8%

(1)
Based on the high end of the initial 2024 Core Revenue Growth guidance.

(2)
2024 target: the annual Core Revenue Growth Performance Goal will be reestablished in 2025 and 2026 and the result averaged.

Based on the actual performance of 1.3% in 2024, Core Revenue Growth performance was 0% of target payout. The final performance results for the 2024 Core Revenue Growth PSUs will be based on the average of the Core Revenue Growth performance results for 2024, 2025 and 2026.
2022 PSUs Earned for 2022-2024 Performance
The 2022 PSU payout was based 60% on relative total shareholder return (“rTSR”) performance over the corresponding three-year performance period and 40% on core revenue growth based on the average of the three annual performance results over the corresponding three consecutive performance years.
2022 rTSR Percentile PSUs:
Payout Level	% of Target(1)	rTSR Ranking (Relative to the S&P 500 Index)
Maximum	200%	>= 75th percentile
Target	100%	55th percentile
Threshold	50%	35th percentile
Below Threshold	0%	<35th percentile
Actual	88.8%	50th percentile

(1)
The payout percentages for performance between threshold and target, or between target and maximum, respectively, would be determined by linear interpolation. However, if Fortive’s absolute TSR performance for the period were negative, then a maximum of 100% of the target PSUs would vest (regardless of how strong Fortive’s performance was on a relative basis), and if Fortive’s absolute TSR performance for the period were positive, then a minimum of 25% of the target PSUs would vest.

2022 Core Revenue Growth PSUs:
Payout Level	% of Target(1)	Actual	2022 Core Revenue Growth	2023 Core Revenue Growth	2024 Core Revenue Growth
Maximum	200%		10.0%	7.0%	5.6%
Target	100%		7.0%	5.0%	4.0%
Threshold	50%	(0% for Core Revenue Growth)	5.0%	3.5%	2.8%
		Actual Results	10.1%	4.8%	1.3%
		Payout %	200.0%	86.7%	0.0%
		Final Payout – Average Payout %		95.6%
Fortive’s rTSR ranking for the 2022-2024 performance period was at the 50th percentile resulting in 88.8% of target payout on rTSR Percentile PSUs. Based on the average of the three annual performance results over the corresponding three consecutive performance years, Fortive achieved 95.6% of target payout on Core Revenue Growth PSUs. Ms. Newcombe earned a combined 91.5% of her target PSUs as follows:
Executive Officer	Target Shares	Shares Earned
Tamara Newcombe	12,175	11,143
The above shares earned by Ms. Newcombe under the 2022 PSUs are subject to an additional one-year holding period following the end of the performance period.
2024 RSU Performance Measure and Results
Fortive’s executive officers, including Ms. Newcombe, received Restricted Stock Units (RSUs) in 2024. These RSUs consist of a base amount and a performance-based portion called “incremental” RSUs. Fortive

NEOs can earn these incremental RSUs by exceeding specific financial goals. In 2024, the incremental RSUs could range from 10% to 50% of the base amount, depending on Fortive’s Adjusted EBITDA margin performance. The initial target was set at the beginning of 2024 based on Fortive’s high-end guidance, 28.4%.
Payout Level	Incremental RSUs Opportunity (% of Base RSUs)	Adjusted EBITDA Margin 2024 Performance Goals
Maximum	50%	≥29.2%
Threshold	10%	≥28.4%

(1)
“Adjusted EBITDA Margin” means the ratio of adjusted EBITDA to net revenue. “Adjusted EBITDA” means Fortive’s adjusted earnings before net interest, income taxes, depreciation and amortization.

(2)
The incremental RSUs were determined by linear interpolation between 10% and 50% of the base RSUs for adjusted EBITDA margin between 28.4% and 29.2% (with 50% maximum incremental performance-based RSUs for EBITDA Margin at or above 29.2%). No incremental performance-based RSUs are payable for adjusted EBITDA margin below 28.4%.

Fortive’s Adjusted EBITDA margin for 2024 was 28.4%. As a result, the NEOs earned an additional 10% of their base RSUs. Ms Newcombe’s base RSUs and the incremental RSUs earned are as follows:
Executive Officer	Base RSUs Granted	Incremental RSUs Earned
Tamara Newcombe	13,370	1,337
Long-Term Incentive Awards — Ms. Bick
Ms. Bick received her 2024 long-term incentive awards in the form of stock options and RSUs, which vest ratably over the first four anniversaries of the grant date. Please see the “Grants of Plan-Based Awards for Fiscal 2024” table for the grant date fair value and other details of the awards granted to each Ralliant NEO, as applicable.
Treatment of Long-Term Incentive Grants upon the Separation
The treatment of outstanding Fortive PSUs, stock options and RSUs, including the adjustment of applicable performance goals, in connection with the separation is summarized in this information statement under the heading “Treatment of Outstanding Equity Awards at the Time of the Distribution.”
Compensatory Arrangements of Certain Officers
Offer Letter Agreement with Ms. Newcombe
Upon the separation, Ms. Newcombe will be appointed as the President and Chief Executive Officer of Ralliant. In connection with her appointment, Fortive entered into an offer letter with Ms. Newcombe, dated as of February 24, 2025, which will be assigned to Ralliant at the time of the separation. Pursuant to the offer letter, Ms. Newcombe will receive the following changes in her compensation:
•
Effective April 1, 2025, an annual base salary of $1,000,000, reflecting a $275,000 increase from her annual base salary in 2024;

•
Beginning in 2025, eligibility to participate in Fortive’s annual incentive compensation plan with a target bonus of 125% of her base salary, reflecting a percentage decrease from 150% of her base salary in 2024; provided, however, that following the separation, Ms. Newcombe’s participation in Fortive’s annual incentive compensation plan will terminate and she will instead become a participant in Ralliant’s annual incentive compensation plan with an expected target bonus of 125% of her base salary, including with respect to her service for the portion of 2025 prior to the separation;

•
A target equity award of $5,500,000 for 2025, comprised of a $4,500,000 annual target equity award to be granted by Fortive in March 2025, which is a continuation of her target equity award level in March 2024, and a $1,000,000 one-time incremental equity award to be granted by Ralliant after the separation; and

•
A one-time equity award of $4,125,000 to be granted by Ralliant following the separation, comprised of a $2,125,000 one-time founder’s equity award and a $2,000,000 one-time equity award in recognition of the equity opportunity foregone with respect to prior Fortive equity awards in connection with the separation.

Other Practices, Policies & Guidelines
Timing of Option Awards in Relation to the Disclosure of Material Nonpublic Information
The Fortive compensation committee has adopted the Fortive Corporation Policy on Granting Equity Awards (the “Grant Policy”) relating to the timing of all equity-based compensation, including stock options, awarded by the Fortive compensation committee.
Under the Grant Policy, Fortive’s annual equity-based compensation awards are granted on a pre-determined schedule. The effective grant date for Fortive’s annual equity-based compensation awards, which are reviewed and approved during the Compensation Committee meeting held in the first quarter of each fiscal year, is fixed at the later of (i) March 2 (or the immediately following business day if March 2 of such year is not a business day) following the date of such Fortive compensation committee meeting or (ii) the second business day after the filing of Fortive’s Annual Report on Form 10-K for the prior fiscal year. Any coordination between Fortive’s annual equity-based compensation awards and the release of material nonpublic information that could be expected to affect the value of such awards is precluded by this predetermined schedule.
Furthermore, pursuant to the Grant Policy, as a general principle, the Fortive compensation committee does not take any material nonpublic information into account when determining the timing and terms of any equity-based compensation awards. The Fortive compensation committee also does not grant, or delay the grant, of any equity-based compensation awards in anticipation of the release of any material nonpublic information, and Fortive does not time the disclosure of any material nonpublic information based on any equity-based compensation award grant dates, vesting events, or sale events for the purpose of affecting the value of any executive compensation. Following the separation, we expect that the Ralliant compensation committee will adopt a similar policy relating to the timing of equity-based compensation grants.
Stock Ownership Requirements
To further align management and shareholder interests and discourage inappropriate or excessive risk-taking, Fortive’s stock ownership policy requires each executive officer to obtain a substantial equity stake in Fortive’s common stock within five years of his or her appointment to an executive position. The multiples of base salary that the guidelines require are as follows:
Executive Level	Stock Ownership Level (as a Multiple of Salary)
Chief Executive Officer	5.0x base salary
All Other Executive Officers	3.0x base salary
Once an executive has acquired a number of shares that satisfies the ownership multiple then applicable to him or her, such number of shares then becomes his or her minimum ownership requirement (even if the executive’s salary increases or the fair market value of such shares subsequently changes) until he or she is promoted to a higher level.
Under the policy, beneficial ownership includes shares in which the executive or his or her spouse or child has a direct or indirect interest, notional shares of our common stock in the Executive Deferred Incentive Plan (“EDIP”) plan, shares held in a 401(k) plan, and unvested RSUs that are subject only to time-based vesting requirements but does not include shares subject to unexercised stock options or any unvested RSUs or PSUs that are subject to outstanding performance-based vesting requirements. We expect that Ralliant will have a similar policy in effect as of immediately following the separation.
Compensation Recoupment Policy and Plan Terms
The Fortive compensation committee has adopted a recoupment policy that applies to Fortive’s Section 16 officers (“executive officers”). Under this policy, in the event of a material restatement of

Fortive’s consolidated financial statements (other than any restatement required according to a change in applicable accounting rules), Fortive will seek reimbursement of the portion of any incentive-based compensation granted, earned or vested based on the attainment of a financial reporting measure that would not have been paid had the consolidated financial statements been correctly stated.
In addition to recoupment of incentive-based compensation mandated by the SEC and the NYSE, Fortive’s recoupment policy includes an enhancement that provides the Fortive board of directors with the discretion to also recoup additional compensation, including any time-based equity awards, from any executive officer if the Fortive board of directors determines that the triggering material restatement was at least in part the result of gross misconduct by such executive officer.
Furthermore, under the terms of Fortive’s 2016 Stock Incentive Plan, all outstanding unvested equity awards will be terminated immediately upon, and no grantee may exercise any outstanding equity award after, such time as he or she is terminated for gross misconduct. In addition, under the terms of the Fortive Executive Deferred Incentive Plan, or EDIP, if the plan administrator determines that termination of an employee’s participation in the EDIP resulted from the employee’s gross misconduct, the plan administrator may determine that the employee’s vesting percentage is zero with respect to all account balances that were contributed by us.
We expect that Ralliant will have similar recoupment and clawback terms in effect as of immediately following the separation.
Pledging Policy
The Fortive board of directors has adopted a policy prohibiting any of Fortive’s executive officers, including its NEOs, or directors, from pledging as a security for any obligation any shares of our common stock that he or she directly or indirectly owns and controls. We expect that Ralliant will have a similar policy in effect as of immediately following the separation.
Hedging Policy
Fortive’s Insider Trading Policy includes a prohibition applicable to all our employees, including our NEOs, and our directors, against engaging at any time in:
•
short sales of Fortive common stock;

•
transactions in any derivatives of Fortive’s securities, including, but not limited to, hedging, buying or selling puts, calls, or other options (except for instruments granted under Fortive’s 2016 Stock Incentive Plan); or

•
engaging, directly or indirectly, in other hedging transactions, or otherwise engaging in other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Fortive’s common stock, including, but not limited to, collars, equity swaps, exchange funds, and prepaid variable forward sale contracts.

We expect that Ralliant will have a similar policy in effect as of immediately following the separation.
General Benefits
Fortive’s NEOs are eligible to participate in broad-based employee benefit plans, which are generally available to all U.S. salaried employees and do not discriminate in favor of Fortive’s NEOs. In addition, each of Fortive’s NEOs participates in the Fortive Executive Deferred Incentive Plan (the “EDIP”). The EDIP is a shareholder-approved, non-qualified, unfunded deferred compensation program available to selected members of Fortive’s management. Fortive uses the EDIP to tax-effectively contribute amounts to executives’ retirement accounts and give its executives an opportunity to defer taxes on cash compensation and realize tax-deferred, market-based notional investment growth on their deferrals. Fortive sets the amount it contributes annually to the executives’ accounts in the EDIP at a level that it believes is competitive with comparable plans offered by the companies in its peer group. Participants in the EDIP do not fully vest in such amounts until they have participated in the program for 15 years or have reached age 55 with at least five years of service (including, for executives who were employed by Danaher prior to Fortive’s separation from Danaher, years of service with Danaher prior to that separation). The amounts contributed to the EDIP for 2024 with respect to Ralliant NEOs are set forth in the “2024 Summary Compensation Table.” We expect that Ralliant’s NEOs will be eligible to participate in broad-based Ralliant employee benefit plans and that Ralliant will have an executive deferral incentive plan, similar to the Fortive EDIP, in effect immediately following the separation.
Perquisites
Fortive offers limited perquisites to its NEOs, which are not a major component of its compensation package or philosophy. Fortive believes these limited perquisites help make its executive compensation plans competitive, are generally aligned with market practices and are cost-effective in that the perceived value of these items is higher than the actual cost to Fortive. The only perquisite provided to Ms. Newcombe in 2024 was a financial services stipend of $10,000.
Severance Benefits
Severance and Change-in-Control Plan for Officers
Fortive maintains a Severance and Change-in-Control Plan for Officers (the “Fortive Severance Plan for Officers”), which provides severance benefits to eligible employees, including Ms. Newcombe, upon (i) a termination without cause, or good reason resignation, within 24 months following a qualified change-in-control and (ii) a termination without cause not preceded by a change-in-control. The Fortive Severance Plan defines a “change-in-control” to include:
•
a merger, consolidation or reorganization in which Fortive is not the surviving entity and in which the voting securities of Fortive prior to such transaction would represent 50% or less of the voting securities of the surviving entity;

•
sale of all or substantially all assets of Fortive; or

•
any transaction approved by the Fortive board of directors that results in any person or entity that is not an affiliate of Fortive owning 100% of Fortive’s outstanding voting securities.

If, within 24 months following a qualified change-in-control, a participant is terminated without cause, or resigns for good reason, then the following severance payment would be due:
Compensation	Fortive CEO	Other Fortive NEOs
Cash Severance Payment	2x base salary and target annual incentive award.	1x base salary and target annual incentive award.
Cash Annual Incentive Award	Target annual incentive award prorated from the beginning of the year to the date of termination.	Same.
Equity Awards	Immediate acceleration of all unvested outstanding equity awards, with any performance conditions measured based on actual performance against performance targets.	Same.
Health Benefits	24 months.	12 months.
280G Excise Tax	No tax gross up.	Same.

The Fortive Severance Plan for Officers provides participants with the following severance benefits upon a termination without cause other than within 24 months following a qualified change-in-control:
Compensation	Fortive CEO	Other Fortive NEOs
Cash Severance Payment	2x base salary.	1x base salary.
Cash Annual Incentive Award	• Payments based on actual performance; and • Prorated from the beginning of the year to the date of termination.	Same.
Equity Awards	• Based on actual performance against performance targets; • Subject to original time-vesting; and • Prorated for the period from the date of the grant to the date of termination.	Same.
Health Benefits	24 months.	12 months.
280G Excise Tax	No tax gross up.	Same.
It is anticipated that Ralliant will have a severance plan, similar to the Fortive Severance Plan for Officers, in effect immediately following the separation. Pursuant to such plan, it is expected that Ms. Newcombe’s severance benefits would be similar to those of the Fortive CEO, as described above, and Ms. Bick’s severance benefits would be similar to those of the other Fortive NEOs, as described above.
Senior Leaders Severance Plan
Prior to the separation, Ms. Bick participated in Fortive’s Senior Leaders Severance Pay Plan (the “Fortive Senior Leaders Severance Plan”). Under the Fortive Senior Leaders Severance Plan, if an eligible participant is terminated due to (i) a reduction in the employer’s workforce or a plant closing, (ii) the elimination of his or her job or position, (iii) a termination of employment in connection with a sale or divestiture of the employer or any division, business unit, plan or office location of the employer or (iv) a determination in the employer’s sole judgment that he or she is unsuited for his or her position, and/or his or her performance, though well-intentioned, does not meet the employer’s standards, all of which are referred to collectively as a “termination without cause,” then, subject to his or her execution of Fortive’s standard form of release, he or she is entitled to severance equal to a minimum of three months of annual base salary plus an additional month for each year of service (provided that the three months plus all additional months may not exceed twelve months in the aggregate), which severance amount is paid out over the applicable severance period. In addition, the eligible participant will have the opportunity to continue coverage under specified welfare benefit plans of Fortive for the duration of the severance period at the same cost as an active employee in a position similar to that held by the eligible participant at the time of termination.

EXECUTIVE COMPENSATION TABLES
The following tables include compensation information for our NEOs with respect to 2024.
2024 Summary Compensation Table
The 2024 Summary Compensation Table and accompanying footnotes show all compensation paid to or earned by Messes. Newcombe and Bick with respect to 2024. All such compensation was earned under Fortive’s compensation programs and plans. Following the separation, our NEOs will receive compensation and benefits under our compensation programs and plans, subject to their letter agreements with us.
Name and Principal Position	Year	Salary ($)(1)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(6)	Total ($)
Tamara Newcombe President and Chief Executive Officer	2024	$738,942	—	$3,515,675	$1,357,595	$1,111,860	—	$142,846	$6,866,918
	2023	$681,731	—	$3,077,780	$1,154,736	$1,262,588	—	$98,746	$6,275,581
Karen Bick SVP & Chief People Officer	2024	$439,635	—	$399,621	$419,716	$304,612	—	$56,886	$1,620,470

(1)
Includes amounts deferred into our EDIP. See the “2024 Nonqualified Deferred Compensation” table below for more information regarding amounts that each of our NEOs deferred during 2024.

(2)
Includes acceleration of one week of salary due to one-time event for aligning pay schedules organization-wide.

(3)
The amounts reflected in these columns represent the aggregate grant date fair value of all equity awards that we granted to our NEOs, computed in accordance with FASB ASC 718. For all NEOs, the amount in the “Stock Awards” column for 2024 equals the aggregate grant date fair value of all PSUs and RSUs that we granted during 2024. We calculated the grant date fair value of all PSUs based on the probable outcome of the applicable performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC 718. The maximum aggregate value of all of Ms. Newcombe’s PSUs at the grant date assuming that we attain the highest level of performance is $4,791,340. Ms. Bick did not receive any PSUs in 2024. With respect to RSUs, we calculated the grant date fair value under FASB ASC 718 based on the base number of shares of common stock underlying the RSU, multiplied by the closing price of the common stock on the date of grant. For Ms. Newcombe, the RSUs granted included a potential to earn additional RSUs. The maximum aggregate value of Ms. Newcombe’s RSUs at the grant date reflecting an opportunity to earn up to a maximum of 150% of the corresponding base number of shares of common stock underlying the corresponding RSUs and assuming that the highest level of performance was achieved was $1,680,007. The actual number of shares of RSUs granted to Ms. Newcombe for 2024, based on the actual level of performance achieved in 2024, was 110% of the corresponding base number of RSUs. With respect to stock options, we have calculated the grant date fair value under FASB ASC 718 using the Black-Scholes option pricing model. Additional information about the assumptions that we used when valuing equity awards is set forth in Fortive’s Annual Report on Form 10-K in Note 17 to the Consolidated Financial Statements for fiscal year 2024.

(4)
The amounts set forth in this column reflect compensation earned during the corresponding fiscal year under the Company’s Executive Incentive Compensation Plan.

(5)
Fortive does not have a defined benefit pension plan and does not pay above market earnings on account balances under the EDIP or pursuant to any other deferred compensation arrangement.

(6)
The amounts set forth in this column for 2024 include the following benefits:

Name	2024 Company 401(K) Contributions ($)	2024 Company EDIP Contributions ($)	Personal Use of Company Airplane ($)	Executive Physical ($)	Tax/Financial Planning ($)	Tickets to Sporting Events ($)
Tamara Newcombe	$24,096	$108,750	—	—	$10,000	—
Karen Bick	$21,111	$35,775	—	—	—	—

Grants of Plan-Based Awards for Fiscal 2024
The following table sets forth certain information regarding grants of plan-based awards to our NEOs in the form of annual cash incentives, stock options, RSUs, and, in the case of Ms. Newcombe, PSUs for 2024 under Fortive’s compensation programs and plans.
Name	Grant Date	Award Type	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Tamara Newcombe	—	Annual Cash Incentive	$348,000	$1,087,500	$2,175,000	—	—	—	—	—	—	—
	3/4/2024	Stock Option	—	—	—	—	—	—	—	40,510	$84.79	$1,357,595
	3/4/2024	RSU	—	—	—	13,370	13,370	20,055	—	—	—	$1,120,005
	3/4/2024	PSU	—	—	—	4,010	26,735	53,470	—	—	—	$2,395,670
Karen Bick	—	Annual Cash Incentive	$0	$308,000	$683,760	—	—	—	—	—	—	—
	3/4/2024	Stock Option	—	—	—	—	—	—	—	14,420	$84.79	$419,716
	3/4/2024	RSU	—	—	—	4,754	4,754	4,754	—	—	—	$399,621

(1)
These columns relate to 2024 cash award opportunities under our Incentive Compensation Plan, which we describe in more detail above under “— Annual Incentive Compensation.” The amount that each NEO earned under these awards based on actual performance for fiscal year 2024 appears in the “Non-Equity Incentive Plan Compensation” column of the 2024 Summary Compensation Table.

(2)
These columns relate to performance-based RSUs and PSUs that we granted under our 2016 Stock Incentive Plan. We discuss the performance and vesting conditions and other key terms of these awards in more detail above under “— Long-Term Incentive Compensation.”

(3)
We made all stock option grants under our 2016 Stock Incentive Plan. We discuss the key terms of these awards in more detail above under “— Long-Term Incentive Compensation.”

Outstanding Equity Awards at 2024 Fiscal Year End
The following table summarizes the number of securities underlying outstanding equity awards in the form of stock options, RSUs and PSUs held by our NEOs as of December 31, 2024.
	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Tamara Newcombe	3/4/2024	—	40,510(2)	$84.79	3/4/2034	—	—	—	—
	2/27/2023	—	44,550(2)	$66.62	2/27/2033	—	—	—	—
	2/28/2022	—	18,450(2)	$64.75	2/28/2032	—	—	—	—
	11/15/2021	9,920	9,920(2)	$78.03	11/15/2031	—	—	—	—
	2/24/2021	16,777	5,593(3)	$67.64	2/24/2031	—	—	—	—
	2/20/2020	15,144	3,787(4)	$63.85	2/20/2030	—	—	—	—
	5/15/2019	10,704	—	$67.65	5/15/2029	—	—	—	—
	2/25/2019	14,132	—	$67.85	2/25/2029	—	—	—	—
	2/22/2018	14,686	—	$63.76	2/22/2028	—	—	—	—
	2/23/2017	60,594	—	$47.61	2/23/2027	—	—	—	—
	—	—	—	—	—	45,547(5)	$3,416,025	56,140(6)	$4,210,500
Karen Bick	3/4/2024	—	14,420(7)	$84.79	3/4/2034	—	—	—	—
	2/27/2023	2,785	8,355(7)	$66.62	2/27/2033	—	—	—	—
	2/28/2022	4,040	4,040(7)	$64.75	2/28/2032	—	—	—	—
	2/24/2021	5,032	1,678(7)	$67.64	2/24/2031	—	—	—	—
	11/15/2020	1,832	458(7)	$70.95	11/15/2030	—	—	—	—
	—	—	—	—	—	11,930(8)	$894,750	—	—

(1)
We calculated market value based on the closing price of our common stock on December 31, 2024, the last trading day of the year, as reported on the NYSE ($75.00 per share), times the number of unvested shares.

(2)
Under the terms of the award, one-half of the options become exercisable on the third and fourth anniversaries of the grant date.

(3)
Under the terms of the award, one-fourth of the options granted become or became exercisable on each of the first, second, third, and fourth anniversaries of the grant date.

(4)
Under the terms of the award, one-fifth of the options granted become or became exercisable on each of the first, second, third, fourth and fifth anniversaries of the grant date.

(5)
Includes: 14,707 RSUs granted on 3/24/2024 (inclusive of incremental RSUs earned in 2024); 18,382 RSUs granted on 2/27/2023 (inclusive of incremental RSUs earned in 2023); 6,090 RSUs granted on 2/28/2022 (no incremental RSUs were earned in 2022); 3,274 RSUs granted on 11/15/2021 (inclusive of the incremental RSUs earned in 2021); 1,845 RSUs granted on 2/24/2021 (inclusive of the incremental RSUs earned in 2021); and 1,249 RSUs granted on 2/20/2020 (inclusive of the incremental RSUs earned in 2020). For awards granted in November 2021 or later, one-half of the awards vest on each of the third and fourth anniversary of the grant date; for awards granted in February 2021, one-fourth of the awards vest on each of the first four anniversaries of the grant date; and for all other awards, one-fifth of the awards vest on each of the first five anniversaries of the grant date.

(6)
Includes, for the applicable NEO, the following PSU grants:

Name	Target PSUs Granted in 2024 (“2024 PSUs”)	Target PSUs Granted in 2023 (“2023 PSUs”)
Tamara Newcombe	26,735	29,405

Target PSUs granted in 2023 with respect to Ms. Newcombe were granted on 2/27/2023. As of 12/31/24, actual performance with respect to the 2023 PSUs was trending between the threshold and target, so the number of shares reported in the Outstanding Equity Awards at 2024 Fiscal Year End table with respect to the 2023 PSUs is the number of shares that would be earned assuming target performance is achieved, pursuant to SEC requirements. As of 12/31/24, actual performance with respect to the 2024 PSUs was trending between the threshold and target, so the number of shares reported in the Outstanding Equity Awards at 2024 Fiscal Year End table with respect to the 2024 PSUs is the number of shares that would be earned assuming target performance is achieved, pursuant to SEC requirements. The number of shares of common stock that vest pursuant to the 2024 PSU awards that are dependent on rTSR (“TSR PSUs”) is based on total shareholder return (“TSR”) ranking relative to the S&P 500 Index over a three-year performance period. Payout at 100% of the target level requires achievement of above-median performance and rank at the 55th percentile of the S&P 500 Index, while payout at 200% of the target level requires max performance that equals or exceeds the 75th percentile. Payout at 25% of the target level requires performance at the 25th percentile, and zero percent of the target level is paid out for performance below the 25th percentile. (For 2023 PSUs, payout for threshold performance was 50% and 35th percentile, respectively). The payout percentages for performance between threshold and target, or between target and maximum, respectively, are determined by linear interpolation. Notwithstanding the above, if absolute TSR performance for the period is negative, a maximum of 100% of the target TSR PSUs will vest, regardless of how strong performance is on a relative basis. (For 2023 PSUs, in addition to the cap, no less than 25% of the target PSUs would vest if Fortive’s absolute TSR was positive). The number of shares of common stock that vest pursuant to the PSU awards that are dependent on core revenue growth is based on performance relative to three consecutive annual core revenue growth targets, with payout ranging from 0% to 200%. The shares received upon the vesting of the PSUs are subject to an additional one-year holding period. The total does not include PSUs that were granted on 2/28/2022 and vested on 2/24/2025 upon certification on the date thereof as having been earned at the three-year performance period ended 12/31/2024.
(7)
Under the terms of the award, for awards granted prior to 2021, one-fifth of the options granted become or became exercisable on each of the first five anniversaries of the grant date; and for awards granted on or after 2021, one-fourth of the options become or became exercisable on each of the first four anniversaries of the grant date.

(8)
Includes: 4,754 RSUs granted on 3/4/2024; 2,757 RSUs granted on 2/27/2023; 2,381 RSUs granted on 8/15/2022; 1,332 RSUs granted on 2/28/2022; 554 RSUs granted on 2/24/2021; and 152 RSUs granted on 11/15/2020. With respect to awards granted on or after 2021, one-fourth of the awards vest on each of the first four anniversaries of the grant date; and for all other awards, one-fifth of the awards vest on each of the first five anniversaries of the grant date.

Option Exercises and Stock Vested During Fiscal 2024
The following table summarizes stock option exercises and the vesting of RSUs and PSUs with respect to our NEOs in 2024.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Tamara Newcombe	—	—	19,636	$1,517,139
Karen Bick	—	—	4,671	$361,775

(1)
We calculated the amounts shown in this column by multiplying the number of shares acquired times the difference between the exercise price and the market price of the underlying common stock at the time of exercise.

(2)
We calculated the amounts shown in this column by multiplying the number of shares acquired times the closing price of the common stock as reported on the NYSE on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day). For the PSUs earned with respect to the fiscal years 2022-2024 performance period, the closing price on December 31, 2024, the last day of the performance period, was used to calculate the value realized.

2024 Nonqualified Deferred Compensation
The table below sets forth, for each NEO, information regarding participation in the EDIP.
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Balance at Last Fiscal Year End ($)(4)
Tamara Newcombe	—	$108,750	$(4,450)	$478,996
Karen Bick	$22,135	$35,775	$7,042	$188,033

(1)
This column reflects the amount of base salary and non-equity incentive plan compensation that each NEO deferred in 2024 under our EDIP, as follows:

Name	Salary	Non-Equity Incentive Plan Compensation
Tamara Newcombe	—	—
Karen Bick	$22,135	—

(2)
We included the amounts set forth in this column as 2024 compensation under the “All Other Compensation” column in the 2024 Summary Compensation Table.

(3)
The amounts set forth in this column represent earnings that are neither above market nor preferential, and accordingly, we do not include these amounts as compensation in the Summary Compensation Table.

(4)
The table below indicates for each NEO how much of the EDIP balance set forth in this column that we have reported as compensation in the Summary Compensation Table for previous years.

Name	Amount Included in “Aggregate Balance at Last FYE” Column That Has Been Reported as Compensation in the Summary Compensation Table for Previous NEO Years ($)
Tamara Newcombe	$65,550
Karen Bick	—
Potential Payments Upon Termination or Change-in-Control as of 2024 Fiscal Year-End
The following table describes the payments and benefits that each NEO would be entitled to receive upon termination of employment or in connection with a change-in-control of Fortive, assuming that the triggering event occurred on December 31, 2024. Where benefits are based on the market value of Fortive’s common stock, we have used the closing price of Fortive’s common stock as reported on the NYSE on December 31, 2024, the last trading day of the year ($75.00 per share). In addition to the amounts set forth below, upon any termination of employment, each NEO would also be entitled to (1) receive all payments generally provided to salaried employees on a non-discriminatory basis on termination, such as accrued salary, life insurance proceeds (for any termination caused by death), unused vacation and 401(k) plan distributions, (2) receive accrued, vested balances under the EDIP (except that under the EDIP, if an employee’s employment terminates as a result of gross misconduct, the EDIP administrator may determine that the employee’s vesting percentage with respect to all employer contributions is zero), and (3) exercise vested stock options (except that, under the terms of our 2016 Stock Incentive Plan, all outstanding equity awards are terminated upon, and no employee can exercise any outstanding equity award after, termination for gross misconduct). Retirement is defined generally as either a voluntary resignation after age 65 or an approved early retirement.
		Termination/Change-In-Control (“CIC”) Event
Named Executive Officer	Benefit	Termination Without Cause(1)	Retirement	Death	Termination Due To CIC(1)
Tamara Newcombe	Value of unvested stock options that would be accelerated(2)(3)	$436,198	$451,430	$645,831	$645,831
	Value of unvested RSUs and PSUs that would be accelerated(2)(3)	$3,631,950	$3,879,975	$5,055,375	$8,539,650
	Benefits continuation	$21,172	$—	$—	$21,172
	Severance Payment	$725,000	$—	$—	$1,812,500
	Target Annual Incentive Award(4)	$—	$—	$—	$1,087,500
	Performance-Based Annual Incentive Award(4)	$1,111,860	$—	$—	$—
	Value of unvested EDIP balance that would be accelerated(5)	$—	$—	$—	$—
	Total:	$5,926,180	$4,331,405	$5,701,206	$12,106,653

		Termination/Change-In-Control (“CIC”) Event
Named Executive Officer	Benefit	Termination Without Cause(1)	Retirement	Death	Termination Due To CIC(1)
Karen Bick	Value of unvested stock options that would be accelerated(2)	$—	$—	$125,630	$—
	Value of unvested RSUs and PSUs that would be accelerated(2)	$—	$—	$654,150	$—
	Benefits continuation	$—	$—	$—	$—
	Severance Payment	$256,667	$—	$—	$—
	Target Annual Incentive Award	$—	$—	$—	$—
	Performance-Based Annual Incentive Award	$304,612	$—	$—	$—
	Value of unvested EDIP balance that would be accelerated(5)	$—	$—	$148,369	$—
	Total:	$561,279	$—	$928,149	$—

(1)
Please see “Severance Benefits” for a description of the severance benefits and cash payments Ms. Newcombe would be entitled to receive if we terminate her employment without cause, or upon termination following a change-in-control. The amounts set forth in the table assume that the executive would have executed our standard release in connection with any termination without cause or termination following a change-in-control. Ms. Bick was not a Fortive NEO in 2024 and therefore did not qualify for the Severance and Change in Control Plan for Officers (“Severance Plan”). Her severance is calculated pursuant to the terms of the Senior Leader Severance Plan.

(2)
The terms of our 2016 Stock Incentive Plan provide for (a) continued pro-rata vesting of certain of the participant’s RSUs, PSUs, and stock options upon retirement under certain circumstances, and (b) accelerated vesting of a participant’s stock options and certain of a participant’s RSUs and PSUs if the participant dies during employment.

(3)
Pursuant to the Severance Plan, in the event we terminate an NEO without cause not in connection with a change-in-control, a prorated portion of the NEO’s outstanding equity awards will remain outstanding and continue to vest pursuant to the original vesting schedule, subject to the satisfaction of any performance measures that had not been met prior to the date of the termination. The remaining portion of such unvested awards would be forfeited. If we terminate an NEO without cause or an NEO resigns with good reason, in either case within 2 years following a qualified change-in-control, all unvested equity awards shall become immediately vested (assuming, if applicable, that any performance goals were met at the target level, irrespective of any actual performance).

(4)
Pursuant to the Severance Plan, in the event we terminate an NEO without cause not in connection with a change-in-control, a prorated portion of the NEO’s annual incentive awards will remain outstanding and be payable at the end of the performance period subject to the satisfaction of any performance measures that had not been met prior to the date of the termination. If we terminate an NEO without cause or an NEO resigns with good reason, in either case within 2 years following a qualified change-in-control, a prorated portion of the NEO’s target annual incentive award will immediately vest and be paid. None of the annual incentive awards are prorated for purposes of the table since we assume that the NEO terminated employment on December 31, 2024, which is the end of the performance period for our annual incentive awards, with assumed performance, in the case of a termination without cause, based on actual performance and, in the case of a termination following a change in control, based on target performance.

(5)
Under the terms of the EDIP, any unvested portion of the employer contributions that have been credited to the participant’s EDIP account would immediately vest upon the participant’s death. In 2024, Ms. Bick was the only one of our NEOs with unvested EDIP balances.

RALLIANT CORPORATION 2025 STOCK INCENTIVE PLAN
Prior to the effectiveness of the registration statement of which this information statement forms a part, information regarding the long-term incentive plan to be adopted by Ralliant in connection with the separation will be included in an amendment to this information statement.

DIRECTOR COMPENSATION
During 2024, Ralliant was not an independent public company and did not pay any director compensation. It is expected that the initial Ralliant director compensation program in effect immediately following the separation will be as set forth below. The Ralliant director compensation program will be subject to review and modification by the Board following the separation.
•
An annual retainer of $[•], payable in cash and/or RSUs pursuant to an election made by each director in the prior year under the terms of our Non-Employee Directors’ Deferred Compensation Plan, as described more fully below (the “Election”).

•
An annual equity award with a target award value of $[•], granted under the Stock Incentive Plan. The annual equity awards will vest upon the earlier of (1) the first anniversary of the grant date, or (2) the date of, and immediately prior to, the annual meeting of our stockholders in the year following the grant date. The distribution of equity awards that are in the form of RSUs may be deferred under the terms of our Non-Employee Directors’ Deferred Compensation Plan.

•
Reimbursement for out-of-pocket expenses, including travel expenses and expenses for education, related to the director’s service on the board.

In addition to the forgoing amounts:
•
The Board chair will receive an annual retainer of $[•], payable pursuant to the Election.

•
The chair of the Audit Committee will receive an annual retainer of $[•], the chair of the Compensation Committee will receive an annual retainer of $[•], and the chair of the Nominating and Governance Committee will receive an annual retainer of $[•], in each case, payable pursuant to the Election.

•
Each non-chair member of the Audit Committee will receive an annual retainer of $[•], each non-chair member of the Compensation Committee will receive an annual retainer of $[•], and each non-chair member of the Nominating and Governance Committee will receive an annual retainer of $[•], in each case, payable pursuant to the Election.

As described above, pursuant to our Non-Employee Directors’ Deferred Compensation Plan that we expect to adopt prior to the separation (as a sub-plan under the Stock Incentive Plan), each non-employee director may make an election during the prior year (subject to certain exceptions for newly appointed directors) to receive his or her annual retainer, including the base annual retainer payable to all directors, the additional annual retainer payable to the Board chair, and the additional annual retainers payable to the committee chairs and non-chair members, in the form of:
•
cash payable in four equal installments following each quarter of service; or

•
RSUs with a target value equal to the annual retainer and granted concurrently with the annual equity award (as described above) that the directors may choose to defer distribution under the terms of the Non-Employee Directors’ Deferred Compensation Plan.

Upon the completion of the separation, any of our directors who is a Fortive employee but is not employed by us shall be deemed to be a non-management director for purposes of our non-employee director compensation policy and, as such, will be eligible to receive compensation for his or her services as one of our directors pursuant to such policy.

TREATMENT OF OUTSTANDING EQUITY AWARDS AT THE TIME OF THE DISTRIBUTION
We expect that Fortive equity awards outstanding at the time of the distribution will be adjusted using the following principles:
•
For each award recipient, the intent is to maintain the intrinsic value of those awards as measured immediately before and immediately after the distribution date, subject to rounding.

•
The terms of the equity awards, such as vesting date, will generally continue unchanged, except as noted below with respect to performance-based vesting conditions.

•
For Company employees at the time of distribution, the awards will be converted into Company equity awards and denominated in shares of our common stock.

•
For Fortive employees, the awards will remain Fortive equity awards.

The following table provides additional information regarding the adjustments expected to be made to each type of Fortive equity award. As a result of the adjustments to such awards in connection with the separation, the precise number of shares of our common stock or Fortive common stock, as applicable, to which the adjusted awards will relate will not be known until the distribution date or shortly thereafter.
Type of Award	Company Employees	Fortive Employees
Stock Options	Fortive stock options will be converted into options to purchase our common stock.	Continue to hold Fortive stock options, equitably adjusted as necessary to reflect the distribution.
RSUs	Fortive RSUs will be converted into RSUs relating to our common stock.	Continue to hold Fortive RSUs, equitably adjusted as necessary to reflect the distribution.
PSUs
2023 PSUs
2023 Fortive PSUs will be converted into Ralliant RSUs, with the number of Ralliant RSUs determined based on a prorated combination of the actual level of achievement of performance for the period immediately prior to the separation and assuming target performance for the remaining performance period after the separation.
2024 PSUs
2024 Fortive PSUs will be converted into Ralliant RSUs, with the number of Ralliant RSUs determined based on the assumption that the performance for the entire performance period would be the actual level of achievement immediately prior to the separation.
2025 PSUs
There were no Fortive PSUs granted in 2025 to Ralliant Employees.

2023 PSUs
2023 Fortive PSUs will be converted into Fortive RSUs, with the number of Fortive RSUs determined based on a prorated combination of the actual level of achievement of performance for the period immediately prior to the separation and assuming target performance for the remaining performance period after the separation.
2024 and 2025 PSUs
2024 and 2025 Fortive PSUs will remain as Fortive PSUs, with no change in the relative total shareholder return goals but with financial performance goals equitably adjusted to reflect the separation of Ralliant.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Agreements with Fortive
Following the separation and distribution, we and Fortive will operate separately, each as a public company. We will enter into a separation and distribution agreement with Fortive, which is referred to in this information statement as the “separation agreement.” In connection with the separation, we will also enter into various other agreements to effect the separation and provide a framework for our relationship with Fortive after the separation, including a transition services agreement, an employee matters agreement, a tax matters agreement, an intellectual property matters agreement, and an FBS license agreement. These agreements will provide for the allocation between us and Fortive of the assets, employees, services, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) of Fortive and its subsidiaries attributable to periods prior to, at and after our separation from Fortive and will govern certain relationships between us and Fortive after the separation.
The following summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements, forms of which are filed as exhibits to this information statement. When used in this section, “distribution date” refers to the date on which Fortive commences distribution of our common stock to the holders of shares of Fortive common stock.
The Separation Agreement
We intend to enter into a separation agreement with Fortive immediately prior to the distribution of our common stock to Fortive shareholders. The separation agreement will set forth our agreements with Fortive regarding the principal actions to be taken in connection with the separation. It will also set forth other agreements that govern certain aspects of our relationship with Fortive following the separation and distribution. This summary of the separation agreement is qualified in its entirety by reference to the full text of the agreement, which is incorporated by reference into this information statement.
Transfer of Assets and Assumption of Liabilities
The separation agreement will identify assets to be transferred, liabilities to be assumed and contracts to be allocated to each of Fortive and us as part of the internal reorganization described herein, and will describe when and how these transfers, assumptions and assignments will occur, though many of the transfers, assumptions and assignments will have already occurred prior to the parties’ entering into the separation agreement. The separation agreement will provide for those transfers of assets and assumptions of liabilities that are necessary in connection with the separation so that we and Fortive retain the assets necessary to operate our respective businesses and retain or assume the liabilities allocated in accordance with the separation. The separation agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations between us and Fortive. In particular, the separation agreement will provide that, subject to the terms and conditions contained in the separation agreement:
•
“Ralliant Assets” (as defined in the separation agreement), including, but not limited to, the equity interests of our subsidiaries, assets reflected on our pro forma balance sheet and assets primarily (or in the case of intellectual property, exclusively) relating to our business, will be retained by or transferred to us or one of our subsidiaries, except as set forth in the separation agreement or one of the other agreements described below;

•
“Ralliant Liabilities” (as defined in the separation agreement), including, but not limited to, the following will be retained by or transferred to us or one of our subsidiaries:

•
all of the liabilities (whether accrued, contingent or otherwise, and subject to certain exceptions) to the extent related to, arising out of or resulting from our business;

•
any and all “Ralliant Environmental Liabilities” (as defined in the separation agreement);

•
liabilities (whether accrued, contingent or otherwise) reflected on our pro forma balance sheet;

•
liabilities (whether accrued, contingent or otherwise) relating to, arising out of, or resulting from, any infringement, misappropriation or other violation of any intellectual property of any other person related to the conduct of our business;

•
any product liability claims or other claims of third parties to the extent relating to, arising out of or resulting from any product developed, manufactured, marketed, distributed, leased or sold by our business;

•
liabilities relating to, arising out of, or resulting from any indebtedness of any subsidiary of ours or any indebtedness secured exclusively by any of our assets;

•
liabilities (whether accrued, contingent or otherwise) relating to, arising out of or resulting from any form, registration statement, schedule or similar disclosure document filed or furnished with the SEC, to the extent the liability arising therefrom related to matters related to our business;

•
all other liabilities (whether accrued, contingent or otherwise) relating to, arising out of or resulting from disclosure documents filed or furnished with the SEC that are related to the separation (including the Form 10 registration statement of which this information statement is a part, and this information statement); and

•
all assets and liabilities (whether accrued, contingent or otherwise) of Fortive will be retained by or transferred to Fortive or one of its subsidiaries (other than us or one of our subsidiaries), except as set forth in the separation agreement or one of the other agreements described below and except for other limited exceptions that will result in us retaining or assuming certain other specified liabilities.

The allocation of liabilities with respect to taxes, except for payroll taxes and reporting and other tax matters expressly covered by the employee matters agreement, is solely covered by the tax matters agreement.
Except as expressly set forth in the separation agreement or any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained and that any requirements of laws or judgments are not complied with. In general, neither we nor Fortive will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with such transfers or assumptions, or any other matters.
Information in this information statement with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the separation agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the separation agreement and the other agreements relating to the separation are, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the separation agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.
Cash Adjustments
The separation agreement will contain cash adjustment provisions, with payment of such adjustments to be made within 5 business days of the determination of the applicable final cash balance. Pursuant to the adjustment provisions, if our aggregate cash balance at the time of the separation, excluding any cash in certain restricted jurisdictions, is determined to have been greater than the reference cash balance of $        , we will pay Fortive the excess and if our aggregate cash balance at the time of the separation, excluding any cash in certain restricted jurisdictions, is determined to have been less than the reference cash balance of $         , Fortive will pay us the shortfall. In addition, pursuant to the adjustment provisions, if our aggregate cash balance in a restricted jurisdiction at the time of the separation is determined to have been less than the reference cash balance for such restricted jurisdiction, Fortive will pay us the shortfall, as applicable, for each such applicable restricted jurisdiction. The reference cash balance amounts for all

restricted jurisdictions in the aggregate is equal to $        . For the purposes of our unaudited pro forma financial statements set forth in this information statement, we have assumed a $150 million cash reference balance.
Further Assurances; Separation of Guarantees
To the extent that any transfers of assets or assumptions of liabilities contemplated by the separation agreement have not been consummated on or prior to the date of the distribution, the parties will agree to cooperate with each other to effect such transfers or assumptions while holding such assets or liabilities for the benefit of the appropriate party so that all the benefits and burdens relating to such asset or liability inure to the party entitled to receive or assume such asset or liability. Each party will agree to use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the separation agreement and other transaction agreements. Additionally, we and Fortive will use commercially reasonable efforts to remove us and our subsidiaries as a guarantor of liabilities (including surety bonds) retained by Fortive and its subsidiaries and to remove Fortive and its subsidiaries as a guarantor of liabilities (including surety bonds) to be assumed by us.
Shared Contracts
Certain shared contracts are to be assigned or amended to facilitate the separation of our business from Fortive. If such contracts cannot be assigned or amended, the parties are required to take reasonable actions to cause the appropriate party to receive the benefit of the contract for a specified period of time after the separation is complete.
Release of Claims and Indemnification
Except as otherwise provided in the separation agreement or any ancillary agreement, each party will release and forever discharge the other party and its subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the separation agreement or any ancillary agreement. These releases will be subject to certain exceptions set forth in the separation agreement.
The separation agreement will provide for cross-indemnities that, except as otherwise provided in the separation agreement, are principally designed to place financial responsibility for the obligations and liabilities allocated to us under the separation agreement with us and financial responsibility for the obligations and liabilities allocated to Fortive under the separation agreement with Fortive. Specifically, each party will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, employees and agents for any losses arising out of or due to:
•
the liabilities or alleged liabilities the indemnifying party assumed or retained pursuant to the separation agreement;

•
the assets the indemnifying party assumed or retained pursuant to the separation agreement;

•
the operation of the indemnifying party’s business, whether prior to, at, or after the distribution; and

•
any breach by the indemnifying party of any provision of the separation agreement or any other agreement unless such other agreement expressly provides for separate indemnification therein.

Each party’s aforementioned indemnification obligations will be uncapped; provided that the amount of each party’s indemnification obligations will be subject to reduction by any insurance proceeds (net of premium increases) received by the party being indemnified. The separation agreement will also specify procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes will be governed by the tax matters agreement.

Legal Matters
Except as otherwise set forth in the separation agreement or any ancillary agreement (or as otherwise described above), each party to the separation agreement will assume the liability for, and control of, all pending, threatened and future legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such legal matters.
Insurance
Following the separation, we will be responsible for obtaining and maintaining at our own cost our own insurance coverage. Additionally, with respect to certain claims arising prior to the distribution, we may, at the sole discretion of Fortive, seek coverage under Fortive third-party insurance policies to the extent that coverage may be available thereunder.
No Restriction on Competition
None of the provisions of the separation agreement includes any non-competition or other similar restrictive arrangements with respect to the range of business activities which may be conducted by either party.
Dispute Resolution
If a dispute arises between us and Fortive under the separation agreement, the general counsels of the parties and such other representatives as the parties may designate will negotiate to resolve any disputes for a reasonable period of time. If the parties are unable to resolve the dispute in this manner, then, unless otherwise agreed by the parties and except as otherwise set forth in the separation agreement, the dispute will be resolved through binding confidential arbitration.
Term/Termination
Prior to the distribution, Fortive has the unilateral right to terminate or modify the terms of the separation agreement and related agreements. After the distribution, the term of the separation agreement is indefinite and it may only be terminated with the prior written consent of both Fortive and us.
Separation Costs
All costs with respect to the separation incurred prior to the separation will be borne and paid by Fortive, except as provided in any of the ancillary agreements and except that certain costs related to certain services listed on a schedule to the separation agreement are not deemed separation costs and will be borne and paid by us.
All costs with respect to the separation incurred after the separation will be borne and paid by us except to the extent such fees and expenses were incurred in connection with services expressly requested by Fortive in writing. In addition, we will bear responsibility for all other services provided to or for the benefit of us, whether provided before or after the separation.
Any costs or expenses incurred in obtaining consents or novation from a third party will be borne by the entity to which such contract is being assigned. Transaction taxes with respect to the separation will be borne equally by us and Fortive.
Treatment of Intercompany Loans and Advances
Upon completion of the separation, all loans and advances between Fortive or any subsidiary of Fortive (other than us and our subsidiaries), on the one hand, and us or any of our subsidiaries, on the other hand, will be terminated.
Other Matters Governed by the Separation Agreement
Other matters governed by the separation agreement include confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Transition Services Agreement
We and Fortive will enter into a transition services agreement that will be effective upon the distribution, pursuant to which Fortive and its subsidiaries and we and our subsidiaries will provide to each other, for an interim, transitional period, various services on an arm’s length basis in order to help ensure an orderly transition following the separation and the distribution. The cost of these services will be negotiated between us and Fortive as set forth in the transition services agreement.
The transition services agreement will terminate on the expiration of the term of the last service provided under it, unless earlier terminated by either party under certain circumstances, not limited to, in the event of any uncured material breach by the other party or its applicable affiliates. If no term period is provided for a specified service, then such service is to terminate on the second anniversary of the effective date of the transition services agreement. The recipient of a particular service generally can terminate that service prior to the scheduled expiration date, subject to a minimum notice period equal to 30 days.
We and Fortive have agreed to perform our respective services in a manner that is substantially consistent with that provided immediately prior to the distribution.
The transition services agreement will generally provide that the applicable service recipient indemnifies the applicable service provider for liabilities that such service provider incurs arising from the provision of services other than liabilities arising from such service provider’s gross negligence or intentional misconduct, and that the applicable service provider indemnifies the applicable service recipient for liabilities that such service recipient incurs arising from such service provider’s gross negligence or intentional misconduct. Subject to certain exceptions, the liabilities of each party providing services under the transition services agreement will generally be limited to the aggregate charges received by the parties in the preceding three months as of the time of calculation. The transition services agreement also will provide that the provider of a service will not be liable to the recipient of such service for any special, indirect, incidental, punitive or consequential or similar damages.
Tax Matters Agreement
In connection with the separation, we and Fortive will enter into a tax matters agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to taxes, including responsibility for tax liabilities, entitlement to tax refunds and other tax benefits, allocation of tax attributes, preparation and filing of tax returns, control of audits and other tax proceedings and other matters relating to taxes.
In general, and subject to certain exceptions (including with respect to certain transaction taxes triggered by the separation), we will be responsible for any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) imposed with respect to tax returns that include only us and/or any of our subsidiaries. We will generally be responsible for preparing and filing any such tax returns, and will generally have the authority to control tax contests with respect thereto.
In addition, the tax matters agreement will impose certain restrictions on us and our subsidiaries that will be designed to preserve the tax-free status of the distribution and certain related transactions, as well as certain transactions entered into pursuant to the internal restructuring. We (and our subsidiaries) will be barred from taking any action, or failing to take any action, if such action or failure to act would adversely affect, or could reasonably be expected to adversely affect, the tax-free status of these transactions. In addition, for the two-year period following the distribution, we (and our subsidiaries) will be subject to specific restrictions on our ability to enter into certain capital-raising, strategic or other corporate transactions, including restrictions on: (i) mergers and other acquisition or sale transactions involving our stock, (ii) any corporate transaction which would cause us to undergo a 50% or greater change in our stock ownership (as determined for purposes of Section 355(e)), (iii) redemptions or repurchases of our stock, (iv) liquidation transactions, (v) discontinuing the active conduct of our trade or business, (vi) issuance or sale of our stock or other securities (including securities convertible into our stock, but excluding certain compensatory arrangements), (vii) sales of assets outside of the ordinary course of business, and (viii) amendments to our certificate of incorporation (or other organizational documents) or other actions affecting the voting rights of our common stock.

The tax matters agreement will provide special rules that allocate tax liabilities in the event the distribution, together with certain related transactions, as well as any transaction entered into pursuant to the internal reorganization that is intended to be tax-free for applicable tax law purposes, is not tax-free. In general, under the tax matters agreement, each party is expected to be responsible for any taxes, whether imposed on us or Fortive, that arise from (1) the failure of the distribution, together with certain related transactions, to qualify for tax-free treatment under the Code or (2) the failure of certain related transactions to qualify for their intended tax treatment, in each case, to the extent that the failure to so qualify is attributable to post-distribution actions by such party or transactions with respect to such party’s stock, or to a breach of certain representations or covenants made by that party in the tax matters agreement or in any documents relating to the IRS ruling or opinions of tax advisors obtained in connection with the distribution, certain related transactions or the internal restructuring.
Employee Matters Agreement
We and Fortive will enter into an employee matters agreement that will govern our and Fortive’s compensation and employee benefit obligations with respect to the employees and other service providers of each company, and generally will allocate liabilities and responsibilities relating to employment matters and employee compensation and benefit plans and programs.
Treatment of outstanding Fortive equity awards
The employee matters agreement will provide that each Fortive equity award held by our employees that is outstanding immediately prior to the completion of the distribution will be assumed by us and converted into a Ralliant equity award denominated in shares of Ralliant common stock with a comparable value, based on an equity award adjustment ratio to be adopted by Fortive for purposes of making equitable adjustments to the Fortive equity awards held by our employees. For each equity award holder, the intent is to maintain the intrinsic value of the equity awards as measured immediately before and immediately after the completion of the distribution, subject to rounding. The terms of the equity awards, such as the award period, exercisability and vesting schedule, as applicable, will generally continue unchanged. As a result of the adjustments to such equity awards, the precise number of shares of Ralliant common stock to which the adjusted equity awards will relate will not be known until the completion of the distribution or shortly thereafter. See “Treatment of Outstanding Equity Awards at the Time of the Distribution.”
Treatment of Fortive benefit plans
The employee matters agreement will provide that, following the completion of the distribution, our employees generally will no longer participate in benefit plans sponsored or maintained by Fortive and will commence participation in our benefit plans, which are expected to be generally similar to the existing Fortive benefit plans.
No Hire and No Solicitation
Prior to the effectiveness of the registration statement of which this information statement forms a part, information regarding the no hire and nonsolicitation covenants to be included in the Employee Matters Agreement will be included in an amendment to this information statement.
General matters
The employee matters agreement also will set forth the general principles relating to employee matters, including with respect to the assignment and transfer of employees, the assumption and retention of liabilities and related assets, workers’ compensation, payroll taxes, regulatory filings, leaves of absence, the provision of comparable benefits, employee service credit, the sharing of employee information, and the duplication or acceleration of benefits.
Term and termination
The term of the employee matters agreement is indefinite and may only be terminated or amended with the prior written consent of both Fortive and us.

Intellectual Property Matters Agreement
We and Fortive will enter into an intellectual property matters agreement pursuant to which Fortive will grant to us a non-exclusive, royalty-free, fully paid-up, irrevocable, sublicensable (subject to the restrictions below) license to use certain intellectual property rights retained by Fortive. We will be able to sublicense our rights in connection with activities relating to our and our affiliates’ business but not for independent use by third parties.
We will also grant back to Fortive a non-exclusive, royalty-free, fully paid-up, irrevocable, sublicensable (subject to the restrictions below) license to continue to use certain intellectual property rights owned by or transferred to us. Fortive will be able to sublicense its rights in connection with activities relating to Fortive’s and its affiliates’ retained business but not for independent use by third parties. This license-back will permit Fortive to continue to use certain of our intellectual property rights in the conduct of its remaining businesses. We believe that the license-back will have little impact on our businesses because Fortive’s use of our intellectual property rights is generally limited to products and services that are not part of our businesses. The term of the intellectual property matters agreement is perpetual.
The intellectual property matters agreement is intended to provide freedom to operate in the event that any of Fortive’s retained trade secrets (excluding FBS), copyrights or patented technology is used in any of our businesses, and, as such, applies to all portions of our businesses. However, we believe there may be relatively little use of such retained trade secrets, copyrights or patented technology in our businesses, and as a result, we do not believe that the intellectual property matters agreement has a material impact on any of our businesses.
FBS License Agreement
We and Fortive will enter into an FBS license agreement pursuant to which Fortive will grant us a perpetual, non-exclusive, worldwide, and non-transferable license to use FBS solely in support of our business. We will be able to sublicense such license to direct and indirect, wholly-owned subsidiaries (but only as long as such entities remain direct and indirect, wholly-owned subsidiaries). In addition, we and Fortive will each license to each other improvements made by such party to FBS during the first two years of the term period of the FBS license agreement.
We anticipate that FBS, which will be rebranded as Ralliant Business System as used by us following the distribution, will be used by our various businesses and functions to continuously improve performance.
The term of the FBS license agreement is perpetual, with the license to us continuing unless there is an uncured material breach by us. Upon a change of control of us, our rights to receive services under the FBS license agreement will terminate, but we will be permitted to continue to use the FBS license even after we undergo a change of control.
Procedures for Approval of Related Person Transactions
The Board is expected to adopt a written policy on related person transactions. This policy does not apply to the transactions described above. Each of the agreements between us and Fortive and its subsidiaries that have been entered into prior to the distribution, and any transactions contemplated thereby, will be deemed to be approved and not subject to the terms of such policy. Under this written related person transactions policy, the Nominating and Governance Committee of the Board is expected to be required to review and if appropriate approve all related person transactions, prior to consummation. If advance approval of a related person transaction is not practicable under the circumstances or if our management becomes aware of a related person transaction that has not been previously approved or ratified, the transaction is submitted to the Nominating and Governance Committee at the Nominating and Governance Committee’s next meeting. The Nominating and Governance Committee is required to review and consider all relevant information available to it about each related person transaction, and a transaction is considered approved or ratified under the policy if the Nominating and Governance Committee authorizes it according to the terms of the policy after full disclosure of the related person’s interests in the transaction. Pursuant to the policy, the Nominating and Governance Committee is required to evaluate each potential related person transaction, including, subject to certain exceptions, any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which the Company was or is to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest. The Nominating and Governance Committee will approve only those transactions that, in light of known circumstances, are deemed to be in our best interests. Related person transactions of an ongoing nature are reviewed annually by the Nominating and Governance Committee. The definition of “related person transactions” for purposes of the policy covers the transactions that are required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act.
Commercial Transactions with Microchip Technology Incorporated
Mr. Ganesh Moorthy served as the President and Chief Executive Officer, and a director, of Microchip Technology Incorporated until his retirement in November 2024. Certain of Ralliant’s operating companies sell products to Microchip Technology from time to time in the ordinary course of business and on an arms’-length basis. In 2024, such operating companies sold approximately [•] of products and services to Microchip Technology. Ralliant’s operating companies intend to sell products to Microchip Technology in the future in the ordinary course of their businesses and on an arms’-length basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Before the distribution, all of the outstanding shares of our common stock will be owned beneficially and of record by Fortive. The following tables set forth information with respect to the expected beneficial ownership of our common stock by: (1) each person expected to beneficially own more than five percent of our common stock, (2) each expected director and named executive officer, and (3) all of our expected directors and executive officers as a group based upon the distribution ratio. We based the share amounts on each person’s beneficial ownership of Fortive common stock as of             , 2025, assuming a distribution ratio of             share[s] of our common stock for every             share[s] of common stock of Fortive. Solely for the purposes of this table, we assumed that                   of our shares of common stock were issued and outstanding as of                  , 2025 based on Fortive common stock outstanding as of such date and the distribution ratio. The actual number of shares of our common stock to be outstanding following the distribution will be determined on the record date for the distribution. Except as indicated, the address of each director and executive officer shown in the table below is c/o Ralliant Corporation, [Ralliant address].
	Common stock beneficially owned before the distribution		Common stock beneficially owned after the distribution
Name and address of Beneficial Owner	Number	%	Number	%
5% Beneficial Owner
T. Rowe Price Investment Management, Inc.	[ ]	[ ]	[ ]	[ ]
4515 Painters Mill Road, Owings Mills, MD 21117
The Vanguard Group	[ ]	[ ]	[ ]	[ ]
100 Vanguard Blvd., Malvern, PA 19355
BlackRock, Inc.	[ ]	[ ]	[ ]	[ ]
50 Hudson Yards, New York, NY 10001
Directors and Executive Officers
	[ ]	[ ]	[ ]	[ ]
	[ ]	[ ]	[ ]	[ ]
	[ ]	[ ]	[ ]	[ ]
	[ ]	[ ]	[ ]	[ ]
	[ ]	[ ]	[ ]	[ ]
	[ ]	[ ]	[ ]	[ ]
	[ ]	[ ]	[ ]	[ ]
	[ ]	[ ]	[ ]	[ ]
	[ ]	[ ]	[ ]	[ ]
All Directors and Executive Officers as a Group (nine persons)	[ ]	[ ]	[ ]	[ ]

*
Represents less than 1%.

THE SEPARATION AND DISTRIBUTION
Background
On September 4, 2024, Fortive announced its intention to separate its Precision Technologies business from the remainder of its businesses.
In connection with the distribution, we expect that Fortive will complete an internal reorganization as a result of which Ralliant will become the parent company of the Fortive operations comprising, and the entities that will conduct, the Precision Technologies business. It is expected that the Fortive board of directors, or a duly authorized committee thereof, will approve the distribution of 100% of the issued and outstanding shares of our common stock on the basis of             share[s] of our common stock for every share[s] of Fortive common stock held as of the close of business on the record date of                  , 2025.
At [      ] [a.m.], Eastern Time, on                   , 2025, the distribution date, each Fortive shareholder will receive             share[s] of our common stock for every             share[s] of Fortive common stock held at the close of business on the record date for the distribution, as described below. Fortive shareholders will receive cash in lieu of any fractional shares of our common stock that they would have received after application of this ratio. You will not be required to make any payment, surrender or exchange your Fortive common stock or take any other action to receive your shares of our common stock in the distribution. The distribution of our common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see this section under “— Conditions to the Distribution.”
Reasons for the Separation
The Fortive board of directors determined that the separation of Fortive’s Precision Technologies business from the remainder of its businesses would be in the best interests of Fortive and its shareholders and approved the plan of separation. A wide variety of factors were considered by the Fortive board of directors in evaluating the separation. The Fortive board of directors considered the following potential benefits of the separation:
•
Enhanced Strategic and Management Focus, with Improved Operational Agility.   The separation will allow each company to more effectively pursue its distinct operating priorities and strategies with increased flexibility and enable its respective boards and management teams to better focus on strengthening its core businesses and operations, to more effectively address its singular operating and other needs, and to focus exclusively on its unique opportunities for long-term growth and profitability, all with a continued commitment to our culture of continuous improvement, better positioning each for long-term success. Our board and management will be able to focus exclusively on the Precision Technologies business, while the board and management of Fortive will remain dedicated to its remaining businesses.

•
Separate Capital Structures and Tailored Capital Allocation Strategies.   The separation will give each business the ability to create its own optimal capital structure and allow it to manage capital allocation and capital return strategies with greater agility and focus in response to changes in the operating environment and industry landscape. The separation will also permit each company to concentrate its financial resources solely on its own operations without having to compete with each other for investment capital, providing each company with greater flexibility to invest capital in its business in a time and manner appropriate for its distinct objectives, strategy and business needs. This will facilitate a more efficient allocation of capital based on each company’s profitability, cash flow and growth opportunities, allowing each company to make company-specific investment decisions to drive innovation and enhance growth and returns.

•
Creation of Independent Equity Structures and Greater Access to Unique Strategic Opportunities.   The separation will create independent equity structures for Fortive and Ralliant, aligned with each company’s respective industry and providing each with an enhanced ability to capitalize on unique growth opportunities. In addition, each company will be able to directly access the capital markets and will have more flexibility to pursue growth through selective M&A opportunities that are more closely aligned with each company’s core strategy.

•
Enhanced Talent Management, Recruitment and Retention and Alignment of Management Incentives and Performance.   The separation will permit each company to more effectively attract, retain and motivate team members, and to offer stock-based incentive compensation to its employees and executives that is more closely aligned with the business model and growth strategy of its business.

•
Distinct, Compelling Investment Profiles.   The separation will allow investors to more clearly understand the separate business models, financial profiles and investment identities of each company and to separately value each company based on its distinct investment identity. Our businesses differ from Fortive’s other businesses in several respects, such as the market for products and services, manufacturing processes and R&D capabilities. The separation will enable investors to evaluate the merits, performance and future prospects of each company’s respective businesses and to invest in each company separately based on a better appreciation of these characteristics. This will provide each company with better and more efficient access to the capital markets.

The Fortive board of directors also considered the following potentially negative factors in evaluating the separation:
•
Loss of Joint Purchasing Power and Increased Costs.   As a current part of Fortive, the Precision Technologies business that will become our business benefits from Fortive’s size and purchasing power in procuring certain goods, services and technologies. After the separation, as a separate, independent entity, we may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those Fortive obtained prior to the separation. We may also incur costs for certain functions previously performed by Fortive, such as accounting, tax, legal, human resources and other general administrative functions, that are higher than the amounts reflected in our historical financial statements, which could cause our profitability to decrease.

•
Disruptions to the Business as a Result of the Separation.   The actions required to separate our and Fortive’s respective businesses could disrupt our and Fortive’s operations after the separation.

•
Increased Significance of Certain Costs and Liabilities.   Certain costs and liabilities that were otherwise less significant to Fortive as a whole will be more significant for us and Fortive, after the separation, as stand-alone companies.

•
One-time Costs of the Separation.   We (and prior to the separation, Fortive) will incur costs in connection with the transition to being a stand-alone public company that may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning our personnel, costs related to establishing a new brand identity in the marketplace and costs to separate information systems.

•
Risk of Failure to Realize Anticipated Benefits of the Separation.   We may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our businesses; (ii) following the separation, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of Fortive; and (iii) following the separation, we may be more susceptible to market fluctuations, and other events may be more disadvantageous for us than if we were still part of Fortive, because our businesses will be less diversified than Fortive’s businesses prior to the separation.

•
Limitations on Strategic Transactions.   Under the terms of the tax matters agreement that we will enter into with Fortive, we will be restricted from taking certain actions that could cause the distribution or certain related transactions (including certain transactions undertaken as part of the internal reorganization) to fail to qualify as tax-free for U.S. federal income tax purposes or other applicable law. These restrictions may limit our ability to pursue certain strategic transactions or engage in other transactions that might increase the value of our businesses.

While all of the bullets above are considered to be potentially negative factors to us, only the second, third and fourth bullets above are considered to be potentially negative factors to Fortive.
The Fortive board of directors concluded that the potential benefits of the separation outweighed these factors.

Formation of a New Company Prior to the Distribution
We were incorporated in Delaware on September 26, 2024 for the purpose of holding Fortive’s Precision Technologies business. As part of the plan to separate these businesses from the remainder of its businesses, in connection with the internal reorganization, Fortive plans to transfer the equity interests of certain entities that operate the Precision Technologies business and the assets and liabilities of the Precision Technologies business to us, as set forth in the separation agreement.
Internal Reorganization
As part of the separation, and prior to the distribution, Fortive and its subsidiaries expect to complete an internal reorganization in order to transfer to Ralliant the Precision Technologies business that it will hold following the separation. Among other things and subject to limited exceptions, the internal reorganization is expected to result in Ralliant owning, directly or indirectly, the operations comprising, and the entities that conduct, the Precision Technologies business.
The internal reorganization is expected to include various restructuring transactions pursuant to which (i) the operations, assets and liabilities of Fortive and its subsidiaries used to conduct the Precision Technologies business will be separated from the operations, assets and liabilities of Fortive and its subsidiaries used to conduct Fortive’s other businesses and (ii) such Precision Technologies business’ operations, assets and liabilities will be contributed, transferred or otherwise allocated to Ralliant or one of its direct or indirect subsidiaries. These restructuring transactions may take the form of asset transfers, mergers, demergers, dividends, contributions and similar transactions, and may involve the formation of new subsidiaries in U.S. and non-U.S. jurisdictions to own and operate the Precision Technologies business in such jurisdictions.
As part of this internal reorganization, Fortive will contribute to Ralliant certain liabilities and certain assets, including equity interests in entities that are expected to conduct the Precision Technologies business.
Following the completion of the internal reorganization and immediately prior to the distribution, Ralliant will be the parent company of the entities that are expected to conduct the Precision Technologies business and Fortive will remain the parent company of the entities that currently conduct all of Fortive’s operations except the Precision Technologies business.
When and How You Will Receive the Distribution
With the assistance of Computershare, Fortive expects to distribute our common stock at [      ] [a.m.], Eastern Time, on [      ], 2025, the distribution date, to all holders of outstanding shares of Fortive common stock as of the close of business on [      ], 2025, the record date for the distribution. Computershare, which currently serves as the transfer agent and registrar for shares of Fortive common stock, will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for our common stock.
If you own shares of Fortive common stock as of the close of business on the record date for the distribution, our common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, Computershare will then mail you a direct registration account statement that reflects your shares of our common stock. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in the distribution. If you sell shares of Fortive common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of our common stock in the distribution.
Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your shares of Fortive common stock and you are the registered holder of the shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of our common stock that have been registered in book-entry form in your name.

Most Fortive shareholders hold their common shares through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your shares of Fortive common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of our common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.
Transferability of Shares You Receive
Shares of our common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with the Company which may include certain Company executive officers, directors or principal shareholders. Securities held by our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell shares of our common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.
Number of Shares of Our Common Stock You Will Receive
For every [      ] share[s] of Fortive common stock that you own at the close of business on [      ], 2025, the record date for the distribution, you will receive [      ] share[s] of our common stock on the distribution date.
Fortive will not distribute any fractional shares of our common stock to its shareholders. Instead, Computershare will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The transfer agent, in its sole discretion, without any influence by Fortive or us, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the transfer agent will not be an affiliate of either Fortive or us. Neither we nor Fortive will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.
We estimate that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your shares of Fortive common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.
Results of the Distribution
After our separation from Fortive, we will be an independent, publicly traded company. The actual number of shares to be distributed will be determined at the close of business on [      ], 2025, the record date for the distribution. The distribution will not affect the number of outstanding shares of Fortive common stock or any rights of Fortive shareholders. Fortive will not distribute any fractional shares of our common stock.
We will enter into a separation agreement and other related agreements with Fortive to effect the separation and provide a framework for our relationship with Fortive after the separation. These agreements provide for the allocation between Fortive and us of the assets, employees, services, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) of Fortive and its subsidiaries attributable to periods prior to, at and after our separation from Fortive and will govern certain relationships between Fortive and us after the separation. For a more detailed description of these agreements, please refer to the section entitled “Certain Relationships and Related Person Transactions.”

Market for Our Common Stock
There is currently no public trading market for our common stock. We intend to apply to list our common stock on the NYSE under the symbol “RAL.” We have not and will not set the initial price of our common stock. The initial price will be established by the public markets.
We cannot predict the price at which our common stock will trade after the distribution. In fact, the combined trading prices of one share of Fortive common stock and             share[s] of our common stock after the distribution (representing the number of shares of our common stock to be received per one share of Fortive common stock in the distribution) may not equal the “regular-way” trading price of a share of Fortive common stock immediately prior to the distribution. The price at which our common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for our common stock will be determined in the public markets and may be influenced by many factors. Please refer to the section entitled “Risk Factors — Risks Related to Shares of Our Common Stock.”
Trading Between the Record Date and Distribution Date
Beginning on or shortly before the record date for the distribution and continuing up to the distribution date, Fortive expects that there will be two markets in shares of Fortive common stock: a “regular-way” market and an “ex-distribution” market. Shares of Fortive common stock that trade on the “regular-way” market will trade with an entitlement to our common shares distributed pursuant to the distribution. Shares of Fortive common stock that trade on the “ex-distribution” market will trade without an entitlement to our common stock distributed pursuant to the distribution. Therefore, if you sell shares of Fortive common stock in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive our common stock in the distribution. If you own shares of Fortive common stock at the close of business on the record date and sell those shares on the “ex-distribution” market up to and including through the distribution date, you will receive the shares of our common stock that you are entitled to receive pursuant to your ownership as of the record date of the shares of Fortive common stock.
Furthermore, beginning on or shortly before the record date for the distribution and continuing up to the distribution date, we expect that there will be a “when-issued” market in our common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for our common stock that will be distributed to holders of shares of Fortive common stock on the distribution date. If you owned shares of Fortive common stock at the close of business on the record date for the distribution, you would be entitled to our common stock distributed pursuant to the distribution. You may trade this entitlement to shares of our common stock, without the shares of Fortive common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to our common stock will end, and “regular-way” trading will begin.
“Ex-distribution” and “when-issued” trades are generally settled shortly after the distribution date, but if Fortive determines not to proceed with the distribution following the initiation of the “ex-distribution” and “when-issued” trading markets, trades in the “ex-distribution” and “when-issued” trading markets will be cancelled and, therefore, will not be settled.
Conditions to the Distribution
The distribution will be effective at [           ] a.m., Eastern Time, on                  , 2025, the distribution date, provided that the following conditions will have been satisfied (or waived by Fortive in its sole and absolute discretion):
•
the transfer of assets and liabilities to us in accordance with the separation agreement will have been completed, other than assets and liabilities intended to transfer after the distribution;

•
the receipt by Fortive and continuing validity of a private letter ruling from the IRS and an opinion of its outside tax counsel, in each case, satisfactory to the Fortive board of directors, regarding the qualification of the distribution, together with certain related transactions, as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code, and which ruling and opinion shall not have been withdrawn, rescinded, or modified in any material respect;

•
the SEC will have declared effective the registration statement of which this information statement forms a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and this information statement will have been made available to Fortive shareholders;

•
all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;

•
the transaction agreements relating to the separation will have been duly executed and delivered by the parties;

•
no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;

•
the shares of our common stock to be distributed will have been approved and accepted for listing on the NYSE, subject to official notice of distribution;

•
an independent appraisal firm acceptable to the Fortive board of directors will have delivered one or more opinions to the Fortive board of directors confirming the solvency and financial viability of Ralliant after completion of the distribution, in a form and substance acceptable to the Fortive board of directors in its sole and absolute discretion;

•
the financing described under the section entitled “Description of Material Indebtedness” will have been completed; and

•
no event or development will have occurred or exist that, in the judgment of Fortive’s board of directors, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

The satisfaction of the foregoing conditions does not create any obligations on Fortive’s part to effect the separation, and Fortive’s Board of Directors has reserved the right, in its sole and absolute discretion, to abandon, modify or change the terms of the separation, including by accelerating or delaying the timing of the consummation of all or part of the separation, at any time prior to the distribution date. To the extent that the Fortive board of directors determines that any modifications by Fortive materially change the material terms of the distribution, Fortive will notify Fortive shareholders in a manner reasonably calculated to inform them about the modification as may be required by law.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a discussion of material U.S. federal income tax consequences of the distribution to “U.S. holders” (as defined below) of Fortive common stock. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, in each case as in effect as of the date of this information statement and all of which are subject to differing interpretations and change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this information statement. No assurance can be given that the IRS would not a assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.
This discussion applies only to U.S. holders of shares of Fortive common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the assumption that the separation and the distribution, together with certain related transactions, will be consummated in accordance with the separation and distribution agreement and the other agreements related to the separation and as described in this information statement.
This discussion is for general information purposes only and does not constitute tax advice or an opinion of counsel. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Fortive common stock in light of their particular circumstances nor does it address tax considerations applicable to holders that are or may be subject to special treatment under the U.S. federal income tax laws, including, without limitation:
•
broker-dealers;

•
tax-exempt organizations;

•
banks or other financial institutions;

•
mutual funds, regulated investment companies or insurance companies;

•
certain former U.S. citizens or long-term residents of the United States;

•
partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities or the owners thereof;

•
traders in securities who elect a mark-to-market method of accounting;

•
holders who acquired Fortive common stock upon the exercise of employee stock options or otherwise as compensation;

•
holders who hold their Fortive common stock as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment,” “constructive sale transaction” or other integrated or risk reduction transaction;

•
holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement; or

•
holders whose functional currency is not the U.S. Dollar.

This discussion also does not address any tax consequences arising under any alternative minimum tax, the unearned Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). In addition, no information is provided with respect to any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion does not address the tax consequences to any person who actually or constructively owns five percent or more of the outstanding shares of Fortive common stock.
If a partnership, or any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Fortive common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Holders of Fortive common stock that are partnerships and partners in such partnerships should consult their own tax advisors as to the consequences of the distribution.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of Fortive common stock that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or a resident of the United States;

•
a corporation (or any other entity or arrangement treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

THE FOLLOWING IS A GENERAL DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION PURPOSES ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.
It is a condition to the distribution that Fortive receive a private letter ruling from the IRS and an opinion of its outside tax counsel, in each case, satisfactory to the Fortive board of directors, regarding the qualification of the distribution, together with certain related transactions, as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code, and which ruling and opinion shall not have been withdrawn, rescinded or modified in any material respect. The receipt and continued effectiveness of the IRS private letter ruling and the opinion of outside tax counsel are separate conditions to the distribution, either or all of which may be waived by the Fortive board of directors in its sole and absolute discretion. The IRS private letter ruling and the opinion of Fortive’s outside tax counsel will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of Fortive and Ralliant, including facts, assumptions, representations, statements and undertakings relating to the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations and statements are or become inaccurate or incomplete, or if any such undertaking is not complied with, Fortive may not be able to rely on the IRS private letter ruling and/or the opinion of Fortive’s outside tax counsel, and the conclusions reached therein could be jeopardized.
Notwithstanding Fortive’s receipt of the IRS private letter ruling and the opinion of its outside tax counsel, the IRS could determine on audit that the distribution or any related transaction is taxable for U.S. federal income tax purposes if it determines that any of the facts, assumptions, representations, statements or undertakings upon which the ruling or the opinion were based are not correct or have been violated, or if it disagrees with any of the conclusions in the opinion, or for other reasons, including as a result of certain changes in the stock ownership of Fortive or Ralliant after the distribution or other post-distribution actions or transactions. Accordingly, notwithstanding Fortive’s receipt of the IRS private letter ruling and the opinion of its outside tax counsel, there can be no assurance that the IRS will not assert that the distribution or any of the related transactions does not qualify for tax-free treatment for U.S. federal income tax purposes, or that a court would not sustain such a challenge. In the event the IRS were to prevail in any such challenge or if the distribution or any related transaction is otherwise determined to be taxable for U.S. federal income tax purposes, Fortive, Ralliant and/or Fortive’s shareholders could incur significant U.S. federal income tax liabilities. Please refer to “— Material U.S. Federal Income Tax Consequences if the Distribution is Taxable” below.
Material U.S. Federal Income Tax Consequences if the Distribution, Together with Certain Related Transactions, Qualifies as a Transaction That is Generally Tax-Free under Sections 355 and 368(a)(1)(D) of the Code.

If the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, the U.S. federal income tax consequences of the distribution generally are as follows:
•
no gain or loss will be recognized by (and no amount will be includible in the income of) Fortive as a result of the distribution, other than gain or income arising in connection with certain internal restructurings undertaken in connection with the separation and distribution (including with respect to any portion of the borrowing proceeds transferred to Fortive from Ralliant that is not used for qualifying purposes) or with respect to any “excess loss account” or “intercompany transaction” required to be taken into account by Fortive under Treasury Regulations relating to consolidated federal income tax returns;

•
no gain or loss will be recognized by (and no amount will be included in the income of) U.S. holders of Fortive common stock upon the receipt of Ralliant common stock in the distribution, except with respect to any cash received in lieu of fractional shares of Ralliant common stock (as described below);

•
the aggregate tax basis of the Fortive common stock and the Ralliant common stock received in the distribution (including any fractional share interest in Ralliant common stock for which cash is received) in the hands of each U.S. holder of Fortive common stock immediately after the distribution will equal the aggregate basis of Fortive common stock held by such U.S. holder immediately before the distribution, allocated between the Fortive common stock and the Ralliant common stock (including any fractional share interest in Ralliant common stock for which cash is received) in proportion to the relative fair market value of each on the date of the distribution; and

•
the holding period of the Ralliant common stock received by each U.S. holder of Fortive common stock in the distribution (including any fractional share interest in Ralliant common stock for which cash is received) will generally include the holding period at the time of the distribution for the Fortive common stock with respect to which the distribution is made.

A U.S. holder who receives cash in lieu of a fractional share of Ralliant common stock in the distribution will generally be treated as having received such fractional share in the distribution and then having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for its Fortive common stock exceeds one year at the time of the distribution.
If a U.S. holder of Fortive common stock holds different blocks of Fortive common stock (generally shares of Fortive common stock purchased or acquired on different dates or at different prices), such holder should consult its tax advisor regarding the determination of the basis and holding period of shares of Ralliant common stock received in the distribution in respect of particular blocks of Fortive common stock.
Material U.S. Federal Income Tax Consequences if the Distribution is Taxable
As discussed above, notwithstanding receipt by Fortive of the private letter ruling from the IRS and the opinion of its outside tax counsel, in each case, regarding the qualification of the distribution, together with certain related transactions, as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355 of the Code, the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, some or all of the consequences described above would not apply, and Fortive, Ralliant and Fortive shareholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of Fortive or Ralliant could cause the distribution and certain related transactions to not qualify for tax-free treatment for U.S. federal income tax purposes. Depending on these circumstances, Ralliant may be required to indemnify Fortive for taxes (and certain related losses) resulting from the distribution and certain related transactions not qualifying as tax-free.
If the distribution, together with certain related transactions, were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, in general, for U.S. federal income tax purposes, Fortive would recognize taxable gain as if it had sold the Ralliant common stock in a taxable sale for its fair market value (unless Fortive and Ralliant jointly make an election under Section 336(e) of the Code with respect to the distribution, in which case, in general, (1) the Fortive group would recognize taxable gain as if Ralliant had sold all of its assets in a taxable sale in exchange for an amount equal to the fair market value of the Ralliant common stock and the assumption of all of Ralliant’s liabilities and (2) Ralliant would obtain a related step up in the basis of its assets), and Fortive shareholders who receive Ralliant common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares.
Even if the distribution, together with certain related transactions, were to otherwise qualify as a tax-free transaction under Sections 368(a)(1)(D) and 355 of the Code, it may result in taxable gain to Fortive (but not its shareholders) under Section 355(e) of the Code if the distribution were deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50% or greater interest (by vote or value) in Fortive or Ralliant. For this purpose, any acquisitions of Fortive or Ralliant shares within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although Fortive or Ralliant may be able to rebut that presumption depending on the circumstances (including by qualifying for one or more safe harbors under applicable Treasury Regulations).
In connection with the distribution, Fortive and Ralliant will enter into a tax matters agreement pursuant to which Ralliant will be responsible for certain liabilities and obligations following the distribution. In general, under the terms of the tax matters agreement, if the distribution, together with certain related transactions, were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code (including as a result of Section 355(e) of the Code) or if certain related transactions were to fail to qualify as tax-free under applicable law, and if such failure were the result of actions taken after the distribution by Fortive or Ralliant, then the party responsible for such failure will be responsible for all taxes imposed on Fortive or Ralliant to the extent such taxes result from such actions. However, if such failure was the result of any acquisition of Ralliant shares, or of certain of Ralliant’s representations, statements or undertakings being incorrect, incomplete or breached, then Ralliant will generally be responsible for all taxes imposed a result of such acquisition or breach. For a discussion of the tax matters agreement, see “Certain Relationships and Related Person Transactions — Agreements with Fortive — Tax Matters Agreement.” Ralliant’s indemnification obligations to Fortive under the tax matters agreement are not expected to be limited in amount or subject to any cap. If Ralliant is required to pay any taxes or indemnify Fortive and its subsidiaries and officers and directors under the circumstances set forth in the tax matters agreement, Ralliant may be subject to substantial liabilities.
Information Reporting and Backup Withholding
Payments of cash to U.S. holders of Fortive common stock in lieu of fractional shares of Ralliant common stock may be subject to information reporting and backup withholding (currently at a rate of 24%), unless such U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder’s correct taxpayer identification number and certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
THE FOREGOING DISCUSSION IS A GENERAL DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES THAT MAY BE IMPORTANT TO PARTICULAR HOLDERS AND IT DOES NOT CONSTITUTE TAX ADVICE. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S., AND OTHER TAX LAWS.

DESCRIPTION OF MATERIAL INDEBTEDNESS
Ralliant intends to incur certain indebtedness prior to or concurrent with the separation. If we enter into arrangements for such indebtedness prior to the effectiveness of the registration statement of which this information statement forms a part, a description of such arrangements will be included in an amendment to this information statement.

DESCRIPTION OF CAPITAL STOCK
In connection with the distribution, we will amend and restate our certificate of incorporation and our bylaws. The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws, each of which will be in effect upon the consummation of the distribution, the forms of which will be filed as exhibits to the registration statement of which this information statement forms a part. Because this is only a summary, it may not contain all the information that is important to you.
General
Our authorized capital stock consists of                   shares of common stock, par value $[0.01] per share, and                   shares of preferred stock, with no par value, all of which shares of preferred stock are undesignated. The Board may establish the rights and preferences of the preferred stock from time to time. Immediately following the distribution, we expect that approximately                   shares of our common stock will be issued and outstanding and that no shares of preferred stock will be issued and outstanding.
As of the date of this information statement, there are no shares of common stock subject to options or warrants to purchase, or securities convertible into, our common equity; however, as described in the section entitled “Treatment of Outstanding Equity Awards at the Time of the Distribution,” we intend to issue certain equity-based awards upon the separation.
Common Stock
Holders of our common stock are entitled to the rights set forth below.
Voting Rights
Each holder of our common stock will be entitled to one vote for each share on all matters to be voted upon by shareholders. At each meeting of the shareholders, a majority in voting power of our shares issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum.
Directors will be elected by a majority of the votes cast at a meeting of shareholders, except that a plurality standard will apply in contested elections. Our shareholders will not have cumulative voting rights. Except as otherwise provided in our amended and restated certificate of incorporation or as required by law, any question brought before any meeting of shareholders, other than the election of directors, will be decided by the affirmative vote of the holders of a majority of the total number of votes of our shares represented at the meeting and entitled to vote on such question, voting as a single class.
Dividends
Subject to any preferential rights of any outstanding preferred stock, holders of our common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by the Board out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of us, holders of our common stock would be entitled to ratable distribution of our remaining assets after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.
No Preemptive or Similar Rights
Holders of our common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. After the distribution, all outstanding shares of our common stock will be fully paid and non-assessable.
Preferred Stock
Under the terms of our amended and restated certificate of incorporation, the Board will be authorized, subject to limitations prescribed by the DGCL and by our amended and restated certificate of incorporation,

to issue up to                   shares of preferred stock in one or more series without further action by the holders of our common stock. The Board will have the discretion, subject to limitations prescribed by the DGCL and by our amended and restated certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws
Provisions of the DGCL and our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that the Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with the Board. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Anti-Takeover Statute.   We will be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (i) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of our common stock held by our shareholders.
A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. We will not elect to “opt out” of, and therefore will be subject to, Section 203.
Classified Board.   Our amended and restated certificate of incorporation will provide that, until the third annual stockholder meeting following the distribution, our Board will be divided into three classes. The directors designated as Class I directors will have terms expiring at the first annual meeting of shareholders following the distribution, which we expect will be held in 2026, and will be up for re-election at that meeting for a two-year term to expire at the third annual meeting of stockholders following the distribution. The directors designated as Class II directors will have terms expiring at the second annual meeting of shareholders following the distribution, which we expect will be held in 2027, and will be up for re-election at that meeting for a one-year term to expire at the third annual meeting of stockholders following the distribution. The directors designated as Class III directors will have terms expiring at the third annual meeting of shareholders following the distribution, which we expect will be held in 2028.

Commencing with the third annual meeting of shareholders following the distribution, directors will be elected annually and for a term of office to expire at the next annual meeting of shareholders, and our Board will thereafter no longer be divided into classes. Before our Board is declassified, it would take at least two annual meeting of shareholders to be held for any individual or group to gain control of our Board. Accordingly, while the Board is divided into classes, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to control of us.
Removal of Directors.   Our amended and restated bylaws will provide that (i) until the third annual meeting of shareholders following the distribution (or such other time as our Board is no longer classified under the DGCL), our shareholders may remove directors only for cause and (ii) from and including the third annual meeting of shareholders following the distribution (or such other time as our Board is no longer classified under the DGCL), our shareholders may remove directors with or without cause. Removal will require the affirmative vote of holders of at least the majority of our voting stock then outstanding.
Amendments to Certificate of Incorporation.   Our amended and restated certificate of incorporation will provide that (i) until the third annual meeting of shareholders following the distribution, the affirmative vote of the holders of at least two-thirds of the voting power of our outstanding shares entitled to vote thereon, voting as a single class, is required to amend certain provisions relating to the number, term, classification, removal and filling of vacancies with respect to the Board, the advance notice to be given for nominations for elections of directors, the calling of special meetings of shareholders, cumulative voting, shareholder action by written consent, certain relationships and transactions with Fortive, the ability to amend the bylaws, the elimination of liability of directors to the extent permitted by Delaware law, director and officer indemnification and any provision relating to the amendment of any of these provisions, and (ii) from and including the third annual meeting of shareholders following the distribution, the affirmative vote of the holders of at least a majority of the voting power of our outstanding shares entitled to vote thereon, voting as a single class, is required amend any of the provisions described in the foregoing clause (i).
Amendments to Bylaws.   Our amended and restated certificate of incorporation and amended and restated bylaws will provide that our amended and restated bylaws may only be amended by (A) the Board or (B) (i) until the third annual meeting of shareholders following the distribution, by the affirmative vote of holders of at least two-thirds of the total voting power of our outstanding shares entitled to vote thereon, voting as a single class, and (ii) from and including the third annual meeting of shareholders following the distribution, by the affirmative vote of the holders of at least a majority of the voting power of our outstanding shares entitled to vote thereon, voting as a single class.
Size of Board and Vacancies.   Our amended and restated bylaws will provide that the Board will consist of not less than [      ] nor greater than [      ] directors, the exact number of which will be fixed exclusively by the Board. Any vacancies created in the Board resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on the Board will hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal.
Special Shareholder Meetings.   Our amended and restated certificate of incorporation will provide that special meetings of shareholders may be called only by the secretary of the Company upon a written request delivered to the secretary by (a) the Board pursuant to a resolution adopted by a majority of the entire Board, (b) the chair of the Board, (c) the chief executive officer of the Company, or (d) from and including the third annual meeting of shareholders following the distribution, shareholders pursuant to a resolution adopted by the holders of at least 25% of the voting power of our outstanding shares entitled to vote thereon, voting as a single class. Until the third annual meeting of shareholders following the distributions, shareholders may not call special shareholder meetings.
Shareholder Action by Written Consent.   Our amended and restated certificate of incorporation will expressly eliminate the right of our shareholders to act by written consent. Shareholder action must take place at the annual or a special meeting of our shareholders.
Requirements for Advance Notification of Shareholder Nominations and Proposals.   Our amended and restated certificate of incorporation will mandate that shareholder nominations for the election of directors will be given in accordance with the bylaws. The amended and restated bylaws will establish advance notice procedures with respect to shareholder proposals and nomination of candidates for election as directors as well as minimum qualification requirements for shareholders making the proposals or nominations. Additionally, the bylaws will require that candidates for election as director disclose their qualifications and make certain representations.
No Cumulative Voting.   The DGCL provides that shareholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not provide for cumulative voting.
Undesignated Preferred Stock.   The authority that the Board will possess to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of us through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. The Board may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of our common stock.
Conflicts of Interest; Corporate Opportunities
In order to address potential conflicts of interest between us and Fortive, our amended and restated certificate of incorporation will contain certain provisions regulating and defining the conduct of our affairs to the extent that they may involve Fortive and its directors, officers and/or employees and our rights, powers, duties and liabilities and those of our directors, officers, employees and shareholders in connection with our relationship with Fortive. In general, these provisions recognize that we and Fortive may engage in the same or similar business activities and lines of business or have an interest in the same areas of corporate opportunities and that we and Fortive will continue to have contractual and business relations with each other, including directors, officers and/or employees of Fortive serving as our directors, officers and/or employees.
Our amended and restated certificate of incorporation will provide that Fortive will have no duty to communicate information regarding a corporate opportunity to us or to refrain from engaging in the same or similar lines of business or doing business with any of our clients, customers or vendors.
Our amended and restated certificate of incorporation also will provide for special approval procedures that may be utilized if it is deemed desirable by Fortive, us, our affiliates or any other party, that we take action with specific regard to transactions or opportunities presenting potential conflicts of interest, out of an abundance of caution, to ensure that such transactions are not voidable, or that such an opportunity or opportunities are effectively disclaimed. Specifically, we may employ any of the following special procedures:
•
the material facts of the transaction and the director’s, officer’s or employee’s interest are disclosed or known to the Board or duly appointed committee of the Board and the Board or such committee authorizes, approves or ratifies the transaction by the affirmative vote or consent of a majority of the directors (or committee members) who have no direct or indirect interest in the transaction and, in any event, of at least two directors (or committee members); or

•
the material facts of the transaction and the director’s interest are disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such transaction.

Any person purchasing or otherwise acquiring any interest in any shares of our common stock will be deemed to have consented to these provisions of the amended and restated certificate of incorporation.
Limitations on Liability, Indemnification of Officers and Directors and Insurance
The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of fiduciary duties, and our amended and restated certificate of incorporation will include such an exculpation provision. Our amended and restated certificate of incorporation and amended and restated bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors and officers for monetary damages for actions taken as our director or officer, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our amended and restated certificate of incorporation and amended and restated bylaws will also provide that we must indemnify and advance reasonable expenses to our directors and, subject to certain exceptions, officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our amended and restated certificate of incorporation will expressly authorize us to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees for some liabilities.
The limitation of liability and indemnification provisions that will be in our amended and restated certificate of incorporation and amended and restated bylaws may discourage shareholders from bringing a lawsuit against our directors or officers for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. However, these provisions will not limit or eliminate our rights, or those of any shareholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against us or any of our directors, officers or employees for which indemnification is sought.
Exclusive Forum
Our amended and restated certificate of incorporation will provide that, unless the Board determines otherwise, the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of our company, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or shareholders to our company or our shareholders, any action asserting a claim against our company or any of our directors or officers arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws, or any action asserting a claim against our company or any of our directors or officers governed by the internal affairs doctrine.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation will further provide that, unless we consent otherwise, the federal district courts of the United States of America will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty of liability created by the Exchange Act or the rules and regulations thereunder, and as a result, the exclusive forum provision does not apply to actions arising under the Exchange Act or the rules and regulations thereunder. While the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our federal forum provision described above. Our shareholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.
Authorized but Unissued Shares
Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. As noted above, the existence of authorized but unissued shares of common stock and preferred stock could also render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Listing
We intend to apply to have our shares of common stock listed on the NYSE under the symbol “RAL.”

Sale of Unregistered Securities
On September 26, 2024, we issued 1,000 shares of our common stock to Fortive pursuant to Section 4(a)(2) of the Securities Act. We did not register the issuance of the issued shares under the Securities Act because the issuance did not constitute a public offering.
Transfer Agent and Registrar
After the distribution, the transfer agent and registrar for shares of our common stock will be Computershare Trust Company, N.A.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form 10 with respect to the shares of our common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.
As a result of the distribution, we will become subject to the informational requirements of the Exchange Act and will be required to file periodic current reports, proxy statements and other information with the SEC. We intend to furnish our shareholders with annual reports containing financial statements audited by an independent accounting firm.
In addition, following the completion of the distribution, we will make the information filed with or furnished to the SEC available free of charge through our website (http://www.[      ].com) as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not part of this information statement.
You should rely only on the information contained in this information statement or to which this information statement has referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of Fortive Corporation
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of NEWCO of Fortive Corporation (the Company) as of December 31, 2024 and 2023, the related combined statements of earnings, comprehensive income, changes in Parent’s equity and cash flows for each of the three years in the period ended December 31, 2024, and the related notes and Financial Statement Schedule II (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.
Accounting for the acquisition of EA Elektro-Automatik Holding GmbH
Description of the Matter	As discussed in Note 3 to the combined financial statements, on January 3, 2024, the Company acquired EA Elektro-Automatik Holding GmbH (“EA”), for a purchase price of $1.72 billion. The transaction was accounted for as a business combination. As part of the allocation of the purchase price, the Company estimated the fair value of finite-lived intangible assets to be $681.2 million, comprised of product trade names, developed technology and customer relationships.

Auditing the Company’s accounting for its acquisition of EA was complex due to the estimation uncertainty in determining the fair value of finite-lived intangible assets related to customer relationships. The significant assumption used to estimate the value of this asset was the attrition rate. This assumption is forward looking and could be affected by future economic and market conditions.
How We Addressed the Matter in Our Audit
We tested the Company’s controls over its accounting for acquisitions, including controls over management’s review of the significant assumption described above.
To test the estimated fair value of customer relationship asset, we performed audit procedures that included, among others, evaluating the Company’s use of the selected valuation model, testing the significant assumption used in the model and testing the completeness and accuracy of the underlying data. For example, we compared the attrition rate selected by management to the historical results of the acquired business and to assumptions used by guideline companies within the industry. Our valuation specialists assisted with the evaluation of the valuation model selected, including the attrition rate.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2024.
Seattle, Washington
March 7, 2025

NEWCO OF FORTIVE CORPORATION
COMBINED BALANCE SHEETS
($ IN MILLIONS)
	As of December 31,
	2024	2023
ASSETS
Current assets:
Accounts receivable less allowance for doubtful accounts of $11.3 and $16.3, respectively	$293.8	$296.0
Inventories:
Finished goods	72.1	62.3
Work in process	90.1	96.6
Raw materials	120.7	114.4
Inventories	282.9	273.3
Prepaid expenses and other current assets	41.9	43.1
Total current assets	618.6	612.4
Property, plant and equipment, net	200.2	207.2
Other assets	151.0	133.0
Goodwill	2,940.0	1,856.5
Other intangible assets, net	809.6	251.8
Total assets	$4,719.4	$3,060.9
LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$254.6	$233.2
Accrued expenses and other current liabilities	279.1	321.6
Total current liabilities	533.7	554.8
Other long-term liabilities	422.9	245.4
Commitments and Contingencies (Note 12)
Parent’s Equity:
Net Parent investment	4,254.1	2,613.9
Accumulated other comprehensive loss	(491.3)	(353.2)
Total Parent’s equity	3,762.8	2,260.7
Total liabilities and equity	$4,719.4	$3,060.9
See the accompanying Notes to the Combined Financial Statements.

NEWCO OF FORTIVE CORPORATION
COMBINED STATEMENTS OF EARNINGS
($ IN MILLIONS)
	Year Ended December 31,
	2024	2023	2022
Sales	$2,154.7	$2,155.7	$2,089.7
Cost of sales	(1,042.6)	(1,036.0)	(1,041.5)
Gross profit	1,112.1	1,119.7	1,048.2
Operating costs:
Selling, general and administrative	(552.1)	(446.4)	(419.3)
Research and development	(163.5)	(161.5)	(155.1)
Gain on sale of property	63.1	—	—
Operating profit	459.6	511.8	473.8
Non-operating expense, net:
Loss from divestiture	(25.6)	—	—
Other non-operating expenses, net	(1.4)	(2.0)	(1.9)
Earnings before income taxes	432.6	509.8	471.9
Income taxes	(78.0)	(93.0)	(101.2)
Net earnings	$354.6	$416.8	$370.7
See the accompanying Notes to the Combined Financial Statements.

NEWCO OF FORTIVE CORPORATION
COMBINED STATEMENTS OF COMPREHENSIVE INCOME
($ IN MILLIONS)
	Year Ended December 31,
	2024	2023	2022
Net earnings	$354.6	$416.8	$370.7
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	(136.1)	(5.5)	(48.8)
Pension and post-retirement plan benefit adjustments	(2.0)	(2.5)	25.0
Total other comprehensive income (loss), net of income taxes	(138.1)	(8.0)	(23.8)
Comprehensive income	$216.5	$408.8	$346.9
See the accompanying Notes to the Combined Financial Statements.

NEWCO OF FORTIVE CORPORATION
COMBINED STATEMENTS OF CHANGES IN PARENT’S EQUITY
($ IN MILLIONS)
	Accumulated Other Comprehensive Loss	Net Parent Investment
Balance, December 31, 2021	$(321.4)	$2,553.8
Net earnings for the period	—	370.7
Net transfers to Parent	—	(341.0)
Other comprehensive income (loss)	(23.8)	—
Stock-based compensation	—	20.3
Balance, December 31, 2022	$(345.2)	$2,603.8
Net earnings for the period	—	416.8
Net transfers to Parent	—	(431.7)
Other comprehensive income (loss)	(8.0)	—
Stock-based compensation	—	25.0
Balance, December 31, 2023	$(353.2)	$2,613.9
Net earnings for the period	—	354.6
Net transfers from Parent	—	1,261.1
Other comprehensive income (loss)	(138.1)	—
Stock-based compensation	—	24.5
Balance, December 31, 2024	$(491.3)	$4,254.1
See the accompanying Notes to the Combined Financial Statements.

NEWCO OF FORTIVE CORPORATION
COMBINED STATEMENTS OF CASH FLOWS
($ IN MILLIONS)
	Year Ended December 31,
	2024	2023	2022
Cash flows from operating activities:
Net earnings	$354.6	$416.8	$370.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Amortization	84.0	3.6	13.5
Depreciation	29.0	27.1	24.8
Stock-based compensation	24.5	25.0	20.3
Gain on sale of property	(63.1)	—
Loss from divestiture	25.6	—	—
Change in deferred income taxes	(23.1)	(15.1)	(19.2)
Change in accounts receivable, net	8.7	9.3	(33.9)
Change in inventories	16.7	(10.3)	(28.9)
Change in trade accounts payable	22.8	(18.1)	28.2
Change in prepaid expenses and other assets	11.9	(20.1)	5.9
Change in accrued expenses and other liabilities	(37.1)	43.6	10.3
Net cash provided by operating activities	454.5	461.8	391.7
Cash flows from investing activities:
Cash paid for acquisitions, net of cash received	(1,718.2)	—	—
Purchases of property, plant and equipment	(34.3)	(29.2)	(30.8)
Proceeds from sale of property	60.2	6.8	—
Cash infusion into divestiture	(14.0)	—	—
All other investing activities	(1.0)	—	(1.4)
Net cash used in investing activities	(1,707.3)	(22.4)	(32.2)
Cash flows from financing activities:
Net transfers from (to) Parent	1,261.1	(431.7)	(341.0)
Net cash provided (used) in financing activities	1,261.1	(431.7)	(341.0)
Effect of exchange rate changes on cash and equivalents	(8.3)	(7.7)	(18.5)
Net change in cash and equivalents	—	—	—
Beginning balance of cash and equivalents	—	—	—
Ending balance of cash and equivalents	$—	$—	$—
See the accompanying Notes to the Combined Financial Statements.

NEWCO OF FORTIVE CORPORATION
NOTES TO THE COMBINED FINANCIAL STATEMENTS
NOTE 1.   BUSINESS OVERVIEW AND BASIS FOR PRESENTATION
NEWCO (“Ralliant”, the “Company”, “we”, “us”, or “our”) is a global technology company with businesses that design, develop, manufacture and service precision instruments and highly engineered products. We empower engineers with precision technologies essential for breakthrough innovation in an electrified and digital world, enabling our customers to bring advanced technologies to market faster and more efficiently. Our strategic segments — [Test and Measurement] and [Sensors and Safety Systems] — include well-known brands with prominent positions across a range of attractive end-markets.
Ralliant operates through two reportable segments comprised of two operating segments (i) [test and measurement], which provides precision test and measurement instruments, systems, software, and services, and (ii) [sensors and safety systems], which provides leading power grid monitoring solutions, safety systems for mission critical aero, defense and space applications, and sensing solutions for critical environments where uptime, precision and reliability are essential. Historically, these businesses have operated as Fortive Corporation’s (“Fortive” or “Parent”) Precision Technologies operating segment.
While, subject to satisfaction of certain conditions, Fortive currently intends to effect the separation of Ralliant through a pro-rata distribution of all of the shares of Ralliant Corporation to the holders of the shares of Parent shareholders at the date of distribution, Fortive has no obligation to pursue or consummate any separation of Ralliant, including dispositions of its ownership interest in Ralliant Corporation, by any specified date or at all. The conditions to the distribution may not be satisfied, Fortive may decide not to consummate the separation and the distribution even if the conditions are satisfied or Fortive may decide to waive one or more of these conditions and consummate the separation and distribution even if all of the conditions are not satisfied. There can be no assurance whether or when any such transaction will be consummated or as to the final terms of any such transaction.
Basis of Presentation
The accompanying combined financial statements present our historical financial position, results of operations, changes in Fortive’s equity and cash flows of Ralliant in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for the preparation of carved-out combined financial statements.
Ralliant has historically operated as part of Fortive and not as a stand-alone company and has no separate legal status or existence. The accompanying combined carved-out financial statements represent the historical operations of Fortive’s Precision Technologies operating segment and have been derived from Fortive’s historical accounting records. All revenues and costs as well as assets and liabilities directly associated with the business activity of Ralliant are included as a component of the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Fortive’s corporate office and from other Fortive businesses to Ralliant and allocations of related assets, liabilities, and Parent investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had Ralliant been an entity that operated independently of Fortive. Related party allocations are discussed further in Note 15.
As part of Fortive, Ralliant is dependent upon Fortive for all of its working capital and financing requirements as Fortive uses a centralized approach to cash management and financing of its operations. Financial transactions with Fortive relating to Ralliant are accounted for through the Net Parent investment account of Ralliant. Accordingly, none of Fortive’s cash, cash equivalents or debt at the corporate level has been assigned to Ralliant in the accompanying combined financial statements.
Net Parent investment, which includes retained earnings, represents Fortive’s interest in the recorded net assets of Ralliant. All significant transactions between Ralliant and Fortive have been included in the accompanying combined financial statements for the years ended December 31, 2024, 2023, and 2022.

Transactions with Fortive are reflected in the accompanying Combined Statements of Changes in Parent’s Equity as “Net transfers to Parent” and in the accompanying Combined Balance Sheets within “Net Parent investment.”
All significant intercompany accounts and transactions between the operations comprising Ralliant have been eliminated in the accompanying combined financial statements for the years ended December 31, 2024, 2023, and 2022.
The Combined Financial Statements may not be indicative of future performance and do not necessarily reflect what the Combined Statements of Earnings, Balance Sheets and Statements of Cash Flows would have been had the Company operated as a separate business during the periods presented.
Segment Realignment and Divestiture
In January 2024, Fortive realigned Invetech from the Advanced Healthcare Solutions (“AHS”) segment to the Precision Technologies (“PT”) segment (the “Segment Realignment”). In June 2024, Fortive divested and transferred ownership of Invetech, excluding the Dover Motion Business, to its management team (the “Invetech Divestiture”). In accordance with ASC 280, Segment Reporting, the results of the divested businesses are included in all periods presented. Refer to Note 3 for further detail of the Invetech Divestiture.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Ralliant bases these estimates on historical experience, the current economic environment, and on various other assumptions that are believed to be reasonable under the circumstances. However, uncertainties associated with these estimates exist and actual results may differ from these estimates.
Accounts Receivable and Allowances for Doubtful Accounts — the Company measures its allowance to reflect expected credit losses over the remaining contractual life of the asset. Expected credit losses for the pooled assets are estimated based on historical loss experience, credit quality, the durations of outstanding account receivables, and expectations of the future economic environment. Expected credit losses of the assets originating during the year and changes to expected losses in the same period are recognized in earnings.
All trade accounts and unbilled receivables are recorded within the Combined Balance Sheet, adjusted for any write-offs, and net of allowances for credit losses. The Company regularly performs detailed reviews of our portfolios to evaluate the collectability of receivables based on a combination of past, current, and future financial and qualitative factors that may affect customers’ ability to pay. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, a specific reserve is recorded against amounts due to reduce the recognized receivable to the amount reasonably expected to be collected. Amounts determined to be uncollectible are charged directly against the allowances, while amounts recovered on previously written-off accounts increase the allowances. Ralliant does not believe that accounts receivable represent significant concentrations of credit risk because of the diversified portfolio of individual customers and geographical areas. During the years ended December 31, 2024, 2023, and 2022, the allowance for doubtful accounts as well as the provision for credit losses, write-off activity and recoveries were immaterial.
Inventory Valuation — Inventories include the costs of material, labor, and overhead. Substantially all inventories are stated at the lower of cost or net realizable value using the first-in, first-out (“FIFO”) method.
Property, Plant, and Equipment — Property, plant, and equipment are carried at cost. The provision for depreciation has been computed principally by the straight-line method based on the estimated useful lives of the depreciable assets as follows:
Category	Useful Life
Buildings	30 years
Leased assets and leasehold improvements	Amortized over the lesser of the economic life of the asset or the term of the lease
Machinery, equipment and other	3 – 10 years

Estimated useful lives are periodically reviewed and, when appropriate, changes to estimates are made prospectively.
Other Assets — Other assets principally include operating lease right-of-use assets and deferred tax assets.
Fair Value of Financial Instruments — Ralliant’s financial instruments consist primarily of accounts receivable, nonqualified deferred compensation plans, and obligations under trade accounts payable. Due to their short-term nature, the carrying values for accounts receivable and trade accounts payable approximate fair value.
Goodwill and Other Intangible Assets — Goodwill and other intangible assets result from Ralliant’s business acquisitions. In accordance with accounting standards related to business combinations, goodwill and indefinite-lived intangible assets are not amortized; however, certain finite-lived identifiable intangible assets, primarily customer relationships and acquired technology, are amortized over their estimated useful lives. In-process research and development (“IPR&D”) is initially capitalized at fair value and when the IPR&D project is complete, the asset is considered a finite-lived intangible asset and amortized over its estimated useful life. If an IPR&D project is abandoned, an impairment loss equal to the value of the intangible asset is recorded in the period of abandonment. The Company reviews identified intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company also tests intangible assets with indefinite lives and goodwill at least annually for impairment. Refer to Note 5 for additional information about our goodwill and other intangible assets.
Revenue Recognition — Ralliant derives revenue primarily from the sale of products, with additional revenue from the sale of services. Revenue is recognized when control of promised products or services is transferred to customers in an amount that reflects the consideration we expect to be entitled to in exchange for those products or services.
Product sales include revenue from the sale of products and equipment. Service sales include revenues from extended warranties, maintenance contracts or services, and services related to previously sold products.
For revenue related to a product or service to qualify for recognition, Ralliant must have an enforceable contract with a customer that defines the goods or services to be transferred and the payment terms related to those goods or services. Further, collection of substantially all consideration for the goods or services transferred must be probable based on the customer’s intent and ability to pay the promised consideration. Ralliant applies judgment in determining the customer’s ability and intention to pay, which is based on a combination of financial and qualitative factors, including the customer’s financial condition, collateral, debt-servicing ability, past payment experience, and credit bureau information.
Customer allowances and rebates, consisting primarily of volume discounts and other short-term incentive programs, are considered in determining the transaction price for the contract. These allowances and rebates are reflected as a reduction in the contract transaction price. Judgment is exercised in determining product returns, customer allowances, and rebates, and are estimated based on historical experience and known trends.
Most of Ralliant’s sales contracts contain standard terms and conditions. Ralliant evaluates contracts to identify distinct goods and services promised in the contract (performance obligations). Sometimes this evaluation involves judgment to determine whether the goods or services are highly dependent on or highly interrelated with one another, or whether such goods or services significantly modify or customize one another. Certain customer arrangements include multiple performance obligations, typically hardware, installation, training, consulting, and other services. Generally, these elements are delivered within the same reporting period, except services. Ralliant allocates the contract transaction price to each performance obligation on a relative standalone selling price basis. Ralliant estimates standalone selling price using the observable price that the good or service sells for separately in similar circumstances and to similar customers or, if observable price is not available, other methods. Allocating the transaction price to each performance obligation sometimes requires significant judgment.

Revenue from sales of hardware is recognized when control transfers to the customer, which is generally when the product is shipped. If any significant obligation to the customer with respect to a sales transaction remains to be fulfilled following shipment (typically installation, other services noted above, or acceptance by the customer), revenue recognition is deferred until such obligations have been fulfilled. Further, revenue related to separately priced extended warranty and product maintenance agreements is deferred when appropriate and recognized as revenue over the term of the agreement.
Shipping and Handling — Shipping and handling costs are included as a component of Cost of sales in the Combined Statements of Earnings. Revenue derived from shipping and handling costs billed to customers is included in Sales of products in the Combined Statements of Earnings.
Advertising — Advertising costs are expensed as incurred.
Research and Development — Ralliant conducts research and development activities for the purpose of developing new products, enhancing the functionality, effectiveness, ease of use, and reliability of our existing products, and expanding the applications for which uses of Ralliant’s products are appropriate. Research and development costs are expensed as incurred.
Restructuring — Ralliant periodically initiates restructuring activities to appropriately position Ralliant’s cost base relative to prevailing economic conditions and associated customer demand, as well as in connection with certain acquisitions. Costs associated with restructuring actions can include one-time termination benefits and related charges, in addition to facility closure, contract termination, and other related activities. Ralliant records the cost of the restructuring activities when the associated liability is incurred.
In the fourth quarter of 2024, Ralliant initiated a discrete restructuring plan that is expected to be completed by December 31, 2025. The nature of the activities in 2024 was related to the separation from the Parent and consisted primarily of targeted workforce reductions to realign the cost structure. In the first quarter of 2023, Ralliant initiated a discrete restructuring plan that was completed by the end of 2023. The nature of the activities in 2023 were consisted primarily of targeted workforce reductions in response to overall macroeconomic and other external conditions. Ralliant incurred these costs to position itself to provide superior products and services to customers in a cost-efficient manner, while taking into consideration the impact of broad economic uncertainties.
Ralliant incurred charges of $9 million and $20 million during the year ended December 31, 2024 and 2023, respectively. These charges are recorded within Cost of sales and Selling, general, and administrative expenses in the Combined Statements of Earnings. Accrued restructuring costs were $6 million and $14 million as of December 31, 2024 and 2023, respectively, and are recorded within Accrued expenses and other current liabilities in the Combined Balance Sheets.
Foreign Currency Transaction and Translation — Exchange rate adjustments resulting from foreign currency transactions are recognized in Net earnings. Net foreign currency transaction losses were not material in any of the years presented. Assets and liabilities of subsidiaries operating outside the United States with a functional currency other than U.S. dollars are translated into U.S. dollars using year-end exchange rates and income statement accounts are translated at weighted average exchange rates. These foreign currency translation impacts are reflected as a component of accumulated other comprehensive income (loss) (“AOCI”) within Parent’ equity.
Accounting for Stock-Based Compensation — Certain employees of Ralliant participate in Fortive’s share-based compensation plans, which include stock options, restricted stock units (“RSUs”), and performance stock units (“PSUs”). Ralliant accounts for stock-based compensation by measuring the cost of employee services received in exchange for all equity awards granted, including stock options, RSUs, and PSUs, based on the fair value of the award as of the grant date. Equity-based compensation expense is recognized net of an estimated forfeiture rate over the requisite service period. Generally, equity awards are subject to graded vesting and compensation expense is recognized separately over each vesting tranche of the award, resulting in an accelerated expense recognition pattern. Refer to Note 13 for additional information.
Income Taxes — Ralliant’s domestic and foreign operating results are included in the income tax returns of Fortive. Ralliant accounts for income taxes under the separate return method. Under this approach, Ralliant determines its deferred tax assets and liabilities and related tax expense as if it were filing a separate tax return. The accompanying Combined Balance Sheets do not contain current taxes payable or other long-term taxes payable liabilities, with the exception of certain unrecognized tax benefits which will remain with Ralliant, as such amounts are deemed settled with Fortive when due and therefore are included in Parent’s equity.
In accordance with GAAP, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the differences reverse. Deferred tax assets generally represent items that can be used as a tax deduction or credit in our tax return in future years for which the tax benefit has already been reflected on our Combined Statements of Earnings. Deferred tax liabilities generally represent items that have already been taken as a deduction on our tax return but have not yet been recognized as an expense in our Combined Statements of Earnings. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income tax expense in the period that includes the enactment date.
Ralliant’s deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not (a likelihood of more than 50 percent) that some portion or all of the deferred tax assets will not be realized. Ralliant evaluates the realizability of deferred income tax assets for each of the jurisdictions in which we operate. If we experience cumulative pretax income in a particular jurisdiction in the three-year period including the current and prior two years, we normally conclude that the deferred income tax assets will more likely than not be realizable and no valuation allowance is recognized, unless known or planned operating developments would lead management to conclude otherwise. However, if Ralliant experiences cumulative pretax losses in a particular jurisdiction in the three-year period including the current and prior two years, Ralliant then considers a series of factors in the determination of whether the deferred income tax assets can be realized. These factors include historical operating results, known or planned operating developments, the period of time over which certain temporary differences will reverse, consideration of the utilization of certain deferred income tax liabilities, tax law carryback capability in the particular country, and prudent and feasible tax planning strategies. After evaluation of these factors, if the deferred income tax assets are expected to be realized within the tax carryforward period allowed for that specific country, Ralliant would conclude that no valuation allowance would be required. To the extent that the deferred income tax assets exceed the amount that is expected to be realized within the tax carryforward period for a particular jurisdiction, we establish a valuation allowance.
Ralliant recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the combined financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Judgment is required in evaluating tax positions and determining income tax provisions. Ralliant reevaluates the technical merits of our tax positions and may recognize an uncertain tax benefit in certain circumstances, including when: (1) a tax audit is completed; (2) applicable tax laws change, including a tax case ruling or legislative guidance; or (3) the applicable statute of limitations expires. Ralliant recognizes potential accrued interest and penalties associated with unrecognized tax positions in income tax expense. Refer to Note 11 for additional information.
Accumulated Other Comprehensive Income (Loss) — AOCI refers to certain gains and losses that under U.S. GAAP are included in comprehensive income (loss) but are excluded from net earnings as these amounts are initially recorded as an adjustment to Parent’s equity. Foreign currency translation adjustments are generally not adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries.

The changes in AOCI by component are summarized below ($ in millions):
	Foreign currency translation adjustments	Pension & post- retirement plan benefit adjustments(b)	Total
Balance, December 31, 2021	$(284.1)	$(37.3)	$(321.4)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	(49.1)	30.7	(18.4)
Income tax impact	—	(7.3)	(7.3)
Other comprehensive income (loss) before reclassifications, net of income taxes	(49.1)	23.4	(25.7)
Amounts reclassified from AOCI into income:
Increase (decrease)	0.3	2.1(a)	2.4
Income tax impact	—	(0.5)	(0.5)
Amounts reclassified from AOCI into income, net of income taxes:	0.3	1.6	1.9
Net current period other comprehensive income (loss):	(48.8)	25.0	(23.8)
Balance, December 31, 2022	$(332.9)	$(12.3)	$(345.2)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	(5.5)	(3.5)	(9.0)
Income tax impact	—	0.6	0.6
Other comprehensive income (loss) before reclassifications, net of income taxes	(5.5)	(2.9)	(8.4)
Amounts reclassified from AOCI into income:
Increase (decrease)	—	0.5(a)	0.5
Income tax impact	—	(0.1)	(0.1)
Amounts reclassified from AOCI into income, net of income taxes	—	0.4	0.4
Net current period other comprehensive income (loss)	(5.5)	(2.5)	(8.0)
Balance, December 31, 2023	$(338.4)	$(14.8)	$(353.2)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	(153.4)	(3.4)	(156.8)
Income tax impact	10.3	0.8	11.1
Other comprehensive income (loss) before reclassifications, net of income taxes	(143.1)	(2.6)	(145.7)
Amounts reclassified from AOCI into income:
Increase (decrease)	7.0(c)	0.7(a)	7.7
Income tax impact	—	(0.1)	(0.1)
Amounts reclassified from AOCI into income, net of income taxes	7.0	0.6	7.6
Net current period other comprehensive income (loss)	(136.1)	(2.0)	(138.1)
Balance, December 31, 2024	$(474.5)	$(16.8)	$(491.3)

(a)
This component of AOCI is included in the computation of net periodic pension cost (refer to Note 9).

(b)
Includes balances relating to defined benefit plans, supplemental executive retirement plans, and other postretirement employee benefit plans.

(c)
This amount relates to the cumulative translation adjustment recognized in earnings upon the Invetech Divestiture. Refer to Note 3 for additional details.

Pension — Ralliant measures its pension assets and obligations to determine the funded status as of December 31st each year, and recognize an asset for an overfunded status or a liability for an underfunded status in its Combined Balance Sheets. Changes in the funded status of the pension plans are recognized in the year in which the changes occur and are recorded within Other comprehensive income (loss). Ralliant records all components of net periodic pension costs, with the exception of service costs, in Other non-operating expenses, net in the accompanying Combined Statements of Earnings. Service costs are recorded within Cost of sales and Selling, general and administrative expenses in the Combined Statements of Earnings according to the classification of the participant’s compensation. Refer to Note 9 for additional information on our pension plans including a discussion of actuarial assumptions.
Recently Issued Accounting Standard
In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280) — Improvements to Reportable Segment Disclosures, which amends the disclosure requirements for reportable segments on the interim and annual basis. On January 1, 2024, we adopted ASU 2023-07 using a retrospective approach and updated the applicable annual disclosure to align with the new standard. The adoption of the standard did not impact our combined financial statements.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) — Improvements to Income Tax Disclosures, which amends certain disclosure requirements related to income taxes on an annual basis. This standard is effective for fiscal year ending December 31, 2025. This standard should be applied on a prospective basis, with retrospective application permitted. The adoption of the standard will not impact our combined financial statements; however, we are currently evaluating the impact of the new disclosure requirements on the notes to the financial statements. We will update the applicable annual disclosures to align with the new standard.
In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40) — Disaggregation of Income Statement Expenses, which amends the disclosure requirements related to certain costs and expenses on an interim and annual basis. This standard is effective for fiscal year ending December 31, 2027, and interim periods within fiscal year ending December 31, 2028. This standard should be applied either on a prospective basis or retrospective basis. The adoption of the standard will not impact our combined financial statements; however, we are currently evaluating the impact of the new disclosure requirements on the notes to the financial statements. Upon adoption, we will update the applicable interim and annual disclosures to align with the new standard.
NOTE 3.   ACQUISITIONS AND DIVESTITURES
Ralliant continually evaluates potential mergers and acquisitions that align with Ralliant’s business portfolio strategy or expand Ralliant’s portfolio into a new and attractive business area. The Company has completed a number of acquisitions that have been accounted for as purchases of businesses and resulted in the recognition of goodwill in its financial statements. This goodwill arises when the purchase price for an acquired business exceeds its identifiable assets, net of liabilities. The purchase price for acquired businesses reflect a number of factors, including the future earnings and cash flow potential of the business, the strategic fit and resulting synergies from the complementary portfolio of the acquired business to our existing operations, industry expertise, and market access.
Acquisitions
On January 3, 2024, Ralliant acquired EA Elektro-Automatik Holding GmbH (“EA”), a leading supplier of high-power electronic test solutions for energy storage, mobility, hydrogen, and renewable energy applications. The acquisition of EA will bolster Ralliant’s innovative portfolio of products and services for engineers with complementary test and measurement solutions enabling the global energy transition. The total consideration paid was approximately $1.72 billion, net of acquired cash. Fortive, on behalf of Ralliant, funded this transaction with financing activities and available cash. Ralliant recorded approximately $1.18 billion of goodwill within its [Test and Measurement] segment related to the EA acquisition, which is not tax deductible.

For the year ended December 31, 2024, Ralliant incurred approximately $33.2 million, respectively, of pretax transaction-related costs related to the EA acquisition, which were primarily for banking fees, legal fees, and amounts paid to other third-party advisers. These costs were recorded within Selling, general, and administrative expenses in the Combined Statement of Earnings.
The revenue and operating loss attributable to the EA acquisition was $118.9 million and $46.6 million, respectively, for the year ended December 31, 2024. The operating loss includes $81.0 million of intangible asset amortization, which is recorded in Selling, general and administrative expenses.
The fair value of the net assets acquired was based on estimates and assumptions. Significant assumptions include the discount rates and certain assumptions that form the basis of the forecasted cash flows of the acquired business including earnings before interest, taxes, depreciation and amortization (“EBITDA”), revenue, revenue growth rates, royalty rates, customer attrition rates, and technology obsolescence rates.
The following table summarizes the estimated acquisition date fair values of the assets acquired and liabilities assumed as of December 31, 2024 ($ in millions):
Total
Accounts receivable	$18.1
Inventories	34.4
Property, plant and equipment	19.7
Goodwill	1,175.0
Other intangible assets (customer relationships, technology, and trade names)	681.2
Deferred tax liabilities	(191.8)
Other assets and liabilities, net	(18.4)
Net cash consideration	$1,718.2
Divestitures
In June 2024, Fortive divested and transferred ownership of Invetech, excluding the Dover Motion Business, to its management team (the “Invetech Divestiture”). As a result of the divestiture, in the year ended December 31, 2024, Ralliant recorded a net realized loss of $25.6 million, which is identified as “Loss from divestiture” in the Combined Statements of Earnings. The divested businesses accounted for less than 2% of total revenue and approximately 1% of total assets for the fiscal year ended December 31, 2023. The Invetech Divestiture did not represent a strategic shift with a major effect on the Ralliant’s operations and financial results, and therefore the divested businesses are not reported as discontinued operations.
NOTE 4.   PROPERTY, PLANT AND EQUIPMENT
The classes of property, plant and equipment as of December 31 are summarized as follows ($ in millions):
	2024	2023
Land and improvements	$35.9	$45.2
Buildings and leasehold improvements	143.7	178.1
Machinery, equipment and other	457.6	443.2
Gross property, plant and equipment	637.2	666.5
Less: accumulated depreciation	(437.0)	(459.3)
Property, plant and equipment, net	$200.2	$207.2
Property Sale
On March 14, 2024, Ralliant sold land and certain office buildings in its [Test and Measurement] segment for $90 million, for which it received $20 million in cash proceeds and a $70 million promissory note secured by a letter of credit. In August 2024, the Parent reassigned $20 million of the promissory note due in November 2024 to the Fortive Foundation, a not-for-profit entity and related party of the Parent. Ralliant received $10 million of principal in August and the remaining $40 million of principal in November 2024. During the year ended December 31, 2024, Ralliant recorded a gain on sale of property of $63.1 million in the Combined Statements of Earnings.
NOTE 5.   GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill arises from the purchase price for acquired businesses exceeding the fair value of tangible and intangible assets acquired, less assumed liabilities. Ralliant assesses the goodwill of each of our reporting units for impairment at least annually as of the first day of the fourth quarter and as “triggering” events occur that indicate that it is more likely than not that an impairment exists. Ralliant performed both qualitative and quantitative impairment tests for reporting units, as determined to be appropriate.
The Company estimates the fair value of our reporting units primarily using a market approach, based on multiples of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) determined by current trading market multiples of earnings for companies operating in businesses similar to each of our reporting units, in addition to recent market available sale transactions of comparable businesses. In certain circumstances we also evaluate other factors including results of the estimated fair value utilizing a discounted cash flow analysis (i.e., an income approach), market positions of the businesses, comparability of market sales transactions, and financial and operating performance in order to validate the results of the market approach. If the estimated fair value of the reporting unit is less than its carrying value, Ralliant will impair the goodwill for the amount of the carrying value in excess of the fair value.
Ralliant performed goodwill impairment testing for its reporting units, and no goodwill impairment charges were recorded for the years ended December 31, 2024, 2023 and 2022. Ralliant assessed all “triggering” events subsequent to the performance of the 2024 annual impairment test and, as a result, have not identified any impacts to goodwill. The factors used by management in its impairment analysis are inherently subject to uncertainty. If actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may be overstated and a charge would need to be taken against net earnings.
The following is a rollforward of our goodwill by segment ($ in millions):
	[Test and Measurement]	[Sensors and Safety Systems]	Total
Balance, December 31, 2022	$1,088.9	$768.2	$1,857.1
Foreign currency translation and other	(2.2)	1.6	(0.6)
Balance, December 31, 2023	$1,086.7	$769.8	$1,856.5
Attributable to current year acquisitions	1,175.0	—	1,175.0
Foreign currency translation and other	(87.7)	(3.8)	(91.5)
Balance, December 31, 2024	$2,174.0	$766.0	$2,940.0
Finite-lived intangible assets are amortized over the shorter of their legal or estimated useful lives. The following summarizes the gross carrying value and accumulated amortization for each major category of intangible asset as of December 31 ($ in millions):

	2024		2023
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Finite-lived intangibles:
Patents and technology	$351.5	$(242.7)	$219.3	$(216.1)
Customer relationships and other intangibles	820.1	(403.0)	370.3	(363.4)
Trademarks and trade names	51.1	(5.3)	3.6	(0.1)
Total finite-lived intangibles	1,222.7	(651.0)	593.2	(579.6)
Indefinite-lived intangibles:
Trademarks and trade names	237.9	—	238.2	—
Total intangibles	$1,460.6	$(651.0)	$831.4	$(579.6)
During the year ended December 31, 2024, Ralliant acquired finite-lived intangible assets, consisting of customer relationships, developed technology, and trade names, with a weighted average life of approximately nine years as a result of the EA acquisition. Refer to Note 3 for additional information on the intangible assets acquired.
Total intangible amortization expense in 2024, 2023, and 2022 was $84.0 million, $3.6 million and $13.5 million, respectively. Based on the intangible assets recorded as of December 31, 2024, amortization expense is estimated to be $79.9 million during 2025, $79.1 million during 2026, $79.1 million during 2027, $78.7 million during 2028, and $50.9 million during 2029.
Ralliant evaluated events or circumstances that may indicate the carrying value of our intangible assets may not be fully recoverable during the years ended December 31, 2024, 2023 and 2022, and recorded no impairments.
NOTE 6.   FAIR VALUE MEASUREMENTS
Accounting standards define fair value based on an exit price model, establish a framework for measuring fair value for assets and liabilities required to be carried at fair value, and provide for certain disclosures related to the valuation methods used within the valuation hierarchy as established within the accounting standards. This hierarchy prioritizes the inputs into three broad levels as follows:
•
Level 1 inputs are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in markets that are not active, or other observable characteristics for the asset or liability, including interest rates, yield curves and credit risks, or inputs that are derived principally from, or corroborated by, observable market data through correlation.

•
Level 3 inputs are unobservable inputs based on our assumptions. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Financial assets and liabilities that are measured at fair value on a recurring basis were as follows ($ in millions):
	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2024
Deferred compensation liabilities	$—	$13.0	$—	$13.0
December 31, 2023
Deferred compensation liabilities	$—	$12.8	$—	$12.8

Certain management employees participate in our nonqualified deferred compensation programs that permit such employees to defer a portion of their compensation, on a pretax basis, until after their termination of employment. All amounts deferred under such plans are unfunded, unsecured obligations and are allocated to Ralliant. These amounts are recorded as a component of our compensation and other post-retirement benefits accruals within Other long-term liabilities in the accompanying Combined Balance Sheets. Participants may choose among alternative earning rates for the amounts they defer, which are primarily based on investment options within Fortive’s defined contribution plans for the benefit of U.S. employees (“401(k) Programs”) (except that the earnings rates for amounts contributed unilaterally by the Company are entirely based on changes in the value of Fortive common stock). Changes in the deferred compensation liability under these programs are recognized based on changes in the fair value of the participants’ accounts and are recorded within Selling, general and administrative expenses in the Combined Statements of Earnings.
Non-recurring Fair Value Measurements
Certain non-financial assets that are not required to be measured at fair value on a recurring basis and are reported at carrying value. However, these assets are required to be assessed for impairment whenever events or circumstances indicate that their carrying value may not be fully recoverable. Refer to Note 2 for additional information about these assets.
Fair Value of Other Financial Instruments
Refer to Note 9 for information related to the fair value of the Company’s defined benefit pension plan assets.
NOTE 7.   ACCRUED EXPENSES AND OTHER LIABILITIES
Accrued expenses and other liabilities as of December 31 were as follows ($ in millions):
	2024		2023
	Current	Long-term	Current	Long-term
Deferred revenue	$143.1	$35.8	$161.1	$24.6
Compensation and other post-retirement benefits	60.8	18.6	83.9	23.6
Taxes, income and other	5.4	240.9	4.3	93.1
Operating lease liabilities	12.0	59.7	10.8	36.3
Pension obligations	3.3	52.3	3.5	56.3
Other	54.5	15.6	58.0	11.6
Total	$279.1	$422.9	$321.6	$245.5
Warranty
Ralliant generally accrues estimated warranty costs at the time of sale. In general, manufactured products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly, and appropriately maintained. Warranty period terms depend on the nature of the product and range from 90 days up to the life of the product. The amount of the accrued warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor, and, in certain instances, estimated property damage. The accrued warranty liability is reviewed on a quarterly basis and may be adjusted as additional information regarding expected warranty costs becomes known. Warranty related activity for the periods presented were immaterial.
NOTE 8.   LEASES
Ralliant determines if an arrangement is or contains a lease at inception and recognizes a right-of-use (“ROU”) asset and a lease liability for all leases with terms greater than 12 months. Ralliant has operating leases for office space, warehouses, distribution centers, research and development facilities, manufacturing locations, and certain equipment, primarily automobiles. Many leases include optional terms, ranging from options to terminate the lease in less than one year to options to extend the lease for up to 10 years. Ralliant includes optional periods as part of the lease term when Ralliant determines that it is reasonably certain to exercise the renewal option or it will not early terminate the lease. Reasonably certain is based on economic incentives and represents a high threshold. Ralliant has lease agreements with lease and non-lease components, and Ralliant has elected the practical expedient for all underlying asset classes to account for the lease and related non-lease component(s) as a single lease component.
Lease-related balances are recorded within the following three line items on the Combined Balance Sheet: (i) Other assets; (ii) Accrued expenses and other current liabilities; and (iii) Other long-term liabilities.
Operating lease cost was $19 million, $14 million and $17 million for the years ended December 31, 2024, 2023, and 2022, respectively, and are recorded within selling, generative, and administrative expenses in the Company’s Combined Statement of Earnings.
During the years ended December 31, 2024, 2023, and 2022, cash paid for operating leases included in operating cash flows was $17 million, $14 million, and $15 million, respectively. Operating lease ROU assets obtained in exchange for operating lease liabilities were $29 million and $18 million for the year ended December 31, 2024 and 2023, respectively. Operating lease ROU assets were $72 million and $46 million as of December 31, 2024 and 2023, respectively. Operating lease liabilities were $72 million and $47 million as of December 31, 2024 and 2023, respectively.
The following table presents the maturities of our operating lease liabilities as of December 31, 2024 ($ in millions):
2025	$14.0
2026	14.4
2027	11.8
2028	8.9
2029	7.5
Thereafter	33.1
Total lease payments	89.7
Less: imputed interest	(18.0)
Total operating lease liabilities	$71.7
As of December 31, 2024 and 2023, the weighted average lease term of Ralliant’s operating leases was 8 years and 7 years, respectively, and the weighted average discount rate of Ralliant’s operating leases was 4.9% and 3.6%, respectively. Ralliant primarily uses its incremental borrowing rate as the discount rate for our operating leases, as we are generally unable to determine the interest rate implicit in the lease.
As of December 31, 2024, Ralliant did not enter into operating leases for which the lease term had not yet commenced.
NOTE 9.   RETIREMENT BENEFIT PLANS
Certain of Ralliant’s employees participate in noncontributory defined benefit pension plans. In general, the Company’s policy is to fund these plans based on considerations relating to legal requirements, underlying asset returns, the plan’s funded status, the anticipated deductibility of the contribution, local practices, market conditions, interest rates, and other factors. Ralliant’s U.S. pension plans are frozen and there are no associated ongoing benefit accruals. As such, the U.S. pension plans are immaterial as of each period presented. The following describes our significant non-U.S. pension plans as of December 31, 2024 and 2023.
The following sets forth the funded status of Ralliant’s non-U.S. plans and amounts recorded in Accumulated other comprehensive income (loss) as of the most recent actuarial valuations using measurement dates of December 31 ($ in millions):

	2024	2023
Change in pension benefit obligation:
Benefit obligation at beginning of year	$132.8	$125.4
Service cost	0.3	0.3
Interest cost	4.8	5.2
Employee contributions	0.2	0.2
Benefits paid and other plan costs	(7.2)	(6.8)
Actuarial loss (gain)	(4.5)	3.1
Amendments, settlements and curtailments	(1.8)	(0.1)
Foreign exchange rate impact	(5.2)	5.5
Benefit obligation at end of year	119.4	132.8
Change in plan assets:
Fair value of plan assets at beginning of year	83.9	75.2
Actual return on plan assets	(4.5)	4.3
Employer contributions	4.1	6.9
Employee contributions	0.2	0.2
Amendments and settlements	(1.8)	(0.1)
Benefits paid and other plan costs	(7.2)	(6.8)
Foreign exchange rate impact	(1.7)	4.2
Fair value of plan assets at end of year	73.0	83.9
Funded status	$(46.4)	$(48.9)
The difference between the accumulated benefit obligation and the projected benefit obligation as of December 31, 2024 and 2023 is immaterial.
	2024	2023
Amounts recorded in the Combined Balance Sheets as of December 31
Other assets	$9.2	$10.9
Accrued expenses and other current liabilities	(3.3)	(3.5)
Other long-term liabilities	(52.3)	(56.3)
Net amount	$(46.4)	$(48.9)
	2024	2023
Amounts recorded in AOCI as of December 31
Prior service cost	$(1.2)	$(1.4)
Net gain (loss)	(20.3)	(17.2)
Total pre-tax amount	$(21.5)	$(18.6)
Weighted average assumptions used to determine benefit obligations at date of measurement
	2024	2023
Discount rate	4.22%	3.88%
Rate of compensation increase	2.93%	2.95%

Components of net periodic pension cost
The following sets forth the components of net periodic pension cost for Ralliant’s non-U.S. plans for the years ended December 31 ($ in millions):
	2024	2023	2022
Service cost	$0.3	$0.3	$0.6
Interest cost	4.8	5.2	2.4
Expected return on plan assets	(4.0)	(3.9)	(2.7)
Amortization of net loss	0.3	0.3	2.0
Amortization of prior service cost	0.1	0.2	0.1
Net curtailment and settlement loss recognized	0.2	—	—
Net periodic pension cost	$1.7	$2.1	$2.4
Weighted average assumptions used to determine net periodic pension cost at date of measurement
	2024	2023	2022
Discount rate	3.88%	4.33%	1.51%
Expected return on plan assets	5.02%	5.07%	2.78%
Rate of compensation increase	2.95%	3.10%	2.60%
The discount rates reflect the market rate on December 31 for high-quality fixed-income investments with maturities corresponding to our benefit obligations and are subject to change each year. Rates appropriate for each plan are determined based on investment grade instruments with maturities approximately equal to the average expected benefit payout under the plan.
The expected rates of return reflect the asset allocation of the plans and ranged from 2.5% to 5.4% in 2024, 1.5% to 5.5% in 2023, and 1.3% to 3.5% in 2022. The expected rates of return on asset assumptions for the non-U.S. plans were determined on a plan-by-plan basis based on the composition of assets.
Plan Assets
Plan assets are invested in various mutual funds, insurance contracts, and other private investments as determined by the administrator of each plan. Certain mutual funds and other private investments, are valued using the net asset value (“NAV”) method as a practical expedient. The investments valued using the NAV method are allocated across a broad array of funds and diversify the portfolio. The value of the plan assets directly affects the funded status of our pension plans recorded in the financial statements.
The fair values of Ralliant’s pension plan assets as of December 31, 2024, by asset category were as follows ($ in millions):
	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash and equivalents	$43.2	$—	$—	$43.2
Mutual funds	—	15.9	—	15.9
Insurance contracts	—	5.0	—	5.0
Total	$43.2	$20.9	$—	$64.1
Investments measured at NAV(a):
Other private investments				8.9
Total assets at fair value				$73.0

(a)
The fair value amounts presented in the table above are intended to permit reconciliation of the fair value hierarchy to the total fair value of plan assets.

The fair values of Ralliant’s pension plan assets as of December 31, 2023, by asset category were as follows ($ in millions):
	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash and equivalents	$9.7	$—	$—	$9.7
Mutual funds	—	19.4	—	19.4
Insurance contracts	—	5.3	—	5.3
Total	$9.7	$24.7	$—	$34.4
Investments measured at NAV(a):
Mutual funds				22.6
Other private investments				26.9
Total assets at fair value				$83.9

(a)
The fair value amounts presented in the table above are intended to permit reconciliation of the fair value hierarchy to the total fair value of plan assets.

Certain mutual funds are valued at the quoted closing price reported on the active market on which the individual securities are traded. Common stock, corporate bonds, and mutual funds that are not traded on an active market are valued at quoted prices reported by investment brokers and dealers based on the underlying terms of the security and comparison to similar securities traded on an active market.
Certain mutual funds and other private investments are valued using NAV based on the information provided by the asset fund managers, which reflects the plan’s share of the fair value of the net assets of the investment.
Expected Contributions
During 2024, we contributed $4.1 million to our non-U.S. defined benefit pension plans. During 2025, our cash contribution requirements for our non-U.S. defined benefit pension plans are expected to be approximately $4.1 million.
The following sets forth benefit payments to participants, which reflect expected future service, as appropriate, expected to be paid by the plans in the periods indicated ($ in millions):
2025	$7.8
2026	8.1
2027	8.0
2028	8.2
2029	8.1
2030 – 2034	39.9
Defined Contribution Plans
Fortive administers and maintains 401(k) programs for the benefits of U.S. employees on behalf of Ralliant. Contributions are determined to the 401(k) programs are determined based on a percentage of compensation. The Company recognized compensation expense for our participating U.S. employees in the 401(k) programs totaling $22 million in 2024 and 2023, and $21 million in 2022.
NOTE 10.   SALES
Ralliant derives revenue primarily from the sale of products, with additional revenue from the sale of services. Revenue is recognized when control of promised products or services is transferred to customers in an amount that reflects the consideration we expect to be entitled to in exchange for those products or services.

Contract Liabilities — The Company’s contract liabilities consist of deferred revenue generally related to customer deposits received in advance of performance under the contract, extended warranty sales and product maintenance agreements, where we generally receive up-front payment and recognize revenue over the service or support term. The Company classifies deferred revenue as current or noncurrent based on the timing of when it expects to recognize revenue. The current portion of the deferred revenue is recorded within Accrued expenses and other current liabilities and the non-current portion of deferred revenue is recorded within Other long-term liabilities in the accompanying Combined Balance Sheets.
Our contract liabilities as of December 31 consisted of the following ($ in millions):
	2024	2023
Deferred revenue – current	$143.1	$161.1
Deferred revenue – noncurrent	35.8	24.6
Total contract liabilities	$178.9	$185.7
In the year ended December 31, 2024, we recognized $116 million of revenue related to our contract liabilities at January 1, 2024. The change in our contract liabilities from December 31, 2023 to December 31, 2024 was primarily due to revenue recognized as products were delivered to customers.
Remaining Performance Obligations — Ralliant’s remaining performance obligations represent the transaction price of firm, non-cancelable orders, for which work has not been performed. The Company has excluded performance obligations with an original expected duration of one year or less from the amounts below.
The aggregate remaining performance obligations attributable to each of the Company’s segments as of December 31, 2024 is as follows ($ in millions):
[Test and measurement]	$51.6
[Sensors and safety systems]	6.2
Total remaining performance obligations	$57.8
The majority of remaining performance obligations are related to service and support contracts, which we expect to fulfill approximately 65 percent within the next two years, approximately 80 percent within the next three years, and substantially all within four years.
Disaggregation of Revenue
We disaggregate revenue from contracts with customers by geographic location and end markets for each of our segments, as we believe it best depicts how the nature, amount, timing, and uncertainty of our revenue and cash flows are affected by economic factors.
Disaggregation of revenue for the year ended December 31, 2024 is presented as follows ($ in millions):
	Total	[Test and Measurement]	[Sensors and Safety Systems]
Geographic:
United States	$1,101.4	$330.3	$771.1
China	322.7	214.7	108.0
All other	730.6	392.5	338.1
Total	$2,154.7	$937.5	$1,217.2

	Total	[Test and Measurement]	[Sensors and Safety Systems]
End markets:
Semiconductors	$188.3	$188.3	$—
Diversified electronics	474.3	474.3	—
Communications	274.9	274.9	—
Utilities	273.0	—	273.0
Aero, defense and space	340.2	—	340.2
Industrial manufacturing	410.8	—	410.8
Other	193.2	—	193.2
Total	$2,154.7	$937.5	$1,217.2

Disaggregation of revenue for the year ended December 31, 2023 is presented as follows ($ in millions):
	Total	[Test and Measurement]	[Sensors and Safety Systems]
Geographic:
United States	$1,132.9	$357.8	$775.1
China	359.2	247.3	111.9
All other	663.6	336.2	327.4
Total	$2,155.7	$941.3	$1,214.4
End markets:
Semiconductors	$184.3	$184.3	$—
Diversified electronics	456.4	456.4	—
Communications	300.6	300.6	—
Utilities	233.1	—	233.1
Aero, defense and space	285.3	—	285.3
Industrial manufacturing	480.5	—	480.5
Other	215.5	—	215.5
Total	$2,155.7	$941.3	$1,214.4
Disaggregation of revenue for the year ended December 31, 2022 is presented as follows ($ in millions):
	Total	[Test and Measurement]	[Sensors and Safety Systems]
Geographic:
United States	$1,076.4	$302.9	$773.5
China	376.6	266.8	109.8
All other	636.7	299.2	337.5
Total	$2,089.7	$868.9	$1,220.8
End markets:
Semiconductors	$181.3	$181.3	$—
Diversified electronics	436.0	436.0	—
Communications	251.6	251.6	—
Utilities	204.1	—	204.1
Aero, defense, and space	252.6	—	252.6
Industrial manufacturing	518.2	—	518.2
Other	245.9	—	245.9
Total	$2,089.7	$868.9	$1,220.8

NOTE 11.   INCOME TAXES
Ralliant’s operating results were included in Fortive’s various consolidated U.S. federal and certain state income tax returns, as well as certain non-U.S. returns. Ralliant’s combined financial statements reflect income tax expense and deferred tax balances as if it had filed tax returns on a standalone basis separate from Fortive. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if Ralliant was a separate taxpayer and a standalone enterprise for all periods presented. The Parent’s global tax model has been developed based on its entire portfolio of businesses. In addition, no third-party interest expense has been attributed to Ralliant in book income, which has a material impact on a number of components of the effective tax rate for the year ended December 31, 2024, 2022 and 2023. Accordingly, Ralliant’s results as presented are not necessarily indicative of future performance and do not necessarily reflect the results had Ralliant been an independent, publicly traded company for the periods presented.
Earnings and Income Taxes
Earnings before income taxes for the years ended December 31 were as follows ($ in millions):
	2024	2023	2022
United States	$406.8	$407.6	$363.7
International	25.8	102.2	108.2
Total	$432.6	$509.8	$471.9
The provision for income taxes for the years ended December 31 were as follows ($ in millions):
	2024	2023	2022
Current:
Federal U.S.	$53.3	$67.4	$68.1
Non-U.S.	36.1	28.9	40.3
State and local	11.7	11.8	11.9
Deferred:
Federal U.S.	(3.4)	(10.7)	(16.0)
Non-U.S.	(18.1)	(3.0)	(0.9)
State and local	(1.6)	(1.4)	(2.2)
Income tax provision	$78.0	$93.0	$101.2
Effective Income Tax Rate
The effective income tax rate for the years ended December 31 varies from the U.S. statutory federal income tax rate as follows:

	Percentage of Pretax Earnings
	2024	2023	2022
Statutory federal income tax rate	21.0%	21.0%	21.0%
Increase (decrease) in tax rate resulting from:
State income taxes (net of federal income tax benefit)	1.8%	1.6%	1.6%
Foreign income taxed at different rates than U.S. statutory rate	(4.7)%	0.2%	3.0%
U.S. federal permanent differences related to the TCJA	(6.3)%	(6.0)%	(5.6)%
Effect of change in tax rates enacted in the current period	—%	(1.7)%	(0.1)%
Uncertain tax positions	(1.3)%	0.4%	0.8%
Changes in valuation allowances	7.4%	2.7%	0.4%
Other	0.1%	—%	0.3%
Effective income tax rate	18.0%	18.2%	21.4%
Ralliant’s estimated effective tax rate for 2024 differs from the U.S. federal statutory rate of 21% due primarily to the impacts of credits and deductions provided by law, including those associated with state income taxes, and changes in our uncertain tax position reserves.
Ralliant’s estimated effective tax rate for 2023 and 2022 differs from the U.S. federal statutory rate of 21% due primarily to the positive and negative effects of the Tax Cuts and Jobs Act (“TCJA”), U.S. federal permanent differences, the impacts of credits and deductions provided by law, including those associated with state income taxes.
Ralliant conducts business globally, and, as part of their global business, Ralliant files numerous income tax returns in the U.S. federal, state and foreign jurisdictions both with Fortive and separately. Ralliant together and separately with Fortive are routinely examined by various domestic and international taxing authorities. The amount of income taxes Ralliant pays is subject to audit by federal, state, and foreign tax authorities, which may result in proposed assessments. Fortive is subject to examination in the United States, various states, and foreign jurisdictions for the tax years 2014 to 2024. Ralliant’s global tax positions are reviewed on a quarterly basis. Based on these reviews, the results of discussions and resolutions of matters with certain tax authorities, tax rulings and court decisions, and the expiration of statutes of limitations reserves for contingent tax liabilities are accrued or adjusted as necessary. Certain tax liabilities associated with Ralliant-only tax return filings will be retained by Ralliant. Tax liabilities arising from joint returns with both Ralliant and Fortive businesses will remain with Fortive after the distribution.
Deferred Tax Assets and Liabilities
All deferred tax assets and liabilities have been classified as noncurrent and are included in Other assets and Other long-term liabilities in the Combined Balance Sheets. Deferred income tax assets and liabilities as of December 31 were as follows ($ in millions):

	2024	2023
Deferred Tax Assets:
Operating lease liabilities	$18.6	$11.7
Inventories	13.4	7.4
Pension benefits	8.0	7.7
Stock-based compensation expense	11.2	9.3
Capitalized expenses	98.5	88.4
Tax credit and loss carryforwards	55.3	24.0
Accruals, prepayments, and other	27.6	31.3
Valuation allowances	(55.1)	(27.3)
Total deferred tax assets	$177.5	$152.5
Deferred Tax Liabilities:
Property, plant and equipment	$(14.0)	$(20.8)
Operating lease right-of-use assets	(18.8)	(11.5)
Insurance, including self-insurance	(91.0)	(78.0)
Goodwill, other intangibles, and other	(273.1)	(102.9)
Total deferred tax liabilities	(396.9)	(213.2)
Net deferred tax liability	$(219.4)	$(60.7)
In accordance with GAAP, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the differences reverse. Deferred tax assets generally represent items that can be used as a tax deduction or credit in our tax return in future years for which the tax benefit has already been reflected in the accompanying Combined Statements of Earnings. Deferred tax liabilities generally represent items that have already been taken as a deduction on our tax return but have not yet been recognized as an expense in the accompanying Combined Statements of Earnings. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income tax expense in the period that includes the enactment date.
Ralliant’s deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not (a likelihood of more than 50 percent) that some portion or all of the deferred tax assets will not be realized. Ralliant evaluates the realizability of deferred income tax assets for each of the jurisdictions in which Ralliant operates. If Ralliant experiences cumulative pretax income in a particular jurisdiction in the three-year period including the current and prior two years, Ralliant normally concludes that the deferred income tax assets will more likely than not be realizable and no valuation allowance is recognized, unless known or planned operating developments would lead management to conclude otherwise. However, if Ralliant experiences cumulative pretax losses in a particular jurisdiction in the three-year period including the current and prior two years, Ralliant then considers a series of factors in the determination of whether the deferred income tax assets can be realized. These factors include historical operating results, known or planned operating developments, the period of time over which certain temporary differences will reverse, consideration of the utilization of certain deferred income tax liabilities, tax law carryback capability in the particular country, and prudent and feasible tax planning strategies. After evaluation of these factors, if the deferred income tax assets are expected to be realized within the tax carryforward period allowed for that specific country, Ralliant would conclude that no valuation allowance would be required. To the extent that the deferred income tax assets exceed the amount that is expected to be realized within the tax carryforward period for a particular jurisdiction, we establish a valuation allowance.
Applying the above methodology, valuation allowances have been established for certain deferred income tax assets to the extent they are not expected to be realized within the particular tax carryforward period.
Ralliant’s separate return basis tax loss and tax credit carry backs may not reflect the tax positions taken or to be taken by Fortive. In many cases the tax losses and tax credits generated by Ralliant have been available for use by Fortive and may remain with Fortive after the distribution.

Deferred taxes associated with U.S. entities consist of net deferred tax liabilities of approximately $74.4 million and $79.4 million inclusive of valuation allowances of $9.9 million and $7.8 million as of December 31, 2024 and 2023, respectively. Deferred taxes associated with non-U.S. entities consist of net deferred tax liabilities of $145.0 million inclusive of valuation allowances of $45.2 million as of December 31, 2024, and net deferred tax assets $18.7 million, inclusive of valuation allowances of $19.5 million, as of December 31, 2023. Ralliant’s valuation allowance increased by $27.8 million and $15.1 million during the years ended December 31, 2024 and 2023, respectively, due primarily to foreign and state attributes.
As of December 31, 2024, Ralliant’s U.S. and non-U.S. net operating loss carryforwards totaled $117.5 million, of which $11.7 million is related to federal net operating loss carryforwards, $35.1 million is related to state net operating loss carryforwards, and $70.1 million is related to non-U.S. net operating loss carryforwards. Certain of these losses can be carried forward indefinitely and others can be carried forward to various dates from 2025 through 2043. Recognition of some of these loss carryforwards is subject to an annual limit, which may cause them to expire before they are used.
As of December 31, 2024, Ralliant’s U.S. and non-U.S. tax credit carryforwards totaled $7.9 million, which is primarily related to non-U.S. tax credit carryforwards. Certain of these credits can be carried forward indefinitely and other can be carried forward to various dates from 2025 through 2043.
Unrecognized Tax Benefits
Ralliant recognizes tax benefits from uncertain tax positions only if, in its assessment, it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Judgment is required in evaluating tax positions and determining income tax provisions. Ralliant re-evaluates the technical merits of our tax positions and may recognize an uncertain tax benefit in certain circumstances, including when: (i) a tax audit is completed; (ii) applicable tax laws change, including a tax case ruling or legislative guidance; or (iii) the applicable statute of limitations expires. Ralliant recognizes potential accrued interest and penalties associated with unrecognized tax positions in income tax expense.
As of December 31, 2024, gross unrecognized tax benefits were $12.6 million ($9.5 million total, including $0.5 million associated with interest, and net of the impact of $3.6 million of indirect tax benefits). We recognized approximately $0.5 million in potential interest associated with uncertain tax positions during 2024, 2023, and 2022. To the extent taxes are not assessed with respect to uncertain tax positions, substantially all amounts accrued (including interest and net of indirect offsets) will be reduced and reflected as a reduction of the overall income tax provision. Unrecognized tax benefits and associated accrued interest and penalties are included in our income tax provision.
The Company is subject to examination in the United States, various states, and foreign jurisdictions for the tax years 2014 to 2024. These examinations include filings of tax returns of enterprises no longer in our portfolio, and tax returns for pre-acquisition periods of enterprises added to our portfolio. Some examinations may conclude in the next twelve months and the unrecognized tax benefits recorded in relation to the audits may differ from actual settlement amounts. It is not practical to estimate the effect, if any, of any amount of such change during the next twelve months to previously recorded uncertain tax positions in connection with the audits. The Company does not anticipate that there will be a material increase or decrease in the total amount of unrecognized tax benefits in the next twelve months.
A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding amounts accrued for potential interest and penalties, is as follows ($ in millions):
	2024	2023	2022
Unrecognized tax benefits, beginning of year	$16.4	$16.3	$12.4
Additions based on tax positions related to the current year	0.6	0.9	3.9
Reductions for tax positions of prior years	(6.9)	(0.8)	—
Acquisition related adjustments	2.5	—	—
Unrecognized tax benefits, end of year	$12.6	$16.4	$16.3

Repatriation and Unremitted Earnings
As part of Fortive, Ralliant is dependent upon Fortive for all of its working capital and financing requirements as Fortive uses a centralized approach to cash management and financing of its operations. Financial transactions relating to Ralliant are accounted for through the Net Parent investment account of the Company. Accordingly, none of Fortive’s cash, cash equivalents or debt at the corporate level has been assigned to Ralliant in the accompanying combined financial statements.
For most of Fortive’s foreign operations, including operations of Ralliant, Fortive makes an assertion regarding the amount of earnings in excess of intended repatriation that are expected to be held for indefinite reinvestment. No provisions for foreign remittance taxes have been made with respect to earnings of Ralliant that are planned to be reinvested indefinitely. The amount of foreign remittance taxes that may be applicable to such earnings is not readily determinable given local law restrictions that may apply to a portion of such earnings, unknown changes in foreign tax law that may occur during the restriction period, and the various tax planning alternatives Fortive could employ on behalf of Ralliant if it repatriated these earnings.
NOTE 12.   LITIGATION AND CONTINGENCIES
Ralliant is, from time to time, subject to a variety of litigation and other proceedings incidental to Ralliant’s business, including lawsuits involving claims for damages arising out of the use of our products and services, claims relating to intellectual property matters, employment matters, commercial disputes, and personal injury as well as regulatory investigations or enforcement. Ralliant may also become subject to lawsuits as a result of past or future acquisitions or as a result of liabilities retained from, or representations, warranties, or indemnities provided in connection with divested businesses. Some of these lawsuits may include claims for punitive and consequential as well as compensatory damages. Based upon Ralliant’s experience, current information and applicable law, Ralliant does not believe that these proceedings and claims will have a material adverse effect on Ralliant’s financial position, results of operations, or cash flows.
While Fortive maintains workers’ compensation, property, cargo, automobile, crime, fiduciary, product, general, and directors’ and officers’ liability insurance (and have acquired rights under similar policies in connection with certain acquisitions) that cover a portion of these claims, this insurance may be insufficient or unavailable to cover such losses. In addition, while Ralliant believes it is entitled to indemnification from third parties for some of these claims, these rights may also be insufficient or unavailable to cover such losses. On behalf of Ralliant, Fortive maintains third party insurance policies up to certain limits to cover certain liability costs in excess of predetermined retained amounts. For most insured risks, Fortive purchases outside insurance coverage on behalf of Ralliant only for severe losses (stop loss insurance) and reserves must be established and maintained with respect to amounts within the self-insured retention.
In accordance with accounting guidance, Ralliant records a liability in the combined financial statements for loss contingencies when a loss is known or considered probable and the amount can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss does not meet the known or probable level but is reasonably possible and a loss or range of loss can be reasonably estimated, the estimated loss or range of loss is disclosed. These reserves consist of specific reserves for individual claims and additional amounts for anticipated developments of these claims as well as for incurred but not yet reported claims. The specific reserves for individual known claims are quantified with the assistance of legal counsel and outside risk insurance professionals where appropriate. In addition, outside risk insurance professionals may assist in the determination of reserves for incurred but not yet reported claims through evaluation of Ralliant’s specific loss history, actual claims reported, and industry trends among statistical and other factors. Reserve estimates are adjusted as additional information regarding a claim becomes known. While Ralliant actively pursue financial recoveries from insurance providers, Ralliant does not recognize any recoveries until realized or until such time as a sustained pattern of collections is established related to historical matters of a similar nature and magnitude. If risk insurance reserves Ralliant has established are inadequate, Ralliant would be required to incur an expense equal to the amount of the loss incurred in excess of the reserves, which would adversely affect our net earnings.

In addition, Ralliant’s operations, products, and services are subject to environmental laws and regulations in various jurisdictions, which impose limitations on the discharge of pollutants into the environment and establish standards for the generation, use, treatment, storage, and disposal of hazardous and non-hazardous wastes. A number of Ralliant’s operations involve the handling, manufacturing, use, or sale of substances that are or could be classified as hazardous materials within the meaning of applicable laws. Ralliant must also comply with various health and safety regulations in both the United States and abroad in connection with our operations. Compliance with these laws and regulations has not had and, based on current information and the applicable laws and regulations currently in effect, is not expected to have a material effect on our capital expenditures, earnings, or competitive position, and we do not anticipate material capital expenditures for environmental control facilities.
In addition to environmental compliance costs, from time to time, we incur costs related to alleged damages associated with past or current waste disposal practices or other hazardous materials handling practices. For example, generators of hazardous substances found in disposal sites at which environmental problems are alleged to exist, as well as the current and former owners of those sites and certain other classes of persons, are subject to claims brought by state and federal regulatory agencies pursuant to statutory authority. We have received notification from the United States Environmental Protection Agency, and from state and non-U.S. environmental agencies, that conditions at certain sites where we and others previously disposed of hazardous wastes and/or of which we are or were property owners require clean-up and other possible remedial action, including sites where we have been identified as a potentially responsible party under United States federal and state environmental laws. We have projects underway at a number of current and former facilities, in both the United States and abroad, to investigate and remediate environmental contamination resulting from past operations. Remediation activities generally relate to soil and/or groundwater contamination and may include pre-remedial activities such as fact-finding and investigation, risk assessment, feasibility study and/or design, as well as remediation actions such as contaminant removal, monitoring and/or installation, operation and maintenance of longer-term remediation systems. From time to time we are also party to personal injury or other claims brought by private parties alleging injury due to the presence of, or exposure to, hazardous substances.
Ralliant has recorded a provision for environmental investigation and remediation and environmental-related claims with respect to sites Ralliant and its subsidiaries owned or formerly owned and third party sites where Ralliant has been determined to be a potentially responsible party. Ralliant generally makes an assessment of the costs involved for its remediation efforts based on environmental studies, as well as its prior experience with similar sites. The ultimate cost of site cleanup is difficult to predict given the uncertainties of Ralliant’s involvement in certain sites, uncertainties regarding the extent of the required cleanup, the availability of alternative cleanup methods, variations in the interpretation of applicable laws and regulations, the possibility of insurance recoveries with respect to certain sites and the fact that imposition of joint and several liability with right of contribution is possible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other environmental laws and regulations. If Ralliant determines that potential liability for a particular site or with respect to a personal injury claim is known or considered probable and reasonably estimable, Ralliant accrues the total estimated loss, including investigation and remediation costs, associated with the site or claim. As of December 31, 2024 and 2023, we had reserves of $6.9 million and $5.4 million, respectively, recorded within Accrued expenses and Other liabilities in the Combined Balance Sheets for environmental matters that are known or considered probable and reasonably estimable, which reflects our best estimate of the costs to be incurred with respect to such matters on an undiscounted basis.
All reserves for environmental liabilities have been recorded without giving effect to any possible future third party recoveries. While Ralliant actively pursues insurance recoveries, as well as recoveries from other potentially responsible parties, Ralliant does not recognize any insurance recoveries for environmental liability claims until realized or until such time as a sustained pattern of collections is established related to historical matters of a similar nature and magnitude.
As of December 31, 2024 and 2023, Ralliant has approximately $28 million and $26 million, respectively, of guarantees consisting primarily of outstanding standby letters of credit, bank guarantees, and performance and bid bonds. These guarantees have been provided in connection with certain arrangements with vendors, customers, financing counterparties, and governmental entities to secure our obligations and/or performance requirements related to specific transactions. Ralliant believes that if the obligations under these instruments were triggered, they would not have a material effect on the combined financial statements.
Ralliant have entered into agreements to purchase goods or services that are enforceable and legally binding on us and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancellable at any time without penalty. As of December 31, 2024, the aggregate amount of our purchase obligations totaled $201 million, of which $146 million are expected to be settled within one year of December 31, 2024.
NOTE 13.   STOCK-BASED COMPENSATION
Ralliant has no stock-based compensation plans; however, certain of its employee are eligible to participate in Fortive’s 2016 Stock Incentive Plan (the “Stock Plan”) which provides for the grant of stock appreciation rights, restricted stock units (“RSUs”) and performance stock units (“PSUs”) (collectively, “Stock Awards”), stock options, or any other stock-based award. All current grants of stock options, and Stock Awards are made under the Stock Plan.
Stock options under the Stock Plan generally vest pro rata over a four-year period and terminate 10 years from the grant date, though the specific terms of each grant are determined by the Compensation Committee of Fortive’s Board of Directors. Ralliant’s executive officers and certain other employees may be awarded stock options with different vesting criteria and stock options granted to non-employee directors are fully vested as of the grant date. Exercise prices for stock options granted under the Stock Plan were either equal to the closing price of Fortive’s common stock on the NYSE on the date of grant or priced to maintain their economic value.
RSUs granted under the Stock Plan provide for the issuance of common stock at no cost to the holder. RSUs granted to employees generally vest over four years, although certain other employees and non-employee directors may be awarded RSUs with different time-based vesting criteria. Certain members of Ralliant’s senior management are also awarded incremental RSUs subject to performance-based vesting criteria. Prior to vesting, RSUs do not have dividend equivalent rights, do not have voting rights, and the shares underlying the RSUs are not considered issued or outstanding.
PSUs granted under the Stock Plan provide for the issuance of a share of Fortive’s common stock at no cost to the holder and will vest at 0% to 200% of the target share amount based on achievement of performance targets. Grants made prior to 2022 are earned based on the Fortive’s total shareholder return ranking relative to the S&P 500 Index over a performance period of approximately three years. For grants made subsequent to 2022, the performance target is based on a mix of both achievement of an internal growth metric and Fortive’s total shareholder return ranking, both over a performance period of approximately three years. PSUs issued are subject to an additional holding period of up to two years and are entitled to dividend equivalent rights. The PSU dividend equivalent rights are subject to the same vesting and payment restrictions as the related shares, but do not have voting rights and the shares underlying the PSUs are not considered issued and outstanding.
Other than pursuant to any retirement benefits provided under our Stock Plan, the equity compensation awards granted by Fortive generally vest only if the employee is employed by Fortive (or in the case of directors, the director continues to serve on the Board) on the vesting date. To cover the exercise of stock options and vesting of RSUs and PSUs, Fortive generally issue shares authorized but previously unissued, although it may instead issue treasury shares; provided, however, that either type of issuance would equally reduce the number of shares available under the Stock Plan.
Fortive accounts for stock-based compensation by measuring the cost of employee services received in exchange for all equity awards granted based on the fair value of the award as of the grant date. Fortive recognizes the compensation expense over the requisite service period (which is generally the vesting period but may be shorter than the vesting period, for example, if the employee becomes retirement eligible before the end of the vesting period).
The expense associated with the employees of Ralliant who participate in the Stock Plan is allocated to Ralliant in the accompanying Combined Statements of Earnings as a component of Selling, general and administrative expenses. The amount of stock-based compensation expense recognized during a period was based on the grant date fair value of the award and the portion of the awards that are ultimately expected to vest at Fortive, and further allocated to Ralliant. Accordingly, the amounts presented for the years ended December 31, 2024, 2023 and 2022 may not be indicative of Ralliant’s results had it been a separate stand-alone entity throughout the periods presented.
The fair value of RSUs and performance based PSUs is calculated using the closing price of Fortive common stock on the date of grant. RSU’s are further adjusted for the impact of RSUs not having dividend rights prior to vesting. The fair value of market-based PSUs is calculated using a Monte Carlo pricing model. The fair value of the stock options granted is calculated using a Black-Scholes Merton (“Black-Scholes”) option pricing model. Ralliant recognizes compensation expense for these awards over the requisite service period (which is generally the vesting period but may be shorter than the vesting period, for example, if the employee becomes retirement eligible before the end of the vesting period), and estimates pre-vesting forfeitures at the time of grant by analyzing historical data, and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. Ultimately, the total expense recognized over the vesting period will equal the grant date fair value of awards that actually vest.
The following summarizes the components of our stock-based compensation expense under the Stock Plan for the years ended December 31 ($ in millions):
	2024	2023	2022
Stock Awards:
Pretax compensation expense	$17.3	$16.4	$12.0
Income tax benefit	(3.0)	(3.0)	(2.5)
Stock Award expense, net of income taxes	14.3	13.4	9.5
Stock options:
Pretax compensation expense	7.2	8.6	8.3
Income tax benefit	(1.3)	(1.5)	(1.6)
Stock option expense, net of income taxes	5.9	7.1	6.7
Total stock-based compensation:
Pretax compensation expense	24.5	25.0	20.3
Income tax benefit	(4.3)	(4.5)	(4.1)
Total stock-based compensation expense, net of income taxes	$20.2	$20.5	$16.2
When stock options are exercised by the employee or Stock Awards vest, Ralliant derives a tax deduction measured by the excess of the market value on such date over the grant date price. Accordingly, Ralliant records the excess of the tax benefit related to the exercise of stock options and vesting of Stock Awards over the expense recorded for financial statement reporting purposes (the “Excess Tax Benefit”) as a component of Income tax expense and as an operating cash inflow in the combined financial statements. During the years ended December 31, 2024, 2023, and 2022, Ralliant realized an Excess Tax Benefit of $1 million, $3 million, and $2 million, respectively, related to stock options that were exercised and Stock Awards that vested.
The following summarizes the unrecognized compensation cost for the Stock Plan awards as of December 31, 2024. This compensation cost is expected to be recognized over a weighted average period of approximately 1.5 years, representing the remaining service period related to the awards. Future compensation amounts will be adjusted for any changes in estimated forfeitures ($ in millions):
Stock Awards	$24.0
Stock options	9.3
Total unrecognized compensation cost	$33.3

Stock Options
The following summarizes the assumptions used in the Black-Scholes model to value stock options granted under the Stock Plan during the years ended December 31:
	2024	2023	2022
Risk-free interest rate	3.8% – 4%	3.5% – 4.5%	1.7% – 3.9%
Volatility(a)	28.8%	28.6%	29.3%
Dividend yield(b)	0.4%	0.4%	0.4%
Expected years until exercise	5.5 – 8.0	5.5 – 8.0	5.5 – 8.0

(a)
Expected volatility is based on a weighted average blend of the Parent’s historical stock price volatility from July 2, 2016 through the stock option grant date and the average historical stock price volatility of a group of peer companies for the expected term of the options.

(b)
The dividend yield is calculated by dividing our annual dividend, based on the most recent quarterly dividend rate, by Fortive’s closing stock price on the grant date.

The following summarizes option activity under the Stock Plan (in millions, except price per share and numbers of years):
	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2022	2.9	$57.10
Granted	0.4	66.82
Exercised	(0.4)	45.57
Canceled/forfeited	(0.1)	66.02
Outstanding as of December 31, 2023	2.8	59.76
Granted	0.4	80.89
Exercised	(0.6)	53.11
Canceled/forfeited	(0.1)	70.69
Outstanding as of December 31, 2024	2.5	63.88	6	$30.3
Vested and expected to vest as of December 31, 2024(a)	2.4	63.67	6	$30.1
Exercisable as of December 31, 2024	1.5	58.89	4	$24.4

(a)
The “expected to vest” options are the net unvested options that remain after applying the forfeiture rate assumption to total unvested options.

The aggregate intrinsic values in the table above represent the total pretax intrinsic value (the difference between the closing stock price of Fortive common stock on the last trading day of 2024 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2024. The amount of aggregate intrinsic value will change based on the price of Fortive’s common stock.
The following summarizes aggregate intrinsic value and cash receipts related to stock options that were exercised under the Stock Plan for the years ended December 31 ($ in millions):
	2024	2023	2022
Aggregate intrinsic value of stock options exercised	$9.7	$7.6	$3.8
Cash receipts from stock options exercised	$18.8	$12.5	$3.6

Stock Awards
The following summarizes information related to Stock Award activity under the Stock Plan for the years ended December 31, 2024 and 2023 (in millions; except price per share):
	Number of Stock Awards	Weighted Average Grant-Date Fair Value
Unvested as of December 31, 2022	0.6	$65.62
Granted	0.3	66.97
Vested	(0.1)	65.81
Forfeited	(0.1)	65.68
Unvested as of December 31, 2023	0.7	64.98
Granted	0.4	79.84
Vested	(0.2)	65.80
Forfeited	(0.1)	71.40
Unvested as of December 31, 2024	0.8	72.55
NOTE 14.   SEGMENT INFORMATION
Ralliant reports its results in two separate business segments consisting of [test and measurement] and [sensors and safety systems]. Ralliant’s operating segments were determined based primarily on how the chief operating decision maker (“CODM”) views and evaluates our operations and identification of segment managers. Other factors including products and services, end markets served, and business cycle were also considered in determining the formation of operating segments. The Company’s CODM is the chief executive officer.
The CODM uses gross profit and operating profit at the segment level to assess performance and allocate resources, including merger and acquisition targets. The CODM also compares the actual results to expectations in assessing the performance of the segments. Gross profit represents total revenue less total cost of sales. Operating expenses generally include selling, general and administrative expenses, and research and development expenses. Depreciation expense is allocated between Cost of sales and Selling, general, and administrative expenses. Amortization expense is recorded within Selling, general, and administrative expenses. Operating profit represents gross profit less operating expenses. The identifiable assets by segment are those used in each segment’s operations. Inter-segment amounts are not significant and are eliminated in the combined totals. Unallocated costs and other costs are not considered part of our evaluation of reportable segment operating performance.
Segment results for the year ended December 31, 2024 are shown below ($ in millions):
	Total	[Test and Measurement]	[Sensors and Safety Systems]	Unallocated Corporate Costs and Other
Sales	$2,154.7	$937.5	$1,217.2	$—
Cost of sales	(1,042.6)	(383.3)	(659.3)	—
Gross profit	1,112.1	554.2	557.9	—
Operating expenses	(715.6)	(494.5)	(221.1)	—
Gain from sale of property	63.1	63.1	—	—
Operating profit	459.6	122.8	336.8	—
Non-operating income (expense), net
Loss from divestiture	(25.6)	—	(25.6)	—
Other non-operating expense, net	(1.4)	(0.7)	(0.7)	—
Earnings before income taxes	$432.6	$122.1	$310.5	$—
Depreciation and amortization expenses	$(113.0)	$(98.4)	$(14.6)	$—
Capital expenditure	(34.3)	(21.1)	(13.2)	—

Segment results for the year ended December 31, 2023 are shown below ($ in millions):
	Total	[Test and Measurement]	[Sensors and Safety Systems]	Unallocated Corporate Costs and Other
Sales	$2,155.7	$941.3	$1,214.4	$—
Cost of sales	(1,036.0)	(366.3)	(669.7)	—
Gross profit	1,119.7	575.0	544.7	—
Operating expenses	(607.9)	(383.9)	(224.0)	—
Operating profit	511.8	191.1	320.7	—
Other non-operating expense, net	(2.0)	(0.9)	(1.1)	—
Earnings before income taxes	$509.8	$190.2	$319.6	$—
Depreciation and amortization expenses	$(30.7)	$(15.1)	$(15.6)	$—
Capital expenditure	(29.2)	(16.3)	(12.9)	—
Segment results for the year ended December 31, 2022 are shown below ($ in millions):
	Total	[Test and Measurement]	[Sensors and Safety Systems]	Unallocated Corporate Costs and Other
Sales	$2,089.7	$868.9	$1,220.8	$—
Cost of sales	(1,041.5)	(374.1)	(667.4)	—
Gross profit	1,048.2	494.8	553.4	—
Operating expenses(a)	(574.4)	(352.8)	(219.3)	(2.3)
Operating profit	473.8	142.0	334.1	(2.3)
Other non-operating expense, net	(1.9)	(0.9)	(1.0)	—
Earnings before income taxes	$471.9	$141.1	$333.1	$(2.3)
Depreciation and amortization expenses	$(38.3)	$(22.4)	$(15.9)	$—
Capital expenditure	(30.8)	(16.4)	(14.4)	—

(a)
Amount in unallocated corporate costs and other was related to the pre-tax charges associated with the Company exiting business operations in Russia in the second quarter of 2022, as a result of broad economic sanctions being imposed on Russia for invasion of Ukraine.

Segment Assets:
	As of December 31,
($ in millions)	2024	2023
[Test and measurement]	$3,447.7	$1,721.5
[Sensors and safety systems]	1,256.7	1,316.2
Total segment assets	4,704.4	3,037.7
Other(a)	15.0	23.2
Total assets	$4,719.4	$3,060.9

(a)
Other represents corporate assets which consist primarily of net deferred income tax assets.

Operations in Geographic Areas:
	As of December 31
($ in millions)	2024	2023
Property, plant and equipment, net:
United States	$153.0	$183.3
All other	47.2	23.9
Total	$200.2	$207.2
NOTE 15.   RELATED-PARTY TRANSACTIONS
Allocations of Expenses Prior to the Distribution
Ralliant has historically operated as part of Fortive and not as a stand-alone company. Certain shared costs have been allocated to Ralliant by Fortive, and are reflected as expenses in these financial statements.
Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to Ralliant for purposes of the carved-out financial statements; however, the expenses reflected in the accompanying combined financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if Ralliant had operated as a separate stand-alone entity and the expenses that will be incurred in the future by Ralliant.
Corporate Expenses
Certain corporate overhead and other shared expenses incurred by Fortive and its subsidiaries have been allocated to Ralliant and are reflected in the accompanying Combined Statements of Earnings. These amounts include, but are not limited to, items such as general management and executive oversight, costs to support Fortive information technology infrastructure, facilities, compliance, human resources, marketing, and legal functions and financial management and transaction processing, including public company reporting, consolidated tax filings and tax planning, Fortive benefit plan administration, risk management and consolidated treasury services, certain employee benefits and incentives, and stock-based compensation administration. These costs are allocated using a methodology that management believes is reasonable for the item being allocated. Allocation methodologies include Ralliant’s relative share of revenues, headcount, or functional spend as a percentage of the total.
Insurance Programs Administered by Fortive
In addition to the corporate allocations noted above, Ralliant was allocated expenses related to certain insurance programs Fortive administers on behalf of Ralliant, including automobile liability, workers’ compensation, general liability, product liability, director’s and officer’s liability, cargo, and property insurance. These amounts are allocated using various methodologies, as described below.
Included within the insurance cost allocation are amounts related to programs for which Fortive is self-insured up to a certain amount. For the self-insured component, costs are allocated to Ralliant based on incurred claims of Ralliant. Fortive has premium-based policies that cover amounts in excess of the self-insured retentions. Ralliant is allocated a portion of the total insurance cost incurred by Fortive based on its pro-rata portion of Fortive’s total underlying exposure base. An estimated liability relating to Ralliant’s known and incurred but not reported claims has been allocated to Ralliant and reflected in the accompanying Combined Balance Sheets.
Medical Insurance Programs Administered by Fortive
In addition to the corporate allocations noted above, Ralliant was allocated expenses related to the medical insurance programs administered by Fortive on behalf of Ralliant. These amounts were allocated using actual medical claims incurred during the period for the employees attributable to Ralliant.

Deferred Compensation Program Administered by Fortive
Certain employees of Ralliant participate in Fortive’s nonqualified deferred compensation programs, which permit officers, directors and certain management employees to defer a portion of their compensation, on a pretax basis, until their termination of employment. Participants may choose among alternative earnings rates for the amounts they defer, which are primarily based on investment options within Fortive’s 401(k) program (except that the earnings rates for amounts contributed unilaterally by Ralliant are entirely based on changes in the value of Fortive’s common stock). All amounts deferred under this plan are unfunded, unsecured obligations of Ralliant.
The amounts of related party expenses allocated to Ralliant from Fortive and its non-Ralliant subsidiaries for the years ended December 31 were as follows ($ in millions):
	2024	2023	2022
Allocated corporate expenses	$40.8	$37.9	$33.9
Directly attributable expenses:
Insurance programs expenses	6.5	5.7	5.0
Medical insurance programs expenses	62.5	57.0	49.7
Deferred compensation program expenses	1.2	0.9	0.8
Total related party expenses	$111.0	$101.5	$89.4
Revenue and Other Transactions Entered into in the Ordinary Course of Business
Certain of Ralliant’s revenue arrangements related to contracts entered into in the ordinary course of business with Fortive and its affiliates. Ralliant’s sales to and purchases from Fortive and its non-Ralliant subsidiaries were not material during the years ended December 31, 2024, 2023, and 2022.
Cash Management
The Company participates in centralized Fortive Treasury programs. This arrangement is not reflective of the manner in which the Company would have financed its operations had it been a stand-alone business separate from Fortive during the periods presented. Long-term intercompany financing, including strategic financing and centralized cash management arrangements, are used to fund expansion or certain working capital needs. All adjustments relating to certain transactions among the Company, Fortive and Fortive entities, which include the transfer of cash to Fortive, the transfer of cash held in centralized cash management arrangements to Fortive, the settlement of certain intercompany debt between the Company and Fortive or Fortive entities, and the pushdown of all costs of doing business that were paid on behalf of the Company by Fortive or Fortive entities, are excluded from the asset and liability balances in the Combined Statement of Financial Position and are reported within Net parent investment as a component of equity.

NEWCO OF FORTIVE CORPORATION AND SUBSIDIARIES
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
($ in millions)
Classification	Balance at Beginning of Period	Charged to Costs & Expenses	Impact of Currency	Charged to Other Accounts	Write Offs, Write Downs & Deductions	Balance at End of Period
Year Ended December 31, 2024:
Allowances deducted from asset accounts
Allowance for credit losses	$16.3	$0.1	$(0.3)	$1.2	$(6.0)	$11.3
Year Ended December 31, 2023:
Allowances deducted from asset accounts
Allowance for credit losses	$14.1	$3.0	$0.1	$0.4	$(1.3)	$16.3
Year Ended December 31, 2022:
Allowances deducted from asset accounts
Allowance for credit losses	$7.7	$8.4	$(0.3)	$—	$(1.7)	$14.1

Report of Independent Registered Public Accounting Firm
To the Stockholder and the Board of Directors of Fortive Corporation
Opinion on the Balance Sheet
We have audited the accompanying balance sheet of Ralliant Corporation (the Company), a wholly owned subsidiary of Fortive Corporation, as of December 31, 2024, and the related note. In our opinion, the balance sheet and related note presents fairly, in all material respects, the financial position of the Company at December 31, 2024, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
The balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s balance sheet based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet and note are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the balance sheet and related note, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures related to the balance sheet. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the balance sheet and related note. We believe that our audit provides a reasonable basis for our opinion.
Critical Audit Matters
Critical audit matters are matters arising from the current period audit of the balance sheet and related note that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the balance sheet and related note and (2) involved our especially challenging, subjective or complex judgments. We determined that there are no critical audit matters.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2025.
Seattle, Washington
March 7, 2025

RALLIANT CORPORATION
BALANCE SHEET
(IN WHOLE DOLLARS)
December 31, 2024
ASSETS
Cash	$—
Total assets	$—
LIABILITIES AND EQUITY
Total liabilities	$—
Equity:
Subscription receivable from Parent	(1.0)
Common stock – $0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding	1.0
Additional paid-in-capital	—
Total equity	—
Total liabilities and equity	$—
See the accompanying Note to the Balance Sheet.

RALLIANT CORPORATION
NOTE TO THE BALANCE SHEET
NOTE 1.   BUSINESS OVERVIEW AND BASIS OF PRESENTATION
Ralliant Corporation (“Ralliant”) is a Delaware corporation and, since its formation on September 26, 2024, a wholly owned subsidiary of Fortive Corporation (“Fortive” or “Parent”). On September 26, 2024, in connection with the organization of Ralliant, Fortive subscribed for 100 shares of common stock of Ralliant. Ralliant has engaged in no business operations to date and at December 31, 2024 it had no assets or liabilities; therefore, separate statements of operations, comprehensive income, changes in stockholder’s equity, and cash flows have not been presented in these financial statements.
While, subject to satisfaction of certain conditions, Fortive currently intends to effect the separation of Ralliant through a distribution of shares of Ralliant, Fortive has no obligation to pursue or consummate any separation of Ralliant, including dispositions of its ownership interest in Ralliant, by any specified date or at all. The conditions to the distribution may not be satisfied, Fortive may decide not to consummate the separation and the distribution even if the conditions are satisfied or Fortive may decide to waive one or more of these conditions and consummate the separation and distribution even if all of the conditions are not satisfied. There can be no assurance whether or when any such transaction will be consummated or as to the final terms of any such transaction.
The accompanying balance sheet presents the historical financial position of Ralliant in accordance with accounting principles generally accepted in the United States of America (“GAAP”).